As filed with the Securities and Exchange Commission on September 28, 2012

Registration No. 333-[•]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BNC BANCORP

(Exact name of registrant as specified in its charter)

North Carolina	6022	47-0898685
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

1226 Eastchester Drive

High Point, North Carolina 27265

(336) 869-9200

(Address, Including Zip Code, and Telephone Number, Including Area Code, of

Registrant’s Principal Executive Offices)

W. Swope Montgomery, Jr.

Chief Executive Officer

1226 Eastchester Drive

High Point, North Carolina 27265

(336) 869-9200

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of

Agent for Service)

Copies to:

Betty O. Temple, Esq.	Todd H. Eveson, Esq.
Sudhir N. Shenoy, Esq.	Jonathan A. Greene, Esq.
Womble Carlyle Sandridge & Rice, LLP	Gaeta & Eveson, P.A.
550 South Main Street	700 Spring Forest Road
Suite 400	Suite 335
Greenville, South Carolina 29601	Raleigh, North Carolina 27609
(864) 255-5400	(919) 845-2558

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and the conditions to the consummation of the merger described herein have been satisfied or waived.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common Stock, no par value per share	3,276,266	N/A	$20,536,364	$2,353

(1)	Represents the number of shares of common stock, no par value per share, of BNC Bancorp, or BNC, issuable upon consummation of the merger of First Trust Bank, or First Trust, with and into Bank of North Carolina, a wholly owned subsidiary of BNC, or the Bank, based on the maximum number of shares of First Trust common stock that can be exchanged in the merger (3,343,129), as set forth in the Agreement and Plan of Merger dated as of June 4, 2012 by and between BNC, the Bank and First Trust, multiplied by the conversion ratio (0.98 shares of BNC common stock).

(2)	Estimated solely for the purpose of computing the registration fee, and calculated pursuant to Rule 457(f) under the Securities Act of 1933, as amended, or the Securities Act. Pursuant to Rule 457(c), (f)(1) and (f)(3) under the Securities Act, based on the aggregate market value on September 21, 2012 of the 4,775,898 shares of First Trust common stock expected to be exchanged in connection with the merger, the proposed maximum aggregate offering price is $20,536,364, which was determined by taking (i) the product of the average of the high and low prices of First Trust common stock on the OTC Bulletin Board on September 21, 2012 ($6.48) multiplied by the aggregate number of shares First Trust common stock expected to be exchanged in connection with the merger, less (ii) the amount of cash expected to be paid by BNC in exchange for the shares of First Trust common stock.

(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $114.60 per $1,000,000 of the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer or solicitation is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION — DATED SEPTEMBER 28, 2012

Prospectus of BNC Bancorp	Proxy Statement of First Trust Bank

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

Dear First Trust Bank Shareholder:

The boards of directors of BNC Bancorp, or BNC, Bank of North Carolina, a wholly owned subsidiary of BNC, or the Bank, and First Trust Bank, or First Trust, have each unanimously approved a merger, or the merger, of First Trust with and into the Bank according to the terms of an Agreement and Plan of Merger dated June 4, 2012, or the merger agreement. If the merger is completed, the Bank will be the surviving banking corporation in the merger and will continue to be a wholly owned subsidiary of BNC. If the merger is completed, each outstanding share of First Trust common stock will be converted, at your election, into the right to receive either (i) cash in the amount of $7.25 per share or (ii) 0.98 shares of BNC common stock, or a combination of both subject to the allocation procedures set forth in the merger agreement.

Notwithstanding the elections that may be made by the First Trust shareholders, the total consideration to be paid by BNC will be approximately 70% in shares of BNC common stock and approximately 30% in cash. If the elections made by First Trust shareholders would result in an oversubscription for cash or stock, then the exchange agent will prorate the amount of stock and cash to be issued to First Trust shareholders in the merger as necessary to obtain the 70% stock - 30% cash allocation of the merger consideration. In that case, you may receive a combination of cash and shares of BNC common stock for your First Trust shares that is different than what you elected, depending on the elections made by other First Trust shareholders.

The value of the total merger consideration will fluctuate with the market price of BNC common stock. The following table shows the closing sale prices of BNC common stock as reported on The NASDAQ Capital Market, or NASDAQ, and the First Trust common stock as reported on the OTC Bulletin Board, or OTCBB, respectively, on June 1, 2012, the last trading day before we announced the merger, and on [•], 2012, the last practicable trading day before the distribution of this proxy statement/prospectus. This table also shows the implied value of the merger consideration proposed for each share of First Trust common stock, which we calculated by assuming (1) 70% of each share of First Trust common stock is converted into BNC common stock (with the value of a full First Trust share for this purpose calculated by multiplying the closing price of BNC common stock on those dates by the conversion ratio of 0.98) and (2) the remaining 30% of each such share is converted into cash (based on a price per First Trust share equal to $7.25). Based on these assumptions, BNC expects to issue 3,276,266 shares of its common stock in connection with the merger.

	BNC Common Stock		First Trust Common Stock		Implied Value per Share of First Trust Common Stock

At June 1, 2012		$7.81		$5.90		$7.53
At [•], 2012	$	[•]	$	[•]	$	[•]

The market prices of both BNC common stock and First Trust common stock will fluctuate before the merger and you are urged to obtain current market quotations. BNC common stock is listed on NASDAQ under the symbol “BNCN” and First Trust common stock is quoted on the OTCBB under the symbol “NCFT.” We expect that the merger generally will be tax free to you as to shares of BNC common stock you receive in the merger and taxable to you to the extent of cash received in the merger.

Shareholders of First Trust will be asked to vote on approval of the merger agreement at a special meeting of shareholders. We cannot complete the merger unless we obtain the required approval of the shareholders of First Trust. The merger agreement must be approved by holders of a majority of all shares of First Trust common stock entitled to vote at the First Trust special meeting.

The First Trust board of directors has determined that the merger is advisable and in the best interests of First Trust shareholders based upon its analysis, investigation and deliberation, and the First Trust board of directors unanimously recommends that the First Trust shareholders vote “FOR” approval of the merger agreement and “FOR” the approval of the other proposals described in this proxy statement/prospectus.

You should read this proxy statement/prospectus and all appendices carefully. Before making a decision on how to vote, you should consider the “Risk Factors” discussion beginning on page [•] of this proxy statement/prospectus.

Neither the Securities and Exchange Commission nor any bank regulatory agency, nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense. The securities offered through this document are not savings accounts, deposits or other obligations of a bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

The proxy statement/prospectus is dated [•], 2012, and it is first being mailed to First Trust shareholders on or about [•], 2012.

1420 East Third Street

Charlotte, North Carolina 28204

(704) 377-3936

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

and

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [•], 2012 AT 10:00 A.M.

The special meeting of shareholders of First Trust Bank, a North Carolina banking corporation, or First Trust, will be held on [•], 2012 at 10:00 a.m., local time, at First Trust Bank, 1420 East Third Street, Charlotte, North Carolina 28204 for the purpose of considering and voting upon the following:

1.	A proposal to approve the Agreement and Plan of Merger dated June 4, 2012, by and between BNC Bancorp, or BNC, Bank of North Carolina, a wholly owned subsidiary of BNC, or the Bank, and First Trust, or the merger agreement, pursuant to which First Trust will merge with and into the Bank, or the merger, with the Bank as the surviving banking corporation, and the merger contemplated by the merger agreement, as more fully described in the accompanying proxy statement/prospectus.

2.	A proposal to approve golden parachute compensation on an advisory, non-binding basis.

3.	A proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement.

4.	To act upon any other matter that may properly come before the special meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on [•], 2012 will be entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

First Trust’s board of directors recommends that holders of First Trust common stock vote “FOR” the merger agreement; “FOR” the proposal to approve golden parachute compensation on an advisory, non-binding basis; and “FOR” the proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate.

You are cordially invited to attend the meeting in person. However, even if you expect to attend the meeting, you are requested to complete, sign, and date the enclosed appointment of proxy and return it in the envelope provided for that purpose to ensure that a quorum is present at the meeting. The giving of an appointment of proxy will not affect your right to revoke it or to attend the meeting and vote in person.

We have elected to furnish our proxy solicitation materials via U.S. Mail and also to notify you of the availability of our proxy materials on the Internet. The notice of special meeting, proxy statement and proxy card are available on the Internet at http://www.ftncinvestors.com.

If your shares are held in the name of a broker, bank or other fiduciary, please follow the instructions on the voting instruction card provided by such person.

First Trust has concluded that its shareholders are entitled to assert appraisal rights with respect to the proposal to approve the merger agreement. Your appraisal rights are conditioned on your strict compliance with the requirements of Article 13 of the North Carolina Business Corporation Act. The full text of that statute is attached as Appendix B to this proxy statement/prospectus.

You may revoke your proxy at any time prior to or at the meeting by written notice to First Trust, by executing a proxy bearing a later date, or by attending the meeting and voting in person.

If you have any questions or need assistance voting your shares, please contact Regan & Associates, Inc., a firm that is helping us solicit proxies, toll-free at (800) 737-3426.

By Order of the Board of Directors,

James T. Bolt, Jr.
President and Chief Executive Officer

Charlotte, North Carolina

[•], 2012

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about BNC from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain those documents incorporated by reference into this proxy statement/prospectus by accessing the Securities and Exchange Commission’s website maintained at http://www.sec.gov or by requesting copies in writing or by telephone from Drema Michael, SVP, Investor and Corporate Relations, at 1226 Eastchester Drive, High Point, North Carolina 27265, telephone: (336) 869-9200.

You will not be charged for any of these documents that you request. If you would like to request documents from BNC, please do so by [•], 2012 in order to receive them before First Trust’s special meeting. BNC’s Internet address is http://www.bncbancorp.com and First Trust’s Internet address is http://www.firsttrustnc.com. The information on our Internet sites is not a part of this proxy statement/prospectus.

See “Where You Can Find More Information” on page [•].

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission, which we refer to as the SEC, by BNC (File No. 333-[•]), constitutes a prospectus of BNC under Section 5 of the Securities Act of 1933, as amended, or the Securities Act, with respect to the shares of BNC common stock to be issued to First Trust shareholders as required by the merger agreement. It also constitutes a notice of meeting with respect to the special meeting of First Trust shareholders, at which First Trust shareholders will be asked, among other items, to vote upon a proposal to approve the merger agreement.

You should rely only on the information contained or incorporated by reference into this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated [•], 2012. You should not assume that the information contained in, or incorporated by reference into, this document is accurate as of any date other than that date. Neither the mailing of this document to First Trust shareholders nor the issuance by BNC of shares of common stock in connection with the merger will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding First Trust has been provided by First Trust and information contained in this document regarding BNC has been provided by BNC.

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First Trust’s Directors and Officers Have Financial Interests in the Merger	69

Public Trading Markets	77

Regulatory Approvals Required for the Merger	78

Accounting Treatment	78

First Trust’s Shareholders Have Appraisal Rights	78

Restrictions on Sales of Shares by Certain Affiliates	83

Material U.S. Federal Income Tax Consequences of the Merger	83

THE MERGER AGREEMENT	88

Terms of the Merger	88

Cash or Stock Election	88

Closing and Effective Time of the Merger	89

Election Procedures	90

Board of Directors of BNC and the Bank	91

Conversion of Shares; Exchange of Certificates	91

Representations and Warranties	93

Covenants and Agreements	95

Reasonable Best Efforts of First Trust to Obtain the Required Shareholder Vote	99

Agreement Not to Solicit Other Offers	99

Expenses and Fees	102

Employee Matters	102

Indemnification and Insurance	103

Conditions to Complete the Merger	104

Termination of the Merger Agreement	106

Effect of Termination	107

Amendment, Waiver and Extension of the Merger Agreement	107

DESCRIPTION OF BNC CAPITAL STOCK	108

Common Stock	108

Preferred Stock	112

Certain Restrictions in the Amended Articles Having Potential Anti-Takeover Effect	118

COMPARISON OF SHAREHOLDERS’ RIGHTS FOR EXISTING FIRST TRUST SHAREHOLDERS	119

Authorized Capital	119

Annual Meetings of Shareholders	120

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Special Meetings of Shareholders	120

Shareholder Nomination of Directors	120

Number of Directors	121

Director Qualifications	121

Classification of Directors	121

Removal of Directors	121

Voting Rights	122

Shareholders’ Right of Appraisal	122

North Carolina Shareholder Protection Act	123

Control Share Acquisition Act	123

Anti-Takeover Effect of Certain Provisions	123

Indemnification	123

INFORMATION ABOUT FIRST TRUST BANK	124

General	124

Primary Market Area	124

Net Interest Income	125

Rate/Volume Analysis	129

Rate Sensitivity Analysis	130

Lending Activities	130

Nonaccrual, Past Due and Restructured Loans	133

Analysis of Allowance for Loan Losses	134

OREO	138

Investments	138

Deposits and Borrowings	140

Noninterest Income	142

Noninterest Expense	143

Contractual Obligations and Commitments	143

FIRST TRUST’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION	144

Critical Accounting Policy	144

Financial Condition and Results of Operations	145

Comparison of Financial Condition at June 30, 2012 and December 31, 2011	145

Results of operations for the three months ended June 30, 2012 and 2011	153

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Results of operations for the six months ended June 30, 2012 and 2011	155

Comparison of Results of Operations for the Years Ended December 31, 2011 and 2010	156

Comparison of Results of Operations for the Years ended December 31, 2010 and 2009.	158

Commitments and Off-Balance Sheet Arrangements	169

Market for First Trust’s Common Stock, Stock Prices and Dividends	170

SUPERVISION AND REGULATION	170

Federal Bank Holding Company Regulation and Structure	171

State Law	172

Emergency Economic Stabilization Act of 2008	173

Payment of Dividends and Other Restrictions	173

Capital Adequacy	174

Acquisitions	178

FDIC Insurance Assessments	178

Community Reinvestment Act	180

Consumer Protection Laws	180

Additional Legislative and Regulatory Matters	181

Fiscal and Monetary Policy	181

Federal Home Loan Bank System	182

Real Estate Lending Evaluations	183

Commercial Real Estate Concentrations	183

Limitations on Incentive Compensation	183

Economic Environment	184

Evolving Legislation and Regulatory Action	184

MANAGEMENT FOLLOWING THE MERGER	185

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS AND CERTAIN BENEFICIAL OWNERS OF FIRST TRUST	188

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	191

PROPOSAL 2 - APPROVAL OF GOLDEN PARACHUTE COMPENSATION ON AN ADVISORY, NON-BINDING BASIS	199

PROPOSAL 3 - PROPOSAL TO ADJOURN THE FIRST TRUST SPECIAL MEETING	200

LEGAL MATTERS	200

EXPERTS	200

WHERE YOU CAN FIND MORE INFORMATION	200

4

FINANCIAL STATEMENTS OF FIRST TRUST BANK	F-1

Appendix A – Merger Agreement	A-1

Appendix B – Article 13 of the North Carolina Business Corporation Act	B-1

Appendix C – Opinion of Sandler O’Neill & Partners, L.P.	C-1

5

QUESTIONS AND ANSWERS ABOUT THE FIRST TRUST SPECIAL MEETING

The following are some questions that you, as a shareholder of First Trust, may have regarding the merger agreement, the merger and the other matters being considered at the special meeting and the answers to those questions. BNC, the Bank and First Trust urge you to read carefully the remainder of this document because the information in this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the special meeting. Additional important information is also contained in the appendices to this document.

Q:	Why am I receiving this document?

A:	BNC, the Bank and First Trust have agreed to the merger of First Trust with and into the Bank, or the merger, pursuant to the terms of the merger agreement that is described in this document. A copy of the merger agreement is attached to this document as Appendix A.

In order to complete the merger, North Carolina law requires that shareholders of First Trust vote to approve the merger agreement. In addition, First Trust shareholders will be asked to vote on a proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the proposals set forth herein. First Trust shareholders will also be asked to vote on a proposal to approve golden parachute compensation on an advisory, non-binding basis.

This document contains important information about the merger and the First Trust special meeting of shareholders, and you should read it carefully. The enclosed proxy card and voting materials allow you to vote your shares without actually attending the special meeting.

Your vote is important. We encourage you to vote as soon as possible.

Q:	When and where will the special meeting be held?

A:	The First Trust special meeting will be held at First Trust Bank, 1420 East Third Street, Charlotte, North Carolina, on [•], 2012 at 10:00 a.m., local time.

Q:	How do I vote?

A:	If you are a shareholder of record of First Trust as of the record date, you may vote in person by attending the First Trust special meeting or by signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided. However, even if you expect to attend the meeting, you are requested to complete, sign, and date the enclosed appointment of proxy and return it in the envelope provided for that purpose to ensure that a quorum is present at the meeting. The giving of an appointment of proxy will not affect your right to revoke it or to attend the meeting and vote in person.

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If you hold shares of First Trust common stock in the name of a bank, broker or other nominee, please follow the voting instructions provided by your bank, broker or other nominee to ensure that your shares are represented and voted at the First Trust special meeting.

Q:	What vote is required to approve each proposal?

A:	The proposal at the First Trust special meeting to approve the merger agreement requires the affirmative vote of a majority of all shares of First Trust common stock entitled to vote at the First Trust special meeting.

The advisory vote to approve golden parachute compensation requires the affirmative vote of the holders of a majority of the shares of common stock cast on the matter.

The special meeting may be adjourned to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement. The affirmative vote of the holders of a majority of the shares of common stock cast on the matter at the special meeting is required to adjourn such meeting.

The directors of First Trust have agreed, in writing, to vote their shares in support of the merger and the merger agreement. As of August 31, 2012, such directors and their affiliates are entitled to vote approximately 18.12% of the shares of the First Trust common stock outstanding.

Q:	How does the board of directors of First Trust recommend that I vote on each proposal?

A:	The First Trust board of directors recommends that you vote “FOR” approval of the merger agreement, “FOR” the proposal to approve golden parachute compensation on an advisory, non-binding basis, and “FOR” the proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate.

Q:	How many votes do I have?

A:	You are entitled to one vote for each share of First Trust common stock that you owned as of the record date.

Q:	What will happen if I fail to vote or I abstain from voting?

A:	If you are a First Trust shareholder and you fail to vote, fail to instruct your bank, broker or other nominee to vote or abstain from voting, it will have the same effect as a vote against the proposal to approve the merger agreement. Assuming a quorum (that is, holders of at least a majority of the outstanding shares of common stock of First Trust as of the record date) is present, an abstention or the failure to vote, however, will have no effect on the proposal to approve golden parachute compensation on an advisory, non-binding basis or on the proposal to approve the adjournment of the special meeting, if necessary or appropriate.

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Q:	If my shares of First Trust are held in street name by my broker, bank or other nominee, will my broker, bank or other nominee automatically vote my shares for me?

A:	No. If you hold your shares in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in street name), your broker, bank or other nominee will not vote your shares of common stock unless you provide instructions to your broker, bank or other nominee on how to vote. You should instruct your broker, bank or other nominee to vote your shares by following the instructions provided by the broker, bank or nominee with this proxy statement/prospectus. Please note that you may not vote shares held in street name by returning a proxy card directly to First Trust or by voting in person at the special meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or nominee.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:	If you sign, date, and return your proxy card without indicating how to vote on any particular proposal, the First Trust common stock represented by your proxy will be voted in favor of that proposal.

Q:	What if I fail to submit my proxy card or I fail to instruct my broker, bank or other nominee to vote?

A:	If you fail to properly submit your proxy card or otherwise vote as instructed on the proxy card, or if you fail to properly instruct your broker, bank or other nominee to vote your shares of common stock and you do not attend the First Trust special meeting and vote your shares in person, your shares will not be voted. This will have the same effect as a vote against approval of the merger agreement, but will have no effect on the proposal to approve golden parachute compensation on an advisory, non-binding basis or the proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate.

Q:	Can I change my vote after I have returned a proxy or voting instruction card?

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways:

•	you can send a signed notice of revocation;

•	you can grant a new, valid proxy bearing a later date; or

•	if you are a holder of record, you can attend the special meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

8

If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the Secretary of First Trust, no later than the beginning of the special meeting. If your First Trust shares are held in street name by your bank, broker or other nominee, you should follow the directions you receive from your bank, broker or other nominee to change your voting instructions, or contact your broker, bank or other nominee if no such instructions are provided.

Q:	What will I receive in the merger?

A:	Each share of First Trust common stock can be exchanged for either: (i) 0.98 of a share of BNC common stock; or (ii) $7.25 in cash, or a combination of both subject to the allocation provisions set forth in the merger agreement. In total, 70% of First Trust’s shares of common stock outstanding will be exchanged for shares of BNC common stock and 30% of First Trust’s shares of common stock outstanding will be exchanged for cash. BNC will issue 3,276,266 shares of common stock in connection with the merger. BNC will not issue fractional shares in the merger. Instead, you will receive a cash payment, without interest, for the value of any fraction of a share of BNC common stock that you would otherwise be entitled to receive. Each outstanding share of BNC common stock will remain outstanding after the merger.

Q:	Am I assured of receiving the exact form of consideration I elect to receive?

A:	No. Both the total number of shares of BNC common stock to be issued and the amount of cash to be paid in the merger are fixed. Accordingly, there is no assurance that you will receive the form of consideration you elect with respect to all of your shares of First Trust common stock. If the elections of all First Trust shareholders result in an oversubscription of cash or of BNC common stock, the exchange agent will allocate the consideration you will receive between cash and BNC common stock. For a discussion of the allocation procedures, see “The Merger Agreement—Cash or Stock Election.” Because the exchange ratio is fixed, unless you only receive cash for your shares of First Trust common stock, the value of the merger consideration you receive will fluctuate depending on the current market price of BNC common stock. First Trust shareholders may obtain up-to-date information concerning the implied value of the merger consideration by contacting Jean R. Galloway, Senior Vice President and Chief Financial Officer, at (704) 331-7340.

Q:	What happens if I don’t make an election for cash or shares of BNC common stock?

A:	If you fail to make an election prior to the election deadline, the exchange agent will have the discretion to determine the type of consideration you will receive in exchange for your shares of First Trust common stock. The type of consideration you will receive will be determined by the type of consideration other First Trust shareholders elect to receive so that, in total, 70% of the total outstanding shares of First Trust common stock will be exchanged for shares of BNC common stock and 30% of the total outstanding shares of First Trust common stock will be exchanged for cash. For more information concerning the merger consideration, election procedures and allocation procedures, see “The Merger Agreement—Terms of the Merger” and “—Cash or Stock Election.” If you make an election prior to the election deadline and subsequently transfer record ownership of your shares before the completion of the merger, the exchange agent will treat those shares as if no election had been made with respect to them, unless the new record owner of your shares makes a new election prior to the election deadline.

9

Q:	Do I need to do anything with my shares of First Trust common stock now?

A:	No. Please do not send in your First Trust stock certificates with your proxy card. If the merger is approved, then you will be sent a letter of transmittal that will include instructions for sending in your First Trust stock certificates.

Q:	Am I entitled to appraisal rights or similar rights?

A:	Yes. Under North Carolina law, First Trust shareholders may exercise their rights as objecting shareholders to demand payment of the fair value of their shares of First Trust common stock in connection with the merger. These rights are occasionally referred to as “appraisal rights” in this proxy statement/prospectus. The provisions of North Carolina law governing appraisal rights are complex, and you should study them carefully if you wish to exercise these rights. Multiple steps must be taken to properly exercise and perfect such rights. A copy of Sections 55-13-01 through 55-13-31 of the North Carolina Business Corporation Act, or the NCBCA, is included with this proxy statement/prospectus as Appendix B.

Q:	What are the material United States federal income tax consequences of the merger to shareholders?

A:	In general, for United States federal income tax purposes, First Trust shareholders are not expected to recognize a gain or loss on the exchange of their First Trust common stock for BNC common stock. The receipt of cash consideration by First Trust shareholders is expected to be taxable to the extent of such cash consideration received.

First Trust shareholders are urged to consult their tax advisor for a full understanding of the tax consequences of the merger to them since tax matters are very complicated and may depend on your individual tax circumstances. See “Proposal 1—Approval of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger” beginning at page [•].

Q:	When do you expect the merger to be completed?

A:	BNC, the Bank and First Trust are working to complete the merger as soon as possible, and expect to complete the merger in the fourth quarter of 2012. However, the merger is subject to various federal and state regulatory approvals and other conditions, in addition to approval by First Trust shareholders, and it is possible that factors outside the control of both companies could result in the merger being completed at a later time, or not at all.

Q:	What do I need to do now?

A:	Carefully read and consider the information contained in this document, including its appendices. After you have carefully read these materials, as soon as possible either (i) indicate on the attached proxy card how you want your shares to be voted, then sign, date and mail the proxy card in the enclosed postage-paid envelope, or (ii) if you hold your shares in street name, follow the voting instructions provided by your bank, broker or other nominee to direct it how to vote your shares, so that your shares may be represented and voted at the special meeting.

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Q:	Whom should I call if I have any questions?

A:	First Trust shareholders who have questions about the merger or the other matters to be voted on at the special meeting or desire additional copies of this document or additional proxy cards should contact:

Jean R. Galloway
Senior Vice President and Chief Financial Officer
First Trust Bank
1420 East Third Street
Charlotte, North Carolina 28204
Phone: (704) 377-3936
Fax: (704) 377-8869

or

Regan & Associates, Inc.
505 Eighth Avenue, Suite 800
New York, NY 10018
Phone: (800) 737-3426

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SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that may be important to you. We urge you to read carefully the entire document and the other documents we refer you to so that you may fully understand the merger and the related transactions. In addition, we incorporate by reference into this proxy statement/prospectus important business and financial information about BNC Bancorp. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” on page [•]. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail. Unless otherwise indicated in this proxy statement/prospectus or the context otherwise requires, all references in this proxy statement/prospectus to “BNC” refer to BNC Bancorp, all references to the “Bank” refer to Bank of North Carolina, BNC’s wholly owned subsidiary, all references to BNC’s common stock refer to BNC’s voting common stock, and all references to “First Trust” refer to First Trust Bank.

The Companies

BNC Bancorp (see page [•])

BNC Bancorp

1226 Eastchester Drive

High Point, North Carolina 27265

Telephone: (336) 869-9200

BNC was incorporated under the laws of the State of North Carolina on September 19, 2002 to serve as a one-bank holding company of the Bank. BNC is registered with the Board of Governors of the Federal Reserve System, or the FRB, under the Bank Holding Company Act of 1956, as amended, or the BHCA, and the bank holding company laws of North Carolina. BNC’s only business at this time is owning the Bank and its primary source of income is any dividends that are declared and paid by the Bank on its capital stock.

The Bank is a full service commercial bank that was incorporated under the laws of the State of North Carolina on November 15, 1991 and opened for business on December 3, 1991. The Bank provides a wide range of banking services tailored to the particular banking needs of the communities it serves. It is principally engaged in the business of attracting deposits from the general public and using such deposits, together with other funding from the Bank’s lines of credit, to make primarily consumer and commercial loans. This business strategy stresses the provision of high quality banking services to individuals and small to medium-sized local businesses. Specifically, the Bank makes business loans secured by real estate, personal property and accounts receivable; unsecured business loans; consumer loans, which are secured by consumer products, such as automobiles and boats; unsecured consumer loans; commercial real estate loans; and other loans. The Bank also offers a wide range of banking services, including checking and savings accounts, commercial, installment and personal loans, safe deposit boxes, and other associated services.

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As of June 30, 2012, BNC had consolidated assets, deposits and shareholders’ equity of approximately $2.44 billion, $2.09 billion and $237.5 million, respectively. BNC’s common stock is listed and traded on The NASDAQ Capital Market under the symbol “BNCN.” Additional information about BNC is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” on page [•] for a description of where you can find this information.

First Trust Bank (see page [•])

First Trust Bank

1420 East Third Street

Charlotte, North Carolina 28204

Telephone: (704) 377-3936

First Trust was incorporated on November 9, 1998, as a North Carolina state-chartered commercial bank. First Trust opened for commercial operations on January 19, 1999, on Queens Road in Charlotte, North Carolina. During 2005, First Trust constructed a new 14,000 square foot headquarters and main office building at 1420 East Third Street, Charlotte, North Carolina 28204 and moved into that facility in January, 2006. First Trust opened a second office to provide general banking services at 2245 Rexford Road, Charlotte, North Carolina, in 1999 and converted a loan production office in Mooresville, North Carolina to a full service branch in 2004. During May, 2005 this third office was relocated to 108 Gateway Boulevard, Mooresville, North Carolina.

First Trust conducts all of its business from these locations, offering a range of banking services including checking, savings and time deposit accounts, commercial and consumer loans, safe deposit boxes, debit card services, electronic banking, and other associated services. First Trust also acts as a broker in the origination of loans secured by one-to-four family homes. First Trust’s primary source of revenue is derived from interest earned on loans, invested cash and securities. First Trust operates under the banking laws of North Carolina and the rules and regulations of the Federal Deposit Insurance Corporation, or the FDIC.

On May 17, 2011, First Trust entered into a Memorandum of Understanding, or the MOU, with the FDIC and the North Carolina Office of the Commissioner of Banks, or the NCOCB. Pursuant to the MOU, First Trust was required to implement certain corrective actions and is prohibited from taking certain actions without the prior approval of the FDIC and the NCOCB.

First Trust’s telephone number is (704) 377-3936 and it maintains a website at www.firsttrustnc.com that includes information on products and services, locations, and investor relations. Information on or that can be accessed through First Trust’s website is not part of this proxy statement/prospectus.

As of June 30, 2012, First Trust had total assets, deposits and shareholders’ equity of approximately $415 million, $352 million and $49 million, respectively. First Trust’s common stock is quoted on the OTC Bulletin Board under the symbol “NCFT.” See “Information about First Trust Bank.”

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The Special Meeting of First Trust Shareholders

Date, Time and Place (see page [•])

First Trust will hold its special meeting of shareholders on [•], 2012 at 10:00 a.m., local time, at First Trust Bank, 1420 East Third Street, Charlotte, North Carolina. The First Trust board of directors has set the close of business on [•], 2012 as the record date for determining shareholders entitled to notice of, and to vote at, the special meeting. As of [•], 2012, there were [•] shares of First Trust common stock outstanding.

Matters to be Considered at the Special Meeting (see page [•])

First Trust shareholders will be asked to vote on a proposal to approve the merger agreement pursuant to which First Trust will merge with and into the Bank, a proposal to approve golden parachute compensation on an advisory, non-binding basis, and a proposal to adjourn the meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement and any other business that properly arises during the special meeting or any adjournment or postponement thereof.

Under the terms of the merger agreement, BNC will acquire First Trust by merging First Trust with and into the Bank. First Trust will cease to exist as a separate entity. A copy of the merger agreement is attached to this document as Appendix A.

The First Trust Board of Directors Recommends Shareholder Approval of the Merger Agreement (see page [•]).

The First Trust board of directors believes that the merger is in the best interests of its shareholders and First Trust, and recommends that you vote “FOR” approval of the merger agreement. For the factors considered by First Trust’s board of directors in reaching its decision to approve the merger agreement, see “Proposal 1—Approval of the Merger Agreement—First Trust’s Reasons for the Merger and Recommendation of the First Trust Board of Directors.”

Consideration Payable to First Trust Shareholders (see page [•]).

First Trust shareholders may elect to receive merger consideration in the form of 0.98 of a share of BNC common stock or $7.25 in cash, or a combination of both subject to the allocation provisions in the merger agreement, in exchange for each share of First Trust common stock they held immediately before the merger. The value of the merger consideration to be paid in the form of shares of BNC common stock will fluctuate with the market price of BNC common stock. At any market price per share of BNC common stock greater than $7.40, the value per share of First Trust common stock of the stock portion of the merger consideration will be greater than the $7.25 per share cash portion of the merger consideration.  Conversely, at any market price per share of BNC common stock less than $7.40, the value per share of First Trust common stock of the stock portion of the merger consideration will be less than the $7.25 per share cash portion of the merger consideration.

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The type of merger consideration received by First Trust shareholders will affect the tax treatment of the merger consideration. See below for more information regarding the tax consequences of the merger. The following table shows the implied value of the stock portion of the merger consideration payable in respect of one share of First Trust common stock at various market prices of BNC common stock.

Market Price of BNC Common Stock		Implied Value of Stock Portion of the Merger Consideration
$8.50	(1)	$7.90
$7.40	(2)	$7.25
$7.40	(3)	$7.25
$6.72	(4)	$6.85

(1) High stock price since the execution of the merger agreement.

(2) Stock price at which the value of the stock portion of the merger consideration is equal to the $7.25 cash portion of the merger consideration.

(3) Closing stock price on June 4, 2012, the date of execution of the merger agreement.

(4) Low stock price since the execution of the merger agreement.

There is no maximum or minimum price of BNC common stock at which First Trust or BNC may unilaterally terminate the merger agreement. Therefore, the market value of the shares of BNC common stock that First Trust shareholders receive at completion of the merger could vary significantly from the values indicated in the table above.

Because the merger agreement generally provides that 70% of the total number of shares of First Trust common stock outstanding at the time of closing will be exchanged for BNC common stock and the remaining 30% of the outstanding shares will be exchanged for cash, a First Trust shareholder may actually receive a combination of cash and shares of BNC common stock that is different than what that shareholder elects, depending on the elections made by other First Trust shareholders. Cash will be paid in lieu of any fractional share of BNC common stock. All elections will be subject to the allocation procedures described in the merger agreement. First Trust shareholders may make a different election with respect to each share of First Trust stock they hold. First Trust shareholders may obtain up-to-date information concerning the implied value of the merger consideration by contacting Jean R. Galloway, Senior Vice President and Chief Financial Officer, at (704) 331-7340.

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Election of Cash or Stock Consideration (see page [•]).

Within three business days after the effective time of the merger, BNC will send an election form to First Trust shareholders that you may use to indicate whether your preference is to receive cash, BNC common stock or a combination of cash and BNC common stock, or whether you have no preference for your shares of First Trust common stock. You should not send in your stock certificate(s) until after the merger is effective.  When the merger becomes effective you will receive a letter of transmittal with instructions from the exchange agent regarding sending in your stock certificate(s) in exchange for the merger consideration.

The merger agreement contains allocation and proration provisions that are designed to ensure that 70% of the outstanding shares of common stock of First Trust will be exchanged for shares of BNC common stock (based on the exchange ratio of 0.98) and the remaining 30% of the outstanding shares of common stock of First Trust will be exchanged for cash. Therefore, if First Trust shareholders elect to receive BNC common stock for more than 70% of the outstanding shares of First Trust common stock, the amount of BNC common stock that each such shareholder will be entitled to receive from BNC will be reduced by the exchange agent on a pro rata basis. As a result, these First Trust shareholders will receive cash consideration for any First Trust shares for which they do not receive BNC common stock.

Similarly, if First Trust shareholders elect to receive cash for more than 30% of the outstanding shares of First Trust common stock, the amount of cash that each such shareholder will be entitled to receive from BNC will be reduced by the exchange agent on a pro rata basis. As a result, such shareholders will receive BNC common stock for any First Trust shares for which they do not receive cash.

If you do not make an election, you will be allocated either cash or shares of BNC common stock, or a combination of cash and shares of BNC common stock, depending on the elections made by other First Trust shareholders. If you make an election before the election deadline but transfer record ownership of your shares before the completion of the merger, those shares will be treated as if no election had been made with respect to them, unless the new record owner makes a new election prior to the election deadline.

Consideration is Fair from a Financial Point of View According to Sandler O’Neill & Partners, L.P. (see page [•]).

Sandler O’Neill & Partners, L.P., or Sandler O’Neill, delivered a written opinion to the First Trust board of directors that, as of June 4, 2012, and subject to the qualifications and limitations on the review by Sandler O’Neill in rendering its opinion, the consideration to be received by First Trust shareholders pursuant to the terms of the merger agreement is fair, from a financial point of view, to First Trust shareholders. The opinion is attached to this document as Appendix C. You should read the entire opinion carefully in connection with your consideration of the proposed merger. The opinion is directed to First Trust’s board of directors and does not constitute a recommendation to any holder of First Trust common stock as to how any shareholder should vote on any of the proposals to be considered at the special meeting.

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Approval of a Majority of all Shares of First Trust Common Stock Entitled to Vote at the Special Meeting is Required for the Merger (see page [•]).

Approval of holders of a majority of all shares of First Trust common stock entitled to vote at the special meeting is required to approve the merger agreement. Each holder of shares of First Trust common stock outstanding on the record date will be entitled to one vote for each share held. The vote required for approval of the merger agreement is a percentage of all outstanding shares of First Trust common stock. Therefore, abstentions, failures to vote and broker non-votes will have the same effect as votes against approval of the merger agreement.

Public Trading Markets and Share Information (see page [•]).

BNC common stock is listed on NASDAQ under the symbol “BNCN.” First Trust common stock is quoted on the OTCBB, under the symbol “NCFT.” The following table shows the closing sale prices of BNC common stock and First Trust common stock as reported on NASDAQ and on the OTCBB, respectively, on June 1, 2012, the last trading day before we announced the merger, and on [•], 2012, the last practicable trading day before the distribution of this proxy statement/prospectus. This table also shows the implied value of the merger consideration proposed for each share of First Trust common stock, which we calculated by assuming (1) 70% of each share of First Trust common stock is converted into BNC common stock (with the value of a full First Trust share for this purpose calculated by multiplying the closing price of BNC common stock on those dates by the conversion ratio of 0.98) and (2) the remaining 30% of each such share is converted into cash (based on a price per First Trust share equal to $7.25). Based on these assumptions, BNC expects to issue approximately 3,276,266 shares of its common stock in connection with the merger.

	BNC Common Stock	First Trust Common Stock	Implied Value per Share of First Trust Common Stock

At June 1, 2012	$7.81	$5.90	$7.53
At [•], 2012	$[•]	$[•]	$[•]

The market price of BNC’s common stock will fluctuate between the date of this proxy statement/prospectus and the date on which the merger takes place, as well as after completion of the merger. First Trust shareholders are urged to obtain current market quotations for BNC’s common stock. First Trust shareholders may obtain up-to-date information concerning the implied value of the merger consideration by contacting Jean R. Galloway, Senior Vice President and Chief Financial Officer, at (704) 331-7340. No assurance can be given as to the market price of BNC’s common stock at the time of the merger or thereafter.

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First Trust Directors have entered into Support Agreements (see page [•]).

In consideration of BNC agreeing to enter into the merger agreement, the directors of First Trust have agreed to vote their shares of First Trust common stock in favor of the merger and not to support any other merger or acquisition proposal by a third party. A copy of the form of this support agreement is attached as Exhibit A to the merger agreement attached to this proxy statement/prospectus as Appendix A. Because the First Trust directors collectively are entitled to vote approximately 18.12% of the outstanding shares of First Trust common stock, these support agreements may have the effect of discouraging a competing offer to acquire First Trust.

First Trust Directors and Executive Officers may have Interests in the Merger that Differ from Interests of First Trust Shareholders (see page [•]).

First Trust’s directors and executive officers have economic interests in the merger that are different from, or in addition to, their interests as First Trust shareholders. The First Trust board of directors considered these interests in its decision to adopt and approve the merger agreement and to recommend approval of the merger agreement to First Trust shareholders. Some of the interests of the directors and executive officers of First Trust include:

•	Concurrent with completion of the merger, BNC will take certain actions to appoint to the boards of directors of BNC and the Bank individuals currently serving on the First Trust board of directors. BNC currently expects to appoint James T. Bolt, Jr., currently President and Chief Executive Officer of First Trust, and [•], a non-management member of the First Trust board of directors, to the boards of directors of BNC and the Bank. For [his/her] service, [•] will be eligible to receive the same compensation available to all other non-employee members of the board of directors of BNC or the Bank. Mr. Bolt will not be eligible to receive such compensation.

•	As a condition to entering into the merger agreement, BNC required that Mr. Bolt enter into a two-year employment agreement with BNC and the Bank to serve as an officer of BNC and the Bank effective upon consummation of the merger. Under the terms of the employment agreement, Mr. Bolt will receive an annual salary of $313,635, and will be entitled throughout the term of the agreement to participate in any and all officer or employee compensation, bonus, incentive and benefit plans in effect from time to time, and to receive all other fringe benefits provided from time to time, provided that he satisfies applicable eligibility requirements. BNC also required that Mr. Bolt enter into a noncompetition agreement, under which he will be entitled to receive an amount equal to $520,000 payable in monthly installments over a two-year period beginning on his termination of employment with the Bank, as long as he complies with applicable restrictive covenants during such term.

•	As a condition to entering into the merger agreement, BNC also required that John J. Keane, currently Senior Vice President and Chief Credit Officer of First Trust, enter into a noncompetition agreement effective upon consummation of the merger. Under the agreement, he will be entitled to receive an amount equal to $230,000 payable in monthly installments over a two-year period beginning on his termination of employment with the Bank, as long as he complies with applicable restrictive covenants during such term.

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•	As a condition to entering into the merger agreement, BNC also required that Jean R. Galloway, currently Senior Vice President and Chief Financial Officer of First Trust, enter into a consulting agreement effective upon consummation of the merger. Under the agreement, which will have a term of two years from the date of termination of her full-time employment with the Bank, she will receive an annual consulting fee of $85,000 and will be required to perform and discharge such duties and special projects as the Bank deems reasonably necessary.

•	In connection with the merger, Mr. Bolt, Ms. Galloway, Mr. Keane and R. Scott Anderson, currently Senior Vice President and Chief Operating Officer of First Trust, are expected to enter into settlement and release agreements for the purpose of settling certain obligations with First Trust. As of August 31, 2012, the total settlement amounts to be paid under these agreements are as follows: Mr. Bolt – $3,477,559; Ms. Galloway – $1,390,105; Mr. Keane – $860,877; and Mr. Anderson – $170,000. These payments are expected to be paid by First Trust prior to closing of the merger.

•	BNC will generally indemnify and will provide liability insurance to each officer and director of First Trust against certain liabilities arising from their acts or omissions before the merger, for a period of six years following the effective time of the merger in coverage amounts that can be purchased for up to 150% of the current annual premium of First Trust’s liability insurance.

First Trust’s board of directors was aware of these interests and considered them in approving and recommending the merger.

Conditions Must be Satisfied Before the Merger Will be Completed (see page [•]).

Currently, we expect to complete the merger in the fourth quarter of 2012. As more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on the approval of the merger agreement by First Trust shareholders at the First Trust special meeting and receipt of the required regulatory approvals, in addition to satisfaction of, or where legally permissible, waiver of, other customary conditions. We cannot be certain when, or if, the conditions to the merger will be satisfied or, where permissible, waived, or that the merger will be completed.

Regulatory Approval or Non-Objection Must Be Obtained Before the Merger Will be Completed (see page [•]).

BNC and First Trust have agreed to use reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement. These approvals include approval from the FDIC, the Board of Governors of the FRB and other federal and state regulatory authorities. BNC and First Trust have filed, or are in the process of filing, applications and notifications to obtain the required regulatory approvals. In obtaining the required regulatory approvals, BNC is not required to agree to any restriction or condition that would have a material adverse effect on First Trust or BNC, measured on a scale relative to First Trust. Although we do not know of any reason why we cannot obtain these regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them. Approval or non-objection by the regulators does not constitute an endorsement of the merger or a determination that the terms of the merger are fair to First Trust shareholders.

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Termination of the Merger Agreement (see page [•]).

The merger agreement may be terminated by mutual consent, or by either BNC or First Trust if the merger has not occurred by December 31, 2012, and under other limited circumstances described in the merger agreement and which are described in further detail later in this proxy statement/prospectus.

First Trust will be required to pay BNC a termination fee in the amount of $1,500,000, plus up to $500,000 of BNC’s out-of-pocket legal and due diligence expenses in connection with the proposed transaction, if First Trust enters into or closes on an acquisition agreement with respect to an Alternative Transaction (as defined in the merger agreement and described in greater detail under “The Merger Agreement—Agreement Not to Solicit Other Offers”) if either:

•	the merger agreement is duly terminated by BNC and before such termination, an Alternative Transaction with respect to First Trust was commenced, publicly proposed or publicly disclosed (or an Alternative Proposal (as defined in the merger agreement and described in greater detail under “The Merger Agreement—Agreement Not to Solicit Other Offers”) was received) and within 12 months after such termination, First Trust entered into a definitive agreement relating to an Alternative Transaction or consummated an Alternative Transaction; or

•	after receiving an Alternative Proposal, First Trust’s board of directors does not take action to convene the special meeting of First Trust’s shareholders to approve the merger agreement and the merger and/or recommend that the First Trust shareholders approve the merger agreement and the merger, and within 12 months of receiving the Alternative Proposal, First Trust has entered into a definitive written agreement relating to an Alternative Transaction or consummated an Alternative Transaction.

Rights of BNC Shareholders Differ from those of First Trust Shareholders (see page [•]).

When the merger is completed, First Trust shareholders who receive BNC common stock as consideration in the merger will become BNC shareholders. The rights of BNC shareholders differ from the rights of First Trust shareholders in certain important ways. Most of these have to do with provisions in BNC’s articles of incorporation and bylaws that differ from those of First Trust.

First Trust Shareholders Have Appraisal Rights in Connection with the Merger (see page [•]).

First Trust shareholders are entitled to exercise appraisal rights with respect to the merger and, if the merger is completed and they perfect their appraisal rights, to receive payment in cash for the fair value of their shares of First Trust common stock instead of shares of BNC common stock. In general, to preserve their appraisal rights, First Trust shareholders who wish to exercise these rights must:

•	be entitled to vote on the merger;

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•	deliver to First Trust, at or before First Trust’s special meeting of shareholders, written notice of the shareholder’s intent to demand payment if the merger is effectuated;

•	not vote their shares for approval of the merger agreement; and

•	comply with the other procedures set forth in Sections 55-13-01 through 55-13-31 of the NCBCA.

The text of Sections 55-13-01 through 55-13-31 of the NCBCA governing appraisal rights is included with this proxy statement/prospectus as Appendix B. Failure to comply with the procedures described in Appendix B will result in the loss of appraisal rights under the NCBCA. We urge you to carefully read the text of Sections 55-13-01 through 55-13-31 of the NCBCA governing appraisal rights.

First Trust Has Agreed not to Solicit Alternative Transactions (see page [•]).

In the merger agreement, First Trust has agreed not to solicit, initiate, encourage, facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals for an acquisition transaction involving First Trust by any party other than BNC. This restriction may deter other potential acquirers of control of First Trust. However, First Trust may take certain of these actions if its board of directors determines that it must do so in order to properly discharge its fiduciary duties following consultation with its legal counsel and financial advisors.

Material Federal Income Tax Consequences of the Merger (see page [•]).

The merger is intended to qualify as a reorganization for U.S. federal income-tax purposes, and it is a condition to First Trust’s obligations to complete the merger that First Trust receive a legal opinion to that effect. Accordingly, the merger generally will be tax free to you with respect to the shares of BNC common stock you receive in the merger and taxable to you to the extent you receive cash as part of the merger.

The federal income-tax consequences described above may not apply to all holders of First Trust common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

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SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF BNC BANCORP

Set forth below are highlights derived from BNC’s unaudited consolidated financial statements as of and for the six months ended June 30, 2012 and 2011 and BNC’s audited consolidated financial statements as of and for the years ended December 31, 2007 through 2011. You should read this information in conjunction with BNC’s unaudited and audited consolidated financial statements and related notes incorporated by reference into this proxy statement/prospectus and from which this information is derived. See “Where You Can Find More Information” on page [•] for a description of where you can find this information.

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Selected Consolidated Financial Information

(dollars in thousands, except share and per share data)

	At or for the Six Months Ended June 30,		At or for the Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(dollars in thousands, excerpt share and per share data)
Operating Data:
Total interest income	$53,477	$49,829	$103,343	$95,010	$79,082	$71,034	$73,670
Total interest expense	16,709	16,385	32,920	34,747	32,867	37,426	41,265
Net interest income	36,768	33,444	70,423	60,263	46,215	33,608	32,405
Provision for loan losses	13,509	6,532	18,214	26,382	15,750	7,075	3,090
Net interest income after provision for loan losses	23,259	26,912	52,209	33,881	30,465	26,533	29,315
Non-interest income	17,491	4,796	20,802	28,813	8,686	5,651	5,249
Non-interest expense	37,002	29,625	67,864	55,172	32,899	27,783	24,068

Income before income taxes	3,748	2,083	5,147	7,522	6,252	4,401	10,496

Income tax expense (benefit)	(268)	(1,028)	(1,783)	(204)	(285)	414	3,058
Net income	4,016	3,111	6,930	7,726	6,537	3,987	7,438
Less preferred stock dividends and discount accretion	1,202	1,202	2,404	2,196	1,984	142	-
Net income available to common shareholders	$2,814	$1,909	$4,526	$5,530	$4,553	$3,845	$7,438

Per Common Share Data: (1)
Basic earnings per share	$0.24	$0.19	$0.45	$0.62	$0.62	$0.53	$1.08
Diluted earnings per share	0.24	0.19	0.45	0.61	0.62	0.52	1.05
Cash dividends paid	0.10	0.10	0.20	0.20	0.20	0.20	0.18
Book value	13.28	12.17	12.80	11.63	13.20	12.49	11.90
Tangible common book value (2)	10.12	9.05	9.60	8.49	9.43	8.69	8.02
Weighted average shares outstanding:
Basic	12,229,989	10,865,177	10,877,590	9,262,369	7,340,015	7,322,723	6,865,204
Diluted	12,237,822	10,882,325	10,894,131	9,337,392	7,347,700	7,396,170	7,088,218
Period-end shares outstanding	9,153,886	9,075,395	9,100,890	9,053,360	7,341,901	7,350,029	7,257,532

Selected Period-End Balance Sheet Data:
Total assets	$2,442,815	$2,146,745	$2,454,930	$2,149,932	$1,634,185	$1,572,876	$1,130,112
Investment securities available for sale	233,198	333,381	282,221	352,871	360,506	416,564	86,683
Investment securities held to maturity	101,184	6,000	97,036	6,000	6,000	6,000	-
Loans	1,760,287	1,528,547	1,709,483	1,508,180	1,079,179	1,007,788	932,562
Allowance for loan losses	40,856	23,373	31,008	24,813	17,309	13,210	11,784
Goodwill	26,129	26,129	26,129	26,129	26,129	26,129	26,129
Deposits	2,089,493	1,850,583	2,118,187	1,828,070	1,349,878	1,146,013	855,130
Short-term borrowings	12,471	36,120	70,211	60,207	50,283	194,143	80,928
Long-term debt	93,713	93,713	93,713	97,713	100,713	105,713	101,713
Shareholders’ equity	237,539	157,569	163,855	152,224	126,206	120,680	86,392

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Selected Consolidated Financial Information

(dollars in thousands, except share and per share data)

	At or for the Six Months Ended June 30,		At or for the Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(dollars in thousands, excerpt share and per share data)
Selected Average Balances:
Total assets	$2,423,459	$2,147,579	$2,208,525	$2,027,261	$1,617,744	$1,227,246	$1,041,018
Investment securities	337,622	337,991	339,067	346,099	424,684	117,531	79,727
Loans, including loans held for sale	1,734,736	1,523,623	1,561,257	1,359,107	1,026,635	981,069	849,271
Total interest-earning assets	2,121,597	1,894,753	1,936,069	1,799,324	1,496,230	1,116,766	943,756
Deposits, interest-bearing	1,946,444	1,728,092	1,770,106	1,613,886	1,257,333	890,058	782,755
Total interest-bearing liabilities	2,070,219	1,868,972	1,914,179	1,765,391	1,418,935	1,063,171	891,695
Shareholders’ Equity	172,630	153,926	156,968	149,959	123,641	86,858	76,065

Selected Performance Ratios:
Return on average assets (3)	0.33%	0.29%	0.31%	0.38%	0.40%	0.32%	0.71%
Return on average common equity (4)	4.86%	3.60%	4.12%	4.98%	4.81%	4.54%	9.78%
Return on average tangible common equity (5)	6.47%	4.90%	5.56%	6.70%	6.82%	6.79%	15.58%
Net interest margin (6)	3.75%	3.86%	3.93%	3.65%	3.39%	3.17%	3.60%
Average equity to average assets	7.12%	7.17%	7.11%	7.40%	7.64%	7.08%	7.31%
Efficiency ratio (7)	64.80%	72.19%	70.09%	58.36%	55.36%	67.66%	61.36%
Dividend payout ratio	41.67%	52.63%	44.44%	32.26%	32.26%	38.09%	16.61%

Asset Quality Ratios:
Allowance for loan losses to period-end loans	2.32%	1.53%	1.81%	1.65%	1.60%	1.31%	1.26%
Allowance for loan losses to nonperforming loans (8)	46.93%	24.84%	33.44%	25.96%	90.86%	99.18%	327.42%
Nonperforming assets to total assets (9)	5.97%	6.60%	6.57%	6.29%	2.04%	1.17%	0.54%
Net loan charge-offs to average loans (10)	1.73%	1.06%	1.33%	1.39%	1.13%	0.58%	0.20%

Capital Ratios: (11)
Total risk-based capital	14.68%	12.82%	11.51%	13.01%	12.79%	11.46%	10.31%
Tier 1 risk-based capital	13.25%	11.13%	9.99%	11.19%	10.87%	9.60%	8.26%
Leverage ratio	9.43%	7.61%	7.38%	7.42%	8.32%	8.44%	7.40%

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(1)	All per share data has been restated to reflect the dilutive effect of a 10% stock dividend distributed on January 22, 2007.

(2)	Calculated by dividing common equity less intangibles by year-end shares outstanding. Intangibles include core deposit intangibles of $3.0 million, $2.3 million, $1.6 million, $1.8 million, and $2.1 million at December 31, 2011, 2010, 2009, 2008, and 2007, respectively, and $2.8 million and $2.1 million at June 30, 2012 and 2011, respectively.

(3)	Calculated by dividing net income by average assets, annualized.

(4)	Calculated by dividing net income available to common shareholders by average common equity, annualized.

(5)	Calculated by dividing net income available to common shareholders by average common equity less average intangibles, annualized.

(6)	Calculated by dividing tax equivalent net interest income by average interest-earning assets.

(7)	Calculated by dividing non-interest expense by the sum of tax-equivalent net interest income plus non-interest income. The tax-equivalent adjustment was $5.6 million, $5.4 million, $4.5 million, $1.8 million, and $1.6 million for the years ended December 31, 2011, 2010, 2009, 2008, and 2007 respectively, and $2.8 million for the six months ended June 30, 2012 and 2011, respectively.

(8)	Includes $73.3 million and $69.3 million of nonperforming loans covered under loss share agreements at December 31, 2011 and 2010, respectively, and includes $61.7 million and $62.2 million at June 30, 2012 and 2011, respectively.

(9)	Nonperforming assets consist of nonaccrual loans, accruing loans greater than 90 days past due, and other real estate owned, where applicable.

(10)	Net loan charge-offs include $3.8 million and $7.4 million of covered loans that are reimbursed 80% by the Federal Deposit Insurance Corporation, or the FDIC, for the year ended December 31, 2011 and for the six months ended June 30, 2012, respectively.

(11)	Capital ratios are for the Bank.

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SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL DATA

The merger will be accounted for as an acquisition of First Trust by BNC, through the Bank, under the acquisition method of accounting in accordance with FASB ASC Topic 805, “Business Combinations.” The unaudited pro forma condensed combined financial statements contained in this proxy statement/prospectus were prepared using the acquisition method of accounting. The following selected unaudited pro forma condensed combined consolidated statements of operations data of BNC for the six months ended June 30, 2012 and year ended December 31, 2011 have been prepared to give effect to the merger as if the merger had been completed on January 1, 2011. The unaudited pro forma condensed combined consolidated balance sheet data at June 30, 2012 of BNC has been prepared to give effect to the merger as if the merger was completed on June 30, 2012.

The following selected unaudited pro forma condensed combined consolidated financial information is not necessarily indicative of the results that might have occurred had the merger taken place on January 1, 2011 for consolidated statements of operations purposes, and on June 30, 2012 for consolidated balance sheet purposes, and is not intended to be a projection of future results. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page [•]. The following selected unaudited pro forma condensed combined consolidated financial information should be read in conjunction with the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” and related notes included in this proxy statement/prospectus beginning on page [•]. Unless otherwise stated, amounts are in thousands.

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Selected Pro Forma Financial Data

($ in thousands, except per share data)

	As of and for the Six Months Ended June 30, 2012	For the Year Ended December 31, 2011
Consolidated Statements of Income
Total interest income	$62,733	$123,771
Total interest expense	17,700	36,292

Net interest income	45,033	87,479
Provision for loan losses	13,243	21,350
Noninterest income	17,823	22,015
Noninterest expense	41,676	77,873

Income before income tax expense (benefit)	7,937	10,271
Income tax expense (benefit)	1,163	(219)
Net income	6,774	10,490

Less preferred stock dividends and discount accretion	1,202	2,404

Net income available to common shareholders	$5,572	$8,086

Common Share Data
Basic earnings per share	$0.37	$0.60
Diluted earnings per share	0.37	0.60
Cash dividends per share	0.10	0.20

Consolidated Balance Sheets
Total assets	$2,842,602
Investment securities	471,076
Loans held for sale	17,793
Loans	1,959,736
Deposits	2,442,867
Shareholders’ equity	267,188

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COMPARATIVE PER SHARE DATA

The BNC and First Trust historical and the unaudited pro forma combined BNC and First Trust equivalent per share financial data for the six months ended June 30, 2012 and the year ended December 31, 2011 is presented below. This information should be considered together with the financial statements and related notes of BNC incorporated by reference into this proxy statement/prospectus, and the financial statements and related notes of First Trust included in this proxy statement under “Financial Statements of First Trust Bank” on page [•]. See “Where You Can Find More Information” on page [•] for a description of where you can find the BNC financial statements and related notes.

Unaudited Pro Forma Comparative Per Share Data

For The Six Months Ended June 30, 2012

(Amounts in Thousands, except per share data)

	BNC Historical	First Trust Historical	Pro Forma Combined	Pro Forma Equivalent First Trust Share (1)
Net income from continuing operations	$4,016	$1,986	$6,774	$1,431

Net income available to common shareholders	2,814	1,986	5,572	1,177
Basic earnings per common share	0.24	0.42	0.37	0.37
Diluted earnings per common share	0.24	0.42	0.37	0.37

Dividends paid:
Common	$911	$-	$1,239	$328
Preferred, net of discount accretion	1,202	-	1,202	254
Common book value, fully converted as of June 30, 2012 (2)	$11.14	$10.26	$10.87	$10.87

(1)	Calculated based on Pro Forma Combined multiplied by the allocable percentage of First Trust shares.

(2)	Includes the effect of convertible preferred stock.

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Unaudited Pro Forma Comparative Per Share Data

For The Year Ended December 31, 2011

(Amounts in Thousands, except per share data)

	BNC Historical	First Trust Historical	Pro Forma Combined	Pro Forma Equivalent First Trust Share (1)
Net income from continuing operations	$6,930	$2,400	$10,490	$2,428

Net income available to common shareholders	4,526	2,400	8,086	1,872
Basic earnings per common share	$0.45	$0.50	$0.60	$0.60
Diluted earnings per common share	0.45	0.50	0.60	0.60

Dividends paid:
Common	$1,813	$-	$2,468	$655
Preferred, net of discount accretion	1,924	-	1,924	445
Common book value, fully converted as of December 31, 2011 (2)	$12.25	$9.76	$11.97	$11.97

(1)	Calculated based on Pro Forma Combined multiplied by the allocable percentage of First Trust shares.

(2)	Includes the effect of convertible preferred stock.

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MARKET PRICE AND DIVIDEND INFORMATION, RELATED STOCKHOLDER MATTERS

BNC common stock is listed and trades on The NASDAQ Capital Market under the symbol “BNCN.” As of [•], 2012, there were [•] shares of BNC common stock outstanding, which were held by [•] holders of record, and outstanding options that were exercisable on that date (or within 60 days of that date) for [•] additional shares of BNC common stock.

First Trust common stock is quoted on the OTC Bulletin Board under the symbol “NCFT.” As of [•], 2012, there were [•] shares of First Trust common stock outstanding, which were held by [•] holders of record, and outstanding options that were exercisable on that date (or within 60 days of that date) for [•] additional shares of First Trust common stock.

First Trust shareholders are advised to obtain current market quotations for BNC common stock. The market price of BNC common stock will fluctuate between the date of this proxy statement/prospectus and the effective date of the merger. No assurance can be given concerning the market price of BNC common stock after the effective date of the merger.

The following table shows, for the indicated periods, the high and low sales prices per share for BNC common stock, as reported on NASDAQ, the high and low sales prices per share for First Trust common stock, as reported on the OTCBB, and dividends declared and paid per share of BNC common stock. First Trust did not declare any cash dividends for the indicated periods.

	BNC Bancorp			First Trust Bank
	High	Low	Dividend Declared	High	Low
2009
First Quarter	$7.74	$3.96	$0.05	$10.00	$5.65
Second Quarter	8.15	5.25	0.05	8.20	6.50
Third Quarter	8.15	6.95	0.05	7.95	6.80
Fourth Quarter	8.00	6.45	0.05	8.00	5.80

2010
First Quarter	$8.25	$6.51	$0.05	$6.55	$5.55
Second Quarter	10.85	7.64	0.05	6.00	5.20
Third Quarter	10.99	9.50	0.05	6.00	4.50
Fourth Quarter	10.00	8.07	0.05	4.50	3.40

2011
First Quarter	$9.10	$7.51	$0.05	$6.15	$3.60
Second Quarter	8.63	6.52	0.05	5.00	3.50
Third Quarter	7.42	6.10	0.05	4.05	1.95
Fourth Quarter	8.34	6.16	0.05	3.00	2.20

2012
First Quarter	$8.00	$6.80	$0.05	$5.90	$2.28
Second Quarter	8.41	6.72	0.05	6.60	4.04
Third Quarter (through [•], 2012)	[•]	[•]	0.05	[•]	[•]

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On June 1, 2012, the last full trading day before the announcement of the merger agreement, the high and low sales prices of shares of BNC common stock as reported on NASDAQ were $7.88 and $7.50, respectively.  On [•], 2012, the last full trading day before the date of this proxy statement/prospectus, the high and low sales prices of shares of BNC common stock as reported on NASDAQ were $[•] and $[•], respectively.

On June 1, 2012, the last full trading day before the announcement of the merger agreement, the high and low sales prices of shares of First Trust common stock as reported on the OTCBB were $5.90 and $5.90, respectively. On [•], 2012, the last full trading day before the date of this proxy statement/prospectus, the high and low sales prices of shares of First Trust common stock as reported on the OTCBB were $[•] and $[•], respectively.

First Trust shareholders are advised to obtain current market quotations for BNC common stock and First Trust common stock. The market price of BNC common stock and First Trust common stock will fluctuate between the date of this proxy statement/prospectus and the effective date of the merger. No assurance can be given concerning the market price of First Trust common stock before or, in the case of BNC common stock, after the effective date of the merger.

Holders of BNC’s common stock and its Mandatorily Convertible Non-Voting Preferred Stock, Series B, or the Series B Preferred Stock, are entitled to receive ratably such dividends as may be declared by BNC’s board of directors out of legally available funds. The ability of BNC’s board of directors to declare and pay dividends on its common stock is subject to the terms of applicable North Carolina law and banking regulations.

Also, BNC may not pay dividends on its capital stock if it is in default or has elected to defer payments of interest under its outstanding junior subordinated debentures. The declaration and payment of future dividends to holders of BNC common stock will also depend upon its earnings and financial condition, the capital requirements of its subsidiaries, regulatory conditions and other factors as its board of directors may deem relevant.

BNC has paid seven annual cash dividends, with the most recent annual cash dividend being $0.20 per share of common stock on February 22, 2008. In 2009, BNC began paying quarterly dividends, with the most recent being a cash dividend of $0.05 per share of common stock and Series B Preferred Stock paid on August 24, 2012. For more information regarding BNC’s ability to pay dividends and restrictions thereon, see “Supervision and Regulation.”

The ability of First Trust’s board of directors to declare and pay dividends on its common stock is subject to the terms of applicable North Carolina law and banking regulations. The NCBCA prohibits the payment of a dividend if, after giving it effect, a corporation would not be able to pay its debts as they become due in the usual course of business or if its total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of any preferred shareholders.

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As described on page [•], First Trust’s board of directors adopted the MOU on May 17, 2011. Under the terms of the MOU, First Trust may not declare or pay any cash dividends without the prior approval of the FDIC and the NCOCB.

If and when cash dividends are declared, they will be largely dependent on First Trust’s earnings, financial condition, business projections, general business conditions, and other pertinent factors. First Trust has not paid any cash dividends.

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RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the heading “Cautionary Statement Regarding Forward-Looking Statements” commencing on page [•] and the matters discussed under the caption “Risk Factors” in the Annual Report on Form 10-K filed by BNC for the year ended December 31, 2011, as updated by subsequently filed Forms 10-Q and other reports filed with the SEC, you should carefully consider the following risk factors in deciding how to vote on adoption of the merger agreement.

Risks Related to the Merger

First Trust shareholders will experience a reduction in percentage ownership and voting power of their shares as a result of the merger.

First Trust shareholders will experience a substantial reduction in their percentage ownership interests and effective voting power in BNC compared to their ownership interests and voting power in First Trust prior to the merger. If the merger is consummated, current First Trust shareholders will own approximately 21% of BNC’s outstanding common stock, on a fully diluted basis. Accordingly, former First Trust shareholders will own less than a majority of the outstanding voting stock of the combined company and would, as a result, be outvoted by current BNC shareholders if such current BNC shareholders voted together as a group.

The form of merger consideration First Trust shareholders ultimately receive could be different from the form elected based on the form of merger consideration elected by other First Trust shareholders.

All First Trust shareholders will be permitted to make an election as to the form of consideration to receive. Because the total amount of BNC common stock and cash to be issued in the merger is fixed, the exchange agent will be allowed, subject to limitations set forth in the merger agreement, to adjust the form of consideration that a First Trust shareholder will receive in order to ensure no greater than 70% of the outstanding shares of First Trust common stock are converted into shares of BNC common stock and no greater than 30% of the shares of First Trust common stock are converted into cash. Consequently, if either the stock consideration or the cash consideration is oversubscribed, First Trust shareholders could receive a different form of consideration from the form they elect, which could result in different tax consequences than they had anticipated (including the recognition of gain for federal income-tax purposes with respect to the cash received). If First Trust shareholders do not make an election, they will receive the merger consideration in a combination of cash and/or shares of common stock as provided for in the merger agreement. If a First Trust shareholder makes an election but transfers record ownership of his or her shares before the completion of the merger, those shares will be treated as if no election had been made with respect to them, unless the new record owner makes a new election prior to the election deadline.

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Because the market price of BNC common stock will fluctuate, First Trust shareholders who receive stock consideration will not know until the effective time of the merger the value of the consideration they will receive in the merger.

The number of shares of BNC common stock to be exchanged for each share of First Trust common stock is fixed such that, if a First Trust shareholder receives BNC common stock as merger consideration for all or some of his or her First Trust shares, each of such shares of First Trust common stock will be converted into the right to receive 0.98 of a share of BNC common stock in connection with the merger. No adjustments to this exchange ratio will be made based on changes in the market price of either the BNC common stock or First Trust common stock prior to the completion of the merger. Furthermore, there is no maximum or minimum closing price of BNC common stock at which either First Trust or BNC may unilaterally terminate the merger agreement. Changes in stock price may result from a variety of factors, including, among others, general market and economic conditions, changes in BNC’s or First Trust’s respective businesses, operations and prospects, market assessment of the likelihood that the merger will be completed as anticipated or at all and regulatory considerations. Many of these factors are beyond BNC’s control.

As a result of any such changes in stock price, the market value of the shares of BNC common stock that First Trust shareholders receive at the time that the merger is completed could be significantly lower or higher than the value of such shares immediately before the public announcement of the merger, on the date of this proxy statement/prospectus, on the date of the First Trust special meeting or on the date on which First Trust shareholders actually receive their shares of BNC common stock. Accordingly, at the time of the First Trust special meeting, First Trust shareholders will not know or be able to calculate the exact market value of the BNC common stock that they will receive upon completion of the merger, which could be significantly less than the current market value of BNC common stock.

We may fail to realize all of the anticipated benefits of the merger.

The success of the merger will depend, in part, on BNC’s ability to realize the anticipated benefits and cost savings from combining the businesses of BNC and First Trust. However, to realize these anticipated benefits and cost savings, BNC must successfully combine the businesses of BNC and First Trust. If BNC is not able to achieve these objectives, the anticipated benefits and cost savings of the merger may not be realized fully or at all or may take longer to realize than expected.

BNC and First Trust have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect BNC’s ability to maintain relationships with clients, depositors and employees or to achieve the anticipated benefits of the merger. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of First Trust and BNC during that transition period.

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BNC and First Trust will incur significant transaction and merger-related integration costs in connection with the merger.

BNC and First Trust expect to incur significant costs associated with completing the merger and integrating the operations of the two companies. BNC and First Trust are continuing to assess the impact of these costs. Although BNC and First Trust believe that the elimination of duplicate costs, as well as the realization of other efficiencies related to the integration of the businesses, will offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

The market price of BNC common stock after the merger may be affected by factors different from those affecting the shares of First Trust or BNC currently.

The businesses of BNC and First Trust differ in important respects and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of either BNC or First Trust. For a discussion of the business of BNC and of certain factors to consider in connection with its business, see the documents incorporated by reference into this proxy statement/prospectus and referred to under “Where You Can Find More Information” on page [•]. For a discussion of the business of First Trust and of certain factors to consider in connection with its business, see “Information About First Trust Bank.”

The opinion obtained by First Trust from Sandler O’Neill & Partners, L.P. will not reflect changes in circumstances between signing the merger agreement and the merger.

First Trust has not obtained an updated opinion as of the date of this proxy statement/prospectus from Sandler O’Neill & Partners, L.P., or Sandler O’Neill. Changes in the operations and prospects of BNC or First Trust, general market and economic conditions and other factors that may be beyond the control of BNC and First Trust, and on which Sandler O’Neill’s opinion was based, may significantly alter the value of BNC or First Trust or the prices of shares of BNC common stock or First Trust common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. Because First Trust currently does not anticipate asking Sandler O’Neill to update its opinion, the opinion will not address the fairness of the merger consideration, from a financial point of view, at the time the merger is completed. For a description of the opinion that First Trust received from Sandler O’Neill, see “Proposal 1—Approval of the Merger Agreement—Opinion of First Trust’s Financial Advisor” beginning on page [•]. For a description of the other factors considered by First Trust’s board of directors in determining to approve the merger, see “Proposal 1—Approval of the Merger Agreement—First Trust’s Reasons for the Merger and Recommendation of the First Trust Board of Directors” beginning on page [•].

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The merger agreement limits First Trust’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that limit First Trust’s ability to discuss competing third-party proposals to acquire all or a significant part of First Trust. In addition, First Trust has agreed to pay BNC a termination fee of $1,500,000 plus an expense reimbursement of up to $500,000 if the transaction is terminated because First Trust decides to enter into or close another acquisition transaction. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of First Trust from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share price than that proposed in the merger with BNC, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire First Trust than it might otherwise have proposed to pay.

The merger is subject to the receipt of consents and approvals from government entities that may impose conditions that could have an adverse effect on BNC.

Before the merger may be completed, various approvals or consents must be obtained from the FDIC, the Federal Reserve Board and various state bank regulatory and other authorities. These governmental entities, including the FDIC or the Federal Reserve Board, may impose conditions on the completion of the merger or require changes to the terms of the merger. Although BNC and First Trust do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of BNC following the merger, any of which might have a material adverse effect on BNC following the merger. BNC is not obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger include any conditions or restrictions that, in the aggregate, would reasonably be expected to have a material adverse effect on First Trust or BNC, measured relative to First Trust, but BNC could choose to waive this condition.

BNC’s involvement in other transactions contemporaneously with the merger may make consummation of this transaction and successful integration of BNC and First Trust more difficult.

BNC’s strategic plan is, in part, to grow through acquisitions of other financial institutions and/or the assets of other financial institutions, such as branches or lines of business. Since the execution of the merger agreement with First Trust, the Bank acquired certain assets and liabilities of Carolina Federal Savings Bank, or Carolina Federal, BNC has completed the acquisition of KeySource Financial, Inc., and the Bank closed the acquisition of deposits and certain other assets of The Bank of Hampton Roads banking operations at certain branches on September 21, 2012. The merger may be more difficult to complete due to potential delays in obtaining regulatory or shareholder approval and BNC’s focus on these transactions may limit its ability to fully realize the expected benefits from this transaction if the merger agreement is approved and the merger takes place.

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First Trust directors and executive officers have financial interests in the merger that are different from, or in addition to, the interests of First Trust shareholders.

Executive officers of First Trust, together with First Trust’s financial advisors, negotiated the terms of the merger agreement with their counterparts at BNC, and First Trust’s board of directors adopted and approved the merger agreement and unanimously recommended that First Trust shareholders vote to approve the merger agreement on substantially the terms set forth in the merger agreement. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that First Trust’s directors and executive officers have financial interests in the merger that are different from, or in addition to, the interests of First Trust shareholders. For example, certain executive officers are expected to enter into agreements with First Trust that provide cash settlement payments to the executives. These and some other additional interests of First Trust directors and executive officers may create potential conflicts of interest and cause some of these persons to view the proposed transaction differently than you may view it, as a shareholder. See “Proposal 1—Approval of the Merger Agreement—First Trust’s Directors and Officers Have Financial Interests in the Merger” for information about these financial interests.

The tax consequences of the merger to a First Trust shareholder will be dependent upon the merger consideration received.

The tax consequences of the merger to a First Trust shareholder will depend upon the merger consideration that the shareholder receives. A First Trust shareholder generally will not recognize any gain or loss on the conversion of shares of First Trust common stock solely into shares of BNC common stock. However, a First Trust shareholder generally will be taxed if the shareholder receives cash in exchange for shares of First Trust common stock or for any fractional share of BNC common stock. For a detailed discussion of the tax consequences of the merger to First Trust shareholders generally, see “Proposal 1— Approval of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger.” Each First Trust shareholder should consult his, her or its own tax advisors as to the effect of the merger as applicable to the First Trust shareholder’s particular circumstances.

If the merger does not constitute a reorganization under Section 368(a) of the Internal Revenue Code, then First Trust shareholders may be responsible for payment of U.S. income taxes related to the merger.

The United States Internal Revenue Service, or the IRS, may determine that the merger does not qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code. In that case, each First Trust shareholder would recognize a gain or loss equal to the difference between the (i) the sum of the fair market value of the BNC common stock and cash received by the shareholder in the merger, and (ii) the shareholder’s adjusted tax basis in the shares of First Trust common stock exchanged therefor.

The merger will not be completed unless important conditions are satisfied.

Specified conditions set forth in the merger agreement must be satisfied or waived to complete the merger. If the conditions are not satisfied or waived, to the extent permitted by law or Nasdaq rules, the merger will not occur or will be delayed and each of BNC and First Trust may lose some or all of the intended benefits of the merger. The following conditions, in addition to other customary closing conditions (which are described in greater detail beginning on page [•]), must be satisfied or, with respect to conditions other than shareholder and regulatory approval, waived, if permissible, before BNC and First Trust are obligated to complete the merger:

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•	the merger agreement must be approved by the holders of a majority of the outstanding shares of First Trust common stock as of the record date of the First Trust special meeting;

•	all required regulatory consents must be obtained;

•	the absence of any law or order by a court or regulatory authority that prohibits, restricts or makes illegal the merger; and

•	First Trust’s classified assets (which means loans or other assets characterized as “substandard,” “doubtful,” “loss” or words of similar import and other real estate owned) must not exceed 115% of the aggregate balance of classified assets set forth in the merger agreement at the effective time of the merger.

The merger may distract management of First Trust and BNC from their other responsibilities.

The merger could cause the respective management groups of First Trust and BNC to focus their time and energies on matters related to the transaction that otherwise would be directed to their business and operations. Any such distraction on the part of either company’s management, if significant, could affect its ability to fully realize the expected financial benefits from this transaction if the merger agreement is approved and the merger takes place.

The unaudited pro forma financial information included in this proxy statement/prospectus is preliminary, and the combined company’s actual financial position and results of operations after the merger may differ materially from the unaudited pro forma financial information included in this proxy statement/prospectus.

The unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the merger been completed on the dates indicated.

Sales of substantial amounts of BNC common stock in the open market by former First Trust shareholders could depress BNC’s stock price.

Shares of BNC common stock that are issued to shareholders of First Trust will be freely tradable without restrictions or further registration under the Securities Act, except for shares issued to any shareholder who may be deemed to be an affiliate of BNC. As of [•], 2012, BNC had approximately [•] shares of common stock outstanding and approximately [•] shares of common stock subject to outstanding options and other rights to purchase or acquire its shares. BNC currently expects that it will issue a maximum of approximately 3,276,266 shares of BNC common stock in connection with the merger.

If the merger is completed and if First Trust’s shareholders sell substantial amounts of BNC common stock in the public market following completion of the merger, the market price of BNC common stock may decrease. These sales might also make it more difficult for BNC to sell equity or equity-related securities at a time and price that it otherwise would deem appropriate.

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Risks Related to BNC’s Growth Strategy

BNC may not be able to implement aspects of its growth strategy.

BNC’s growth strategy contemplates the future expansion of its business and operations both organically and by acquisitions such as through the establishment or acquisition of banks and banking offices in its market area and other markets in North Carolina and South Carolina. Implementing these aspects of BNC’s growth strategy depends, in part, on its ability to successfully identify acquisition opportunities and strategic partners that will complement its operating philosophy and to successfully integrate their operations with BNC’s, as well as generate loans and deposits within acceptable risk and expense tolerances. To successfully acquire or establish banks or banking offices, BNC must be able to correctly identify profitable or growing markets, as well as attract the necessary relationships and high caliber banking personnel to make these new banking offices profitable. In addition, BNC may not be able to identify suitable opportunities for further growth and expansion or, if it does, BNC may not be able to successfully integrate these new operations into its business.

As consolidation of the financial services industry continues, the competition for suitable acquisition candidates may increase. BNC will compete with other financial services companies for acquisition opportunities, and many of these competitors have greater financial resources than BNC does and may be able to pay more for an acquisition than BNC is able or willing to pay.

BNC can offer no assurance that it will have opportunities to acquire other financial institutions or acquire or establish any new branches or loan production offices, or that it will be able to negotiate, finance and complete any opportunities available to it.

If BNC is unable to effectively implement its growth strategies, its business, results of operations and stock price may be materially and adversely affected.

Future expansion involves risks.

The acquisition by BNC of other financial institutions or parts of those institutions involves a number of risks, including the risk that:

•	BNC may incur substantial costs in identifying and evaluating potential acquisitions and merger partners, or in evaluating new markets, hiring experienced local managers, and opening new offices;

•	BNC’s estimates and judgments used to evaluate credit, operations, management and market risks relating to target institutions may not be accurate;

•	the institutions BNC acquires may have distressed assets and there can be no assurance that BNC will be able to realize the value it predicts from those assets or that it will make sufficient provisions or have sufficient capital for future losses;

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•	BNC may be required to take write-downs or write-offs, restructuring and impairment, or other charges related to the institutions it acquires that could have a significant negative effect on BNC’s financial condition and results of operations;

•	there may be substantial lag-time between completing an acquisition and generating sufficient assets and deposits to support costs of the expansion;

•	BNC’s management’s attention in negotiating a transaction and integrating the operations and personnel of the combining businesses may be diverted from its existing business and BNC may not be able to successfully integrate such operations and personnel;

•	BNC’s announcement of additional transactions prior to completion of the merger could result in a delay in obtaining regulatory or shareholder approval for the merger, which could have the effect of limiting BNC’s ability to fully realize the expected financial benefits from the transaction;

•	BNC may not be able to obtain regulatory approval for an acquisition;

•	BNC may enter new markets where it lacks local experience or that introduce new risks to its operations, or that otherwise result in adverse effects on its results of operations;

•	BNC may introduce new products and services it is not equipped to manage or that introduce new risks to its operations, or that otherwise result in adverse effects on its results of operations;

•	BNC may incur intangible assets in connection with an acquisition, or the intangible assets it incurs may become impaired, which could result in adverse short-term effects on BNC’s results of operations;

•	BNC may assume liabilities in connection with an acquisition, including unrecorded liabilities that are not discovered at the time of the transaction, and the repayment of those liabilities may have an adverse effect on BNC’s results of operations, financial condition and stock price; or

•	BNC may lose key employees and customers.

BNC cannot assure you that it will be able to successfully integrate any banking offices that BNC acquires into its operations or retain the customers of those offices. If any of these risks occur in connection with BNC’s expansion efforts, it may have a material and adverse effect on BNC’s results of operations and financial condition.

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BNC may not be able to maintain and manage its organic growth, which may adversely affect its results of operations and financial condition.

BNC has grown rapidly since its acquisition of Beach First National Bank, or Beach First, in April 2010, and its business strategy contemplates significant acceleration in such growth, both organically and through acquisitions. BNC can provide no assurance that it will continue to be successful in increasing the volume of loans and deposits or in introducing new products and services at acceptable risk levels and upon acceptable terms while managing the costs and implementation risks associated with its historical or modified organic growth strategy. BNC may be unable to continue to increase its volume of loans and deposits or to introduce new products and services at acceptable risk levels for a variety of reasons, including an inability to maintain capital and liquidity sufficient to support continued growth. If BNC is successful in continuing its growth, it cannot assure you that further growth would offer the same levels of potential profitability or that BNC would be successful in controlling costs and maintaining asset quality. Accordingly, an inability to maintain growth, or an inability to effectively manage growth, could adversely affect BNC’s results of operations, financial condition and stock price.

New bank office facilities and other facilities may not be profitable.

BNC may not be able to organically expand into new markets that are profitable for its franchise. The costs to start up new bank branches and loan production offices in new markets, other than through acquisitions, and the additional costs to operate these facilities would increase BNC’s noninterest expense and may decrease its earnings. It may be difficult to adequately and profitably manage BNC’s growth through the establishment of bank branches or loan production offices in new markets. In addition, BNC can provide no assurance that its expansion into any such new markets will successfully attract enough new business to offset the expenses of their operation. If BNC is not able to do so, its earnings and stock price may be negatively impacted.

Acquisition of assets and assumption of liabilities may expose BNC to intangible asset risk, which could impact its results of operations and financial condition.

In connection with any acquisitions, as required by U.S. generally accepted accounting principles, or GAAP, BNC will record assets acquired and liabilities assumed at their fair value, and, as such, acquisitions may result in BNC recording intangible assets, including deposit intangibles and goodwill. BNC will perform a goodwill valuation at least annually to test for goodwill impairment. Impairment testing is a two-step process that first compares the fair value of goodwill with its carrying amount, and second measures impairment loss by comparing the implied fair value of goodwill with the carrying amount of that goodwill. Adverse conditions in the business climate, including a significant decline in future operating cash flows, a significant change in BNC’s stock price or market capitalization, or a deviation from BNC’s expected growth rate and performance may significantly affect the fair value of any goodwill and may trigger impairment losses, which could be materially adverse to BNC’s results of operations, financial condition and stock price.

The success of BNC’s growth strategy depends on BNC’s ability to identify and retain individuals with experience and relationships in the markets in which it intends to expand.

BNC’s growth strategy contemplates that it will expand its business and operations to other markets particularly in the Carolinas. BNC intends to primarily target market areas that it believes possess attractive demographic, economic or competitive characteristics. To expand into new markets successfully, BNC must identify and retain experienced key management members with local expertise and relationships in these markets. Competition for qualified personnel in the markets in which BNC may expand may be intense, and there may be a limited number of qualified persons with knowledge of and experience in the commercial banking industry in these markets. Even if BNC identifies individuals that it believes could assist it in establishing a presence in a new market, BNC may be unable to recruit these individuals away from other banks or be unable to do so at a reasonable cost. In addition, the process of identifying and recruiting individuals with the combination of skills and attributes required to carry out BNC’s strategy is often lengthy. BNC’s inability to identify, recruit and retain talented personnel to manage new offices effectively would limit its growth and could materially adversely affect its business, financial condition, results of operations and stock price.

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BNC may need additional access to capital, which it may be unable to obtain on attractive terms or at all.

BNC may need to incur additional debt or equity financing in the future to make strategic acquisitions or investments, redeem its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, or the Series A Preferred Stock, for future growth or to fund losses or additional provision for loan losses in the future. BNC’s ability to raise additional capital, if needed, will depend in part on conditions in the capital markets at that time, which are outside BNC’s control, and on BNC’s financial performance. Accordingly, BNC may be unable to raise additional capital, if and when needed, on terms acceptable to it, or at all. If BNC cannot raise additional capital when needed, its ability to further expand its operations through internal growth and acquisitions could be materially impaired and its stock price negatively affected.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains a number of forward-looking statements, including statements about the financial conditions, results of operations, earnings outlook and prospects of BNC, First Trust and the potential combined company and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “anticipate,” “continue,” “expect,” “project,” “potential,” “possible,” “predict,” “estimate,” “could,” “should,” “would,” “will,” “goal,” “target” or other similar expressions.

The forward-looking statements involve certain risks and uncertainties. The ability of either BNC or First Trust to predict results or the actual effects of its plans and strategies, or those of the combined company, is subject to inherent uncertainty. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include, among others, the following:

•	the risk that the businesses of BNC and/or First Trust in connection with the merger will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•	expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected timeframe;

•	the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	revenues following the merger may be lower than expected;

•	changes in the interest rate environment may reduce interest margins and impact funding sources;

•	changes in market rates and prices may adversely impact the value of financial products;

•	customer and employee relationships and business operations may be disrupted by the merger;

•	the ability to obtain required governmental and First Trust shareholder approvals, and the ability to complete the merger on the expected timeframe;

•	possible changes in economic and business conditions;

•	the existence or exacerbation of general geopolitical instability and uncertainty;

•	the ability of BNC to integrate other acquisitions and retain existing and attract new customers;

•	possible changes in monetary and fiscal policies, and laws and regulations;

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•	the effects of easing of restrictions on participants in the financial services industry;

•	the cost and other effects of legal and administrative cases;

•	possible changes in the creditworthiness of customers and the possible impairment of collectability of loans;

•	the effects of changes in interest rates; and

•	other risks and factors identified in this proxy statement/prospectus under the heading “Risk Factors.”

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus.

Additional factors that could cause BNC’s or First Trust’s results to differ materially from those described in the forward-looking statements can be found in BNC’s and First Trust’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC in the case of BNC and filed with the FDIC in the case of First Trust. See “Where You Can Find More Information” on page [•] for a description of where you can find this information. All subsequent written and oral forward-looking statements concerning the merger or other matters and attributable to BNC or First Trust or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to within this proxy statement/prospectus. Forward-looking statements speak only as of the date on which such statements are made. BNC and First Trust undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

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THE FIRST TRUST SPECIAL MEETING

Date, Time and Place

First Trust will hold a special meeting of its shareholders at First Trust Bank, 1420 East Third Street, Charlotte, North Carolina, at 10:00 a.m., on [•], 2012.

Purpose of the Special Meeting

At the special meeting, First Trust’s shareholders will be asked to consider and vote upon proposals to:

•	approve the merger agreement between BNC, First Trust and the Bank and the merger of First Trust with and into the Bank;

•	approve golden parachute compensation on an advisory, non-binding basis;

•	adjourn the special meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement; and

•	transact any other business that may properly be brought before the special meeting.

Recommendation of the Board of Directors of First Trust

The First Trust board of directors has unanimously determined that the merger is advisable and in the best interests of First Trust and its shareholders and recommends that First Trust’s shareholders vote “FOR” approval of the merger agreement, “FOR” the proposal to approve golden parachute compensation on an advisory, non-binding basis, and “FOR” adjournment of the special meeting to a later date or dates, if necessary or appropriate.

Quorum and Voting Procedures

A quorum must be present for business to be conducted at the special meeting. For all matters to be voted on at the meeting, a quorum will consist of a majority of the outstanding shares of First Trust’s common stock. Shares represented in person or by proxy at the meeting will be counted for the purpose of determining whether a quorum exists. Once a share is represented for any purpose at the meeting, it will be treated as present for quorum purposes for the remainder of the meeting and for any adjournments. If you return a valid proxy card or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain or instruct the Proxies to abstain from voting on one or more matters. Broker “non-votes” also will be counted in determining whether there is a quorum. A broker “non-vote” occurs when a broker or other nominee holding shares for a beneficial owner signs and returns a proxy with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”) but does not vote on a particular matter because the nominee does not have the discretionary voting power with respect to that matter and has not received instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters but not on non-routine matters. The proposals that First Trust shareholders are being asked to vote on at the special meeting are not considered routine matters and accordingly brokers or other nominees may not vote without instructions. If your shares are represented at the meeting with respect to any matter voted on, they will be treated as present with respect to all matters voted on, even if they are not voted on all matters.

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You may cast one vote for each share of First Trust common stock you held of record on the record date on each matter brought before the special meeting.

Approval of the merger agreement requires the affirmative vote of a majority of all shares of First Trust common stock entitled to vote at the special meeting.

The advisory vote to approve golden parachute compensation requires the affirmative vote of the holders of a majority of the shares of common stock cast on the matter. The advisory vote to approve golden parachute compensation is not a condition to the merger and is a vote separate and apart from the vote to approve the merger agreement. Because the vote on golden parachute compensation is advisory in nature only, it will not be binding on First Trust. Therefore, if the other requisite shareholder approvals are obtained and the merger is completed, the golden parachute compensation will still be paid as long as any other conditions applicable thereto occur.

The proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate requires the affirmative vote of the holders of a majority of the shares of common stock cast on the matter at the special meeting.

Directors and executive officers of First Trust and their affiliates, who are entitled to vote approximately 18.12% of First Trust common stock as of August 31, 2012, are expected to vote for approval of the merger agreement.

Support Agreements

As an inducement to and a condition of BNC’s willingness to enter into the merger agreement, each of the directors of First Trust entered into a support agreement with BNC. Pursuant to the support agreements, each of the directors of First Trust agreed, among other things, to vote (or cause to be voted), all the shares owned beneficially by each of them, (i) in favor of the approval of the merger agreement at the special meeting of the First Trust shareholders and (ii) against any Alternative Transaction (as defined in the merger agreement and as further described under “The Merger Agreement—Agreement Not to Solicit Other Offers”). As of August 31, 2012, the directors of First Trust were entitled to vote 865,542 shares, or approximately 18.12% of the outstanding shares of First Trust common stock. A copy of the form of this support agreement is attached as Exhibit A to the merger agreement attached as Appendix A to this proxy statement/prospectus and is incorporated herein by reference. First Trust shareholders are urged to read the support agreements in their entirety.

Voting of Proxies

The enclosed proxy with respect to the First Trust special meeting is solicited by the board of directors of First Trust. The board of directors has selected James E. Harris, Jr., Elaine M. Lyerly, and William G. Seymour, or any of them, to act as proxies with full power of substitution.

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First Trust requests that you sign the accompanying proxy card and return it promptly in the enclosed, postage-paid envelope. Please mark your vote, sign your name exactly as it appears on your proxy card, date your proxy card and return it in the envelope provided.

All proxies will be voted as directed by the shareholder on the proxy form. A proxy, if executed and not revoked, will be voted in the following manner (unless it contains instructions to the contrary, in which event it will be voted in accordance with such instructions):

•	FOR approval of the merger agreement;

•	FOR the proposal to approve golden parachute compensation on an advisory, non-binding basis; and

•	FOR approval of the proposal to adjourn the special meeting to solicit additional proxies, if necessary.

At the date hereof, management has no knowledge of any business that will be presented for consideration at the special meeting and that would be required to be set forth in this proxy statement/prospectus or in the related First Trust proxy card, other than the matters set forth in the notice of special meeting of shareholders of First Trust. If any other matter is properly presented at the First Trust special meeting for consideration, proxies will be voted in the discretion of the proxy holder on such matter.

Your vote is important. Accordingly, please submit your proxy as soon as possible whether or not you plan to attend the First Trust special meeting. You may do this by completing, signing, and dating the enclosed proxy card and returning it in the postage-paid envelope provided.

Shares Held in Street Name

If you hold your shares in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares if you wish them to be counted. Please follow the voting instructions provided by your bank, broker or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to First Trust or by voting in person at the meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee. Further, brokers who hold shares of First Trust common stock on behalf of their customers may not give a proxy to First Trust to vote those shares without specific instructions from their customers.

If you are a First Trust shareholder and you do not instruct your broker on how to vote your shares, your broker may not vote your shares at the special meeting.

Your vote is important. Accordingly, please sign and return your broker’s instructions whether or not you plan to attend the First Trust special meeting in person.

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Revocability of Proxies

An appointment of proxy may be revoked by the shareholder giving it at any time before it is exercised by filing with Jean R. Galloway, secretary of First Trust, at First Trust’s offices at 1420 East Third Street, Charlotte, North Carolina 28204, a written instrument revoking it or a duly executed appointment of proxy bearing a later date, or by attending the special meeting and announcing the shareholder’s intention to vote in person.

Solicitation of Proxies

First Trust will pay the cost of preparing, assembling and mailing this proxy statement/prospectus to its shareholders and other proxy solicitation expenses. In addition to the use of the mails, Regan & Associates, Inc., a proxy solicitation firm, will assist First Trust in soliciting proxies for the special meeting. First Trust will pay $8,000 for these services. Additionally, appointments of proxy may be solicited in person or by telephone by First Trust’s officers, directors, and employees without additional compensation. First Trust will reimburse banks, brokers and other custodians, nominees, and fiduciaries for their costs in sending the proxy materials to the beneficial owners of First Trust’s common stock.

Proposals for 2013 First Trust Annual Meeting

If the merger is completed, then First Trust will not have a 2013 annual meeting of shareholders. However, if the merger is not completed, First Trust currently expects that its next annual meeting would be held during May 2013. Any proposal of a First Trust shareholder intended to be presented for action at that annual meeting would have to be received by First Trust in writing at its main office in Charlotte, North Carolina, no later than December 3, 2012, to be considered timely received for inclusion in the proxy statement and form of appointment of proxy distributed by First Trust in connection with that meeting.

If First Trust has a 2013 annual meeting, then written notice of a shareholder proposal intended to be presented at that meeting but which is not intended to be included in First Trust’s proxy statement and form of appointment of proxy must be received by First Trust at its main office in Charlotte, North Carolina, no later than February 15, 2013, in order for that proposal to be considered timely received for purposes of the discretionary authority of the proxies at that meeting to vote on other matters presented for action by shareholders at the meeting.

Internet and Electronic Availability of Proxy Materials

As required by applicable SEC rules and regulations, as implemented by the FDIC Accounting and Securities Disclosure Section, First Trust has furnished a notice of Internet availability of proxy materials to all shareholders as part of this proxy statement/prospectus and all shareholders will have the ability to access this proxy statement/prospectus by visiting http://www.ftncinvestors.com.

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PROPOSAL 1 - APPROVAL OF THE MERGER AGREEMENT

Background of the Merger

The board of directors of First Trust, or the First Trust Board, has regularly considered First Trust’s strategic position from the beginning of its organization in the Charlotte, Mecklenburg County market of North Carolina. First Trust was one of a number of banks chartered in this market since the mid-1990s but by the end of 2010, First Trust found itself in the enviable position of commanding one of the largest shares of core deposits for community banks in its market as it successfully and conservatively developed a branch network while other community banks in its market merged with other financial institutions or experienced declining financial results. However, competing in the shadows of some of the largest banks in the entire country, First Trust found its growth and profitability adversely impacted by the economic downturn that gained its full momentum in 2008 and 2009. During this period, the significant drop in real estate values throughout First Trust’s market area resulted in an increase in non-performing loans. These factors also resulted in reduced earnings and lack of loan growth, which led the First Trust Board to begin considering the long-term future of the institution on a more heightened basis during 2011.

Over the years, First Trust has routinely been called by community bank investment bankers who have offered their opinions on the status of the industry and the merger market for community banks. Also, executive management of First Trust has routinely been called upon by other financial institutions desiring to expand into the Charlotte market.

BNC’s first meeting with First Trust was on September 29, 2011, when Nick Bach of FIG Partners, LLC, or FIG, and James Bolt of First Trust met Swope Montgomery, Richard Callicutt and David Spencer of BNC. At this meeting, Mr. Bolt explained that in order to move forward, First Trust was beginning to consider either a capital raise or a partnership with a larger bank. The BNC representatives expressed their strong respect for Mr. Bolt and First Trust and expressed interest in further discussions if Mr. Bolt and the First Trust Board decided to consider a transaction with a larger bank. During September 2011, Mr. Bolt also met with representatives of another financial institution that had expressed an interest in a business combination transaction with First Trust. Both of these potential merger partners offered to enter into a confidentiality agreement so that further discussions on a more extensive basis could be conducted. First Trust consulted with its legal counsel and a mutual confidentiality agreement was developed. The institution which had first contacted First Trust executed the confidentiality agreement but no subsequent or material discussions were conducted at that time as executive management considered engaging experienced investment bankers to assist First Trust going forward. Consequently, First Trust held discussions with two investment banking firms experienced in the community bank industry. Informal discussions were held with these firms, who were well-known to First Trust, regarding the status of the community bank industry and the strategic options that could be available to First Trust that would counter the declining market forces being experienced and afford First Trust’s shareholders the return they had become accustomed to receiving. Executive management of First Trust was also familiar with other community bankers, both within and outside First Trust’s market, and executive management was keenly aware of the positive and negative forces at play that were affecting the financial performance of community banks in North Carolina.

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With the endorsement of the First Trust Board, executive management engaged in discussions with the two investment banking firms and also with its corporate counsel, Gaeta & Eveson, P.A. On October 4, 2011, the First Trust Board approved the formal engagement for First Trust to retain the investment banking services of Sandler O’Neill & Partners L.P., New York, New York, or Sandler O’Neill, as First Trust’s exclusive financial advisors in connection with the exploration of all strategic alternatives that may be available to First Trust. Thereafter, in October and November 2011, counsel for First Trust was consulted regarding legal issues surrounding the structure of a potential acquisition of First Trust and related matters involving bank regulatory matters and existing management contracts. In November 2011, First Trust’s independent public accounting firm was asked by First Trust to prepare information relating to certain financial items should a merger of First Trust occur. No further discussions with any potential strategic partner for First Trust were conducted until after the beginning of 2012.

In February 2012, First Trust’s counsel, along with Sandler O’Neill, met with the First Trust Board and reviewed in depth the market for mergers and acquisitions of community banks in North Carolina. A detailed analysis of market conditions, potential suitors for First Trust and potential strategic alternatives, including a merger of First Trust, were discussed. Additionally, consideration was given to the continued “stand alone” operation of First Trust fueled by organic growth, partnership with a larger financial institution of a regional nature and an accelerated resolution of problem assets at First Trust. At the conclusion of this extensive meeting, the First Trust Board unanimously resolved to allow Sandler O’Neill to conduct a limited potential buyer/bidder process which would include up to four institutions identified by Sandler O’Neill to gauge their interest in engaging in discussions to effect a strategic combination with First Trust. Two of the four institutions were the institutions who previously had indicated an interest in combining with First Trust.

During February and March 2012, Sandler O’Neill contacted each of the four identified potential suitors of First Trust and two of them declined, for differing reasons, to consider a combination with First Trust. However, the two institutions who had previously expressed an interest each signed a new confidentiality agreement and each expressed a serious interest in effecting a combination with First Trust. Each of the two institutions reviewed information regarding First Trust which was provided by Sandler O’Neill and each engaged in a limited due diligence review of First Trust including an independent third party loan review of First Trust’s loan portfolio conducted by an experienced and well-known loan review firm. As a result of this review, each of the institutions presented Sandler O’Neill with a non-binding letter of intent.

During the week of March 16, 2012, BNC began evaluating initial modeling from FIG that included pricing ranges. On March 20, 2012, FIG made a presentation to the BNC board of directors, or the BNC Board, as to potential pricing ranges and structure, and those matters were discussed by the BNC Board at the meeting on such date. BNC formally submitted an initial letter of interest, which included pricing and deal terms, to First Trust on March 26, 2012.

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The First Trust Board met on April 2, 2012 with its corporate counsel and Sandler O’Neill and received an updated report from Sandler O’Neill on the status of the limited process it had conducted on behalf of First Trust. Additionally Sandler O’Neill reviewed and discussed updated information including the current situation for bank mergers and acquisitions, current trading prices of the two potential suitors for First Trust and factors that could influence market valuations for these suitors and First Trust. Further, a detailed discussion was had regarding the process First Trust would need to engage in should it determine that a strategic combination was the best avenue to enhance and maximize shareholder value. After a thorough discussion including fiduciary duty of directors and consideration of continuing to operate First Trust on a “stand alone” basis, the First Trust Board entertained separate presentations from representatives of each of the two financial institutions who had presented non-binding letters of intent. Each of the presentations to the First Trust Board included an overview of the institution making the presentation, its history, operating characteristics, brand locations, vision, market opportunities, growth plans and strategies for growth. After each of the presentations were concluded, counsel for First Trust discussed the alternatives available to First Trust and discussed fiduciary duties and responsibilities to the shareholders. A detailed discussion about the decision making process was conducted and the board members discussed in detail the two presentations they had received. At the conclusion of the meeting, the First Trust Board agreed to seek additional information from each of the two institutions which would clarify some of the issues raised in their presentations and requested specific information on merger pricing and a draft of a definitive agreement for the First Trust Board to consider at its next meeting on April 19, 2012.

On April 4, 2012, BNC entered into a formal engagement letter with FIG for FIG to serve as its financial advisor in connection with the potential merger with First Trust. In addition, on June 1, 2012, BNC signed an engagement letter with Keefe, Bruyette & Woods, Inc., or KBW, for KBW to join FIG as a financial advisor for BNC’s potential merger with First Trust.

BNC formally commenced due diligence on April 11, 2012, and BNC’s legal counsel formally commenced due diligence on May 25, 2012. In addition, Credit Risk Management, L.L.C. conducted credit due diligence beginning on March 5, 2012. Representatives of First Trust concluded final on-site due diligence of BNC on May 30, 2012.

At its meeting on April 19, 2012, the First Trust Board received an update from Sandler O’Neill regarding its further discussions with the two interested financial institutions. It was reported that BNC had more particularly defined its offer price and eliminated a range of prices it would be willing to pay for all of the shares of First Trust and counsel for First Trust reported that on April 17, 2012 it had received a draft of a definitive agreement from counsel for BNC reflecting its offer. Sandler O’Neill provided a summary of pricing, consideration mix and other items such as “social issues” involving board representation upon completion of a merger, contingencies perceived and anticipated closing date should a transaction be entered into. It was also reported that BNC had performed additional due diligence which included an on-site loan and special asset review. After a thorough discussion of the two offers being presented to the First Trust Board for the acquisition of First Trust, it was obvious that the offer of BNC was the most advantageous to the shareholders of First Trust and the First Trust Board directed Sandler O’Neill to negotiate the final elements of a merger of First Trust with BNC. On June 4, 2012, the First Trust Board met with Sandler O’Neill and Gaeta & Eveson, P.A. and received a definitive transaction structure consisting of the consideration to be paid for each of the issued and outstanding shares of common stock of First Trust. Sandler O’Neill reviewed and discussed its transaction valuation analysis and opined to the board that the consideration to be received by the shareholders of First Trust was fair, from a financial point of view. A copy of Sandler O’Neill’s written opinion is attached to this document as Appendix C. A detailed executive summary of the definitive agreement was presented to the First Trust Board and detailed resolutions prepared by counsel were presented. After thorough discussion, each director was asked for his or her opinion on the transaction as proposed and the transaction as presented was unanimously approved by the board of directors.

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BNC also held a regular meeting and a special meeting on May 21, 2012 and May 31, 2012, respectively, for the BNC Board to consider the transaction. In its meeting on May 21, 2012, the BNC Board received a copy of the definitive agreement and plan of merger and detailed resolutions for consideration to adopt the agreement and plan of merger. The final pricing and deal terms were approved by the BNC Board and agreed upon with First Trust on May 31, 2012.

First Trust, BNC and the Bank executed the definitive merger agreement after the close of business on Monday, June 4, 2012 and issued a joint press release publicly announcing the transaction shortly thereafter.

BNC’s Reasons for the Merger

The BNC Board believes that the completion of the merger presents a unique opportunity for BNC to further its strategic plan to broaden its geographic market area by dramatically expanding its franchise and banking operations into the Charlotte market area, which BNC believes is one of the most attractive market areas in North Carolina. The BNC Board also noted that the merger furthered BNC’s strategic focused regional growth plan, would add a solid core deposit base, would be accretive to future earnings and lead to significant cost efficiencies.

The terms of the merger, including the merger consideration, are the result of arm’s-length negotiations between representatives of BNC and First Trust. In reaching its decision to approve the merger, the BNC Board consulted with its legal advisors regarding the terms of the transaction, with its financial advisors, FIG and KBW, regarding the financial aspects of the proposed transaction and the merger consideration, and with management of BNC. In approving the entry into the merger agreement, the BNC Board considered the following material factors:

•	First Trust’s strategic presence around the attractive Charlotte market area.

•	The completion of the merger would not only expand and diversify BNC’s markets but it would expand product capabilities and further diversify its revenue and deposit mix.

•	The reports of BNC management and the financial presentation of BNC’s financial advisors concerning the operations and financial condition of First Trust and the pro forma financial impact of the merger.

•	First Trust is a very well managed, quality organization with a strong earnings history and a service-focused business model.

•	First Trust and BNC’s management teams share a common business vision and commitment to their respective clients, shareholders, employees and other constituencies.

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•	The two companies have complementary service-focused business models.

•	BNC’s management believes that the merger will be accretive to BNC’s earnings under GAAP.

•	The merger is likely to provide an increase in shareholder value, including the benefits of a stronger strategic position.

The BNC Board also considered potential risks associated with the merger in connection with its deliberations of the proposed transaction, including the challenges of integrating First Trust’s business, operations and workforce with those of BNC, the potential negative impact on BNC’s stock price and the need to obtain shareholder and regulatory approvals in order to complete the transaction.

The BNC Board considered all of these factors as a whole and, on balance, the BNC Board believes that the opportunities created by the merger to increase the value of the BNC franchise more than offset any integration or other risks inherent in the merger.

The foregoing discussion of the information and factors considered by the BNC Board is not exhaustive, but includes the material factors considered by the BNC Board. In view of the wide variety of factors considered by the BNC Board in connection with its evaluation of the merger and the complexity of these matters, the BNC Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above, individual members of the BNC Board may have given different weights to different factors.

On the basis of these considerations, BNC’s entry into the merger agreement was unanimously approved by the BNC Board on May 21, 2012 and May 31, 2012.

First Trust’s Reasons for the Merger and Recommendation of the First Trust Board of Directors

In reaching its decision to adopt and approve the merger agreement and recommend its approval to First Trust shareholders, the First Trust Board consulted with executive management and its outside financial and legal advisors and evaluated the increasing difficulty First Trust faces in maintaining and improving performance and value for its shareholders over the long term in the current and prospective economic environment affecting the banking industry as a whole. The First Trust Board believes that economic recovery and improvements in banks’ profits and market values will be a slow process. After considering First Trust’s strategic options, the First Trust Board concluded that partnering with a financial institution with a strong management team and capital would better maximize the long-term value of shareholders’ investment than if First Trust remained independent and it believes that the proposed merger with BNC is in the best interests of First Trust’s shareholders.

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In its deliberations described above and in making its determination, the First Trust Board considered many factors including, without limitation, the following:

•	the current and prospective business and economic environments in which First Trust operates, including challenging regional and local economic conditions, the competitive environment for North Carolina financial institutions characterized by intensifying competition from in state and out-of-state financial institutions, the continuing consolidation of the financial services industry, the increased regulatory burdens on financial institutions, and the uncertainties in the regulatory climate going forward;

•	BNC’s access to capital resources relative to that of First Trust;

•	the business, earnings, operations, financial condition, management, prospects, capital levels and asset quality of both BNC and First Trust;

•	the fact that First Trust would likely need to raise a material amount of additional capital in the near future if it remained independent, and that raising such equity would likely be very difficult and dilutive to First Trust’s shareholders;

•	the board of directors’ desire to provide First Trust shareholders with the prospects for greater future appreciation on their investment in First Trust common stock than the amount of appreciation the board of directors believes could be achieved independently;

•	the overall greater scale that will be achieved by the merger that will better position the combined company for future growth;

•	the financial analysis prepared by Sandler O’Neill, and the opinion dated June 4, 2012, delivered to the First Trust board of directors by Sandler O’Neill, to the effect that the merger consideration is fair, from a financial point of view, to First Trust’s shareholders;

•	the interests of First Trust’s directors and executive officers in the merger, in addition to their interests generally as shareholders, as described under “—First Trust’s Directors and Officers Have Financial Interests in the Merger” below;

•	the likelihood that the regulatory approvals necessary to complete the transaction would be obtained;

•	the effect of the merger on First Trust’ employees, including the prospects for continued employment and the severance and other benefits agreed to be provided by BNC to First Trust’s employees; and

•	the effect of the merger on First Trust’s customers and the communities in which they conduct business.

The First Trust Board also considered the following potential risks and negative factors relating to the merger:

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•	the exchange ratio is fixed so if the market price of BNC common stock decreases prior to the completion of the merger, the value of the consideration to be received by First Trust’s shareholders will decrease as well;

•	the merger agreement limits First Trust’s ability to pursue other merger or acquisition opportunities;

•	the merger agreement obligates First Trust to pay a substantial termination fee if it later chooses to pursue a more attractive uninvited merger proposal or if the merger agreement is terminated under certain circumstances;

•	First Trust will lose the autonomy associated with being an independent financial institution;

•	the merger could result in employee attrition and have a negative effect on business and customer relationships;

•	while the merger is pending, First Trust’s officers and employees will have to focus extensively on actions required to complete the merger, which will divert their attention from First Trust’s business, and First Trust will incur substantial transaction costs even if the merger is not consummated;

•	while the merger is pending, First Trust will be subject to certain restrictions on the conduct of its business which may delay or prevent it from pursuing business opportunities that may arise or preclude it from taking actions that would be advisable if it was to remain independent; and

•	because First Trust currently does not anticipate asking Sandler O’Neill to update its opinion, the opinion will not address the fairness of the merger consideration, from a financial point of view, at the time the merger is completed.

In evaluating a potential merger with BNC, the First Trust Board carefully considered BNC’s financial performance in 2010, 2011 and 2012. First Trust’s management team, along with Sandler O’Neill and First Trust’s legal counsel, conducted due diligence on BNC to assess, among other things, BNC’s operating and financial condition, including its balance sheet composition.

The First Trust Board concluded that the anticipated benefits of combining with BNC were likely to substantially outweigh these potential risks and negative factors outlined above.

Before approving the proposed transaction with BNC, the First Trust Board discussed at length, with input from Sandler O’Neill, First Trust’s strategic options, including remaining independent or pursuing other alternatives, in relation to the long-term best interests of shareholders. The board of directors concluded that combining with BNC on the terms offered by BNC was in the First Trust shareholders’ best interest.

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First Trust shareholders will receive, at their election, either (i) cash in the amount of $7.25 per share of First Trust common stock or (ii) 0.98 shares of BNC common stock for each share of First Trust common stock, or a combination of both subject to the allocation procedures set forth in the merger agreement. The aggregate number of shares of BNC common stock that will be issued as part of the total merger consideration shall be 3,276,266 shares, with the remainder of the merger consideration being paid as cash. There were 4,775,898 shares of First Trust common stock outstanding as of June 4, 2012. Given that the total merger consideration to be paid by BNC will be approximately 70% in shares of BNC common stock and approximately 30% in cash, based on BNC’s stock price of $[•] as of the close of trading on [•], 2012, the consideration to be received by First Trust shareholders, represents an aggregate price of approximately $[•] million. The First Trust Board concluded that this merger consideration was adequate enough to support its recommendation to First Trust shareholders that they vote “for” the merger. In reaching this conclusion, the First Trust Board consulted with First Trust’s senior management and its advisors. Sandler O’Neill conducted a financial analysis and delivered an opinion to the First Trust Board stating that the merger consideration is fair, from a financial point of view, to First Trust’s shareholders. The details of this financial analysis and the data supporting Sandler’s opinion are presented below under “Opinion of First Trust’s Financial Advisor.”

The foregoing discussion of the factors considered by the First Trust Board is not intended to be exhaustive, but is believed to include all the material factors considered by the First Trust Board. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the First Trust Board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger agreement and recommend that the shareholders vote “FOR” approval of the merger agreement. In addition, individual members of the First Trust Board may have given differing weights to different factors. The First Trust Board conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, First Trust’s management and outside financial and legal advisors. The First Trust Board considered all of the foregoing factors as a whole and unanimously supported a favorable determination to approve the merger and recommend that First Trust shareholders approve the merger agreement.

The First Trust Board determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are in the best interests of First Trust and its shareholders. Accordingly, the First Trust Board unanimously approved the merger and the merger agreement and unanimously recommends that First Trust shareholders vote “FOR” approval of the merger agreement.

Opinion of First Trust’s Financial Advisor

By letter dated September 29, 2011, First Trust retained Sandler O’Neill & Partners, L.P., or Sandler O’Neill, to act as its financial advisor in connection with a sale of First Trust to BNC. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

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Sandler O’Neill acted as financial advisor to the First Trust Board in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the merger agreement, dated as of June 4, 2012. At its June 4, 2012 meeting, the First Trust Board reviewed the merger agreement and Sandler O’Neill delivered to the board its oral opinion, which was subsequently confirmed in writing, that, as of such date, the merger consideration was fair to the holders of First Trust common stock from a financial point of view. The full text of Sandler O’Neill’s written opinion dated June 4, 2012 is attached as Appendix C to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. First Trust shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to the First Trust Board and is directed only to the fairness of the merger consideration to First Trust’s shareholders from a financial point of view. It does not address the underlying business decision of First Trust to engage in the merger or any other aspect of the merger and is not a recommendation to any First Trust stockholder as to how such stockholder should vote at the special meeting with respect to the merger or any other matter.

In connection with rendering its opinion on June 4, 2012, Sandler O’Neill reviewed and considered, among other things:

(1)	the merger agreement;

(2)	certain publicly available financial statements and other historical financial information of First Trust that Sandler O’Neill deemed relevant;

(3)	certain publicly available financial statements and other historical financial information of BNC that Sandler O’Neill deemed relevant;

(4)	internal financial projections for First Trust for the years ending December 31, 2012 through December 31, 2014 as provided by and discussed with senior management of First Trust;

(5)	publicly available mean earnings estimates for BNC for the years ending December 31, 2012 and December 31, 2013 as published by I/B/E/S and a long-term growth rate for the years thereafter as discussed with senior management of BNC;

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(6)	the pro forma financial impact of the merger on BNC, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings as determined by the senior managements of First Trust and BNC;

(7)	the publicly reported historical price and trading activity for First Trust’s and BNC’s common stock, including a comparison of certain financial and stock market information for First Trust and BNC with similar publicly available information for certain other commercial banks, the securities of which are publicly traded;

(8)	the terms and structures of other recent mergers and acquisition transactions in the commercial banking sector;

(9)	the current market environment generally and in the commercial banking sector in particular; and

(10)	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of executive management of First Trust the business, financial condition, results of operations and prospects of First Trust and held similar discussions with certain members of senior management of BNC regarding the business, financial condition, results of operations and prospects of BNC.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to Sandler O’Neill by First Trust and BNC or their respective representatives or that was otherwise reviewed by Sandler O’Neill and assumed such accuracy and completeness for purposes of rendering its opinion. Sandler O’Neill further relied on the assurances of the respective managements of First Trust and BNC that such respective managements were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O’Neill was not asked to and did not undertake an independent verification of any of such information and assumes no responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of First Trust and BNC or any of their respective subsidiaries. Sandler O’Neill rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of First Trust and BNC. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of First Trust and BNC, or the combined entity after the merger and it has not reviewed any individual credit files relating to First Trust and BNC. Sandler O’Neill has assumed, with First Trust’s consent, that the respective allowances for loan losses for both First Trust and BNC are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

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In preparing its analyses, Sandler O’Neill used internal financial projections as provided by the senior management of First Trust and publicly available mean earnings estimates for BNC as published by I/B/E/S. Sandler O’Neill also received and used in its analyses certain projections of transaction costs, purchase accounting adjustments, expected cost savings and other synergies which were prepared by and/or reviewed with the senior management of First Trust. With respect to those projections, estimates and judgments, the respective managements of First Trust and BNC confirmed to Sandler O’Neill that those projections, estimates and judgments reflected the best currently available estimates and judgments of those respective managements of the future financial performance of First Trust and BNC, respectively, and Sandler O’Neill assumed that such performance would be achieved. Sandler O’Neill expressed no opinion as to such estimates or the assumptions on which they were based. Sandler O’Neill also assumed that there was no material change in First Trust’s and BNC’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Sandler O’Neill. Sandler O’Neill assumed in all respects material to its analysis that First Trust and BNC would remain as going concerns for all periods relevant to its analyses, that all of the representations and warranties contained in the merger agreement and all related agreements were true and correct, that each party to the merger agreement would perform all of the covenants required to be performed by such party under the merger agreement and that the conditions precedent in the merger agreement were not waived. Finally, with the consent of First Trust, Sandler O’Neill relied upon the advice that First Trust received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement.

Sandler O’Neill’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of such opinion. Events occurring after the date of its opinion could materially affect its opinion. Sandler O’Neill did not undertake to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of its opinion.

Sandler O’Neill’s opinion was directed to First Trust’s board in connection with its consideration of the merger and does not constitute a recommendation to any shareholder of First Trust as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the merger. Sandler O’Neill’s opinion is directed only to the fairness, from a financial point of view, of the merger consideration to the holders of First Trust common stock and does not address the underlying business decision of First Trust to engage in the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for First Trust or the effect of any other transaction in which First Trust might engage. Sandler O’Neill’s opinion shall not be reproduced or used for any other purposes, without Sandler O’Neill’s prior written consent. Sandler O’Neill’s opinion has been approved by Sandler O’Neill’s fairness opinion committee. Sandler O’Neill has consented to inclusion of its opinion and this summary in the registration statement on Form S-4 which includes this proxy statement/prospectus. Sandler O’Neill does not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director, or employees, or class of such persons, relative to the compensation to be received in the merger by any other shareholder.

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In rendering its June 4, 2012 opinion, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill, but is not a complete description of all the analyses underlying Sandler O’Neill’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather Sandler O’Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion; rather Sandler O’Neill made its determination as to the fairness of the merger consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to First Trust or BNC and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of First Trust or BNC and the companies to which they are being compared.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of First Trust, BNC and Sandler O’Neill. The analysis performed by Sandler O’Neill is not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the First Trust board at the June 4, 2012 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of First Trust’s common stock or the prices at which First Trust’s common stock may be sold at any time. The analysis and opinion of Sandler O’Neill was among a number of factors taken into consideration by First Trust’s board in making its determination to adopt the agreement and plan of merger contained in the merger agreement and the analyses described below should not be viewed as determinative of the decision First Trust’s board or management with respect to the fairness of the merger consideration.

At the June 4, 2012 meeting of the First Trust board, Sandler O’Neill presented certain financial analyses of the merger. The summary below is not a complete description of the analyses underlying the opinions of Sandler O’Neill or the presentation made by Sandler O’Neill to the First Trust board, but is instead a summary of the material analyses performed and presented in connection with the opinion.

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Summary of Proposal

Sandler O’Neill reviewed the financial terms of the proposed transaction. Shares of First Trust common stock issued and outstanding immediately prior to the merger will receive consideration of $7.25 in cash per share or will be converted into shares of BNC common stock equal to the specified exchange ratio. The exchange ratio is 0.9800x, meaning each share of First Trust common stock will be exchanged for consideration equal to 0.9800x of a share of BNC common stock, and consideration will be paid in the form of 70% stock of BNC and 30% cash. The aggregate transaction value of $35.7 million is based upon the BNC closing price of $7.73 on May 31, 2012 and 4,775,898 shares of First Trust common stock outstanding. Based upon financial information as or for the quarter ended March 31, 2012, Sandler O’Neill calculated the following transaction ratios:

Transaction Value / Book Value:	75%
Transaction Value / Tangible Book Value:	75%
Transaction Value / Last Twelve Months Earnings Per Share:	13.8	x
Core Deposit Premium:	(4.3)%
Market Premium (as of May 31, 2012)	27%

First Trust - Comparable Company Analysis

Sandler O’Neill also used publicly available information to compare selected financial and market trading information for First Trust and a group of financial institutions selected by Sandler O’Neill. The First Trust peer group was selected by Sandler O’Neill and consisted of the following selected public banks and thrifts headquartered in the Southeast region with total assets between $300 million and $550 million, non-performing assets to total assets greater than 5.0% and tangible common equity to tangible assets greater than 6.0%. The Southeast region is defined as West Virginia, Virginia, North Carolina, South Carolina, Tennessee, Arkansas, Mississippi, Alabama, Georgia and Florida.

Bankshares of Fayetteville Inc.	Grayson Bankshares Inc.

Botetourt Bankshares Inc.	Highlands Bankshares Inc.

Citizens Bancshares Corp.	HomeTown Bankshares Corp.

Community Bank of South FL Inc.	Jefferson Bancshares Inc.

Community Financial Corp.	KS Bancorp Inc.

Community First Bancorporation	Southcoast Financial Corp.

Cornerstone Bancshares Inc.	Southeastern Banking Corp.

The analysis compared publicly available financial information for First Trust and the median financial and market trading data for the First Trust peer group as of and for the most recent quarter ended March 31, 2012. The table below sets forth the data for First Trust and the median data for the First Trust peer group as of and for the most recent quarter ended March 31, 2012, with pricing data as of May 31, 2012.

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First Trust	Peer Group Median
Total Assets (in millions)	$437	$412
Gross Loans / Deposits	60.9%	80.5%
Tangible Common Equity / Tangible Assets	10.86%	8.22%
Tier 1 Risk Based Capital Ratio	15.84%	12.70%

Total Risk Based Capital Ratio	17.11%	14.36%
Return on Average Assets	0.76%	0.46%
Return on Average Equity	7.06%	5.81%
Net Interest Margin	3.51%	3.65%
Efficiency Ratio	60.7%	72.2%

Loan Loss Reserves / Gross Loans	3.11%	1.99%
Non-performing Assets / Total Assets	10.43%	7.58%
Net Charge-offs / Average Loans	0.46%	1.46%
Price / Tangible Book Value	59%	36%
Price / LTM EPS	10.9	x	9.3	x
Market Capitalization (in millions)	$28.2	$12.5

First Trust - Stock Price Performance

Sandler O’Neill reviewed the history of the publicly reported trading prices of First Trust’s common stock for the one-year period ended May 31, 2012. Sandler O’Neill also reviewed the history of the publicly reported trading prices of First Trust’s common stock for the three-year period ended May 31, 2012. Sandler O’Neill then compared the relationship between the movements in the price of First Trust’s common stock against the movements in the prices of an index of its peer group, the S&P Bank Index, the NASDAQ Bank Index and the S&P 500 Index.

First Trust One-Year Stock Performance

	Beginning Index Value May 31, 2011	Ending Index Value May 31, 2012
First Trust	100.0%	147.5%
Peer Group Index	100.0%	86.9%
S&P Bank Index	100.0%	106.4%
NASDAQ Bank Index	100.0%	96.6%
S&P 500 Index	100.0%	97.4%

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First Trust Three-Year Stock Performance

	Beginning Index Value May 31, 2009	Ending Index Value May 31, 2012
First Trust	100.0%	78.7%
Peer Group Index	100.0%	48.8%
S&P Bank Index	100.0%	133.1%
NASDAQ Bank Index	100.0%	107.8%
S&P 500 Index	100.0%	142.6%

BNC - Comparable Company Analysis

Sandler O’Neill also used publicly available information to compare selected financial and market trading information for BNC and a group of financial institutions selected by Sandler O’Neill.

The BNC peer group consisted of the following selected public banks and thrifts headquartered in North Carolina and South Carolina with total assets between $800 million and $5.0 billion, non-performing assets to total assets less than 6.0% and tangible common equity to tangible assets greater than 5.0%.

CNB Corp.	Park Sterling Corporation

Crescent Financial Bancshares	Peoples Bancorp of NC Inc.

ECB Bancorp Inc.	SCBT Financial Corp.

First Bancorp	Security Federal Corp.

First Financial Holdings Inc.	Southern BancShares (N.C.), Inc.

NewBridge Bancorp

The analysis compared publicly available financial information for BNC and the median financial and market trading data for the BNC peer group as of and for the most recent quarter ended March 31, 2012. The table below sets forth the data for BNC and the median data for the BNC peer group as of and for the most recent quarter ended March 31, 2012, with pricing data as of May 31, 2012.

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BNC	Peer Group Median
Total Assets (in millions)	$2,409	$1,131
Gross Loans / Deposits	82.4%	81.5%
Tangible Common Equity / Tangible Assets	3.73%	7.56%
Tier 1 Risk Based Capital Ratio	9.63%	14.96%
Total Risk Based Capital Ratio	11.17%	16.87%
Return on Average Assets	0.29%	0.24%
Return on Average Equity	4.36%	2.49%
Net Interest Margin	3.72%	3.92%
Efficiency Ratio	66.5%	67.2%
Loan Loss Reserves / Gross Loans	2.10%	2.30%
Non-performing Assets / Total Assets	3.51%	3.35%
Net Charge-offs / Average Loans	1.59%	1.42%
Price / Tangible Book Value	79%	75%
Price / LTM EPS	16.4	x	17.5	x
Market Capitalization (in millions)	$70.5	$98.2

BNC - Stock Price Performance

Sandler O’Neill reviewed the history of the publicly reported trading prices of BNC’s common stock for the one-year period ended May 31, 2012. Sandler O’Neill also reviewed the history of the publicly reported trading prices of BNC’s common stock for the three-year period ended May 31, 2012. Sandler O’Neill then compared the relationship between the movements in the price of BNC’s common stock against the movements in the prices of an index of its peer group, the S&P Bank Index, the NASDAQ Bank Index and the S&P 500 Index.

BNC One-Year Stock Performance
	Beginning Index Value May 31, 2011	Ending Index Value May 31, 2012
BNC	100.0%	102.0%
Peer Group Index	100.0%	101.3%
S&P Bank Index	100.0%	106.4%
NASDAQ Bank Index	100.0%	96.6%
S&P 500 Index	100.0%	97.4%

BNC Three-Year Stock Performance
	Beginning Index Value May 31, 2009	Ending Index Value May 31, 2012
BNC	100.0%	109.3%
Peer Group Index	100.0%	97.3%
S&P Bank Index	100.0%	133.1%

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BNC Three-Year Stock Performance
	Beginning Index Value May 31, 2009	Ending Index Value May 31, 2012
NASDAQ Bank Index	100.0%	107.8%
S&P 500 Index	100.0%	142.6%

First Trust - Net Present Value Analysis

Sandler O’Neill performed an analysis that estimated the present value of First Trust through December 31, 2014.

Sandler O’Neill based the analysis on First Trust’s projected earnings stream as derived from the internal financial projections provided by First Trust management for the years ending December 31, 2012 through 2014.

To approximate the terminal value of First Trust’s common stock at December 31, 2014, Sandler O’Neill applied price to forward earnings multiples of 8.0x to 13.0x and multiples of tangible book value ranging from 30% to 80%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 10.4% to 16.4%.

Earnings Per Share Multiples

Discount Rate	8.0x	9.0x	10.0x	11.0x	12.0x	13.0x
10.4%	$5.85	$6.59	$7.32	$8.05	$8.78	$9.51
11.4%	$5.71	$6.42	$7.14	$7.85	$8.57	$9.28
12.4%	$5.57	$6.27	$6.96	$7.66	$8.36	$9.05
13.4%	$5.44	$6.12	$6.80	$7.48	$8.16	$8.84
14.4%	$5.31	$5.97	$6.63	$7.30	$7.96	$8.62
15.4%	$5.18	$5.83	$6.48	$7.13	$7.77	$8.42
16.4%	$5.06	$5.69	$6.33	$6.96	$7.59	$8.22

Tangible Book Value Per Share Multiples

Discount Rate	30%	40%	50%	60%	70%	80%
10.4%	$2.79	$3.72	$4.65	$5.58	$6.51	$7.44
11.4%	$2.72	$3.63	$4.54	$5.44	$6.35	$7.26
12.4%	$2.66	$3.54	$4.43	$5.31	$6.20	$7.08
13.4%	$2.59	$3.46	$4.32	$5.18	$6.05	$6.91
14.4%	$2.53	$3.37	$4.22	$5.06	$5.90	$6.75
15.4%	$2.47	$3.29	$4.12	$4.94	$5.76	$6.59
16.4%	$2.41	$3.22	$4.02	$4.82	$5.63	$6.43

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Sandler O’Neill also considered and discussed with the First Trust board how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming First Trust’s net income varied from 30% above projections to 30% below projections. This analysis resulted in the following reference ranges of indicated per share values for First Trust common stock, using a discount rate of 13.38%:

Earnings Per Share Multiples

Annual Budget Variance	8.0x	9.0x	10.0x	11.0x	12.0x	13.0x
(30.0)%	$3.81	$4.28	$4.76	$5.23	$5.71	$6.18
(20.0)%	$4.35	$4.89	$5.44	$5.98	$6.52	$7.07
(10.0)%	$4.89	$5.51	$6.12	$6.73	$7.34	$7.95
0.0%	$5.44	$6.12	$6.80	$7.48	$8.16	$8.84
10.0%	$5.98	$6.73	$7.48	$8.22	$8.97	$9.72
20.0%	$6.52	$7.34	$8.16	$8.97	$9.79	$10.60
30.0%	$7.07	$7.95	$8.84	$9.72	$10.60	$11.49

BNC - Net Present Value Analysis

Sandler O’Neill performed an analysis that estimated the present value of BNC through December 31, 2014.

Sandler O’Neill based the analysis on BNC’s projected earnings stream as derived from publicly available mean earnings estimates for BNC for the years ending December 31, 2012 and December 31, 2013 as published by I/B/E/S and a long-term growth rate for December 31, 2014 as discussed with senior management of BNC.

To approximate the terminal value of BNC’s common stock at December 31, 2014, Sandler O’Neill applied price to forward earnings multiples of 12.5x to 20.0x and multiples of tangible book value ranging from 75% to 150%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 10.4% to 16.4%.

Earnings Per Share Multiples

Discount Rate	12.5x	14.0x	15.5x	17.0x	18.5x	20.0x
10.4%	$7.54	$8.39	$9.25	$10.10	$10.96	$11.81
11.4%	$7.36	$8.19	$9.03	$9.86	$10.69	$11.52
12.4%	$7.18	$8.00	$8.81	$9.62	$10.44	$11.25
13.4%	$7.01	$7.81	$8.60	$9.39	$10.19	$10.98
14.4%	$6.85	$7.63	$8.40	$9.17	$9.95	$10.72
15.4%	$6.69	$7.45	$8.20	$8.96	$9.72	$10.47
16.4%	$6.54	$7.28	$8.02	$8.75	$9.49	$10.23

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Tangible Book Value Per Share Multiples

Discount Rate	75%	90%	105%	120%	135%	150%
10.4%	$5.96	$7.07	$8.17	$9.27	$10.37	$11.47
11.4%	$5.82	$6.90	$7.97	$9.05	$10.12	$11.19
12.4%	$5.68	$6.73	$7.78	$8.83	$9.88	$10.93
13.4%	$5.55	$6.57	$7.60	$8.62	$9.64	$10.67
14.4%	$5.42	$6.42	$7.42	$8.42	$9.42	$10.42
15.4%	$5.30	$6.27	$7.25	$8.22	$9.20	$10.17
16.4%	$5.18	$6.13	$7.08	$8.03	$8.99	$9.94

Sandler O’Neill also considered and discussed with the First Trust board how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming BNC’s net income varied from 30% above projections to 30% below projections. This analysis resulted in the following reference ranges of indicated per share values for BNC common stock, using a discount rate of 13.38%:

Earnings Per Share Multiples

Annual Budget Variance	12.5x	14.0x	15.5x	17.0x	18.5x	20.0x
(30.0)%	$5.03	$5.59	$6.14	$6.70	$7.25	$7.81
(20.0)%	$5.69	$6.33	$6.96	$7.60	$8.23	$8.87
(10.0)%	$6.35	$7.07	$7.78	$8.50	$9.21	$9.92
0.0%	$7.01	$7.81	$8.60	$9.39	$10.19	$10.98
10.0%	$7.68	$8.55	$9.42	$10.29	$11.17	$12.04
20.0%	$8.34	$9.29	$10.24	$11.19	$12.14	$13.10
30.0%	$9.00	$10.03	$11.06	$12.09	$13.12	$14.15

Analysis of Selected Merger Transactions

Sandler O’Neill reviewed a set of comparable mergers and acquisitions. The set of mergers and acquisitions included 12 transactions announced from January 1, 2010 through May 31, 2012 involving Southeast commercial banks and thrifts with announced deal values between $10 million and $100 million where the selling bank’s non-performing assets to total assets was greater than 5.0% at announcement. Sandler O’Neill deemed these transactions to be reflective of the proposed First Trust and BNC combination. Sandler O’Neill reviewed the following multiples: transaction price to book value, transaction price to tangible book value, transaction price to last twelve months’ earnings per share, core deposit premium and market premium. As illustrated in the following table, Sandler O’Neill compared the proposed merger multiples to the median multiples of these comparable transactions.

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	First Trust / BNC		Comparable Transactions Median
Transaction Value / Book Value	75%		61%
Transaction Value / Tangible Book Value	75%		61%
Transaction Value / Last Twelve Months Earnings Per Share	13.8	x	22.0	x
Core Deposit Premium	(4.3)%		(4.0)%
Market Premium	27%		26%

Pro Forma Merger Analysis

Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the following: (1) the merger is completed in the fourth quarter of 2012; (2) the deal value per share is equal to a $7.48 per First Trust share, given a 0.9800 exchange ratio of BNC common stock and a stock price of BNC of $7.73 per share; (3) pre-tax cost savings of $2.9 million on an annual basis fully phased-in in 2013; (4) one-time costs of $0.6 million pre-tax are expensed prior to close and $3.1 million pre-tax are expensed in 2013; (5) BNC’s performance was calculated in accordance BNC’s management’s prepared earnings projections; (7) First Trust’s performance was calculated in accordance First Trust’s management’s prepared earnings projections; (8) certain other assumptions pertaining to costs and expenses associated with the transaction, intangible amortization, opportunity cost of cash and other items. The analyses indicated that, for the full years 2013 and 2014, the merger (excluding transaction expenses) would be accretive to BNC’s projected earnings per share and tangible book value per share. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O’Neill’s Compensation and Other Relationships

Sandler O’Neill has acted as financial advisor to the board of directors to First Trust in connection with the merger. First Trust has agreed to pay Sandler O’Neill a transaction fee of 1.25% of the aggregate purchase price of the business combination, due and payable in immediately available funds on the day of closing of the business combination. First Trust has also agreed to reimburse Sandler O’Neill for its reasonable out-of-pocket expenses, up to $10,000, and to indemnify Sandler O’Neill against certain liabilities arising out of its engagement. Sandler O’Neill’s fairness opinion was approved by Sandler O’Neill’s fairness opinion committee.

In the ordinary course of their respective broker and dealer businesses, Sandler O’Neill may purchase securities from and sell securities to First Trust and BNC and their affiliates. Sandler O’Neill may also actively trade the debt and/or equity securities of First Trust and BNC or their affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

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Board of Directors and Management of BNC Following Completion of the Merger

Effective upon completion of the merger, BNC currently expects to take certain actions to appoint to the BNC and Bank boards of directors James T. Bolt, Jr., who serves as President and Chief Executive Officer of First Trust, and a member of First Trust’s board of directors, as well as [•], an individual currently serving as a non-management member of First Trust’s board of directors. For information about the current BNC directors and executive officers as well as Mr. Bolt and [•], see “Management Following the Merger” and for more information on the employment agreement and other arrangements between BNC and Mr. Bolt, Jean R. Galloway, who serves as Senior Vice President and Chief Financial Officer of First Trust, and John J. Keane, who serves as Senior Vice President and Chief Credit Officer of First Trust, that will become effective upon the completion of the merger, see “—First Trust’s Directors and Officers Have Financial Interests in the Merger——Compensation Arrangements for First Trust Executive Officers in Connection with the Merger” immediately below.

First Trust’s Directors and Officers Have Financial Interests in the Merger

Interests of Directors and Executive Officers of First Trust

In considering the recommendation of the First Trust Board that you vote to approve the merger on substantially the terms set forth in the merger agreement, you should be aware that some of First Trust’s directors and executive officers have interests in the merger and have arrangements that are different from, or are in addition to, those of First Trust’s shareholders generally. The First Trust Board was aware of these interests and considered them, among other matters, in reaching its decisions to approve the merger agreement and to recommend that you vote in favor of approving the merger agreement.

Share Ownership. As of August 31, 2012, the directors and executive officers of First Trust may be deemed to be the beneficial owners of 938,672 shares, representing 19.36% of the outstanding shares of First Trust common stock. See “Security Ownership of Directors and Officers and Certain Beneficial Owners of First Trust.”

Existing Executive Officer Agreements

Existing Employment Agreement. First Trust previously entered into an employment agreement with James T. Bolt, Jr., president and chief executive officer, to establish his duties and compensation and to provide for his continued employment with First Trust. The employment agreement provides for an initial term of employment of five (5) years, with automatic one (1) year extensions at the end of each year. The employment agreement provides for an annual base salary to be reviewed by the board of directors not less often than annually. Mr. Bolt’s current base salary under the agreement is $304,500. In addition, the employment agreement provides for discretionary bonuses, participation in other pension and profit-sharing retirement plans maintained by First Trust on behalf of its employees, as well as fringe benefits normally associated with or typical of Mr. Bolt’s office or made available to all other employees.

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The employment agreement provides that Mr. Bolt may be terminated for “cause,” as defined in the employment agreement, and the financial consequences incurred should the employment agreement otherwise be terminated by First Trust or by Mr. Bolt. The employment agreement provides that in the event of a “termination event” following a change in control of First Trust, Mr. Bolt shall be able to terminate his employment and receive, among other things, 299% of his base salary and most recent annual bonus. As of August 31, 2012, the value of the lump sum payment that would have been payable to Mr. Bolt upon the occurrence of a “change in control” followed by a termination event would have been approximately $1,051,495. In general, a “termination event” will occur if (i) Mr. Bolt is assigned any duties or responsibilities that are inconsistent with his position, duties, responsibilities or status at the time of the change in control or with his reporting responsibilities or title with First Trust in effect at the time of the change in control; (ii) Mr. Bolt’s compensation rate is reduced below the amount in effect as of the change in control or his life insurance, medical or hospitalization insurance, disability insurance, deferred compensation plans, retirement plans or similar plans or benefits are not provided as required by the employment agreement; or (iii) Mr. Bolt is required to perform more than ten percent (10%) of his activities at any office or location more than twenty-five (25) miles from First Trust’s main office. A change in control of First Trust will occur if any entity acquires beneficial ownership of 25% or more of First Trust’s voting stock, if First Trust consolidates or merges with another entity and is not the surviving entity, or if all or substantially all of First Trust’s assets are sold or otherwise transferred or acquired by another entity.

The employment agreement also provides for restrictions on Mr. Bolt’s right to compete with First Trust for the remainder of the term of the employment agreement after termination of employment. Such noncompete restrictions do not apply if he is terminated without cause or after the occurrence of a “termination event” following a change in control.

It is a condition to the completion of the merger that Mr. Bolt enter into a new employment agreement with BNC and the Bank prior to the effective time of the merger. For a description of Mr. Bolt’s new employment agreement “Compensation Arrangements for First Trust Executive Officers in Connection with the Merger – Employment and Noncompetition Agreement with James T. Bolt, Jr.” below. It is anticipated that Mr. Bolt’s existing employment agreement will be terminated in connection with his entry into a settlement and release agreement with First Trust prior to the effective time of the merger. For a description of Mr. Bolt’s settlement and release agreement, see “Compensation Arrangements for First Trust Executive Officers in Connection with the Merger – Settlement and Release Agreements with First Trust Executive Officers” below.

Existing Change in Control Agreements. First Trust previously entered into change in control agreements with Jean R. Galloway, John J. Keane and R. Scott Anderson providing for the payment, in the case of Ms. Galloway and Mr. Keane, of an amount equal to 200% of their base salary and most recent annual bonus, and in the case of Mr. Anderson, an amount equal to 100% of his “base amount” (as that term is defined in Section 280G(b)(3)(A) of the Internal Revenue Code) should certain “termination events,” as defined in each of the change in control agreements, occur following a change in control of First Trust. The definition of “change in control” is substantively identical to that contained in the existing employment agreement with Mr. Bolt described above. The change in control agreements are not employment contracts. The change in control agreements with Ms. Galloway and Mr. Keane have an initial term of three (3) years with an automatic one (1) year extension on each anniversary date unless the board of directors takes specific action not to extend the agreement. The agreement with Mr. Anderson has an initial term of two (2) years with an automatic one (1) year extension on each anniversary date unless the board of directors takes specific action not to extend the agreement. The change in control agreements are designed to give the recipient a predetermined severance benefit provided a change in control of First Trust has occurred and the officer’s employment is terminated or other adverse action is taken within twelve (12) months of such change in control. As of August 31, 2012, the value of the lump sum payments that would have been payable to each of Ms. Galloway, Mr. Keane and Mr. Anderson upon the occurrence of a “change in control” followed by a termination event would have been approximately $346,500, $346,500 and $170,000, respectively.

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It is anticipated that the change in control agreements will be terminated in connection with the executives’ entry into settlement and release agreements with First Trust prior to the effective time of the merger. For a description of the settlement and release agreements, see “Compensation Arrangements for First Trust Executive Officers in Connection with the Merger – Settlement and Release Agreements with First Trust Executive Officers” below.

Existing Salary Continuation Agreements. First Trust previously entered into salary continuation agreements with each of Messrs. Bolt and Keane and Ms. Galloway. The salary continuation agreements are unfunded, but require First Trust to accrue an amount of benefits to be paid to each covered executive upon retirement at age 65 and under certain other circumstances such as termination after a change in control of First Trust. To help offset the accruals, First Trust has purchased life insurance policies on the named executive officers. A portion of the death benefit under these policies is directed to the named executive officer’s beneficiary pursuant to endorsement split-dollar agreements. The salary continuation agreements provide for each of the executives to receive monthly payments beginning upon the executive’s retirement from First Trust at age 65, or, under certain circumstances, upon the executive’s early termination or disability. In addition, the salary continuation agreements provide for lump sum payments in the event of a change in control.  Mr. Keane’s salary continuation agreement provides for a lump sum payment in the event Mr. Keane terminates his employment or is terminated under certain conditions within twelve (12) months of a change in control.  Mr. Bolt’s and Ms. Galloway’s agreements provide for a lump sum payment following a change in control, irrespective of whether their employment is terminated. As of August 31, 2012, the value of the lump sum payment that would have been payable to the named executive officers upon the occurrence of a “change in control” (followed by a termination event, if applicable) would have been approximately $2,782,947, $521,802 and $1,043,605 for Messrs. Bolt and Keane and Ms. Galloway, respectively.

The salary continuation agreements for Mr. Bolt and Ms. Galloway also provide for payment of a tax gross-up benefit if the aggregate benefits payable to either of them after a change in control are subject to excise taxes under certain provisions of the Internal Revenue Code. In general terms, the Internal Revenue Code disallows an employer’s compensation deduction for so-called “excess parachute payments” made to an executive after a change in control. Additionally, the Internal Revenue Code imposes a 20% excise tax on the executive receiving such excess parachute payments. Should payments to Mr. Bolt or Ms. Galloway be deemed excess parachute payments, each will be entitled to additional payments to compensate him or her for excise taxes imposed as well as for taxes imposed on the gross-up benefit itself. Those additional gross-up benefits would not be deductible payments for First Trust. Further, First Trust has agreed to provide an allowance for legal fees incurred by Mr. Bolt and Ms. Galloway if their salary continuation agreements are challenged after a change in control.

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It is anticipated that the salary continuation agreements will be terminated in connection with the executives’ entry into settlement and release agreements with First Trust prior to the effective time of the merger. For a description of the settlement and release agreements, see “Compensation Arrangements for First Trust Executive Officers in Connection with the Merger – Settlement and Release Agreements with First Trust Executive Officers” below.

Existing Supplemental Executive Retirement Plan. First Trust previously adopted a supplemental executive retirement plan for Mr. Bolt, effective January 4, 1999. Under the terms of the plan, First Trust, as grantor, established a rabbi trust for Mr. Bolt’s benefit. A rabbi trust is a type of grantor trust used in nonqualified executive compensation arrangements. Beginning on January 4, 1999, First Trust was to make annual contributions to the rabbi trust of at least $20,000. Mr. Bolt or his beneficiary are entitled to payment of the total amount credited to Mr. Bolt under the plan, as represented by the assets of the rabbi trust, at any given time. This benefit is payable upon the first to occur of Mr. Bolt’s death, disability, or sixty-fifth birthday. As of August 31, 2012, the assets of the rabbi trust totaled $138,683. The benefit is payable in 120 reasonably equal monthly installments. First Trust’s board of directors may accelerate the payment of benefits in the event of hardship, disability, termination of employment, or a change in control, all as defined in the plan. The First Trust board has the sole and unilateral right to terminate, amend, modify, or supplement the plan in whole or in part at any time.

It is anticipated that the 1999 supplemental executive retirement plan will be terminated in connection with Mr. Bolt’s entry into a settlement and release agreement with First Trust prior to the effective time of the merger. For a description of the settlement and release agreement, see “Compensation Arrangements for First Trust Executive Officers in Connection with the Merger – Settlement and Release Agreements with First Trust Executive Officers” below.

Compensation Arrangements for First Trust Executive Officers in Connection with the Merger

It is a condition to both BNC’s and First Trust’s respective obligations under the merger agreement that (i) Mr. Bolt enter into an employment agreement and noncompetition agreement, (ii) Mr. Keane enter into a noncompetition agreement, and (iii) Ms. Galloway enter into a consulting agreement with BNC and the Bank, each to be effective upon consummation of the merger. It is also a condition to the merger that First Trust enter into settlement and release agreements with each of Messrs. Bolt, Keane, and Anderson and Ms. Galloway.

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Employment and Noncompetition Agreement with James T. Bolt, Jr. Under the terms of Mr. Bolt’s employment agreement, which will have a term of two years from the consummation of the merger, Mr. Bolt will serve as Executive Vice President of the Bank and receive an annual salary of $313,635 (which may be increased but not decreased during the term of the agreement). The employment agreement provides that Mr. Bolt shall be entitled throughout the term of the agreement to participate in any and all officer or employee compensation, bonus, incentive and benefit plans in effect from time to time, including without limitation plans providing pension, medical, dental, disability and group life benefits, including the Bank’s 401(k) Plan, and to receive any and all other fringe benefits provided from time to time, provided that Mr. Bolt satisfies the eligibility requirements for the plans or benefits. Mr. Bolt shall be reimbursed for certain country club dues and other business expenses, and shall be provided with a late model automobile of the employer’s reasonable choosing for his personal and business use. The costs associated with the ownership of such automobile, including, but not limited to, taxes, insurance and maintenance shall be paid by the Bank, and Mr. Bolt shall be entitled to keep the automobile at the end of his employment, together with a lump sum payment sufficient to pay the projected income tax liability to be incurred by Mr. Bolt due to the transfer of such automobile’s title.

Mr. Bolt’s employment agreement also provides that Mr. Bolt will continue to receive his salary throughout the remaining term of his employment agreement if Mr. Bolt’s employment is terminated without cause or he terminates his employment with good reason, or upon a change in control (as such term is defined in the employment agreement) of BNC. Such payments are contingent upon Mr. Bolt’s execution of and compliance with the terms of his noncompetition agreement. Under the terms of Mr. Bolt’s noncompetition agreement, he is entitled to receive an amount equal to $520,000 payable in monthly installments over a two year period beginning upon Mr. Bolt’s termination of employment with the Bank, so long as Mr. Bolt complies with the provisions contained therein that restrict, among other things, his ability to compete or interfere with the Bank’s business and clients for such two-year term.

Noncompetition Agreement with John J. Keane. Under the terms of Mr. Keane’s noncompetition agreement, he is entitled to receive an amount equal to $230,000 payable in monthly installments over a two year period beginning upon his termination of employment with the Bank, so long as he complies with the provisions contained therein that restrict, among other things, his ability to compete or interfere with the Bank’s business and clients for such two-year term.

Consulting Agreement with Jean R. Galloway. Under the terms of Ms. Galloway’s consulting agreement, which will have a term of two years from the date of termination of her full-time employment with the Bank, Ms. Galloway will receive an annual consulting fee of $85,000 and shall be required to perform and discharge such duties and special projects as the Bank deems reasonably necessary, including, but not limited to: providing transitional advice on data processing conversion, operations, facilities, products, personnel, business and tax planning strategies and any other aspects of the Bank’s business or operations as management of the Bank shall reasonably request from time to time.

Settlement and Release Agreements with First Trust Executive Officers. It is anticipated that First Trust will enter into settlement and release agreements with Messrs. Bolt, Keane, and Anderson and Ms. Galloway. It is further anticipated that the settlement and release agreements will be effective immediately prior to the effective time of the merger and will settle the obligations detailed below.

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Agreement	Officer	Settlement Amount

Employment Agreement	J. Bolt	$1,078,809
1999 SERP	J. Bolt	138,683	(1)
Salary Continuation Agreement	J. Bolt	2,260,067
Change in Control Agreement	J. Galloway	346,500
Salary Continuation Agreement	J. Galloway	1,043,605
Change in Control Agreement	J. Keane	346,500
Salary Continuation Agreement	J. Keane	514,377
Change in Control Agreement	R. S. Anderson	170,000

(1) Contributions to the SERP account have been frozen; the balance of this account will vary based on gains/losses between the date hereof and the Effective Time.

The approximate aggregate settlement payments to the executives, assuming payment of December 31, 2012, accrual balances of the 1999 SERP and salary continuation agreements and change in control payments, is as follows: Mr. Bolt – $3,477,559; Ms. Galloway – $1,390,105; Mr. Keane – $860,877; and Mr. Anderson – $170,000. The foregoing amounts do not include any payments the executives may be entitled to under new non-compete, consulting, or employment agreements entered into with BNC and/or the Bank effective at the effective time of the merger.

Summary of Golden Parachute Compensation for First Trust’s Executive Officers

The following table sets forth the proposed amount of payments and benefits that each named executive officer of First Trust would receive in connection with the merger, assuming the closing of the merger occurred on August 31, 2012, and that the settlement and release agreements were effective immediately prior to the effective time of the merger. The payments and benefits are subject to an advisory (nonbinding) vote of First Trust’s shareholders, as described under Proposal 2 below.

GOLDEN PARACHUTE COMPENSATION

							Tax
				Pension/		Perquisites/	Reimburse
Name	Cash		Equity	NQDC		Benefits	-ment	Other	Total

James T. Bolt, Jr.	$1,078,809	(1)	—	$2,398,750	(2)	—	—	—	$3,477,559
Jean R. Galloway	346,500	(3)	—	1,043,605	(4)	—	—	—	1,390,105
John J. Keane	346,500	(5)	—	514,377	(6)	—	—	—	860,877
R. Scott Anderson	170,000	(7)	—	—		—	—	—	170,000

(1)	Amount expected to be paid in settlement of Mr. Bolt’s existing employment agreement.
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(2)	Includes $138,683 expected to be paid in settlement of Mr. Bolt’s 1999 supplemental executive retirement plan and $2,260,067 expected to be paid in settlement of Mr. Bolt’s existing salary continuation agreement.

(3)	Amount expected to be paid in settlement of Ms. Galloway’s existing change in control agreement.

(4)	Amount expected to be paid in settlement of Ms. Galloway’s existing salary continuation agreement.

(5)	Amount expected to be paid in settlement of Mr. Keane’s existing change in control agreement.

(6)	Amount expected to be paid in settlement of Mr. Keane’s existing salary continuation agreement.

(7)	Amount expected to be paid in settlement of Mr. Anderson’s existing change in control agreement.

BNC and the Bank Board Seats. Effective upon completion of the merger, BNC currently expects to appoint Mr. Bolt and [•] to the BNC and Bank boards of directors. [•] will be entitled to receive compensation with respect to [his/her] service as a non-management director of BNC and the Bank consistent with BNC’s and the Bank’s standard nonemployee director compensation practices, prorated for 2012 as applicable. [•] will also be eligible to participate in the Stock Option Plan for Non-Employees/Directors, pursuant to which members of the BNC Board may receive awards or grants from time to time as recommended by the compensation committee of the BNC Board and as approved by the BNC Board. A description of the Stock Option Plan for Non-Employees/Directors and BNC’s standard nonemployee director compensation practices can be found in the sections entitled “Compensation Discussion & Analysis” and “2011 Director Compensation Table” in BNC’s definitive proxy statement in connection with its 2012 Annual Meeting of Shareholders filed with the SEC on April 16, 2012.

Support Agreements. As an inducement to and a condition of BNC’s willingness to enter into the merger agreement, each of the directors of First Trust entered into a support agreement with BNC. Pursuant to the support agreements, each of the directors of First Trust agreed, among other things, to vote (or cause to be voted), all the shares owned beneficially by each of them, (i) in favor of the approval of the merger agreement at the special meeting of the First Trust shareholders and (ii) against any Alternative Transaction (as defined in the merger agreement and as further described under “The Merger Agreement—Agreement Not to Solicit Other Offers”). As of August 31, 2012, the directors of First Trust were entitled to vote 865,542 shares, or approximately 18.12% of the outstanding shares of First Trust common stock. A copy of the form of this support agreement is attached as Exhibit A to the merger agreement attached as Appendix A to this proxy statement/prospectus and is incorporated herein by reference. First Trust shareholders are urged to read the support agreements in their entirety.

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Director’s Agreements. As an inducement to and a condition of BNC’s willingness to enter into the merger agreement, each of the directors of First Trust entered into a director’s agreement with BNC. Pursuant to the director’s agreements, each of the directors of First Trust agreed to refrain from, among other things, (i) engaging in any aspect of business of First Trust, and (ii) as an employee, agent, partner, shareholder, member, investor, director, consultant or otherwise assisting others to engage in such business, each for a period of one year following the effective time of the merger, and within a defined territory. Each of the directors also agreed to certain noninterference with customers, noninterference with employees and confidentiality obligations for a period of one year following the effective time of the merger. A copy of the form of the director’s agreement is attached as Exhibit B to the merger agreement attached as Appendix A to this proxy statement/prospectus and is incorporated herein by reference. First Trust shareholders are urged to read the director’s agreements in their entirety.

First Trust Director and Officer Indemnification and Insurance. BNC has agreed to indemnify the directors and officers of First Trust following the merger against certain liabilities arising from their acts or omissions before the merger. BNC has also agreed to provide directors’ and officers’ liability insurance for the directors and officers of First Trust for a period of six years following the merger with respect to acts or omissions occurring before the merger that were committed by such directors and officers in their capacities as such. However, BNC is not required to pay annually in the aggregate any amount in excess of 150% of the annual premiums paid by First Trust before the merger for such insurance.

Merger Consideration to be Received by First Trust Directors and Executive Officers in Exchange for Their Shares of First Trust Common Stock. The following table sets forth the consideration First Trust directors and executive officers may receive if the directors and executive officers elect to receive 100% in cash, 100% in common stock of BNC, or a mix of common stock and cash in exchange for their shares of First Trust common stock in connection with the merger. The directors and executive officers, as shareholders, may choose either form of consideration or they may choose no preference, in which case the merger consideration to be received by the directors and executive officers will be determined by the exchange agent depending on the amount of cash and shares elected by the First Trust shareholders who make an express election.

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Name of Director/ Executive Officer	Shares of First Trust Common Stock Beneficially Owned as of August 31, 2012 (1)	Consideration for 100% Cash Election (2)	Consideration for 100% Stock Election (3)	Consideration for 70% Stock Election and 30% Cash Election (4)
R. Scott Anderson	0	$0	$	$
Gary C. Baucom	51,200	$371,200	$	$
Bruce H. Berryhill, M.D.	56,533	$409,864	$	$
James T. Bolt, Jr.	162,953	$1,181,409	$	$
Francis Armistead “Steady” Cash, Jr.	114,456	$829,806	$	$
Erman J. Evans, Jr.	57,317	$415,548	$	$
Jean R. Galloway	49,518	$359,006	$	$
James E. Harris, Jr.	93,383	$677,027	$	$
John J. Keane	52,249	$378,805	$	$
Elaine M. Lyerly	40,869	$296,300	$	$
Elizabeth Nisbet Miller	59,708	$432,883	$	$
William G. Seymour	69,024	$500,424	$	$
William D. Shuford, Jr.	58,332	$422,907	$	$
All directors and executive officers as a group (13 persons)	865,542	$6,275,180	$	$

(1)   See “Security Ownership of Directors and Officers and Certain Beneficial Owners of First Trust” on page [•] of this proxy statement/prospectus for additional information on the beneficial ownership of the First Trust directors and executive officers. Since all First Trust stock options will be terminated as of the effective time of the merger, they have been excluded from the beneficial ownership tabulations in this table.

(2)   Calculated based on a price per First Trust share equal to $7.25, the per-share cash consideration in the merger.

(3)   Calculated based on the exchange ratio of 0.98 and the closing price of $[•] per share of BNC common stock, as reported on NASDAQ on [•], 2012, the latest practicable trading day before the distribution of this proxy statement/prospectus. No fractional shares of BNC common stock will be issued in connection with the merger. As a result, each resulting fractional share has been multiplied by $7.25.

(4)   Calculated by assuming (1) 70% of each share of First Trust common stock is converted into BNC common stock (with the value of a full First Trust share for this purpose calculated based on the exchange ratio of 0.98 and the closing price of $[•] per share of BNC common stock, as reported on NASDAQ on [•], 2012, the latest practicable trading day before the distribution of this proxy statement/prospectus), and (2) the remaining 30% of each such share is converted into cash (based on a price per First Trust share equal to $7.25).

Public Trading Markets

BNC common stock is listed on The NASDAQ Capital Market under the symbol “BNCN.” First Trust common stock is quoted on the OTC Bulletin Board under the symbol “NCFT.” The shares of BNC common stock issued pursuant to the merger agreement will be listed for trading on The NASDAQ Capital Market.

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Regulatory Approvals Required for the Merger

Bank holding companies, such as BNC, and First Trust and the Bank, as depository institutions, are highly regulated institutions, with numerous federal and state laws and regulations governing their activities. These institutions are subject to ongoing supervision, regulation and periodic examination by various federal and state financial institution regulatory agencies. For detailed discussions of this ongoing regulatory oversight and the laws and regulations under which it is carried, see “Supervision and Regulation.” Those discussions are qualified in their entirety by the actual language of the laws and regulations, which are subject to change based on possible future legislation and action by regulatory agencies. To the extent that the following information describes statutes and regulations, it is qualified in its entirety by reference to those particular statutes and regulations.

The merger is subject to approval by the FDIC under the Bank Merger Act. In considering the approval of a transaction such as the merger, this Act requires the FDIC to review, with respect to the banks concerned, the financial condition and future prospects, including capital positions and managerial resources, the effect of the merger on competition in the relevant markets and the convenience and needs of the communities to be served and the record of the insured depository institutions under the Community Reinvestment Act. The FDIC also is required to evaluate whether the merger would result in a monopoly or would be in furtherance of any combination or conspiracy or attempt to monopolize the business of banking in any part of the United States or otherwise would substantially lessen competition or tend to create a monopoly or which in any manner would be in restraint of trade. If the FDIC determines that there are anticompetitive consequences to the merger, it will not approve the transaction unless it finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

Accounting Treatment

The merger will be accounted for under the acquisition method of accounting within GAAP. Under the acquisition method of accounting, the assets and liabilities of First Trust as of the effective date of the merger will be recorded at their respective fair values and added to those of BNC. Any excess of purchase price over the fair values of assets acquired and liabilities assumed will be recorded as goodwill. Financial statements of BNC issued after the merger will reflect these fair values, but will not be restated retroactively to reflect the historical financial position or results of operations of First Trust before the merger date. See also “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page [•].

First Trust’s Shareholders Have Appraisal Rights

Holders of the common stock of First Trust who are entitled to vote on the merger have a right to demand payment in cash of the “fair value” of their shares of First Trust common stock. Shareholders who receive a fair value cash payment will not be entitled to receive any shares of BNC common stock offered in the merger. Article 13 of the NCBCA sets forth the rights of First Trust’s shareholders who wish to demand fair value payments for their shares. The following is a summary of the material terms of the statutory procedures to be followed by a holder of First Trust’s common stock in order to perfect appraisal rights under the NCBCA. Shareholders who do not properly follow appraisal rights procedures will receive shares of BNC common stock if the plan of merger is effected. A copy of Article 13 of the NCBCA is attached as Appendix B hereto.

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Requirements of Appraisal Rights

If a First Trust shareholder elects to exercise the right to demand appraisal, such shareholder must satisfy all of the following conditions:

•	The shareholder must be entitled to vote on the merger.

•	The shareholder must deliver to First Trust, before the vote on approval or disapproval of the merger agreement is taken, written notice of the shareholder’s intent to demand payment if the plan of merger is effectuated. This notice must be in addition to and separate from any proxy or vote against the plan of merger. Neither voting against, abstaining from voting, nor failing to vote on the plan of merger will constitute a notice within the meaning of Article 13.

•	The shareholder must not vote, or cause or permit to be voted, any shares in favor of the plan of merger. A failure to vote will satisfy this requirement, as will a vote against the plan of merger, but a vote in favor of the plan of merger, by proxy or in person, or the return of a signed proxy which does not specify a vote against approval of the plan of merger or contain a direction to abstain, will constitute a waiver of the shareholder’s appraisal rights.

If the requirements above are not satisfied and the plan of merger becomes effective, a First Trust shareholder will not be entitled to payment for such shareholder’s shares under the provisions of Article 13.

Required Notice to First Trust

Written notices of intent to demand payment should be addressed to First Trust Bank, P.O. Box 35529, Charlotte, North Carolina 28235-5529, attention: James T. Bolt, Jr. The notice must be executed by the holder of record of shares of First Trust’s common stock. A beneficial owner may assert appraisal rights only with respect to all shares of First Trust’s common stock of which it is the beneficial owner. With respect to shares of First Trust’s common stock which are owned of record by a voting trust or nominee, the beneficial owner of such shares may exercise appraisal rights only if such beneficial owner also submits to First Trust the record holder’s written consent to such exercise not later than the Demand Deadline (as defined below). A record holder, such as a broker, who holds shares of First Trust’s common stock as a nominee for others, may exercise appraisal rights with respect to the shares held by all or less than all beneficial owners of shares as to which such person is the record holder, provided such record holder exercises appraisal rights with respect to all shares beneficially owned by any particular beneficial shareholder. In such case, the notice submitted by such nominee as record holder must set forth the name and address of the beneficial shareholder who is demanding payment.

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Appraisal Notice from First Trust

If the plan of merger becomes effective, First Trust will be required to deliver a written appraisal notice and form to all shareholders who have satisfied the requirements described under the heading “Requirements of Appraisal Rights” above. The appraisal notice and form must be sent no earlier than the effective date of the plan of merger and no later than ten days after such effective date. The appraisal notice and form must:

•	Identify the first date of any announcement of the principal terms of the merger to the shareholders. If such an announcement was made, the form must require the shareholder to certify whether beneficial ownership of the shares was acquired before that date. For more information regarding this requirement, see “After-Acquired Shares” below.

•	Require the shareholder to certify that the shareholder did not vote for or consent to the transaction.

•	State where the appraisal form is to be returned, where certificates for uncertificated shares must be deposited, and the date by which such certificates must be deposited.

•	State a date by which First Trust must receive the appraisal form from the shareholder, or the Demand Deadline. The date may not be less than forty nor more than sixty days after the date the appraisal notice and form are sent.

•	State that if the appraisal form is not received by First Trust by the specified date, the shareholder will be deemed to have waived the right to demand appraisal.

•	State First Trust’s estimate of the fair value of the shares.

•	Disclose that, if requested in writing by the shareholder, First Trust will disclose within ten days after the Demand Deadline the number of shareholders who have returned their appraisal forms and the total number of shares owned by them.

•	Establish a date within twenty days of the Demand Deadline by which shareholders can withdraw the request for appraisal.

•	Include a copy of Article 13 of the NCBCA.

A shareholder who receives an appraisal notice from First Trust must demand payment by signing and returning the appraisal form included with the notice and, in the case of certificated shares, deposit his or her share certificates in accordance with the terms of the appraisal notice. Shareholders should respond to the appraisal form’s request discussed above regarding when beneficial ownership of the shares was acquired. A failure to provide this certification allows First Trust to treat the shares as “after-acquired shares” subject to First Trust’s authority to delay payment as described under the heading “After-Acquired Shares” below. Once a shareholder deposits his or her certificates or, in the case of uncertificated shares, returns the signed appraisal form, the shareholder loses all rights as a shareholder unless a timely withdrawal occurs as described below. A shareholder who does not sign and return the appraisal form and, in the case of certificated shares, fails to deposit the shares, is not entitled to payment under Article 13.

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A shareholder who has complied with all the steps required for appraisal may thereafter decline to exercise appraisal rights and withdraw from the appraisal process by notifying First Trust in writing. The appraisal notice will include a date by which the withdrawal notice must be received. Following this date, a shareholder may only withdraw from the appraisal process with First Trust’s consent.

First Trust’s Payment to Shareholders Demanding Appraisal

Within thirty days after the Demand Deadline, First Trust is required to pay each shareholder the amount that First Trust estimates to be the fair value of such shareholder’s shares, plus interest accrued from the effective date of the plan of merger to the date of payment. The payment must be accompanied by the following:

•	First Trust’s most recently available balance sheet, income statement, and statement of cash flows as of the end of or for the fiscal year ending not more than sixteen months before the date of payment, and the latest available quarterly financial statements, if any;

•	a statement of First Trust’s estimate of the fair value of the shares, which must equal or exceed First Trust’s estimate in the earlier-circulated appraisal notice; and

•	a statement that the shareholder has the right to submit a final payment demand as described below and that the shareholder will lose the right to submit a final payment demand if he or she does not act within the specified time frame.

Final Payment Demand by Shareholders

A shareholder who is dissatisfied with the amount of the payment received from First Trust may notify First Trust in writing of such shareholder’s own estimate of the fair value of the shares and the amount of interest due, and demand payment of the excess of this estimate over the amount previously paid by First Trust. A shareholder who does not submit a final payment demand within thirty days after receiving First Trust’s payment is only entitled to the amount previously paid.

After-Acquired Shares

First Trust may withhold payment with respect to any shares which a shareholder failed to certify on the appraisal form as being beneficially owned prior to the date stated in the appraisal notice as the date on which the principal terms of the merger were first announced. If First Trust withholds payment, it must, within thirty days after the Demand Deadline, provide affected shareholders with First Trust’s most recently available balance sheet, income statement, and statement of cash flows as of the end of or for the fiscal year ending not more than sixteen months before the date of payment, and the latest available quarterly financial statements, if any. First Trust must also inform such shareholders that they may accept First Trust’s estimate of the fair value of their shares, plus interest, in full satisfaction of their claim or submit a final payment demand. Shareholders who wish to accept the offer must notify First Trust of their acceptance within thirty days after receiving the offer. First Trust must send payment to such shareholders within ten days after receiving their acceptance. Shareholders who are dissatisfied with the offer must reject the offer and demand payment of the shareholder’s own estimate of the fair value of the shares, plus interest. If a shareholder does not explicitly accept or reject First Trust’s offer, he will be deemed to have accepted the offer. First Trust must send payment to these shareholders within forty days after sending the notice regarding withholding of payment.

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Judicial Appraisal of Shares

If First Trust does not pay the amount demanded pursuant to a shareholder’s final payment demand, it must commence a proceeding in North Carolina Superior Court within sixty days after receiving the final demand. The purpose of the proceeding is to determine the fair value of the shares and the interest due. If First Trust does not commence the proceeding within the sixty-day period, it must pay each shareholder demanding appraisal the amount demanded, plus interest.

All shareholders whose payment demands remain unsettled will be parties to the action. The proceeding is against the shareholders’ shares and not against shareholders personally. There is no right to a jury trial. Each shareholder who is a party to the proceeding will be entitled to judgment for the amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by First Trust to the shareholder for the shares.

The court will determine all court costs of the proceeding and will assess the costs against First Trust, except that the court may assess costs against some or all of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Article 13. The court may also assess expenses (including legal fees) for the respective parties, in the amounts the court finds equitable: (1) against First Trust if the court finds that it did not comply with the statutes or (2) against First Trust or the shareholder demanding appraisal, if the court finds that the party against whom expenses are assessed acted arbitrarily, vexatiously, or not in good faith. If the court finds that the expenses incurred by any shareholder were of substantial benefit to other shareholders similarly situated and that the expenses should not be assessed against First Trust, it may direct that the expenses be paid out of the amounts awarded to the shareholders who were benefited.

If First Trust fails to make a required payment to a shareholder under Article 13, the shareholder entitled to payment can commence an action against First Trust directly for the amount owed and recover the expenses of that action.

THE SUMMARY SET FORTH ABOVE DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROVISIONS OF ARTICLE 13 RELATING TO THE RIGHTS OF SHAREHOLDERS DEMANDING APPRAISAL AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE APPLICABLE SECTIONS OF THE NORTH CAROLINA BUSINESS CORPORATION ACT, WHICH ARE INCLUDED AS APPENDIX B TO THIS PROXY STATEMENT/PROSPECTUS. SHAREHOLDERS INTENDING TO EXERCISE APPRAISAL RIGHTS ARE URGED TO REVIEW APPENDIX B CAREFULLY AND TO CONSULT WITH LEGAL COUNSEL SO AS TO BE IN STRICT COMPLIANCE THEREWITH.

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Restrictions on Sales of Shares by Certain Affiliates

All shares of BNC common stock to be issued in the merger will be freely transferable under the Securities Act, except shares issued to any shareholder who is an “affiliate” of BNC as defined by Rule 144 under the Securities Act. These affiliates may only sell their shares in transactions permitted by Rule 144 under the Securities Act or as otherwise permitted under the Securities Act. “Affiliates” typically include directors, executive officers and those who control, are controlled by or are under common control with BNC and may include significant shareholders of BNC.

Material U.S. Federal Income Tax Consequences of the Merger

The following summary describes the anticipated material U.S. federal income-tax consequences of the merger to U.S. holders (as defined below) of First Trust common stock. The following summary is based upon the Code, its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to income tax, or federal laws applicable to alternative minimum taxes, are not addressed in this proxy statement/prospectus.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner that is: an individual citizen or resident of the United States; a corporation (or other entity taxable as a corporation for U.S. federal income-tax purposes) created or organized under the laws of the United States or any of its political subdivisions; a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable United States Department of the Treasury, or Treasury, regulations to be treated as a U.S. person; or an estate that is subject to U.S. federal income taxation on its income regardless of its source.

This discussion addresses only those holders of First Trust common stock that hold their First Trust common stock as a capital asset within the meaning of Section 1221 of the Code and does not address all the U.S. federal income-tax consequences that may be relevant to particular holders of First Trust common stock in light of their individual circumstances or to holders of First Trust common stock that are subject to special rules, such as

•	financial institutions;

•	investors in pass-through entities;

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•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons that hold First Trust common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	regulated investment companies;

•	real estate investment trusts;

•	persons whose “functional currency” is not the U.S. dollar;

•	persons who are not citizens or residents of the United States; and

•	holders who acquired their shares of First Trust common stock through the exercise of an employee stock option or otherwise as compensation.

If a partnership (or other entity that is taxed as a partnership for federal income-tax purposes) holds First Trust common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in partnerships should consult their tax advisors about the tax consequences of the merger to them.

The actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within the control of BNC or First Trust. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

Tax Consequences of the Merger Generally

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, the material U.S. federal income-tax consequences will be as follows:

•	no gain or loss will be recognized by BNC or First Trust as a result of the merger;

•	no gain or loss will be recognized by U.S. holders that hold their First Trust common stock as a capital asset within the meaning of Section 1221 of the Code who exchange all of their First Trust common stock solely for BNC common stock pursuant to the merger;

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•	a U.S. holder who exchanges all of its shares of First Trust common stock solely for cash in the merger generally will recognize capital gain or loss equal to the difference between the amount of cash received by such U.S. holder and the U.S. holder’s adjusted tax basis in the First Trust common stock exchanged therefore;

•	a U.S. holder who exchanges shares of First Trust common stock for a combination of BNC common stock and cash will recognize gain (but not loss) equal to the lesser of (i) the excess, if any, of the amount of cash plus the fair market value of any BNC common stock received in the merger, over such U.S. holder’s adjusted tax basis in the shares of First Trust common stock surrendered by such U.S. holder in the merger and (ii) the amount of cash received by such U.S. holder in the merger (other than cash received in lieu of fractional shares of BNC common stock). For purposes of this calculation, the fair market value of BNC common stock is based on the trading price of that stock on the date of the merger;

•	a U.S. holder who receives cash instead of a fractional share of First Trust common stock will be treated as having exchanged the fractional share for cash in a redemption. In general, this deemed redemption will be treated as a sale or exchange and a U.S. holder will recognize gain or loss equal to the difference between (i) the amount of cash received by such U.S. holder and (ii) the portion of the basis of the shares of First Trust common stock allocable to such fractional interest;

•	the aggregate basis of the BNC common stock received by a U.S. holder of First Trust common stock in the merger will be the same as the aggregate basis of the First Trust common stock for which it is exchanged, decreased by the amount of cash received and increased by the amount of gain recognized on the exchange (regardless of whether such gain is classified as capital gain or as dividend income, as discussed below under “—Potential Recharacterization of Gain as a Dividend”); and

•	the holding period of BNC common stock received in exchange for shares of First Trust common stock will include the holding period of the First Trust common stock for which it is exchanged.

If a U.S. holder of First Trust common stock acquired different blocks of First Trust common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of First Trust common stock, and the shares of BNC common stock received will be allocated pro rata to each such block of stock. U.S. holders should consult their tax advisors with regard to identifying the bases or holding periods of the particular shares of BNC common stock received in the merger.

The U.S. federal income-tax consequences to such U.S. holder will not be ascertainable with certainty until such U.S. holder knows the precise number of BNC common shares that such U.S. holder will receive in the merger.

Completion of the merger is conditioned on, among other things, the receipt by BNC and First Trust of legal opinions from Womble Carlyle Sandridge & Rice, LLP and Gaeta & Eveson, P.A., respectively, each dated as of the closing date of the merger, that for U.S. federal income-tax purposes the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on certain assumptions and on representation letters provided by First Trust and BNC to be delivered at the time of closing. Neither of the tax opinions will be binding on the IRS. Neither BNC nor First Trust intends to request any ruling from the IRS as to the U.S. federal income-tax consequences of the merger and there is no guarantee that the IRS will treat the merger as a “reorganization” within the meaning of Section 368(a) of the Code.

Taxation of Capital Gain

Except as described under “—Potential Recharacterization of Gain as a Dividend” below, any gain, such as the receipt of consideration other than BNC common stock in exchange for First Trust common stock, that U.S. holders of First Trust common stock recognize in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such U.S. holders have held (or are treated as having held) their First Trust common stock for more than one year as of the date of the merger. For U.S. holders of First Trust common stock that are noncorporate holders, long-term capital gain generally will be taxed at a maximum U.S. federal income-tax rate of 15% for the 2012 tax year and short-term capital gain generally will be taxed at a maximum U.S. federal income-tax rate of 35% for the 2012 tax year. The deductibility of capital losses is subject to limitations.

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Potential Recharacterization of Gain as a Dividend

All or part of the gain that a particular U.S. holder of First Trust common stock recognizes could be treated as dividend income rather than capital gain if such U.S. holder is a significant shareholder of BNC. This could happen, for example, because of ownership of additional shares of BNC common stock by such holder, ownership of shares of BNC common stock by a person related to such holder or a share repurchase by BNC from other holders of BNC common stock. The IRS has indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain as opposed to dividend treatment. Because the possibility of dividend treatment depends primarily upon the particular circumstances of a holder of First Trust common stock, including the application of certain constructive ownership rules, holders of First Trust common stock should consult their own tax advisors regarding the potential tax consequences of the merger to them.

Constructive Ownership

In applying the constructive ownership provisions of Section 318 of the Code, a holder of First Trust stock may be deemed to own stock that is owned directly or indirectly by other persons, such as certain family members and entities such as trusts, corporations, partnerships or other entities in which the holder has an interest. Since the constructive ownership provisions are complex, holders of First Trust common stock should consult their tax advisors as to the applicability of these provisions.

Information Reporting

A U.S. holder of First Trust common stock who receives BNC common stock as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder of First Trust common stock who is required to file a U.S. federal income-tax return and who is a “significant holder” that receives BNC common stock in the merger will be required to file a statement with such U.S. federal income-tax return in accordance with Treasury Regulations Section 1.368-3 setting forth such holder’s basis in the First Trust common stock surrendered and the fair market value of the BNC common stock received in the merger. A “significant holder” is a holder of First Trust common stock who, immediately before the merger, owned at least 5% of the outstanding stock of First Trust or securities of First Trust with a basis for federal income taxes of at least $1 million.

The discussion of U.S. federal income tax consequences set forth above is for general information only and does not purport to be a complete analysis or listing of all potential tax effects that may apply to a holder of First Trust common stock. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the merger.

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The foregoing summary of material federal U.S. income-tax consequences of the merger is not intended or written to be used, and cannot be used, by any shareholder of First Trust, any shareholder of BNC or any other person for the purpose of avoiding penalties that may be imposed by the IRS.

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THE MERGER AGREEMENT

The following summary describes certain aspects of the merger, including all the terms of the merger agreement that the respective managements of BNC and First Trust believe are material. The merger agreement is attached to this proxy statement/prospectus as Appendix A and is incorporated by reference in this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Terms of the Merger

The merger agreement provides for the merger of First Trust with and into the Bank, or the merger, with the Bank as the surviving corporation. Under the terms of the merger agreement, at the effective time of the merger, or the effective time, each share of common stock, par value $2.50 per share, of First Trust issued and outstanding immediately before the effective time, except for shares of First Trust common stock owned by First Trust, BNC or the Bank (other than certain trust account shares), will be converted into the right to receive, at the election of each shareholder, either (i) cash in the amount of $7.25 per share of First Trust common stock or (ii) 0.98 shares of BNC common stock for each share of First Trust common stock, or a combination of both subject to the allocation procedures set forth in the merger agreement. The aggregate number of shares of BNC common stock that will be issued as part of the total merger consideration shall be 3,276,266 shares, with the remainder of the merger consideration being paid as cash. Any holder of shares of First Trust common stock who perfects such holders’ appraisal rights in accordance with and as contemplated by the NCBCA shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of the NCBCA.

The Bank’s articles of incorporation will be the articles of incorporation, and the Bank bylaws will be the bylaws, of the combined company after completion of the merger, and the separate existence of First Trust will thereupon cease.

Cash or Stock Election

If you are a record holder of First Trust common stock, an election form will be provided to you under separate cover. The election form will entitle you to elect to receive cash, BNC common stock or a combination of cash and BNC common stock, or to make no election with respect to the merger consideration that you wish to receive. A more detailed description of the election form is set forth below under “—Election Procedures.”

All elections by First Trust shareholders are subject to the allocation procedures described in the merger agreement. These procedures are intended to ensure that 70% of the outstanding shares of First Trust common stock will be converted into the right to receive BNC common stock and the remaining 30% of the outstanding shares of First Trust common stock will be converted into the right to receive cash.

It is unlikely that elections will be made in the exact proportions provided for in the merger agreement. As a result, the merger agreement describes procedures to be followed if First Trust shareholders in the aggregate elect to receive more or fewer shares of BNC common stock than BNC has agreed to issue. These procedures are summarized below.

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•	If BNC common stock is oversubscribed: If First Trust shareholders elect to receive more BNC common stock than BNC has agreed to issue in the merger, then all First Trust shareholders who have elected to receive cash or who have made no election will receive cash for their First Trust shares and all shareholders who elected to receive BNC common stock will receive a pro rata portion of the available BNC shares plus cash for those shares not converted into BNC common stock.

•	If BNC common stock is undersubscribed: If First Trust shareholders elect to receive fewer shares of BNC common stock than BNC has agreed to issue in the merger, then all First Trust shareholders who have elected to receive BNC common stock will receive BNC common stock, and

o	if the number of shares as to which First Trust shareholders have made no election is less than this shortfall, then all First Trust shareholders who have made no election will receive BNC common stock, and all First Trust shareholders who have elected to receive cash will receive a pro rata portion of the available cash consideration plus BNC common stock for those First Trust shares not converted into cash; or

o	if the number of shares as to which First Trust shareholders have made no election is greater than or equal to the shortfall, all First Trust shareholders who have elected to receive cash will receive cash, and all First Trust shareholders who made no election will receive a pro rata portion of the remaining available cash consideration plus BNC common stock for those First Trust shares not converted into cash.

Neither First Trust nor BNC is making any recommendation as to whether First Trust shareholders should elect to receive cash or BNC common stock in the merger. Each First Trust shareholder must make his or her own decision with respect to such election.

No guarantee can be made that you will receive the amounts of cash or stock you elect. As a result of the allocation procedures and other limitations outlined in this proxy statement/prospectus and in the merger agreement, you may receive BNC common stock or cash in amounts that vary from the amounts you elected to receive.

Closing and Effective Time of the Merger

The merger will be completed only if all of the following occur:

•	the merger, on substantially the terms and conditions set forth in the merger agreement, shall have been approved by the requisite affirmative vote of holders of First Trust common stock entitled to vote thereon;

•	the shares of BNC common stock to be issued to holders of the First Trust common stock issued upon consummation of the merger shall have been authorized for listing on The NASDAQ Capital Market, subject to official notice of issuance;

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•	the registration statement on Form S-4 of which this proxy statement/prospectus forms a part shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC;

•	the employment agreement with James T. Bolt, Jr., the noncompetition agreements with James T. Bolt, Jr. and John J. Keane, and the consulting agreement with Jean R. Galloway shall have become effective;

•	no order, injunction, or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger or any of the transactions contemplated by the merger agreement shall be in effect; and

•	no statute, rule, regulation, order, injunction or decree issued by any court of competent jurisdiction shall have been enacted, entered, promulgated or enforced by any governmental entity that prohibits or makes illegal consummation of the merger.

The closing of the merger, or the closing, shall take place no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied or waived at the closing), unless extended by mutual agreement of the parties. The merger will become effective as set forth in the articles of merger that shall be filed with the North Carolina Secretary of State.

Election Procedures

As described above, holders of record of First Trust common stock will receive an election form under separate cover. The election form will entitle you to elect to receive cash, BNC common stock or a combination of cash and BNC common stock, or to make no election with respect to the merger consideration that you wish to receive.

To make a valid election, you must submit a properly completed election form to Registrar and Transfer Company, which will be acting as the exchange agent, on or before 5:00 p.m., Eastern Time, on such date as agreed to by the parties (not earlier than 30 days following the mailing of the election form). As exchange agent, Registrar and Transfer Company will process the exchange of First Trust common stock certificates for cash and/or BNC common stock. Shortly after the merger, the exchange agent will allocate cash and shares of BNC common stock among First Trust shareholders, consistent with their elections, and the allocation and proration procedures.  Please do not forward your First Trust stock certificates and election form with your proxy cards. Election forms should be returned to the exchange agent in accordance with the instructions contained in the election form.

You may change your election at any time before the election deadline by written notice accompanied by a properly completed and signed, revised election form received by the exchange agent before the election deadline. You also may revoke your election by written notice received by the exchange agent before the election deadline. All elections will be revoked automatically if the merger agreement is terminated. If you have a preference for receiving either BNC common stock and/or cash for your First Trust common stock, you should complete and return the election form. If you do not make an election, you will be allocated BNC common stock and/or cash depending on the elections made by other First Trust shareholders.

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First Trust shareholders who hold their shares of common stock in “street name” through a bank, broker or other financial institution, and who wish to make an election, should seek instructions from the institution holding their shares concerning how to make the election.

If a First Trust shareholder makes an election but transfers record ownership of his or her shares before the completion of the merger, the exchange agent will treat those shares as if no election had been made with respect to them, unless the new record owner makes a new election with respect to those shares prior to the election deadline.

Board of Directors of BNC and the Bank

BNC and the Bank currently expect to take certain actions to appoint to the BNC and Bank boards of directors James T. Bolt, Jr., an individual currently serving as President and CEO of First Trust and a member of First Trust’s board of directors, as well as [•], an individual currently serving as a non-management member of First Trust’s board of directors. BNC will use all reasonable efforts to arrange for Mr. Bolt and [•] to sit for election to a regular term at BNC’s next annual meeting of shareholders. The directors of First Trust immediately before the effective time shall have submitted their resignations to be effective as of the effective time.

Conversion of Shares; Exchange of Certificates

Promptly after the effective time, BNC will mail to the former holders of First Trust common stock appropriate transmittal materials. After the effective time, each holder of shares of First Trust common stock (other than shares as to which appraisal rights have been perfected as provided in the merger agreement) issued and outstanding at the effective time shall surrender the certificate(s) representing such shares to BNC and receive the merger consideration in exchange, together with all undelivered dividends or distributions in respect of such shares (without interest thereon). BNC shall not be obligated to deliver the consideration to which any former holder of First Trust common stock is entitled as a result of the merger until such holder surrenders his or her certificate(s) representing the shares of First Trust common stock for exchange as provided in the merger agreement.

Letter of Transmittal

As soon as is reasonably practicable after the completion of the merger, the exchange agent will mail to each First Trust shareholder at the time of the merger a letter of transmittal containing instructions for the exchange of his or her First Trust stock certificates for the merger consideration. Upon surrendering your certificate(s) representing shares of First Trust common stock, together with the properly executed letter of transmittal and any other required documents, your First Trust stock certificate(s) will be cancelled and you will receive the shares of BNC common stock and/or cash, to which you are entitled in accordance with the merger agreement. No interest will be paid to First Trust shareholders or accrued with respect to unpaid dividends and distributions, if any. Upon completion of the merger, First Trust stock certificates will no longer represent shares of First Trust common stock and will only represent the right to receive the merger consideration. After the completion of the merger, there will be no further transfers of First Trust common stock, except as required to settle trades executed before completion of the merger.

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Holders of First Trust common stock should not submit their First Trust stock certificate(s) for exchange until they receive the transmittal instructions and a form of letter of transmittal from the exchange agent.

If your stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed and an indemnity bond must be purchased at your expense before you receive any consideration for your shares. Upon request, the exchange agent will send you instructions on how to provide evidence of ownership and the purchase of an indemnity bond for lost certificates.

If any certificate representing shares of BNC’s common stock is to be issued in a name other than that in which the certificate for shares surrendered in exchange is registered, it will be a condition of issuance that the certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting the exchange either:

•	pay to the exchange agent in advance any transfer or other taxes required by reason of the issuance of a certificate to a person other than the registered holder of the certificate surrendered, or

•	establish to the satisfaction of the exchange agent that the tax has been paid or is not payable.

Any portion of the shares of BNC common stock and cash made available to the exchange agent that remains unclaimed by First Trust shareholders as of the first anniversary of the effective time of the merger will be returned to BNC. After that time, any First Trust shareholder who has not exchanged shares of First Trust common stock for the merger consideration in accordance with the merger agreement may look only to BNC for payment of the merger consideration for these shares and any unpaid dividends or distributions. Nonetheless, none of BNC, First Trust, the exchange agent or any other person will be liable to any First Trust shareholder for any amount properly delivered to a public official under applicable abandoned property, escheat or similar laws.

Dividends and Distributions

Until First Trust common stock certificates are surrendered for exchange, any dividends or other distributions declared after the effective time with respect to BNC common stock into which shares of First Trust common stock may have been converted into the right to receive BNC common stock will accrue, without interest, but will not be paid. BNC will pay to former First Trust shareholders any unpaid dividends or other distributions, without interest, only after they have duly surrendered their First Trust stock certificates.

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Before the effective time, First Trust may not make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except the acceptance of shares of First Trust common stock in payment of the exercise price or withholding taxes incurred by any employee or director in connection with the vesting of equity-based awards in respect of First Trust common stock granted under a First Trust Stock Plan (as defined in the merger agreement), in each case in accordance with past practice and the terms of the applicable First Trust Stock Plan and related award agreements).

Representations and Warranties

The merger agreement contains customary representations and warranties of First Trust and BNC relating to their respective businesses. With the exception of certain representations that must be true and correct in all material respects (or, in the case of specific representations and warranties regarding the capitalization and authority of First Trust, or specific representations and warranties of either party regarding the absence of certain changes or events, true and correct in all respects), no representation or warranty will be deemed untrue or incorrect as a consequence of the existence or absence of any fact, circumstance or event unless that fact, circumstance or event, individually or when taken together with all other facts, circumstances or events, has had or is reasonably likely to have a Material Adverse Effect (as defined in the merger agreement) on the company making the representation. In determining whether a Material Adverse Effect has occurred or is reasonably likely, the parties will disregard any effects resulting from (1) changes in GAAP or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (2) changes in laws, rules or regulations of general applicability to banks or savings associations, and their holding companies generally, or their interpretations by courts or governmental entities, except to the extent such changes have a disproportionate adverse effect on such party as compared to other community banks in the southeastern United States, (3) changes in global or national political conditions (including the outbreak of war or acts of terrorism) or in general economic or market conditions affecting banks, savings associations or their holding companies generally, except to the extent that such changes have a disproportionate adverse effect on such party as compared to other community banks in the southeastern United States, or (4) the direct effects of negotiating, entering into and compliance with the merger agreement on the operating performance of First Trust. The representations and warranties in the merger agreement do not survive the effective time.

Each of BNC and First Trust has made representations and warranties to the other regarding, among other things:

•	corporate matters, including due organization and qualification;

•	capitalization;

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•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	required governmental filings and consents;

•	the timely filing of reports with governmental entities, and the absence of investigations by regulatory agencies;

•	financial statements and accounting;

•	broker’s fees payable in connection with the merger;

•	the absence of material adverse changes;

•	legal proceedings;

•	tax matters;

•	compliance with applicable laws;

•	tax treatment of the merger; and

•	the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents.

In addition, First Trust has made other representations and warranties about itself to BNC as to:

•	employee matters, including employee benefit plans;

•	certain contracts;

•	risk management instruments;

•	investment securities and commodities;

•	loan portfolios;

•	real property and intellectual property;

•	environmental liabilities;

•	personal and real property leases;

•	securitizations;

•	the inapplicability of state takeover laws; and

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•	the receipt of a financial advisor’s opinion.

The representations and warranties described above and included in the merger agreement were made by each of BNC and First Trust to the other. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to by BNC and First Trust in connection with negotiating the terms of the merger agreement, and may have been included in the merger agreement for the purpose of allocating risk between BNC and First Trust rather than to establish matters as facts. The merger agreement is described in, and included as Appendix A to this proxy statement/prospectus only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding First Trust, BNC or their respective businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” on page [•] for a description of where you can find this information.

Covenants and Agreements

Each of First Trust, BNC and the Bank has undertaken customary covenants that place restrictions on it until the effective time. In general, First Trust agreed to (1) conduct its business in the ordinary course in all material respects, (2) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and retain the services of its key officers and key employees, and (3) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either party to obtain any necessary approvals of any regulatory agency or any governmental entity required for the consummation of the transactions contemplated by the merger agreement or to perform its covenants and agreements under the merger agreement or to consummate the transactions contemplated thereby.

First Trust has further agreed that, with certain exceptions and except with BNC’s prior written consent, First Trust will not, among other things, undertake the following actions:

•	other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance or capital contribution to, or investment in, any person (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, purchases of federal funds, borrowings from the Federal Home Loan Bank, or the FHLB, sales of certificates of deposit and entering into repurchase agreements);

•	adjust, split, combine or reclassify any of its capital stock;

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•	make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except the acceptance of shares of First Trust common stock in payment of the exercise price or withholding taxes incurred by any employee or director in connection with the vesting of equity-based awards in respect of First Trust common stock granted under a First Trust Stock Plan, in each case in accordance with past practice and the terms of the applicable First Trust Stock Plan and related award agreements);

•	grant any stock options, restricted shares or other equity-based award with respect to shares of First Trust common stock under the First Trust Stock Plans, or otherwise, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

•	issue any additional shares of capital stock or other securities except pursuant to the settlement of equity-based awards previously granted under the First Trust Stock Plans;

•	hire any employees, enter into any new employment or independent contractor agreements or arrangements, or enter into any collective-bargaining agreements, provided, however, that First Trust shall be permitted to terminate any First Trust employee for cause, in its sole discretion;

•	make any loan or extension of credit in an amount in excess of $750,000 (excluding any loan or extension of credit of a smaller amount on an outstanding loan or line of credit in excess of $750,000) or renew or amend any loan or extension of credit in excess of $250,000; provided, however, that, if First Trust shall request the prior approval of BNC to make a loan or extend credit in an amount in excess of $750,000, or amend or renew any existing loan in an amount in excess of $250,000, and BNC shall not have disapproved such request in writing within three business days upon receipt of such request from First Trust, then such request shall be deemed to be approved by BNC in writing and thus First Trust may make the loan or extend the credit referenced in such request on the terms described in such request; provided, further, that any renewal, amendment or modification of credit shall require the written approval of BNC, which approval shall not be unreasonably withheld;

•	except as required by applicable law or the terms of any Seller Benefit Plan (as defined in the merger agreement and referred to herein as a “First Trust Benefit Plan”) as in effect on the date of the merger agreement and, solely with respect to employees that are not executive officers or directors of First Trust, except for normal increases made in the ordinary course of business consistent with past practice, (i) increase the wages, salaries, incentive compensation, incentive compensation opportunities of, or benefits provided to, any current, former or retired employee, director, consultant, independent contractor or other service provider of First Trust or ERISA Affiliates (as defined in the merger agreement), or, except for payments in the ordinary course of business consistent with past practice, pay or provide, or increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, benefits or other rights of any current, former or retired employee, director, consultant, independent contractor or other service provider of First Trust or ERISA Affiliates; (ii) establish, adopt or become a party to any new employee benefit or compensation plan, program, commitment or agreement or amend, modify, change or terminate any First Trust Benefit Plan; (iii) grant any stock options, stock appreciation rights, stock-based or stock-related awards, performance stock, phantom or restricted stock unit awards; (iv) take any action other than in the ordinary course of business and consistent with past practice, to fund or in any way secure the payment of compensation or benefits under any First Trust Benefit Plan; (v) amend, alter or modify any warrant or other equity-based right to purchase any capital stock or other equity interests in First Trust or any securities exchangeable for or convertible into the same or other First Trust common stock outstanding on the date of the merger agreement, except as otherwise permitted in the merger agreement; (vi) enter into any collective-bargaining agreement; or (vii) enter, amend, modify, alter, terminate or change any third-party vendor or service agreement related to any First Trust Benefit Plan, provided, however, notwithstanding any of the foregoing, First Trust shall be permitted to make such payments contemplated by Section 7.3(e) of the merger agreement and enter into such appropriate agreements to effect such payments;

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•	sell, transfer, mortgage, encumber or otherwise dispose of any material amount of its properties or assets to any person, or cancel, release or assign any material amount of indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of the merger agreement; provided, however, that, if First Trust shall request the prior approval of BNC to make sell, transfer or dispose of any “Other Real Estate Owned” of First Trust, and BNC shall not have disapproved such request in writing within five business days upon receipt of such request from First Trust, as applicable, then such request shall be deemed to be approved by BNC in writing and thus First Trust may effect the sale, transfer or disposal referenced in such request on the terms described in such request; provided, further, prior approval is not required for (i) transactions disclosed in Section 5.2(i) of the First Trust Disclosure Schedule (as defined in the merger agreement) or (ii) transactions with respect to any real estate valued at less than $500,000, in each case, so long as the sale or transfer price is at least 85% of the carrying value for such real estate on First Trust’s financial statements as of March 31, 2012;

•	enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking, operating and servicing policies, except as required by applicable law, regulation or policies imposed by any governmental entity;

•	make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other person;

•	take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

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•	amend First Trust’s articles of incorporation or First Trust’s bylaws, or otherwise take any action to exempt any person (other than BNC or its subsidiaries) or any action taken by any person from any takeover statute or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

•	other than with notice to BNC, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

•	other than commencement or settlement of foreclosure actions in the ordinary course of business consistent with past practice, commence or settle any claim, action or proceeding where the amount in dispute is in excess of $100,000 or subjecting First Trust to any material restrictions on its current or future business operations (including the future business and operations of BNC);

•	take any action or fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the merger set forth in Article VII of the merger agreement not being satisfied;

•	implement or adopt any material change in its tax accounting or financial accounting principles, practices or methods, other than as may be required by applicable law, GAAP or regulatory guidelines;

•	file or amend any tax return other than in the ordinary course of business, make any significant change in any method of tax or accounting (other than as may be required by applicable law, GAAP or regulatory guidelines), make or change any tax election or settle or compromise any tax liability in excess of $50,000;

•	except for transactions in the ordinary course of business consistent with past practice, terminate, or waive any material provision of, any First Trust Contract (as defined in the merger agreement) or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms;

•	take any action that would materially impede or materially delay the ability of the parties to obtain any necessary approvals of any regulatory agency or governmental entity required for the transactions, contemplated hereby; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by Section 5.2 of the merger agreement.

BNC has agreed that, except with First Trust’s prior written consent, BNC will not, among other things, undertake the following actions:

•	amend, repeal or otherwise modify any provision of BNC’s articles of incorporation or BNC’s bylaws in a manner that would adversely affect the shareholders of First Trust or the transactions contemplated by the merger agreement;

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•	take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

•	take any action that is intended or may reasonably be expected to result in any of the conditions to the merger set forth in Article VII of the merger agreement not being satisfied;

•	take any action that would be reasonably expected to prevent, materially impede, materially impact or materially delay the ability of the parties to obtain any necessary approvals of any regulatory agency or any governmental entity required for the consummation of the transactions contemplated by this Agreement or cause any other application to a bank regulatory agency for approval of a merger to be submitted for filing before the application related to the merger is approved by such bank regulatory agency (except if such bank regulatory agency requires in writing a prior submission as a condition to its approval of the application related to the merger); or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by Section 5.3 of the merger agreement (it being understood that BNC’s pursuit, negotiation and consummation of other acquisitions and capital raising transactions shall not violate this Section 5.3 of the merger agreement).

The merger agreement also contains mutual covenants relating to the preparation of this proxy statement/prospectus and any applications required by regulatory agencies, access to information of the other company and public announcements with respect to the transactions contemplated by the merger agreement. BNC also has agreed to cause the shares of BNC common stock issued in the merger to be approved for listing on The NASDAQ Capital Market.

Reasonable Best Efforts of First Trust to Obtain the Required Shareholder Vote

First Trust has agreed to hold a meeting of its shareholders as soon as is reasonably practicable for the purpose of obtaining the requisite shareholder approval of the merger agreement. First Trust will use its commercially reasonable best efforts to obtain such approval. First Trust is also required to submit the merger agreement to a shareholder vote even if the First Trust Board has withdrawn, modified or qualified its recommendation to approve the merger agreement.

Agreement Not to Solicit Other Offers

First Trust has agreed that it, and its officers, directors, employees, agents and representatives will not, directly or indirectly:

•	solicit, initiate, encourage or facilitate (including by way of furnishing information) any inquiries or proposals for any “Alternative Transaction” (as defined below); or

•	participate in any discussions or negotiations regarding any Alternative Transaction; or

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•	enter into any agreement regarding any Alternative Transaction; or

•	render a rights agreement inapplicable to an Alternative Proposal (as defined below) or the transactions contemplated thereby.

First Trust also has agreed to cease any existing discussions or negotiations with any persons with respect to any Alternative Proposal, to request the prompt return or destruction of all confidential information previously furnished in connection therewith and not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Alternative Proposal to which it is a party, and to enforce the provisions of such agreement.

However, if at any time before approval of the merger agreement by First Trust’s shareholders, (1) First Trust receives an unsolicited written Alternative Proposal that its board of directors believes in good faith to be bona fide, (2) such Alternative Proposal was not the result of a breach of First Trust’s nonsolicitation provisions under the merger agreement, (3) the First Trust Board determines in good faith, after consulting with outside counsel and its financial advisor, that such Alternative Proposal constitutes or is reasonably likely to lead to a Superior Proposal (as defined below) and (4) the First Trust Board determines in good faith, after consulting with outside legal counsel, that failure to so act would be reasonably likely to violate its fiduciary duties under applicable law, then First Trust may: (1) furnish nonpublic information regarding First Trust to the person making such Alternative Proposal (and its representatives) pursuant to a confidentiality agreement that is no less favorable to First Trust than its confidentiality agreement with BNC, and (2) participate in discussions and negotiations with the person making the Alternative Proposal.

First Trust has agreed to call its shareholder meeting as soon as reasonably practicable to obtain shareholder approval of the merger agreement and that the First Trust Board will recommend that its shareholders approve the merger agreement. First Trust has further agreed that the First Trust Board will not withdraw (or modify or qualify in any manner adverse to BNC) or refuse to recommend its approval of the merger agreement, or adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Alternative Proposal (we refer to any such action as an “Adverse Recommendation Change”) or cause or permit First Trust to enter into any agreement that is intended to or reasonably likely to lead to an Alternative Proposal (other than the confidentiality agreement referenced above). However, before obtaining the First Trust shareholder approval, the First Trust Board may, if such board determines in good faith (after consultation with outside counsel) that failure to do so would be reasonably likely to violate its fiduciary duties under applicable law, taking into account all adjustments to the terms of the merger agreement that may be offered by BNC, make an Adverse Recommendation Change; provided that First Trust may not make an Adverse Recommendation Change in response to an Alternative Proposal unless First Trust shall not have breached its nonsolicitation covenant in the merger agreement in any respect and:

(i)           the First Trust Board determines in good faith (after consultation with outside legal and its financial advisor) that such Alternative Proposal is a Superior Proposal and such proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of the merger agreement that may be offered by BNC pursuant to the merger agreement;

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(ii)           First Trust has given BNC at least seven business days’ prior written notice of its intention to take such action and specifying the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal) and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the person making such Superior Proposal; and

(iii)           before effecting such an Adverse Recommendation Change, First Trust has negotiated, and has caused its representatives to negotiate, in good faith with BNC during such notice period to the extent BNC wishes to negotiate, to enable BNC to revise the terms of the merger agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal.

First Trust has agreed that, in the event of any material change to a Superior Proposal, First Trust shall, in each case, be required to deliver to BNC a new written notice, the notice period shall have commenced and First Trust shall be required to comply with the above obligations with respect to such new written notice.

First Trust has further agreed to notify BNC promptly (but in no event later than 24 hours) after it receives any Alternative Proposal, or any material change to any Alternative Proposal, or any request for nonpublic information relating to First Trust by any person that informs the First Trust Board that it is considering making, or has made, an Alternative Proposal. Such notice to BNC shall be made orally and in writing, and shall indicate the identity of the person making the Alternative Proposal or intending to make or considering making an Alternative Proposal or requesting nonpublic information relating to First Trust, and the material terms of any such Alternative Proposal or modification or amendment to an Alternative Proposal. First Trust shall keep BNC fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Alternative Proposal, indication or request. First Trust shall also promptly, and in any event within 24 hours, notify BNC, orally and in writing, if it enters into discussions or negotiations concerning any Alternative Proposal.

As used in the merger agreement, “Alternative Proposal” means any inquiry or proposal regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer) or similar transactions involving First Trust that, if completed, would constitute an Alternative Transaction.

As used in the merger agreement, “Alternative Transaction” means any of:

•	a transaction pursuant to which any person (or group of persons) (other than BNC or its affiliates), directly or indirectly, acquires or would acquire more than 25% of the outstanding shares of First Trust common stock or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to the merger, whether from First Trust or pursuant to a tender offer or exchange offer or otherwise;

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•	a merger, share exchange, consolidation or other business combination involving First Trust (other than the merger);

•	any transaction pursuant to which any person (or group of persons) (other than BNC or its affiliates) acquires or would acquire control of First Trust representing more than 25% of the assets of First Trust immediately before such transaction, or;

•	any other consolidation, business combination, recapitalization or similar transaction involving First Trust, other than the transactions contemplated by the merger agreement, as a result of which the holders of shares of First Trust common stock immediately before such transactions do not, in the aggregate, own at least 75% of the outstanding shares of common stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of First Trust common stock immediately before the consummation thereof.

As used in the merger agreement, “Superior Proposal” means any unsolicited bona fide Alternative Proposal that the First Trust Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the person (or group of persons) making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (A) if consummated, would be more favorable to the shareholders of First Trust from a financial point of view than the transactions contemplated by the merger agreement (including taking into account any adjustment to the terms and conditions proposed by BNC in response to such proposal under the merger agreement or otherwise) and (B) if accepted, is reasonably likely to be completed on the terms proposed on a timely basis.

Expenses and Fees

In general, all fees and expenses incurred in connection with the merger, the merger agreement and the transactions contemplated by the merger agreement shall be paid by the party incurring such fees or expenses, whether or not the merger is consummated. However, the costs and expenses of printing and mailing this proxy statement/prospectus, and all filing and other fees paid to the SEC in connection with the merger, shall be borne equally by First Trust and BNC. Further, First Trust has agreed to reimburse certain expenses of BNC if the merger agreement is terminated under certain circumstances. See “—Termination of the Merger Agreement.”

Employee Matters

BNC has agreed that all individuals employed by, or on an authorized leave of absence from, First Trust immediately before the effective time, or the Covered Employees, shall automatically become employees of BNC and its affiliates as of the effective time. Immediately following the effective time, BNC shall, or shall cause its applicable subsidiaries to, provide to those Covered Employees employee benefits, rates of base salary or hourly wage and annual bonus opportunities that are substantially similar, in the aggregate, to the aggregate rates of base salary or hourly wage and the aggregate employee benefits and annual bonus opportunities provided to such Covered Employees under the First Trust Benefit Plans as in effect immediately before the effective time.

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In addition, BNC has agreed, that if a Covered Employee who does not have an employment, change-of-control or severance agreement with First Trust and who within three months after the effective time (i) is terminated by BNC or any of its subsidiaries due to a permanent or indefinite reduction in staff resulting in job elimination, reduction of a position as the result of any organizational or business restructuring or the integration of First Trust with BNC and its subsidiaries, discontinuance of operation, relocation of all or a part of BNC’s or its subsidiaries’ business, sale of an operation to another company, or sale or other change in ownership of all or a part of BNC’s or its subsidiaries’ business, or (ii) voluntarily resigns after being notified that, as a condition of employment, such Covered Employee’s base salary will be materially decreased, such Covered Employee shall be entitled to receive severance payments equal to (after providing customary releases) three months of severance pay, regardless of employee classification.

For a discussion of the employment arrangements between BNC and James T. Bolt, Jr., Jean R. Galloway and John J. Keane that will become effective upon the completion of the merger, and the effect of the merger on existing agreements between First Trust and certain of its executives, see “Proposal 1—Approval of the Merger Agreement—First Trust’s Directors and Officers Have Financial Interests in the Merger.”

Indemnification and Insurance

The merger agreement provides that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or before the effective time existing in favor of any director, officer or employee as provided in the respective BNC and First Trust articles of incorporation or bylaws and any existing indemnification agreements, shall survive the merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified after the effective time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or before the effective time or taken at the request of BNC pursuant to the merger agreement.

The merger agreement provides that BNC will maintain for a period of six years after completion of the merger First Trust’s current directors’ and officers’ liability insurance policy, or policies of at least the same coverage and amount and containing terms and conditions that are not less advantageous than the current policy, with respect to acts or omissions occurring before the effective time that were committed by such officers and directors in their capacities as such, except that BNC is not required to expend annually in the aggregate an amount in excess of 150% of the annual premiums currently paid by First Trust for such insurance.

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Conditions to Complete the Merger

The respective obligations of BNC and First Trust to effect the merger are subject to the satisfaction at or before the effective time of the following conditions:

•	the approval of the merger by the requisite affirmative vote of the holders of First Trust common stock entitled to vote thereon;

•	the authorization of the listing of BNC common stock to be issued in the merger on The NASDAQ Capital Market, subject to official notice of issuance;

•	the effectiveness of the registration statement of which this proxy statement/prospectus is a part with respect to the BNC common stock to be issued in the merger and the absence of any stop order or proceedings initiated or threatened by the SEC for that purpose;

•	no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger or any of the other transactions contemplated by the merger agreement shall be in effect;

•	no statue, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental entity that prohibits or makes illegal consummation of the merger; and

•	the employment agreement with James T. Bolt, Jr., the noncompetition agreements with James T. Bolt, Jr. and John J. Keane, and the consulting agreement with Jean R. Galloway, which is discussed under the heading “Proposal 1—Approval of the Merger Agreement—First Trust’s Directors and Officers Have Financial Interests in the Merger,” shall have become effective.

The obligation of BNC to effect the merger is also subject to the satisfaction, or waiver by BNC, at or before the effective time, of a number of other conditions, including:

•	the representations and warranties of First Trust set forth in the merger agreement shall be true and correct as of the date of the merger agreement and as of the effective time as though made on and as of the effective time, and BNC shall have received a certificate signed on behalf of First Trust by the Chief Executive Officer of First Trust to such effect;

•	First Trust shall have performed in all material respects all obligations required to be performed by it under the merger agreement at or before the effective time, and BNC shall have received a certificate signed on behalf of First Trust by the Chief Executive Officer of First Trust to such effect;

•	BNC shall have received the opinion of its counsel with respect to certain federal income-tax consequences of the merger;

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•	all regulatory approvals set forth in the merger agreement to consummate the transactions contemplated by the merger agreement, including the merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no such regulatory approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition (as defined in the merger agreement);

•	BNC must have received from each director of First Trust (1) an executed support agreement and (2) a noncompete agreement, each in the form attached as an exhibit to the merger agreement (see “Proposal 1—Approval of the Merger Agreement—First Trust’s Directors and Officers Have Financial Interests in the Merger”);

•	BNC shall have received resignations, effective as of the effective time, from the directors of First Trust;

•	First Trust’s classified assets (which means loans or other assets characterized as “Substandard,” “Doubtful,” “Loss” or words of similar import and “Other Real Estate Owned”) shall not exceed, as of the effective time, 115% of the aggregate balance of Classified Assets set forth in the Seller Disclosure Schedule delivered in connection with the merger agreement; and

•	Subject to the payment by First Trust of certain benefits payments, each of James T. Bolt, Jr., Jean R. Galloway, John J. Keane, and R. Scott Anderson shall have voluntarily terminated their rights under those agreements listed in the Seller Disclosure Schedule (see “Proposal 1—Approval of the Merger Agreement—First Trust’s Directors and Officers Have Financial Interests in the Merger— Compensation Arrangements for First Trust Executive Officers in Connection with the Merger—Settlement and Release Agreements with First Trust Executive Officers”).

The obligation of First Trust to complete the merger is also subject to the satisfaction, or waiver by First Trust, at or before the effective time, of a number of other conditions, including:

•	the representations and warranties of BNC set forth in the merger agreement shall be true and correct as of the date of the merger agreement and as of the effective time as though made on and as of the effective time, and First Trust shall have received a certificate signed on behalf of BNC by the Chief Executive Officer or the Chief Financial Officer of BNC to such effect;

•	BNC shall have performed in all material respects all obligations required to be performed by it under the merger agreement at or before the effective time, and First Trust shall have received a certificate signed on behalf of BNC by the Chief Executive Officer or Chief Financial Officer of BNC to such effect;

•	First Trust shall have received the opinion of its counsel with respect to certain federal income-tax consequences of the merger;

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•	all regulatory approvals set forth in the merger agreement to consummate the transactions contemplated by the merger agreement, including the merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired; and

•	Each of James T. Bolt, Jean R. Galloway, John J. Keane, and R. Scott Anderson shall have received those benefit payments listed in the Seller Disclosure Schedule, subject to receipt by BNC of mutually acceptable release agreements to be received at the effective time (see “Proposal 1—Approval of the Merger Agreement—First Trust’s Directors and Officers Have Financial Interests in the Merger— Compensation Arrangements for First Trust Executive Officers in Connection with the Merger—Settlement and Release Agreements with First Trust Executive Officers”).

We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or, if applicable, waived by the appropriate party. As of the date of this proxy statement/prospectus, we have no reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

The merger agreement can be terminated at any time before completion of the merger by mutual consent, if authorized by each of our boards of directors, or by either party in the following circumstances:

•	if any of the required regulatory approvals are denied (and the denial is final and nonappealable) or any governmental entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement;

•	if the merger has not been consummated by December 31, 2012, unless the failure of the Closing (as defined in the merger agreement) to occur by that date is due to the terminating party’s failure to abide by the merger agreement; or

•	if there is a breach by the other party that would cause the failure of the Closing conditions described above, unless the breach is capable of being, and is, cured within 45 days’ notice of the breach.

BNC also may terminate the merger agreement if the First Trust Board: (i) fails to recommend that First Trust shareholders approve and adopt the merger agreement, or (ii) in a manner adverse to BNC, (a) withdraws, modifies, or qualifies, or proposes to withdraw, modify or qualify, the recommendation of the First Trust Board of the merger agreement and/or the merger to the First Trust shareholders; (b) takes any public action or makes any public statement in connection with the meeting of First Trust shareholders inconsistent with such recommendation or (c) recommends any Alternative Proposal (or, in the case of clause (ii), resolves to take any such action), whether or not permitted by the terms of the merger agreement.

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First Trust will be required to pay BNC a termination fee in the amount of $1,500,000, plus up to $500,000 of BNC’s documented out-of-pocket legal and due diligence expenses in connection with the transactions contemplated by the merger agreement, if either:

•	the merger agreement is duly terminated by BNC and before such termination, an Alternative Transaction was commenced, publicly proposed or publicly disclosed (or an Alternative Proposal was received), and within 12 months after such termination, First Trust shall have entered into a definitive written agreement relating to an Alternative Transaction or consummated an Alternative Transaction, or

•	after receiving an Alternative Proposal, the First Trust Board fails to convene the special meeting to approve the merger with BNC and/or fails to recommend that the First Trust shareholders adopt the merger agreement, and within 12 months of receiving the Alternative Proposal, First Trust shall have entered into a definitive written agreement relating to an Alternative Transaction or consummated an Alternative Transaction.

However, BNC will in any event not be entitled to a termination fee if the merger agreement is terminated by mutual consent or due to a failure to obtain the necessary regulatory approvals. Similarly, BNC will not be entitled to a termination fee if First Trust terminates the merger agreement due to a material breach of a representation, warranty or covenant by BNC.

Effect of Termination

If the merger agreement is terminated, it will become void, and there will be no liability on the part of BNC or First Trust, except that (1) both BNC and First Trust will remain liable for any willful breach of the merger agreement and (2) designated provisions of the merger agreement, including the payment of fees and expenses, the confidential treatment of information, publicity restrictions, notices and governing law and jurisdiction will survive the termination.

Amendment, Waiver and Extension of the Merger Agreement

Subject to applicable law, the parties may amend the merger agreement by action taken or authorized by their respective boards of directors. However, after any approval of the transactions contemplated by the merger agreement by the First Trust shareholders, there may not be, without further approval of the shareholders, any amendment of the merger agreement that (1) alters or changes the amount or the form of the consideration to be delivered to the holders of First Trust common stock, (2) alters or changes any term of the articles of incorporation of BNC or (3) changes any of the terms and conditions of the merger agreement if such alteration or change would adversely affect the holders of any First Trust securities, in each case other than as contemplated by the merger agreement.

At any time before the effective time, each of BNC and First Trust, by action taken or authorized by its respective board of directors, to the extent legally allowed, may:

•	extend the time for the performance of any of the obligations or other acts of the other party;

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•	waive any inaccuracies in the representations and warranties in the merger agreement; or

•	waive compliance by the other party with any of the other agreements or conditions contained in the merger agreement.

DESCRIPTION OF BNC CAPITAL STOCK

The following is a brief description of the terms of BNC’s capital stock. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the NCBCA, federal law, BNC’s amended articles of incorporation, or the Amended Articles, and BNC’s bylaws. Copies of the Amended Articles and bylaws have been filed with the SEC and are also available upon request from BNC.

Common Stock

General

BNC’s Amended Articles authorize the issuance of 80,000,000 shares of common stock, no par value per share. The common stock consists of two classes, of which 60,000,000 shares are designated as voting common stock (also referred to herein as the “common stock”) and 20,000,000 shares are designated as non-voting common stock (referred to herein as the “non-voting common stock”). As of [•], 2012, there were [•] shares of common stock issued and outstanding, held of record by approximately [•] shareholders, and 4,187,646 shares of non-voting common stock issued and outstanding, held of record by three shareholders. In addition, as of [•], 2012, (i) [•] shares of BNC’s common stock were reserved for issuance upon exercise of outstanding stock options that were exercisable on that date (or within 60 days of that date), (ii) 1,804,566 shares of BNC’s common stock were reserved for issuance upon the conversion of the Series B Preferred Stock and (iii) 4,187,646 shares of BNC’s common stock were reserved for issuance upon the conversion of the outstanding non-voting common stock. On May 21, 2012, BNC’s shareholders approved an amendment to the Amended Articles pursuant to which the Series B Preferred Stock would be converted into shares of non-voting common stock. As of the date of this prospectus, the ultimate timing of the filing of the referenced amendment to the Amended Articles is unknown.

BNC’s voting common stock is listed and traded on The NASDAQ Capital Market under the symbol “BNCN.” BNC’s non-voting common stock is not listed on any exchange, and BNC does not intend to list it. Outstanding shares of BNC’s common stock and non-voting common stock are validly issued, fully paid and non-assessable. Except for voting privileges, the non-voting common stock carries the same rights and privileges as common stock (including in respect of dividends and in respect of distributions upon BNC’s dissolution, liquidation or winding up) and will be treated the same as common stock (including in any merger, consolidation, share exchange or other similar transaction).

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Voting Common Stock

Preemptive Rights; Redemption Rights; Terms of Conversion; Sinking Fund and Redemption Provision

BNC’s common stock does not have preemptive rights, redemption rights, conversion rights, sinking fund or redemption provisions.

Voting Rights

Each holder of common stock is entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders, unless such matter relates solely to the terms of one or more classes of preferred stock, in which case holders of common stock will only be permitted to vote as required by law. Shareholders are not entitled to cumulate their votes for the election of directors. Directors are elected by a plurality of the votes cast. At all times that the number of directors is less than nine, each director is elected to a term ending as of the next succeeding annual meeting or until his or her earlier death, resignation, retirement, removal or disqualification or until his or her successor is elected and qualified. Otherwise, at all times that the number of directors is nine or more, the Amended Articles and bylaws provide that the BNC Board is divided into three classes, with each class to be as nearly equal in number as possible, and directors in each class are to serve three-year terms in office.

Liquidation Rights

In the event of BNC’s liquidation, dissolution or winding up, holders of BNC common stock are entitled to share ratably in all of BNC’s assets remaining after payment of liabilities, including but not limited to BNC’s outstanding subordinated debentures, and the liquidation preference of any then outstanding preferred stock. Because BNC is a bank holding company, BNC’s rights and the rights of BNC’s creditors and shareholders to receive the assets of any subsidiary upon liquidation or recapitalization may be subject to prior claims of BNC’s subsidiary’s creditors, except to the extent that BNC may itself be a creditor with recognized claims against its subsidiary.

Dividend Rights

Holders of BNC’s common stock are entitled to receive ratably such dividends as may be declared by the BNC Board out of legally available funds. The ability of the BNC Board to declare and pay dividends on BNC’s common stock is subject to the terms of applicable North Carolina law, banking regulations and the terms of the Series A Preferred Stock, as described in “Supervision and Regulation” and BNC’s periodic reports. BNC’s principal source of income is dividends that are declared and paid by the Bank on its capital stock. Therefore, the ability of BNC to pay dividends is dependent upon the receipt of dividends from the Bank. North Carolina commercial banks, such as the Bank, are subject to legal limitations on the amounts of dividends they are permitted to pay. The Bank may pay dividends from undivided profits, which are determined by deducting and charging certain items against actual profits, including any contributions to surplus required by North Carolina law. Also, an insured depository institution, such as the Bank, is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized,” as such term is defined in the applicable law and regulations. Also, BNC may not pay dividends on BNC’s capital stock if the company is in default or has elected to defer payments of interest under BNC’s junior subordinated debentures. The declaration and payment of future dividends to holders of BNC’s common stock will also depend upon BNC’s earnings and financial condition, the capital requirements of its subsidiaries, regulatory conditions, and other factors as the BNC Board may deem relevant.

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Transfer Agent and Registrar

The transfer agent and registrar for BNC’s common stock is Registrar and Transfer Company, Cranford, New Jersey.

Restrictions on Ownership

The BHCA requires any “bank holding company,” as defined in the BHCA, to obtain the approval of the Federal Reserve Board before acquiring 5% or more of BNC’s common stock. Any person, other than a bank holding company, is required to obtain the approval of the Federal Reserve Board before acquiring 10% or more of BNC’s common stock under the Change in Bank Control Act. Any holder of 25% or more of BNC’s voting common stock, a holder of 33% or more of BNC’s total equity, or a holder of 5% or more of BNC’s common stock if such holder otherwise exercises a “controlling influence” over BNC, is subject to regulation as a bank holding company under the BHCA.

Non-Voting Common Stock

Preemptive Rights, Redemption Rights; Terms of Conversion; Sinking Fund and Redemption Provision

BNC’s non-voting common stock does not have preemptive rights, redemption rights, sinking fund or redemption provisions but does possess conversion rights. Any holder of non-voting common stock may convert any number of shares of non-voting common stock into an equal number of shares of common stock at the option of the holder; provided, however, that each share of non-voting common stock is not convertible at the election of the initial holder or any affiliate thereof and may only be converted in connection with or after a transfer to a third party unaffiliated with such initial holder. The non-voting common stock may only be transferred through one or more of the following alternatives: (i) to an affiliate of the holder or to BNC; (ii) in a widely distributed public offering of common stock; (iii) in a transfer that is part of a private placement of common stock in which no one transferee (or group of associated transferees) acquires the rights to purchase in excess of 2% of BNC’s voting securities then outstanding (including pursuant to a related series of transfers); (iv) in a transfer of common stock to an underwriter for the purpose of conducting a widely distributed public offering; or (v) a transaction approved by the FRB or if the FRB is not the relevant regulatory authority, any other regulatory authority with the relevant jurisdiction.

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Voting Rights

The holders of BNC’s non-voting common stock do not have any voting power and are not entitled to vote on any matter except as otherwise required by law.

Liquidation Rights

In the event of BNC’s liquidation, dissolution or winding up, holders of non-voting common stock are entitled to share ratably in all of BNC’s assets remaining after payment of liabilities, including but not limited to BNC’s outstanding subordinated debentures, and the liquidation preference of any then outstanding preferred stock. Because BNC is a bank holding company, BNC’s rights and the rights of BNC’s creditors and shareholders to receive the assets of any subsidiary upon liquidation or recapitalization may be subject to prior claims of BNC’s subsidiary’s creditors, except to the extent that BNC may be a creditor with recognized claims against BNC’s subsidiary.

Dividend Rights

Holders of BNC’s non-voting common stock are entitled to receive ratably such dividends as may be declared by the BNC Board out of legally available funds. The ability of the BNC Board to declare and pay dividends on the non-voting common stock is subject to the terms of applicable North Carolina law, banking regulations, and the terms of the Series A Preferred Stock as described in “Supervision and Regulation” and BNC’s periodic reports. BNC’s principal source of income is dividends that are declared and paid by the Bank on its capital stock. Therefore, BNC’s ability to pay dividends is dependent upon the receipt of dividends from the Bank. North Carolina commercial banks, such as the Bank, are subject to legal limitations on the amounts of dividends they are permitted to pay. The Bank may pay dividends from undivided profits, which are determined by deducting and charging certain items against actual profits, including any contributions to surplus required by North Carolina law. Also, an insured depository institution, such as the Bank, is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized,” as such term is defined in the applicable law and regulations. Also, BNC may not pay dividends on BNC’s capital stock if BNC is in default or has elected to defer payments of interest under BNC’s junior subordinated debentures. The declaration and payment of future dividends to holders of the non-voting common stock will also depend upon BNC’s earnings and financial condition, the capital requirements of BNC’s subsidiaries, regulatory conditions and other factors as the BNC Board may deem relevant.

Transfer Agent and Registrar

BNC is the transfer agent and registrar for BNC’s non-voting common stock.

Restrictions on Ownership

Any holder of 33% or more of BNC’s total equity (including non-voting common stock), or a holder of BNC’s non-voting common stock if such holder otherwise exercises a “controlling influence” over BNC, is subject to regulation as a bank holding company under the BHCA.

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Preferred Stock

General

BNC’s Amended Articles authorize the issuance of 20,000,000 shares of preferred stock, no par value per share. As of [•], 2012, there were 31,260 shares of BNC’s Series A Preferred Stock issued and outstanding and 1,804,566 shares of Series B Preferred Stock issued and outstanding.

BNC’s Amended Articles, subject to certain limitations, authorize the BNC Board from time to time by resolution and without further shareholder action, to provide for the issuance of shares of preferred stock, in one or more series, and to fix the voting powers, designations, preferences, limitations and other rights of the shares.

Series A Preferred Stock

On December 5, 2008, pursuant to the Treasury’s Capital Purchase Program, or the CPP, BNC issued and sold 31,260 shares of Series A Preferred Stock to Treasury. The Series A Preferred Stock has a liquidation preference of $1,000 per share. The holders of the Series A Preferred Stock have preferential dividend and liquidation rights over holders of BNC’s common stock and Series B Preferred Stock. The Series A Preferred Stock pays cumulative dividends at a rate of 5% per year for the first five years, and thereafter 9% per year. The Series A Preferred Stock is non-voting, except in limited circumstances. So long as any of BNC’s Series A Preferred Stock is outstanding, BNC may not repurchase or otherwise acquire any of its outstanding common stock unless BNC is current in its dividend payments on BNC’s outstanding Series A Preferred Stock. BNC may not redeem the Series A Preferred Stock without prior consultation with BNC’s primary federal regulator. On August 29, 2012, Treasury closed the sale of its 31,260 shares of Series A Preferred Stock for $921.23 per share (approximately $28.4 million net proceeds).

Voting Rights

Except as indicated below or otherwise required by law, the holders of Series A Preferred Stock do not have any voting rights.

Election of Two Directors upon Non-Payment of Dividends. If the dividends on the Series A Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of BNC’s directors will automatically increase by two and the holders of Series A Preferred Stock, together with the holders of any outstanding parity stock with like voting rights, referred to as voting parity stock, voting as a single class, will be entitled to elect two members of the BNC Board, referred to as the preferred stock directors, at the next annual meeting (or at a special meeting called for the purpose of electing the preferred stock directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full. The election of any preferred stock director is subject to the qualification that the election would not cause BNC to violate the corporate governance requirement of the NASDAQ Capital Market (or any other exchange on which BNC’s securities may be listed) that listed companies must have a majority of independent directors.

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Upon the termination of the right of the holders of Series A Preferred Stock and voting parity stock to vote for preferred stock directors, as described above, the preferred stock directors will immediately cease to be qualified as directors, their term of office will terminate immediately and the number of BNC’s authorized directors will be reduced by two directors. The holders of a majority of shares of Series A Preferred Stock and voting parity stock, voting as a class, may remove any preferred stock director, with or without cause, as well as fill any vacancy created by the removal of a preferred stock director. If the office of a preferred stock director becomes vacant for any other reason, the remaining preferred stock director may choose a successor to fill such vacancy for the remainder of the unexpired term.

Other Voting Rights. So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or written consent of shareholders required by law or by BNC’s Amended Articles, the vote or written consent of the holders of at least 66 2/3% of the shares of Series A Preferred Stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating:

•	any amendment or alteration of the certificate of designations for the Series A Preferred Stock or BNC’s Amended Articles to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends and/or distribution of assets on BNC’s liquidation, dissolution or winding up;

•	any amendment, alteration or repeal of any provision of the certificate of designations for the Series A Preferred Stock or BNC’s Amended Articles so as to adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock; or

•	any consummation of a binding share exchange or reclassification involving the Series A Preferred Stock or of a merger or consolidation by BNC with another entity, unless the shares of Series A Preferred Stock remain outstanding following any such transaction or, if BNC is not the surviving entity, such shares are converted into or exchanged for preference securities and such remaining outstanding shares of Series A Preferred Stock or preference securities have rights, preferences, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the Series A Preferred Stock, taken as a whole.

To the extent of the voting rights of the Series A Preferred Stock, each holder of Series A Preferred Stock will be entitled to one vote for each share of Series A Preferred Stock held.

The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding shares of Series A Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by BNC for the benefit of the holders of Series A Preferred Stock to effect the redemption.

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Liquidation Rights

If BNC voluntarily or involuntarily liquidates, dissolves or winds up its affairs, the holders of Series A Preferred Stock will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of Series A Preferred Stock will be entitled to receive the total liquidation amount out of BNC’s assets, if any, that are available for distribution to shareholders, after payment or provision for payment of BNC’s debts and other liabilities, but before any distribution of assets is made to holders of BNC’s common stock or any other shares ranking, as to that distribution, junior to the Series A Preferred Stock.

If BNC’s assets are not sufficient to pay the total liquidation amount in full to all holders of Series A Preferred Stock and all holders of other shares of stock ranking equally with the Series A Preferred Stock, the amounts paid to the holders of Series A Preferred Stock and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount of those holders. If the total liquidation amount per share of Series A Preferred Stock has been paid in full to all holders of Series A Preferred Stock and other shares of parity stock, the holders of BNC’s common stock, Series B Preferred Stock or any other shares ranking, as to such distribution, junior to the Series A Preferred Stock will be entitled to receive all of BNC’s remaining assets according to their respective rights and preferences. For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of BNC’s property and assets, nor the consolidation or merger by BNC with or into any other corporation or by another corporation with or into BNC, will constitute a liquidation, dissolution or winding up of BNC’s affairs.

Dividend Rights

The holders of Series A Preferred Stock are entitled to receive, if and when declared by the BNC Board, out of assets legally available for payment, cumulative cash dividends at a rate per annum of 5% per share with respect to each dividend period during the five year period following December 5, 2008 and 9% per share thereafter on (i) the liquidation preference of $1,000 per share of Series A Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior dividend period on such shares, if any.

Dividends are payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year. Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable with respect to the Series A Preferred Stock are payable to the holders of record of shares of Series A Preferred Stock on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as the BNC Board determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date.

Dividends on the Series A Preferred Stock will be cumulative. If for any reason the BNC Board does not declare a dividend on the Series A Preferred Stock for a particular dividend period, or if the BNC Board declares less than a full dividend, BNC will remain obligated to pay the unpaid portion of the dividend for that period and the unpaid dividend will compound on each subsequent dividend date (meaning that dividends for future dividend periods will accrue on any unpaid dividend amounts for prior dividend periods).

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BNC is required to provide written notice to the holders of shares of Series A Preferred Stock prior to the applicable dividend payment date if BNC determines not to pay any dividend or a full dividend with respect to the Series A Preferred Stock.

BNC is subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The FRB is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, that the payment of dividends would be an unsafe or unsound practice and to prohibit their payment.

With respect to the payment of dividends and the amounts to be paid upon liquidation, the Series A Preferred Stock will rank (i) senior to BNC’s common stock or Series B Preferred Stock and all other equity securities designated as ranking junior to the Series A Preferred Stock; and (ii) at least equally with all other equity securities designated as ranking on a parity with the Series A Preferred Stock, referred to as parity stock with respect to the payment of dividends and distribution of assets upon BNC’s liquidation, dissolution or winding up.

So long as any share of Series A Preferred Stock remains outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been contemporaneously declared and paid in full, no dividend or distribution may be declared or paid on shares of common stock or any other shares of junior stock, other than a dividend payable solely in shares of common stock. In addition, BNC may not repurchase, redeem or otherwise acquire for consideration any shares of common stock or other junior stock unless all accrued and unpaid dividends for all past dividend periods on the Series A Preferred Stock are fully paid, other than: (i) redemptions, purchases or other acquisitions of shares of common stock, Series B Preferred Stock, other junior stock or parity stock in connection with the administration of BNC’s employee benefit plans in the ordinary course of business pursuant to a publicly announced repurchase plan; (ii) any dividends or distributions of rights or junior stock in connection with a shareholders’ rights plan or any redemption or repurchase of rights pursuant to any shareholders’ rights plan; (iii) BNC’s acquisition of record ownership in junior stock or parity stock for the beneficial ownership of any other persons (other than BNC or any of BNC’s subsidiaries), including as trustees or custodians; and (iv) the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock, but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before December 5, 2008 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.

On any dividend payment date for which full dividends on the Series A Preferred Stock and any other parity stock are not paid, or declared and funds set aside therefor, all dividends paid or declared with respect to the Series A Preferred Stock and any other parity stock will be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.

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Subject to the foregoing, and the restriction on increasing the dividend on BNC’s common stock described in “Supervision and Regulation,” such dividends (payable in cash, securities or other property) as may be determined by the BNC Board may be declared and paid on BNC’s common stock and any other stock ranking equally with or junior to the Series A Preferred Stock, from time to time out of any funds legally available for such payment, and the holders of Series A Preferred Stock will not be entitled to participate in any such dividends.

Redemption

BNC may redeem the Series A Preferred Stock, subject to the approval of the appropriate federal banking agency in certain circumstances, in whole or in part, at any time and from time to time.

If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares to be redeemed will be selected either pro rata or in such other manner as the BNC Board may determine to be fair and equitable.

Shares of Series A Preferred Stock that BNC redeems, repurchases or otherwise acquires will be cancelled and will revert to authorized but unissued shares of BNC’s preferred stock.

The Series A Preferred Stock is not subject to any mandatory redemption, sinking fund or similar provisions. Holders of shares of Series A Preferred Stock have no right to require the redemption or repurchase of the Series A Preferred Stock.

Series B Preferred Stock

As of [•], 2012, there were 1,804,566 shares of Series B Preferred Stock outstanding. All outstanding shares are held by Aquiline BNC Holdings LLC, a Delaware limited liability company, or Aquiline. The Series B Preferred Stock is designed to be a common stock equivalent that is a non-voting security for purposes of the BHCA and the Change in Bank Control Act.

Mandatory Conversion

The shares of Series B Preferred Stock will be mandatorily converted into shares of BNC’s common stock on a one-for-one basis (subject to adjustments in certain events) only when the shares of the Series B Preferred Stock are transferred by Aquiline to unaffiliated third parties in a “widely dispersed offering.” For purposes of the Series B Preferred Stock, a “widely dispersed offering” means (i) a widespread public distribution; (ii) a transfer in which no transferee (or group of associated transferees) would receive more than two percent (2%) of any class of BNC’s voting securities or (iii) a transfer to a transferee that would control more than fifty percent (50%) of BNC’s voting securities without any transfer from the transferor.

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In no event will a transferee of a “widely dispersed offering” be entitled to receive shares of common stock upon any conversion of Series B Preferred Stock to the extent (but only to the extent) that at such time the transferee holder does not have any required “regulatory approvals” (as defined below). If any delivery of shares of common stock owed to a transferee upon conversion of the Series B Preferred Stock is not made, in whole or in part, as a result of the foregoing limitations, BNC’s obligation to make such delivery will not be extinguished and BNC will, at the option of the transferee holder, deliver such shares as promptly as practicable after such converting holder gives notice to BNC that the applicable requirements are met. For purposes of the Series B Preferred Stock, “regulatory approvals” means, as to any holder, to the extent applicable and required to permit such holder to convert such holder’s shares of Series B Preferred Stock into common stock and to own such common stock without being in violation of applicable law, rule or regulation, receipt or making of approvals or authorizations of, filings and registrations with, notifications to, or determinations of any U.S. federal, state or foreign governmental authority or self-regulatory organization, including the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

At BNC’s annual meeting of shareholders held May 21, 2012, BNC shareholders approved an amendment to the Amended Articles relating to the Series B Preferred Stock. The amendment states that conversion of Series B Preferred Stock will no longer be based on the occurrence of a “widely dispersed offering” but will occur upon written request by any holder of Series B Preferred Stock. The request for conversion may be in whole or in part. Pursuant to the amendment, shares of Series B Preferred Stock would be convertible into an equal number of shares of BNC’s non-voting common stock, rather than common stock as previously provided. The foregoing amendment has not yet been filed with the North Carolina Secretary of State and the ultimate timing of such filing is unknown. The amended provisions will not control until such time of filing.

Voting Rights; Consent Rights on Extraordinary Matters

Except as from time to time required by applicable law, the Series B Preferred Stock has no voting rights. Notwithstanding the foregoing, and in addition to any other vote required by law, the affirmative vote or consent of the holders of a majority of the outstanding shares of the Series B Preferred Stock, voting separately as a class, will be required to amend, alter or repeal (including by merger, consolidation or otherwise) any provision of the Articles of Amendment creating the Series B Preferred Stock or the Amended Articles that significantly and adversely affects the rights, preferences or privileges of the Series B Preferred Stock.

Liquidation Rights

In the event of any liquidation, dissolution or winding-up of the affairs of BNC, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of BNC, the holders of the Series B Preferred Stock will be entitled to receive, out of the assets of BNC and after any payment required to be made to any holders of the Series A Preferred Stock and any other series of preferred stock that is issued by BNC from time to time unless so designated in such series of preferred stock, whether such assets are capital or surplus and whether or not any dividends or distributions as such are declared, (i) $0.01 per share, (ii) the amount that a holder of shares of common stock would be entitled to receive (based on each share of Series B Preferred Stock being converted into one share of common stock immediately prior to the liquidation, dissolution or winding up, assuming such shares of common stock were outstanding), subject to anti-dilution adjustments, and (iii) an amount equal to all declared and unpaid dividends for prior dividend periods, and no more, before any distribution will be made to the holders of BNC’s common stock or any other class of stock or series thereof ranking junior to the Series B Preferred Stock with respect to the distribution of assets. After payment of the full amount of the liquidation preference, the holders will not be entitled to any further participation.

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If the amounts available for distribution with respect to the Series B Preferred Stock and all outstanding stock of BNC ranking on a parity with the Series B Preferred Stock upon liquidation are not sufficient to satisfy the full liquidation rights of all the outstanding shares of the Series B Preferred Stock and stock ranking on a parity therewith, then the holders of each series of such stock will share ratably in any such distribution of assets in proportion to the full respective preferential amount (which in the case of preferred stock may include accumulated dividends) to which they are entitled.

Dividend Rights

The Series B Preferred Stock will receive such dividends and other distributions as BNC may declare and pay to all holders of common stock, on an as-converted basis (one share of common stock for each share of Series B Preferred Stock, subject to adjustments).

The Series B Preferred Stock ranks junior, with regard to dividends, to the Series A Preferred Stock and any other series of preferred stock that is issued by BNC from time to time unless so designated in such series of preferred stock. The Series B Preferred Stock should have the same priority, with regard to dividends, as BNC’s common stock and non-voting common stock.

Redemption

The Series B Preferred Stock is not redeemable at the option of the holder or BNC. The Series B Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions.

Certain Restrictions in the Amended Articles Having Potential Anti-Takeover Effect

The Amended Articles require the affirmative vote of 75% of the outstanding shares entitled to vote to approve a merger or other business combination, unless the transaction is approved, prior to consummation, by the vote of at least 75% of the members of Whole Board of Directors (as defined in the Amended Articles) or, in the case of a merger or combination proposed by a Related Person (as defined in the Amended Articles), 75% of the Continuing Directors (as defined in the Amended Articles)). “Continuing Directors” generally includes all members of the BNC Board who are not affiliated with any individual, partnership, trust or other person or entity (or the affiliates and associates of such person or entity) which becomes a beneficial owner of 10% or more of BNC’s voting shares. This provision could tend to make the acquisition of BNC more difficult to accomplish without the cooperation or favorable recommendation of the BNC Board. When evaluating such business combinations, the BNC Board will consider (i) the social and economic effects of acceptance of such an offer on BNC’s depositors, borrowers, other customers, employees, and creditors and BNC’s subsidiaries, and on the communities in which BNC and the Bank operate or are located; (ii) BNC’s ability and that of the Bank to fulfill the objectives of a bank and/or bank holding company, as applicable, and of commercial banking entities, as applicable, under applicable federal and state statutes and regulations; (iii) the business and financial condition and prospects and earnings prospects of the person or group proposing the combination, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the combination, and other likely financial obligations of such person or group, and the possible effect of such conditions and prospects upon BNC and the Bank and the communities in which BNC and the Bank are located; (iv) the competence, experience, and integrity of the person or group proposing the combination and its or their management; and (v) the prospects for successful conclusion of the proposed combination.

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The Amended Articles, subject to certain limitations, authorize the BNC Board, from time to time by resolution and without further shareholder action, to provide for the issuance of shares of preferred stock, in one or more series, and to fix the designation, powers, preferences and other rights of the shares and to fix the qualifications, limitations and restrictions thereof. As a result of its discretion with respect to the creation and issuance of preferred stock without shareholder approval, the BNC Board could adversely affect the voting power of the holders of common stock and, by issuing shares of preferred stock with certain voting, conversion and/or redemption rights, could discourage any attempt to obtain control of BNC.

As more particularly described below under “Comparison of Shareholders’ Rights for Existing First Trust Shareholders,” BNC’s articles of incorporation and bylaws contain protective provisions that would have the effect of impeding an attempt to change or remove BNC’s management or to gain control of BNC in a transaction not supported by its board of directors.

COMPARISON OF SHAREHOLDERS’ RIGHTS FOR
EXISTING FIRST TRUST SHAREHOLDERS

The current rights of First Trust shareholders are governed by North Carolina law, including the NCBCA and Chapter 53 of the North Carolina General Statutes, and First Trust’s articles of incorporation and bylaws. Upon consummation of the merger, holders of First Trust common stock who receive BNC common stock as merger consideration will become holders of BNC common stock. Consequently, after the merger, the rights of such shareholders will be governed by the articles of incorporation and bylaws of BNC together with the NCBCA.

The following is a summary of material differences between the rights of holders of BNC common stock and the rights of holders of First Trust common stock. The following summary does not purport to be a complete statement of the provisions affecting and differences between the rights of holders of BNC common stock and the rights of holders of First Trust common stock. The identification of specific provisions or differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to North Carolina law and the governing corporate documents of BNC and First Trust, to which the shareholders of First Trust are referred.

Authorized Capital

First Trust. First Trust is authorized to issue 10,000,000 shares of common stock, par value $2.50 per share, and up to 1,000,000 shares of preferred stock, no par value per share.

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BNC. BNC is authorized to issue 80,000,000 shares of common stock, no par value per share, and up to 20,000,000 shares of preferred stock, no par value per share. Of the 80,000,000 shares of common stock, 20,000,000 shares are classified as non-voting common stock, no par value per share.

Annual Meetings of Shareholders

First Trust. First Trust’s bylaws provide that an annual meeting will be held within 120 days of the end of First Trust’s fiscal year, which follows the calendar year, as may be determined by the board of directors.

BNC. BNC’s bylaws provide that an annual meeting will be held within 175 days of the end of the fiscal year, which follows the calendar year, as may be determined by the board of directors.

Special Meetings of Shareholders

First Trust. Special meetings of the First Trust shareholders can be called by the chairman of the board of directors, the president, or the secretary at the request of the board of directors.

BNC. Special meetings of the BNC shareholders can be called at any time by BNC’s chief executive officer, the president, the chairman or vice chairman of the board of directors, or the board of directors.

Shareholder Nomination of Directors

First Trust. Nomination of directors may be made by the nominating committee of the board of directors or by any shareholder entitled to vote for the election of directors. Nominations, other than those made by the nominating committee, must be submitted to the Secretary in writing not later than September 30 of the year preceding the meeting of shareholders at which the nominee would stand for election. The nomination must be accompanied by each nominee’s written consent to serve as a director if elected and must certify that each nominee (1) has owned at least 1,000 shares of First Trust common stock for the twelve months preceding the nomination and (2) has business, economic, or residential ties to First Trust’s market area.

BNC. Nomination of directors may be made by the Nominating and Corporate Governance Committee or by any shareholder entitled to vote for the election of directors. Nominations, other than those made by the Nominating and Corporate Governance Committee, must be submitted to the Secretary in writing not less than fifty days nor more than ninety days prior to the meeting; provided, however, that if less than sixty days notice of the meeting is given, a nomination may be submitted to the Secretary within ten days of the mailing of the notice.

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Number of Directors

First Trust. The number of First Trust directors will be not less than eight and not more than twenty as may be fixed by the First Trust shareholders or by a majority of the First Trust Board. The First Trust Board currently consists of ten directors.

BNC. The number of directors will be not less than five and not more than thirty, with the actual number of directors to be determined by the BNC Board. The BNC Board currently consists of thirteen directors.

Director Qualifications

First Trust. The First Trust bylaws do not address director qualifications.

BNC. No person can be elected, re-elected, or appointed a director after attaining 70 years of age. Each director attaining the age of 70 years during his or her term shall retire at the end of the term.

Classification of Directors

First Trust. So long as First Trust has nine or more directors, the directors shall be divided into three classes, with each class elected to staggered three-year terms so that the terms of approximately one-third of the directors expire each year. If First Trust has fewer than nine directors, then each director shall be elected for a term of one year.

BNC. So long as BNC has nine or more directors, the directors shall be divided into three classes, with each class elected to staggered three-year terms so that the terms of approximately one-third of the directors expire each year. If BNC has fewer than nine directors, then each director shall be elected to a term ending at the next succeeding annual meeting.

Removal of Directors

First Trust. First Trust’s bylaws provide that First Trust directors may be removed from office only for “cause” by a vote of shareholders whenever the number of votes cast in favor of removal exceeds the number of votes cast against removal. First Trust’s articles of incorporation define cause as (i) the criminal conviction of an act of fraud, embezzlement, theft, personal dishonesty, or breach of trust or (ii) the occurrence of any event resulting in the director being excluded from coverage under First Trust’s fidelity bonds or insurance policies.

BNC. BNC’s bylaws provide that BNC directors may be removed from office, with or without cause, by a vote of the shareholders if the number of votes cast to remove such director exceeds the number of votes cast not to remove such director.

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Voting Rights

Amendment of Articles.

Under North Carolina law, unless a corporation’s board of directors, articles of incorporation, or bylaws adopted by stockholders require a greater vote, amendments to articles of incorporation must be approved by a majority of all votes entitled to be cast on the matter, and if applicable, a majority of the votes entitled to be cast on the matter within each voting group entitled to vote as a separate voting group on the amendment.

First Trust. First Trust’s articles of incorporation do not require more than a majority of votes cast with respect to amendments to the articles of incorporation.

BNC. BNC’s articles of incorporation do not require more than a majority of votes cast with respect to amendments to the articles of incorporation; provided, however, that changes to articles of incorporation related to the approval of business combinations requires the affirmative vote of 75% of the shareholders unless 75% of the board of directors has recommended the change to the shareholders.

Amendment of Bylaws.

For both First Trust and BNC the bylaws may be amended or repealed, and new bylaws may be adopted, by the affirmative vote of a majority vote of the board of directors. In addition, the shareholders may amend or repeal the bylaws. Pursuant to North Carolina law, no bylaw adopted, amended, or repealed by the shareholders can be readopted, amended, or repealed by the board of directors unless authorized by the articles of incorporation or a bylaw adopted by the shareholders.

Required Vote for Certain Business Combinations.

First Trust. First Trust’s articles of incorporation do not place any requirements on the vote for approval of a business combination beyond that which is required by North Carolina law.

BNC. BNC’s articles of incorporation provide that the affirmative vote of at least 75% of the outstanding common stock is required for the approval of a business combination; provided, however, that this 75% requirement is not applicable, and the combination may be approved by a majority of the outstanding shares, if the business combination is approved by at least 75% of the whole board of directors.

Shareholders’ Right of Appraisal

Under Article 13 of the NCBCA, certain shareholders have appraisal rights to obtain “fair value” for their shares in connection with certain business combinations and corporate actions. The First Trust shareholders have such appraisal rights in connection with the merger with BNC as discussed on page [•] of this proxy statement/prospectus.

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North Carolina Shareholder Protection Act

The North Carolina Shareholder Protection Act generally requires that, unless certain “fair price” and procedural requirements are satisfied, an affirmative vote of 95% of a public corporation’s voting shares is required to approve certain business combination transactions with another entity that is the beneficial owner, directly or indirectly, of more than 20% of the corporation’s voting shares or which is an affiliate of the corporation and previously has been a 20% beneficial holder of such shares. The Shareholder Protection Act is applicable to First Trust. Although the Shareholder Protection Act generally applies to publicly traded corporations, BNC has opted out of the Act by expressly providing in its articles of incorporation that the provisions of the Act are not applicable to BNC.

Control Share Acquisition Act

The North Carolina Control Share Acquisition Act generally provides that, except as provided below, “Control Shares” will not have any voting rights. Control Shares are shares acquired by a person under certain circumstances which, when added to other shares owned, would give such person effective control over one-fifth, one-third, or a majority of all voting power in the election of the corporation’s directors. However, voting rights will be restored to Control Shares by resolution approved by the affirmative vote of the holders of a majority of the corporation’s voting stock (other than shares held by the owner of the Control Shares, officers of the corporation, and directors of the corporation). If voting rights are granted to Control Shares which give the holder a majority of all voting power in the election of the corporation’s directors, then the corporation’s other shareholders may require the corporation to redeem their shares at their fair value. The Control Share Acquisition Act is applicable to First Trust. Although the Control Share Acquisition Act generally applies to publicly traded corporations, BNC has opted out of the Act by expressly providing in its articles of incorporation that the provisions of the Act are not applicable to BNC.

Anti-Takeover Effect of Certain Provisions

The ability of the BNC Board to expand the number of directors up to 30, without shareholder approval, and to fill vacancies resulting from such an increase, may allow the BNC Board to prevent, for a period of time, a person or entity owning a majority of shares from electing a majority of the BNC directors. Additionally, the classification of the BNC Board may have the effect of delaying any person or entity owning a majority of shares from electing its designees to a majority of seats on the BNC Board. Moreover, the 75% super majority voting requirement to approve a business combination also may serve as an anti-takeover device in situation where the BNC Board is not in favor of a change in control.

Indemnification

First Trust. First Trust’s articles of incorporation and bylaws provide for the indemnification of its officers, directors, employees, and agents against liability and litigation expense arising out of such status or activities in such capacity; provided, however, that no indemnification shall be provided for liability or expense incurred for activities known or believed to be clearly in conflict with the best interests of the company.

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BNC. BNC’s bylaws provide for the indemnification of its officers, directors, employees, and agents to the full extent allowed by applicable law against liability and litigation expense arising out of such status or activities in such capacity. BNC’s articles of incorporation provide that, to the fullest extent provided by the NCBCA, no director or former director shall be personally liable to BNC or any of its shareholders or otherwise for monetary damages for breach of any duty as a director.

INFORMATION ABOUT FIRST TRUST BANK

General

First Trust was incorporated on November 9, 1998 as a North Carolina state-chartered commercial bank. First Trust opened for commercial operations on January 19, 1999 on Queens Road in Charlotte, North Carolina. During 2005, First Trust constructed a new 14,000 square foot headquarters and main office building at 1420 East Third Street, Charlotte, North Carolina 28204 and moved into that facility in January, 2006. First Trust opened a second office to provide general banking services at 2245 Rexford Road, Charlotte, North Carolina, in 1999 and converted a loan production office (LPO) in Mooresville, North Carolina to a full service branch in 2004. During May, 2005 this third office was relocated to 108 Gateway Boulevard, Mooresville, North Carolina. First Trust opened a new LPO in Concord, North Carolina in 2005, and opened a second LPO in Monroe, North Carolina in 2006. In February 2009, First Trust closed the Concord LPO, consolidating its employees and customers with the Mooresville full service branch. The Monroe LPO was closed in December 2009 and employees were transferred to the two Charlotte office locations. Customers were consolidated with the Rexford Road office in Charlotte.

First Trust conducts all of its business from these locations, offering a range of banking services including checking, savings and time deposit accounts, commercial and consumer loans, safe deposit boxes, debit card services, electronic banking, and other associated services. First Trust also acts as a broker in the origination of loans secured by one-to-four family homes. First Trust’s primary source of revenue is derived from interest earned on loans, invested cash and securities. First Trust operates under the banking laws of North Carolina and the rules and regulations of the FDIC.

First Trust’s telephone number is (704) 377-3936 and it maintains a website at www.firsttrustnc.com that includes information on products and services, locations, and investor relations. Information on or that can be accessed through First Trust’s website is not part of this proxy statement/prospectus.

Primary Market Area

Charlotte’s estimated 2011 population totaled approximately 750,000, while the population in the Charlotte-Gastonia-Rock Hill, NC-SC Metropolitan Statistical Area (MSA) was 1.8 million. Charlotte is the largest city in Mecklenburg County and in North Carolina.

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The Mooresville/Lake Norman areas of Iredell County (located North/North-West of Mecklenburg County) have experienced significant growth in population and the business market in recent years. Iredell County is the 16th most populous county in North Carolina with approximately 160,000 people. A number of larger companies and industries have located in this area, including Lowes, Inc. in 2003, and a corresponding number of smaller businesses have locations in the area. Iredell County is included in the greater Charlotte-Mecklenburg metropolitan area.

Charlotte is the 2nd largest banking center in the United States and the 18th largest city in the United States. In addition, Charlotte is ranked 9th in the country in the number of Fortune 500 company headquarters and it has one of the most active airports in the U.S.

Commercial banking in the Charlotte metropolitan area is extremely competitive. First Trust competes directly for deposits and loans with other financial institutions and organizations. In First Trust’s market area, which includes Mecklenburg and Iredell Counties, approximately 32 banks operate with multiple offices, including two of the largest commercial banks in the country, Bank of America and Wells Fargo Bank. There are also a number of smaller financial institutions in the Charlotte-Mecklenburg metropolitan area market, including numerous credit unions.

Unemployment rates in the Charlotte region have improved slightly from the previous year. For July 2012, the unemployment rate for Mecklenburg County and Iredell County was 10.0% and 9.9%, respectively. The unemployment rate for the Charlotte-Gastonia-Rock Hill, NC-SC MSA was 10.0%, and the state of North Carolina was 9.6% for July 2012. The national unemployment rate was 8.3% for the same period.

In comparison, the unemployment rate for Mecklenburg County was 11.1% and Iredell County was 11.0% for July 2011. The unemployment rate for the Charlotte-Gastonia-Rock Hill, NC-SC MSA was 11.4% and for the state of North Carolina, it was 10.7% for July 2011. The national unemployment rate was 9.1% for the same period.

Net Interest Income

First Trust’s results of operations depend primarily on its net interest income, which is the difference between interest income from interest-earning assets and interest expense on interest-bearing liabilities. Net interest income is affected by both (1) the difference between the rates on interest earned on interest-earning assets and the rate paid on interest-bearing liabilities (interest rate spread) and (2) the relative amounts of interest-earning assets and interest-bearing liabilities outstanding during the period. The following tables show the average yield on earning assets and the average cost of funds on interest-bearing liabilities for the periods indicated.

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Average Yield/Rate Analysis
(Dollars in thousands)

For the year ended December 31, 2011	Average	Income/
	Balance	Expense	Yield/Rate
Interest-earning assets:
Taxable investment securities	$114,664	$4,433	3.87%
Non-taxable investment securities	24,525	1,072	4.37%
Federal Home Loan Bank stock	2,045	18	0.88%
Federal funds sold	14,354	26	0.18%
Interest-bearing balances due from banks	13,002	31	0.24%
Loans (1)	256,902	13,962	5.43%

Total interest-earning assets	$425,492	$19,542

Yield on average interest-earning assets			4.59%
Allowance for loan losses	(9,321)
Other noninterest-earning assets	43,673

Total average assets	$459,844

Interest-bearing liabilities:
NOW accounts	$29,637	$158	0.53%
Money market and savings	55,502	362	0.65%
Time deposits	276,261	4,142	1.50%
Securities sold under agreeements to repurchase and
federal funds purchased	7,265	22	0.30%
Borrowings	7,249	91	1.26%
Total interest-bearing liabilities	$375,914	$4,775
Rate on average interest-bearing liabilities			1.27%

Noninterest-bearing liabilities
Demand deposits	34,140
Other liabilities	6,047
Total liabilities	$416,101
Shareholders' equity	43,743
Total average liabilities and shareholders' equity	$459,844
Net interest income and interest rate spread		$14,767	3.32%
Net yield on average interest-earning assets			3.47%

(1)	Average loans include non-accruing loans. Amortization of deferred loan fees is included in interest income.

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Average Yield/Rate Analysis
(Dollars in thousands)

For the year ended December 31, 2010	Average	Income/
	Balance	Expense	Yield/Rate
Interest-earning assets:
Taxable investment securities	$71,979	$3,305	4.59%
Non-taxable investment securities	27,672	1,202	4.34%
Federal Home Loan Bank stock	2,702	6	0.22%
Federal funds sold	12,710	27	0.21%
Interest-bearing balances due from banks	9,218	22	0.24%
Loans(1)	311,527	16,881	5.42%

Total interest-earning assets	$435,808	$21,443

Yield on average interest-earning assets			4.92%
Allowance for loan losses	(8,056)
Other noninterest-earning assets	29,277

Total average assets	$457,029

Interest-bearing liabilities:
NOW accounts	$25,301	$184	0.73%
Money market and savings	53,705	507	0.94%
Time deposits	261,831	4,339	1.66%
Securities sold under agreeements to repurchase and federal funds purchased	2,618	11	0.42%
Borrowings	30,589	278	0.91%
Total interest-bearing liabilities	$374,044	$5,319
Rate on average interest-bearing liabilities			1.42%

Noninterest-bearing liabilities
Demand deposits	31,742
Other liabilities	4,541
Total liabilities	$410,327

Shareholders' equity	46,702

Total average liabilities and shareholders' equity	$457,029

Net interest income and interest rate spread		$16,124	3.50%

Net yield on average interest-earning assets			3.70%

(1)	Average loans include non-accruing loans. Amortization of deferred loan fees is included in interest income.

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Average Yield/Rate Analysis
(Dollars in thousands)

For the year ended December 31, 2009	Average	Income/
	Balance	Expense	Yield/Rate
Interest-earning assets:
Taxable investment securities	$81,193	$4,142	5.10%
Non-taxable investment securities	18,143	786	4.33%
Federal Home Loan Bank stock	2,781	5	0.18%
Federal funds sold	5,739	11	0.19%
Interest-bearing balances due from banks	4,636	9	0.19%
Loans (1)	335,444	19,043	5.68%

Total interest-earning assets	$447,936	$23,996

Yield on average interest-earning assets			5.36%
Allowance for loan losses	(5,533)
Other noninterest-earning assets	23,505

Total average assets	$465,908

Interest-bearing liabilities:
NOW accounts	$29,118	$223	0.77%
Money market and savings	59,497	646	1.09%
Time deposits	252,878	6,826	2.70%
Securities sold under agreeements to repurchase and federal funds purchased	4,383	21	0.48%
Borrowings	39,000	780	2.00%
Total interest-bearing liabilities	$384,876	$8,496
Rate on average interest-bearing liabilities			2.21%

Noninterest-bearing liabilities
Demand deposits	31,579
Other liabilities	4,870
Total liabilities	$421,325

Shareholders' equity	44,583

Total average liabilities and shareholders' equity	$465,908

Net interest income and interest rate spread		$15,500	3.15%

Net yield on average interest-earning assets			3.46%

(1)	Average loans include non-accruing loans. Amortization of deferred loan fees is included in interest income.

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Rate/Volume Analysis

The following table analyzes the dollar amount of changes to interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between (i) changes attributable to volume (changes in volume multiplied by the prior period’s rate), (ii) changes attributable to rate (changes in rate multiplied by the prior period’s volume), and (iii) net change (the sum of the previous columns). The change attributable to both rate and volume (changes in the rate multiplied by changes in volume) has been allocated equally to both changes attributable to volume and the changes attributable to rate.

Rate/Volume Analysis
(Dollars in thousands)
	December 31, 2011 vs. 2010			December 31, 2010 vs. 2009
	Increase (Decrease) Due to:			Increase (Decrease) Due to:
	Volume	Rate	Total	Volume	Rate	Total
Interest income:
Loans	$(2,964)	$45	$(2,919)	$(1,327)	$(835)	$(2,162)
Investment securities	1,676	(678)	998	15	(436)	(421)
Federal Home Loan Bank stock	(4)	16	12	-	1	1
Federal funds sold	3	(4)	(1)	14	2	16
Interest-bearing balances due from banks	9	-	9	10	3	13
Total interest income	$(1,280)	$(621)	$(1,901)	$(1,288)	$(1,265)	$(2,553)
Interest expense
Deposits	284	$(652)	$(368)	(12)	$(2,653)	$(2,665)
Securities sold under agreements to repurchase and federal funds purchased	17	(6)	11	(8)	(2)	(10)
Borrowings	(253)	66	(187)	(122)	(380)	(502)
Total interest expense	$48	$(592)	$(544)	$(142)	$(3,035)	$(3,177)
Net interest income	$(1,328)	$(29)	$(1,357)	$(1,146)	$1,770	$624

The following table sets forth certain key ratios for the Bank for the years ended December 31, 2011, 2010, 2009, 2008 and 2007:

	2011	2010	2009	2008	2007
Annualized return on average assets	0.52%	-0.84%	0.59%	0.96%	1.14%
Annualized return on average equity	5.49%	-8.26%	6.18%	10.61%	12.68%
Annualized return on average equity excluding AOCI(l)	5.63%	-8.49%	6.28%	10.52%	12.49%
Average shareholders' equity as a percentage of average assets	9.51%	10.22%	9.57%	9.05%	9.00%

(1) Net income divided by average shareholder equity less accumulated other comprehensive income (AOCI). For First Trust, AOCI is made up entirely of unrealized gains and losses on available-for-sale securities which fluctuate with market conditions.

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Rate Sensitivity Analysis

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2011, which are projected to reprice or mature in each of the future periods shown.

Rate Sensitivity Analysis as of December 31, 2011
(Dollars in thousands)

	3 Months	4 to 12	Total within	Over 12
	or Less	Months	12 Months	Months	Total
Interest-earning assets:
Interest-bearing balances due from banks	$8,250	$-	$8,250	$-	$8,250
Federal funds sold	10,165	-	10,165	-	10,165
Available-for-sale securities	38,745	43,931	82,676	64,301	146,977
Federal Home Loan Bank stock	1,378	-	1,378	-	1,378
Loans (1)	109,815	51,692	161,507	52,563	214,070
Total	$168,353	$95,623	$263,976	$116,864	$380,840
Percent of total earning assets	44.21%	25.11%	69.31%	30.69%	100.00%
Cumulative percentage of total earning assets	44.21%		69.31%		100.00%

Interest-bearing liabilities:
Savings, NOW, money market	$87,184	$-	$87,184	$-	$87,184
Time deposits $100,000 and over	20,314	84,001	104,315	8,125	112,440
Time deposits under $100,000	19,095	76,770	95,865	53,793	149,658
Securities sold under agreements to repurchase and federal funds purchased	6,291	-	6,291	-	6,291
Borrowings	-	-	-	2,000	2,000
Total	$132,884	$160,771	$293,655	$63,918	$357,573
Percent of total interest-bearing liabilities	37.16%	44.96%	82.12%	17.88%	100.00%
Cumulative percent of total interest-bearing liabilities	37.16%		82.12%		100.00%
Ratios:
Interest sensitivity gap per period	$35,469	$(65,148)	$(29,679)	$52,946	$23,267
Cumulative interest sensitivity gap by period	$35,469	$(29,679)	$(29,679)	$23,267	$23,267
Cumulative gap as a percentage of total interest-earning assets	9.31%	-7.79%	-7.79%	6.11%	6.11%
Cumulative interest-earning assets to cumulative interest-bearing liabilities	126.69%	89.89%	89.89%	106.51%	106.51%

(1)	Does not include non-accruing loans in the amount of $24,719,000.

Lending Activities

First Trust’s primary source of revenue is interest and fee income from its lending activities, consisting primarily of commercial real estate loans, business loans secured by real estate, other business loans and lines of credit (secured and unsecured), consumer loans, consumer loans secured by real estate, other personal property and unsecured and other loans. First Trust maintains a balance between variable and fixed rate loans within the portfolio.

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Approximately $194,180,000, or 81.32%, of First Trust’s loan portfolio at December 31, 2011 was secured by commercial real estate, other non-residential real estate, and construction and land development properties.

Approximately $27,639,000, or 11.57%, was secured by residential properties. By comparison, approximately $220,603,000, or 79.25%, of First Trust’s loan portfolio at December 31, 2010 was secured by commercial real estate, other non-residential real estate, and construction and land development properties. Approximately $33,319,000, or 11.97%, was secured by residential properties.

Although First Trust has a significant portion of its loans in various real estate categories, the commercial and consumer real estate loans represent a wide variety of real estate types without a concentration in any single segment of the real estate market.

First Trust’s loan policies and procedures establish the basic guidelines for lending activities. Areas addressed include the types of loans First Trust makes, underwriting and collateral requirements, terms and compliance with laws and regulations. All loans or credit lines are subject to approval procedures and indebtedness limitations.

On December 31, 2011, the largest amount First Trust had outstanding to any one borrower and affiliates was approximately $5,635,000.

Other than interest earned on loans, First Trust receives fees in connection with loan originations, lines of credit, loan modifications, late payments and other miscellaneous loan related services.

In addition to its own supervision of the loan underwriting and approval process, including internal reviews, First Trust uses periodic loan reviews by external loan examiners experienced in loan review work to provide an independent analysis.

The following table sets forth the composition of First Trust’s loan portfolio by type of loan as of the dates indicated:

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Loan Portfolio Composition
(Dollars in thousands)
	2011		2010		2009
	Amount	%	Amount	%	Amount	%
Commercial	$16,552	6.93%	$23,538	8.45%	$33,889	10.39%
Construction and land development	34,448	14.42	49,324	17.72	95,847	29.39
Residential real estate	27,639	11.57	33,319	11.97	34,340	10.53
Commercial real estate	159,732	66.88	171,279	61.53	160,871	49.32
Consumer and other	473	0.20	920	0.33	1,199	0.37
Subtotal	238,844	100.00%	278,380	100.00%	326,146	100.00%
Unamortized net deferred loan fees	(55)		(103)		(147)
Total	$238,789		$278,277		$325,999

Loan Portfolio Composition (continued)
(Dollars in thousands)
	2008		2007
	Amount	%	Amount	%
Commercial	$43,599	13.02%	$46,239	14.56%
Construction and land development	96,233	28.73	81,198	25.58
Residential real estate	29,062	8.68	24,725	7.79
Commercial real estate	164,157	49.01	163,487	51.49
Consumer and other	1,875	0.56	1,854	0.58
Subtotal	334,926	100.00%	317,503	100.00%
Unamortized net deferred loan fees	(189)		(258)
Total	$334,737		$317,245

The following table sets forth the time to contractual maturity of certain components of First Trust’s loan portfolio at December 31, 2011:

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Loan Maturities at December 31, 2011
(Dollars in thousand)
	Due within	Due one year	Due after
	one year	to five years	five year	Total
	Amount	Amount	Amount	Amount
Commercial	$5,658	$-	$-	$5,658
Fixed rate	-	2,929	202	3,131
Variable rate	-	6,734	1,029	7,763
	5,658	9,663	1,231	16,552

Construction and land development	$24,209	$-	$-	$24,209
Fixed rate	-	5,849	-	5,849
Variable rate	-	4,153	237	4,390
	24,209	10,002	237	34,448

Residential real estate	$7,858	$-	$-	$7,858
Fixed rate	-	7,415	-	7,415
Variable rate	-	2,361	10,005	12,366
	7,858	9,776	10,005	27,639

Commercial real estate	$50,919	$-	$-	$50,919
Fixed rate	-	75,544	13,188	88,732
Variable rate	-	18,132	1,949	20,081
	50,919	93,676	15,137	159,732

Consumer and other loans	$202	$-	$-	$202
Fixed rate	-	110	-	110
Variable rate	-	161	-	161
	202	271	-	473
Unamortized net deferred loan fees	$(55)	$-	$-	$(55)
Total	$88,791	$123,388	$26,610	$238,789

First Trust did not purchase or sell any loans during fiscal 2011, 2010 or 2009, except for certain sales of loan participations during 2009.

Nonaccrual, Past Due and Restructured Loans

In general, after 90 days without payment of the principal and/or interest due, loans are moved from accruing interest to nonaccrual. When accruing, the interest is taken into income regardless of whether or not a payment has been received. When placed on nonaccrual, all unpaid accrued interest is reversed.

Nonaccrual loans at December 31, 2011 totaled $24,719,000 and were comprised of 34 loans to 21 borrowers. The interest income that would have been recorded in 2011 if the nonaccrual loans had been accruing in accordance with their original terms was approximately $915,000. The average recorded investment in nonperforming loans during 2011 was approximately $32,342,000 and interest recognized from cash payments received during the time that the loans were impaired totaled $693,000. In comparison, nonaccrual loans at December 31, 2010, 2009 and 2008 totaled $31,771,000, $6,138,000 and $1,068,000, respectively. The interest income that would have been recorded in 2010, 2009 and 2008 if the nonaccrual loans had been accruing in accordance with their original terms was approximately $833,000, $241,000 and $34,000, respectively. The average recorded investment in nonperforming loans during 2010, 2009 and 2008 was approximately $14,662,000, $2,115,000 and $167,000, respectively. Interest earned in 2010 was $315,000 and there was no interest earned on these loans for the years ended 2009 and 2008. First Trust had no nonaccruing loans as of December 31, 2007.

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Loans past due 90 days and still accruing totaled $441,000 as of December 31, 2009 and $1,000 as of December 31, 2007. There were no loans past due 90 days or more and still accruing at year end 2011, 2010 or 2008.

First Trust’s troubled debt restructurings (TDRs) as of December 31, 2011 and 2010 totaled $18,253,000 and $12,175,000, respectively. Troubled debt restructurings are loans where First Trust has made concessions to borrowers that it would not normally consider such as reductions in interest rates below market and forgiveness of portions of principal or interest. TDRs that are included in nonaccruing loans in the table below totaled $6,684,000 and $7,451,000 as of December 31, 2011 and 2010, respectively. Loans totaling $11,569,000 and $4,724,000 were also included in TDRs as of December 31, 2011 and 2010, respectively, but have demonstrated adequate payment performance for a sustained period of time, and therefore, have not been placed on nonaccrual status. There were no TDRs as of December 31, 2009, 2008 or 2007.

Nonaccrual, Past Due and Restructured
(dollars in thousands)	2011	2010	2009	2008	2007
Nonaccruing loans	$24,719	$31,771	$6,138	$1,068	$-
Loans past due 90 days and still accruing	-	-	441	-	1
Accruing TDRs	11,569	4,724	-	-	-
Total	$36,288	$36,495	$6,579	$1,068	$1

Analysis of Allowance for Loan Losses

In originating loans, First Trust recognizes that credit losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a secured loan, the quality of the security for the loan as well as general economic conditions. It is management’s policy to maintain an adequate allowance for loan losses based on, among other things, known and inherent risks in the loan portfolio, evaluation of economic conditions and regular review of delinquencies and loan portfolio composition. Specific allowances are provided for individual loans when ultimate collection is considered questionable by management after review of the current status of loans which are contractually past due and considering the net realizable value of the security for the loans.

The allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. The provision for loan losses is increased by provisions charged to operations and by recoveries of amounts previously charged off, and reduced by loans charged off. The adequacy of the allowance is reviewed at least quarterly. In evaluating the adequacy of the allowance, the composition, growth, individual sectors of the loan portfolio, trends, current delinquency rates, historical experience and other adverse factors that may exist are considered.

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Applicable regulations require each insured institution to “classify” its own assets on a regular basis. In addition, in connection with examinations of financial institutions, regulatory examiners have authority to identify problem assets and, if appropriate, classify them. Problem assets are classified as “substandard”, “doubtful” or “loss” depending on the presence of certain characteristics as discussed below. An asset is considered “substandard” if not adequately protected by the current net worth and paying capacity of the obligor or the collateral pledged, if any. Assets classified as “doubtful” have all the weaknesses inherent in those classified as “substandard” with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable. Assets classified “loss” are those considered uncollectable and of such little value that their continuance as assets without the establishment of a loss reserve is not warranted.

Potential problem loans that are classified as performing “substandard” totaled $20,719,000, $22,068,000, $17,531,000 and $822,000 as of December 31, 2011, 2010, 2009 and 2008, respectively. Nonaccrual loans totaling $24,719,000, $31,771,000, $6,138,000 and $1,068,000 as of December 31, 2011, 2010, 2009 and 2008, respectively, were classified as nonperforming “substandard”. The increases in each category between the end of 2008 and 2010 are the result of various factors, primarily the deteriorated economy and rising unemployment.

During 2011, the substandard loans decreased from the end of 2010 as a result of foreclosure, charge-offs, improvement in individual credits, and other factors. At December 31, 2007, First Trust had no significant loans classified as “substandard” and at December 31, 2011, 2010, 2009, 2008 and 2007 First Trust had no loans classified as “doubtful or loss.”

Loans that are fundamentally sound but require management’s review due to a shortcoming or potential weakness are classified as “Other Loans Especially Mentioned (OLEM)”. If left unchecked, the situation could potentially weaken the asset or lead to inadequate protection of First Trust’s credit position in the future. At December 31, 2011, 2010, 2009 and 2008, First Trust had approximately $2.6 million, $4.8 million, $31.6 million and $12.3 million outstanding loans that were classified as OLEM, respectively. At December 31, 2007, no significant loans were rated OLEM.

When an insured institution classifies problem assets as either “substandard” or “doubtful,” it is required to establish general allowances for loan losses in an amount deemed prudent by management. These allowances represent loss allowances which have been established to recognize the inherent risks associated with lending activities and the risks associated with particular problem assets. First Trust’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the FDIC and the North Carolina Commissioner of Banks, which can order the establishment of additional loss allowances.

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Until 2009, growth in outstanding loans had been the primary reason for increases in the allowance for loan losses. Gross loan growth was $17,492,000 and $47,558,000 for the years ended December 31, 2008 and 2007, respectively. During 2009, the outstanding loan balance at December 31 decreased by $8,738,000, and further decreased in subsequent years. Gross loans declined by $47,722,000 during 2010 and by $39,488,000 during 2011. These decreases would have resulted in decreases in the loan loss provisions for 2009 and 2010; however, larger provisions for loan losses were needed due to the number of First Trust’s borrowers who were impacted by the economic crisis and deflated real estate market. This resulted in a number of large charge-offs for First Trust, totaling $6,433,000, $13,259,000 and $2,078,000 for the years ended 2011, 2010 and 2009, respectively.

Management’s policy is to actively monitor First Trust’s asset quality, charge off loans against the allowance for loan losses when appropriate and provide specific loan loss reserves when necessary. Although management believes it uses the best information available with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ substantially from the economic conditions used in the initial determination.

The following table describes the activity related to First Trust’s allowance for loan losses for the year end periods indicated:

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Analysis of Allowance for Loan Losses
(Dollars in thousands)
	2011	2010	2009	2008	2007
Total gross loans outstanding at end of year	$238,789	$278,277	$325,999	$334,737	$317,245
Average gross loans outstanding	$256,902	$311,527	$335,444	$317,925	$292,364
Total nonperforming loans at end of year	$24,719	$31,771	$6,579	$1,068	$-
Allowance for loan losses at beginning of year	$10,509	$7,302	$4,602	$4,249	$3,838
Charge-offs:
Commercial	(1,609)	(3,226)	(1,827)	(24)	(19)
Real estate - construction	(2,889)	(7,658)	(166)	-	-
Real estate - commercial	(1,002)	(1,180)	(102)	-	-
Real estate - residential	(1,209)	(1,463)	-	-	-
Consumer and other	-	(1)	-	(1)	-
Total charge-offs	(6,709)	(13,528)	(2,095)	(25)	(19)
Recoveries:
Commercial	263	3	17	-	-
Real estate - construction	11	-	-	-	-
Real estate - commercial	-	-	-	-	-
Real estate - residential	2	265	-	-	-
Consumer and other	-	1	-	1	-
Total recoveries	276	269	17	1	-
Net charge-offs	(6,433)	(13,259)	(2,078)	(24)	(19)
Provision for loan losses	3,136	16,466	4,778	377	430
Allowance for loan losses at end of year	$7, 212	$10,509	$7,302	$4,602	$4,249
Ratios:
Net charge-offs during year to average loans	-2.50%	-4.26%	-0.62%	-0.01%	-0.01%
Allowance for loan losses to loans at year-end	3.02%	3.78%	2.24%	1.37%	1.34%
Allowance for loan losses to nonperforming loan	29.18%	33.08%	110.99%	430.77%	N/A

The smaller provision of $3.1 million for the year ended December 31, 2011, despite net charge-offs of $6.4 million for the same period, was the result of various factors, including the decrease in gross loans of $39.5 million.

The following table describes the allocation of the allowance for loan losses among various categories of loans and certain other information for the dates indicated. The allocation is not necessarily indicative of the categories in which future losses may occur.

Allocation of Allowance for Loan Losses at December 31,
(Dollars in thousands)	2011		2010		2009
		% of loans		% of loans		% of loans
		in each		in each		in each
		category		category		category
		to total		to total		to total
	Amount	loans	Amount	loans	Amount	loans
Commercial	$1,560	6.93%	$3,084	8.45%	$889	10.39%
Construction and land development	2,112	14.42	5,245	17.72	3,623	29.39
Residential real estate	1,273	11.57	941	11.97	492	10.53
Commercial real estate	2,141	66.88	989	61.53	2,281	49.32
Consumer and other	3	0.20	4	0.33	17	0.37
Unallocated	123	-	246	-	-	-
Ending balance	$7,212	100.00%	$10,509	100.00%	$7,302	100.00%

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Allocation of Allowance for Loan Losses at December 31,
(Dollars in thousands)	2008		2007
		% of loans		% of loans
		in each		in each
		category		category
		to total		to total
	Amount	loans	Amount	loans
Commercial	$743	13.02%	$722	14.56%
Construction and land development	1,433	28.73	1,040	25.58
Residential real estate	340	8.68	286	7.79
Commercial real estate	2,064	49.01	2,179	51.49
Consumer and other	22	0.56	22	0.58
Unallocated	-	-	-	-
Ending balance	$4,602	100.00%	$4,249	100.00%

OREO

Other real estate owned (OREO) as of December 31, 2011, 2010 and 2009 totaled $13,528,000, $11,466,000 and $800,000. There were no OREO properties at the end of 2008 or 2007. Proceeds from sales amounted to $10,296,000 and $929,000 during the years ended 2011 and 2010, respectively. There were no sales during 2010. Net gains on sales for the year ended December 31, 2011 totaled $44,000 and net losses on sales for the year ended December 31, 2010 amounted to $171,000. Additions to OREO totaled $13,819,000, $12,056,000 and $800,000 for the years ended December 31, 2011, 2010 and 2009. Write-downs totaled $1,505,000 and $290,000 for the years ended 2011 and 2010. There were no write-downs during 2009. Management is actively working to sell all of its OREO properties with minimal loss to First Trust.

Investments

Interest from investment securities generally provides the second largest source of income to First Trust after interest on loans. On December 31, 2011, First Trust’s available-for-sale investment securities totaled approximately $151,014,000, compared to $117,077,000 at December 31, 2010 and $77,977,000 at December 31, 2009. The portfolio at December 31, 2011 consisted primarily of U. S. government-sponsored agency obligations and residential mortgage-backed securities. First Trust reclassified its held-to-maturity investment securities, which consisted entirely of obligations of states and political subdivisions, to the available-for-sale category as of September 30, 2010. The reclassification totaled $29,000,000 with a pre-tax unrealized gain of $1,591,000.

At December 31, 2009, held-to-maturity securities totaled approximately $25,781,000. There were no held-to-maturity securities at December 31, 2010 or 2011. Held-to-maturity securities consisted entirely of tax-exempt obligations of states and political subdivisions.

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Under the accounting rules, the accounting for investment securities is dependent upon their classification as held-to-maturity, available-for-sale, or trading securities. Such assets classified as held-to-maturity are carried at cost, adjusted for the amortization of premiums and accretion of discounts. Assets classified as available-for-sale and trading securities are carried at market value. Unrealized holding gains and losses for assets classified as available-for-sale are reported as other comprehensive income. Unrealized holding gains and losses for trading assets are included in earnings of the current period. In order for the securities to qualify as assets held-to-maturity, First Trust must have both the positive intention and the ability to hold them to maturity. Management utilizes these criteria in determining the accounting treatment accorded its securities.

First Trust’s investment strategy is intended, among other things, to (1) provide and maintain liquidity, (2) maintain a balance of high quality, diversified investments to minimize risk, (3) maximize returns, and (4) manage interest rate risk. In terms of priorities, safety is considered more important than liquidity or return on investment. First Trust does not engage in hedging practices.

The following table sets forth certain information regarding the amortized cost, market value and weighted average yields of First Trust’s available-for-sale investment securities portfolio for the maturity periods indicated at December 31, 2011:

Securities Analysis at December 31, 2011
(Dollars in thousands)
						Estimated	Average
	Less than	1 Year >	5 Year >			Market	Maturity
	one year	5 Years	10 Years	> 10 Years	Total	Value	in Years
Available-for-sale
Obligations of U.S. Government-sponsored agencies (GSEs)	-	-	24,873	50,994	75,867	76,285	12.3
Residential mortgage-backed securities - GSEs (1)	-	29,245	18,149	6,576	53,970	56,202	5.1
Obligations of states and political subdivisions	-	-	2,640	14,500	17,140	18,527	16.3
Total	$-	$29,245	$45,662	$72,070	$146,977	$151,014	10.1
Weighted average yields
Obligations of U.S. Government-sponsored agencies (GSEs)	-	-	3.39%	3.80%	3.67%
Residential mortgage-backed securities - GSEs	-	3.60%	3.49%	3.38%	3.53%
Obligations of states and political subdivisions	-	-	4.07%	4.33%	4.29%
Total	-	3.60%	3.47%	3.87%	3.69%

(1) Maturities of mortgage-backed securities (MBS) are based on the average life of the projected prepayments.

First Trust currently has the ability to hold its available-for-sale investment securities to maturity. However, should conditions change, First Trust may sell unpledged securities. All securities held are traded in liquid markets under normal economic conditions.

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The following table summarizes the amortized costs and market value of First Trust’s investment securities as of December 31, 2011, 2010 and 2009:

Amortized Cost and Market Value of Investment Securities
(Dollars in thousands)
	December 31,
	2011		2010		2009
	Amortized	Market	Amortized	Market	Amortized	Market
	Cost	Value	Cost	Value	Cost	Value
Available for sale:
Obligations of U.S. Government-sponsored agencies (GSEs)	$75,867	$76,285	$50,714	$49,910	$37,678	$37,591
Residential mortgage-backed securities - GSEs	53,970	56,202	33,951	35,226	34,450	35,721
Residential mortgage-backed securities - nonagency	-	-	-	-	1,669	1,618
Corporate trust preferred	-	-	3,129	3,083	3,141	3,047
Obligations of states and political subdivisions	17,140	18,527	28,998	28,858	-	-
Held to maturity:
Obligations of states and political subdivisions	-	-	-	-	25,781	26,412
Total	$146,977	$151,014	$116,792	$117,077	$102,719	$104,389

Deposits and Borrowings

Deposits are the primary source of First Trust’s funds for lending and other investment purposes. In addition to deposits, First Trust derives funds from loan principal paydowns, interest payments, investment maturities and income, interest earned on federal funds sold, and otherwise from its operations. Loan repayments are a relatively stable source of funds while deposit inflows and outflows may be significantly influenced by general interest rates and money market conditions. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds from other sources. They may also be used on a longer term basis for general business purposes.

Deposits. Deposits totaled $380,794,000 as of December 31, 2011, compared to $371,770,000 and $366,951,000 as of December 31, 2010 and 2009, respectively. This represents an increase of $9,024,000 or 2.43% for 2011 and $4,819,000 or 1.31% for 2010. Management first entered into contracts for brokered deposits in 2008, initially as an alternative to high local deposit rates. As these brokered deposits matured, management continued to use them as a tool to extend maturities on deposits without compromising First Trust’s cost of funds. An advantage to using this particular type of brokered deposits is that borrowers cannot pay an early withdrawal penalty and withdraw the funds, except in extremely limited circumstances. As of December 31, 2011, 2010 and 2009, First Trust’s brokered deposit balances were $85,509,000, $87,628,000 and $118,264,000, respectively. Locally acquired deposits increased by $33,455,000 or 14.26% from 2009 to 2010, and by $11,143,000 or 3.92% from year end 2010 to year end 2011.

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First Trust attracts both short and long-term deposits from the general public by offering a range of deposit services and rates. First Trust offers savings accounts, checking accounts, and fixed rate certificates of deposit with varying maturities. These accounts generally earn interest rates established by management based on competitive market factors and the desire to increase or decrease certain types or maturities of deposits. All deposit flows are greatly influenced by general economic conditions, the general level of interest rates, competition and other factors.

First Trust’s deposits, except for the brokered deposits, have generally been obtained from its market area. First Trust utilizes traditional marketing methods to attract new customers and deposits, including printed media advertising and direct mailings. First Trust does not advertise for deposits outside its local market area and does not seek internet deposits.

The following table sets forth certain information regarding deposits for the years ended December 31, 2011, 2010, and 2009:

Average Deposits
(Dollars in thousands)
	2011		2010		2009
	Average		Average		Average
	Balance	Percent	Balance	Percent	Balance	Percent
Interest-bearing deposits:
NOW	$29,637	7.49%	$25,301	6.79%	$29,118	7.81%
Money market and savings	55,502	14.03	53,705	14.41	59,497	15.95
Time deposits	276,261	69.85	261,831	70.28	252,877	67.78

Total interest-bearing deposits	361,400	91.37	340,837	91.48	341,492	91.54

Noninterest-bearing deposits:
Demand	34,140	8.63	31,742	8.52	31,579	8.46

Total	$395,540	100.00%	$372,579	100.00%	$373,071	$100.00%

At December 31, 2011, 2010, and 2009, the total of time deposits equal to or greater than $100,000 was $112,440,000, $110,290,000, and $80,525,000, respectively. Average time deposits of $100,000 or more equaled $113,495,000, $94,949,000, and $80,842,000 for 2011, 2010, and 2009, respectively.

The following table presents the maturity of time deposits with balances of $100,000 and over at December 31, 2011:

Maturity of Time Deposits $100,000 and Over
(Dollars in thousands)
2011
Three months or less	$20,314
After 3 months but less than 6 months	42,373
After 6 months but less than 12 months	41,628
After 12 months	8,125
Total	$112,440

Borrowings. Borrowings consist of advances from the Federal Home Loan Bank of Atlanta, securities sold under agreements to repurchase and federal funds purchased.

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Short-term Borrowings. Short-term borrowings consist of securities sold under agreements to repurchase and federal funds purchased. Securities sold under agreements to repurchase generally mature within one to four days from the transaction date. Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction. First Trust may be required to provide additional collateral based on the fair value of the underlying securities. Federal funds purchased are currently classified as secured borrowings; however, First Trust hasn’t utilized any overnight borrowings from correspondent banks since the first quarter of 2010.

Securities sold under agreements to repurchase and federal funds purchased at December 31, 2011, 2010, and 2009 and for the years then ended are summarized below:

(Dollars in thousands)
	2011	2010	2009
Ending balance at December 31	$6,291	$3,125	$5,642
Year end weighted average interest rate	0.20%	0.35%	0.40%
Maximum amount outstanding at any month end	$10,302	$5,189	$11,700
Average daily balance outstanding	$7,265	$2,618	$4,383
Average annual interest rate paid	0.30%	0.42%	0.48%

                        Although First Trust occasionally purchased federal funds during each of the years ended December 31, 2010 and 2009, there were no purchases during 2011 and there were no outstanding federal funds purchased balances as of December 31, 2011, 2010 or 2009. The market value of investment securities securing the securities sold under agreements to repurchase obligations totaled approximately $12,599,000 at December 31, 2011.

First Trust has various available sources of borrowing capacity, including membership in the Federal Home Loan Bank of Atlanta with credit availability of approximately 15% of First Trust’s assets. Additionally, with collateral, First Trust may borrow from the Federal Reserve Bank’s discount window. First Trust pledged securities with a market value of approximately $6,906,000 to the Federal Reserve as of December 31, 2011. Also, with collateral, First Trust may purchase overnight federal funds from its correspondent banks.

Long-Term Borrowings. Long-term borrowings consist of a single Federal Home Loan Bank advance totaling $2,000,000 with a maturity of March 14, 2013, and with an interest rate of .43%.

Noninterest Income

Noninterest income by income type is summarized below for the years ended December 31, 2011, 2010, and 2009.

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Noninterest Income
(Dollars in thousands)
	2011	2010	2009
Service charges on deposit accounts	$83	$110	$124
Other service charges and fees	78	83	111
Gains on sales of available-for-sale securities	651	675	478
Bank-owned life insurance (BOLI) income	347	359	358
Merchant service charges	24	22	17
Mortgage loan origination fees	1	6	38
Other	29	39	33
Total	$1,213	$1,294	$1,159

Noninterest Expense

Noninterest expenses are summarized below for the years ended December 31, 2011, 2010, and 2009:

Noninterest Expense
(Dollars in thousands)
	2011	2010	2009
Salaries	$2,958	$2,994	$3,515
Retirement & other employee benefits	1,390	1,262	879
Occupancy	453	403	463
Furniture and fixtures	103	185	168
Data processing	414	423	477
FDIC insurance assessments	763	628	846
Loan collection, foreclosure and OREO expenses	1,153	847	112
Losses on sales and write-downs of OREO	1,461	461	-
Other-than-temporary impairment charges	-	-	208
Marketing and advertising	21	70	26
Professional fees	296	285	173
Printing and supplies	44	56	68
Other	646	725	624
Total	$9,702	$8,339	$7,559

Contractual Obligations and Commitments

In the normal course of business there are various outstanding contractual obligations of First Trust that will require future cash outflows. In addition, there are commitments and contingent liabilities, such as commitments to extend credit, which may or may not require future cash outflows. Payments for borrowings do not include interest. Payments related to leases are based on actual payments specified in the underlying contracts.

The table below reflects outstanding contractual obligations of First Trust as of December 31, 2011:

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Contractual Obligations
(Dollars in thousands)
	Payments Due by Period
		One Year	Three Years	After
	Within One	to Three	to Five	Five
	Year	Years	Years	Years	Total
Federal Home Loan Bank advances	$-	$2,000	$-	$-	$2,000
Securities sold under agreements to repurchase and federal funds purchased	6,291	-	-	-	6,291
Operating lease obligations	77	155	45	-	277
Total contractual cash obligations excluding deposits	6,368	2,155	45	-	8,568
Deposits	318,876	61,438	480	-	380,794
Total contractual cash obligations	$325,244	$63,593	$525	$-	$389,362

     FIRST TRUST’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

This discussion presents management’s analysis of the financial condition and results of operations of First Trust as of and for each of the years in the two-year period ended December 31, 2011, and as of and for each of the three and six month periods ended June 30, 2012. This discussion is designed to provide a more comprehensive review of the operating results and financial position of First Trust than could be obtained from an examination of the financial statements alone. The discussion should be read in conjunction with the financial statements of First Trust and the notes related thereto which appear elsewhere in this proxy statement/prospectus.

Statements contained in this proxy statement/prospectus that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, including First Trust’s expectations, intentions, beliefs or strategies regarding the future. All forward-looking statements concerning economic conditions, rates of growth, rates of income or values as may be included in this proxy statement/prospectus are based on information available to First Trust as of the date of this proxy statement/prospectus, and First Trust assumes no obligation to update any such forward-looking statements. It is important to note that First Trust’s actual results could materially differ from those in such forward-looking statements. Factors that could cause actual results to differ materially from those in such forward-looking statements are fluctuations in interest rates, inflation, government regulations, economic conditions and competitive product and pricing pressures in the geographic and business areas in which First Trust conducts its operations.

Critical Accounting Policy

This Management’s Discussion and Analysis of Financial Condition and Results of Operation, as well as disclosures included elsewhere in proxy statement/prospectus, is based upon First Trust’s financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America and are included as part of this document. See “Financial Statements of First Trust Bank” herein.

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First Trust’s accounting policies are integral to understanding the results reported. First Trust's most significant critical accounting policy is the determination of its allowance for loan losses. A critical accounting policy is one that is both very important to the portrayal of First Trust's financial condition and results, and requires management's most difficult, subjective or complex judgments. What makes these judgments difficult, subjective and/or complex is the need to make estimates about the effects of matters that are inherently uncertain.

Financial Condition and Results of Operations

Comparison of Financial Condition at June 30, 2012 and December 31, 2011

Total assets at June 30, 2012 and December 31, 2011 were $415,421,000 and $442,264,000, respectively, a decrease of $26,843,000 or 6.07%. This decrease was the result of a reduction in investment securities, gross loans and other assets, offset by an increase in cash. For the same periods, gross loans totaled $214,849,000 and $238,789,000, respectively, which represents a decrease of $23,940,000 or 10.03%. The main factors for this large decrease in loans during the first six months of 2012 were the repayment of loan balances by customers and the sale of three loans by First Trust to certain investors. Although First Trust generated new loans during 2012, new loan activity hasn’t been significant enough to offset the decline in balances in the portfolio.

Investment securities totaled $136,694,000 and $151,014,000 at June 30, 2012 and December 31, 2011, respectively. This decrease of $14,320,000 or 9.48% was due to calls of obligations of government-sponsored enterprises, or GSEs, that were not entirely replaced with new bonds during the first six months of 2012. Federal funds sold decreased $744,000 or 7.32% from $10,165,000 at December 31, 2011 to $9,421,000 at June 30, 2012. Interest-bearing due from bank accounts totaled $23,120,000 at June 30, 2012 compared to $8,250,000 at December 31, 2011, an increase of $14,870,000 or 180.24%. The increase in cash (interest-bearing due from bank accounts) was the result of calls and maturities of investment securities, income tax refunds received and loan payments.

First Trust’s loan portfolio consists primarily of loans secured by various types of real estate. The real estate collateral is located in a variety of market locations within First Trust’s market area. Therefore, First Trust has no concentration in any specific type of real estate lending or market area. At June 30, 2012 and December 31, 2011, one-to-four family residential construction loans totaled approximately $14,386,000 and $15,368,000, respectively. Other construction loans and land development loans totaled approximately $19,715,000 and $19,080,000 for the same periods. Non-construction real estate loans secured by one-to-four family property totaled $14,946,000 (other than home equity lines of credit) as of June 30, 2012 compared to $17,297,000 as of December 31, 2011, a decrease of $2,351,000. Loans secured by multifamily property totaled $599,000 and $618,000 at June 30, 2012 and December 31, 2011, respectively. Also at June 30, 2012, commercial real estate loans secured by owner-occupied commercial property totaled $59,265,000 and real estate loans secured by other commercial property totaled $84,197,000. This compares to total owner-occupied commercial property of $66,756,000 and total nonowner-occupied commercial property (including farmland) of $92,976,000 as of December 31, 2011. The respective decreases in these types of properties from December to June were $7,491,000 and $8,779,000. The total real estate-related portion of the portfolio equaled approximately $202,103,000 or 94.07% of the entire loan portfolio as of June 30, 2012. Economic conditions can negatively impact the total portfolio and individual credits.

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First Trust does not make long-term or higher-risk loans such as sub-prime, adjustable rate mortgage, or ARM, products, high loan-to-value (L-T-V) mortgages, or loans with initial teaser rates in the normal course of business. First Trust makes junior lien mortgage and interest-only commercial loans in the normal course of business and at market terms.

During the six months ended June 30, 2012, First Trust reclassified three loans totaling $3,404,000 to the loans held for sale category. At the time of the transfer to held for sale, First Trust charged off $24,000. Subsequently, the loans were sold for a total of $3,405,000, resulting in a realized gain of $1,000. At the time of the sale, two of these loans totaling $3,349,000 were nonperforming. There were no loans sold during the same period in 2011, nor were there any loans classified as held for sale as of June 30, 2012 and 2011.

The allowance for loan losses equaled $6,838,000, or 3.18% of gross loans, at June 30, 2012, compared to $7,212,000, or 3.02% of gross loans at December 31, 2011. This decrease in the allowance was primarily the result of total loans not individually evaluated for impairment declining. This decline in total loans not individually evaluated for impairment resulted primarily from reductions in commercial loans which have experienced more losses, and therefore require large base reserve percentages. The decline also resulted from reductions in commercial real estate loans, the largest segment of First Trust’s loan portfolio. The reduction in these specific segments comes from a mixture of payments, maturities, change in risk classification to nonperforming due to impairment, foreclosures and charge-offs. The total of performing loans internally risk-rated 5 (watch), 6 (OLEM), and 7 (substandard) decreased from $43,716,000 at December 31, 2011 to $41,048,000 at June 30, 2012. The total of loans risk-rated 5, 6 and 7, excluding accruing TDRs that are included in impaired loans, was $28,597,000 and $32,146,000 at June 30, 2012 and December 31, 2011, respectively. At the same time, nonaccruing loans decreased from $24,719,000 to $12,575,000. These changes resulted from a combination of activity in the loan portfolio which included movement of loans either up or down through the credit risk grades due to internal evaluations, payments and maturities, charge-offs and sales of nonperforming loans that occurred during the first six months of 2012.

First Trust recorded a credit to net income of $266,000 for the provision for loan losses for the six months ended June 30, 2012 compared to a charge to net income of $2,499,000 for the same period in 2011. This $2,765,000 decrease in the provision was the result of the ongoing analysis of the loan portfolio, the decline in classified and nonperforming loans, the decrease in charge-off ratios, information relating to specific loans or specific types of loans, and any other factors deemed significant. First Trust’s annualized historical loss experience for each loan portfolio segment is updated quarterly. After determining this historical loss ratio of each segment, the resultant loss rate is considered the base loss rate for each segment. Qualitative factors are identified within identified risk ranges and corresponding adjustment percentages are determined. The individual percentages are adjusted for the qualitative factors that have been identified as impacting potential losses and are judged likely to cause estimated credit loses to differ from the base estimated. After adjusting the base loss rate for each segment by the adjustment factor, the resultant total reserve loss rate is applied to the outstanding balance of performing loans for each segment of the loan portfolio. Impaired loans are individually evaluated. The individual reserve amounts are then totaled and added to any specific reserves relating to impaired loans to determine the total reserve level necessary. There were specific reserves relating to impaired loans of $328,000 at December 31, 2011. There were no specific reserves at June 30, 2012.

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Also impacting the reserve levels were First Trust’s net charge-offs for the first six months of 2012, which totaled $108,000, or .10% annualized, compared to charge-offs totaling $3,703,000 during the first six months of 2011, or 2.93% annualized. At the same time, the total loan portfolio decreased from $238,789,000 at December 31, 2011 to $214,849,000 at June 30, 2012. These decreases are the result of normal payments and maturities, as well as charge-offs of recognized losses in the portfolio, transfers out of loans into OREO and sales of loans during the first six months of 2012.

The gross charge-offs of $427,000 for the first six months of 2012, included full and partial charge-offs for five loans to four borrowers. These loans were comprised of one owner-occupied commercial real estate loan, one nonowner-occupied commercial real estate loan and two commercial loans. Recoveries amounted to $319,000 during the same period, resulting in net charge-offs of $108,000.

The allowance for loan losses is established through periodic charges to earnings in the form of a provision for loan losses. Increases in the allowance for loan losses occur as a result of these provisions and from recoveries of amounts previously charged off. Decreases to the allowance occur when loans are charged off.

The allowance for loan losses is evaluated on a regular basis by management. Management evaluates the adequacy of the allowance for loan losses by considering historical loan loss experience, delinquency trends, concentrations in the portfolio and economic and other factors as deemed significant to First Trust’s borrowers and to the collectability of outstanding loans. Management currently reviews its loss history over various periods on an annualized basis and also an annualized basis weighted to most recent periods to provide various scenarios to determine the appropriate loss period and method that most accurately reflects the risk profile of the current portfolio. Specific allowances are provided for individual loans when ultimate collection is considered questionable and the credit is deemed to be impaired. The net realizable value of the underlying collateral for individual collateral-dependent loans is also considered in the establishment of specific reserves.

First Trust uses an internal grading system to assign the degree of inherent risk on each individual loan at inception. The grade is initially assigned by the lending officer and reviewed for appropriateness as part of the underwriting process. During the life of the loan this grade is periodically reviewed to determine if it continues to remain appropriate. Loans are migrated through the risk grades as necessary to accurately reflect the proper current risk level of all outstanding credits. The loan risk grading system segments the loans into one of nine risk grades. The allowance percentage assigned to each risk grade in grades one through seven is then further adjusted by the current qualitative reserve factors adjustment to adequately reflect the risk of probable loss as currently determined for each grade. Loans in risk grades one through seven demonstrate varying degrees of risk, but each is considered to have the capacity to perform. Loans in risk grade eight and nine are nonperforming loans and are considered impaired and are individually evaluated for impairment.

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First Trust’s policy, procedures and model for calculating the allowance for loan losses on performing loans place greater emphasis on internal trends and the characteristics of the loan portfolio. The component of the calculated reserve relating to these internal and external qualitative factors is then applied to the various pools of performing loans. Using the data gathered during the evaluation process, the model calculates the appropriate allowance for loan losses. Management and the Board of Directors are responsible for determining that the reserve is at the appropriate level. The allowance for loan losses represents management’s estimate of the amount adequate to provide for known and inherent losses in the loan portfolio. While it is believed the methodology used to establish the allowance for loan losses incorporates the appropriate information, future adjustments to the allowance may be necessary. Future results of operations could be adversely affected should circumstance differ substantially from the assumptions used or should there be deterioration in individual loans. Current economic conditions and ongoing evaluations of the loan portfolio and allowance for loan losses indicate the current allowance accurately reflects internal and external factors.

As of June 30, 2012, First Trust had thirty-one loans classified as TDRs which amounted to $18,129,000. Of these, eleven loans totaling $5,678,000 were not accruing interest because it has not yet been proven whether the borrowers will continue to make payments according to the modified terms. The remaining twenty loans totaling $12,451,000 were performing prior to being restructured and are performing under the modified terms, and therefore, continue to accrue interest. At December 31, 2011, First Trust had twenty-eight TDRs totaling $18,253,000 with eleven loans totaling $6,684,000 on nonaccrual status. The remaining seventeen TDRs totaled $11,569,000 and were accruing interest according to their modified terms. At the time of the restructurings, First Trust reduced the loan balances for seven of the twenty-eight loans with a charge to the allowance for loan losses amounting to $1,813,000. For further information on First Trust’s TDRs as of June 30, 2012, refer to Note 4 of the Notes to Financial Statements (unaudited) in “Financial Statements of First Trust Bank” included with this proxy statement/prospectus.

At June 30, 2012, non-accrual loans, including TDRs, totaled $12,575,000, and were considered impaired. There were no specific reserves for these loans due to the charge-off during the year-to-date of previous specific reserves. Impaired loans that continued to accrue interest amounted to $12,451,000. The carrying value was determined primarily by the fair value of the underlying collateral of the loan and is considered a level 3 input as discussed in Note 8 of the Notes to Financial Statements (unaudited) in “Financial Statements of First Trust Bank” included with this proxy statement/prospectus. At December 31, 2011, non-accrual loans considered impaired totaled $24,719,000. Specific reserves for these loans totaled $328,000, resulting in a carrying value of $24,391,000. In addition, impaired loans that continued to accrue interest amounted to $11,569,000 and consisted of performing TDRs. For further information on First Trust’s non-accrual and impaired loans as of June 30, 2012, refer to Note 4 of the Notes to Financial Statements (unaudited) in “Financial Statements of First Trust Bank” included with this proxy statement/prospectus.

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In general, the major portion of First Trust’s problem loans and potential problem loans come from the single family construction loan and nonowner-occupied commercial real estate categories. The current economy and high unemployment have hurt or slowed home and lot sales, as well as commercial building sales, and therefore, lowered the prospects for First Trust’s borrowers to sell or lease their property at the price and/or during the timeframe they expected when the loan was made. First Trust is working with certain borrowers as deemed appropriate to restructure outstanding credits to enable the borrowers to fulfill their obligations to First Trust.

First Trust had potential problem loans totaling $6,564,000 at June 30, 2012, compared to $9,150,000 at December 31, 2011. Potential problem loans consist of loans that are performing in accordance with contractual terms, but for which management has concerns about the ability of the borrower to continue to comply with repayment terms for various reasons. Potential problem loans at June 30, 2012 included seven owner-occupied commercial real estate loans totaling $2,436,000; two construction loans totaling $2,581,000; two residential real estate loans amounting to $699,000; and two commercial loans totaling $848,000.

Based on an analysis of the credits, including collateral position, loss exposure, guaranties, and other considerations, no specific reserve as of June 30, 2012 for First Trust’s $25,026,000 in impaired loans was deemed appropriate due to the charge-off of previous specific reserves during the first six months. In comparison, total impaired loans were $36,288,000 at December 31, 2011. Impaired loans with a specific loan loss reserve totaled $2,561,000, the specific reserves for these loans totaled $328,000, and the resulting carrying value was $2,233,000 as of December 31, 2011.

There were no loans past due 90 days or more and still accruing as of June 30, 2012 or December 31, 2011. Loans past due 30 to 89 days and still accruing totaled $3,195,000 or 1.49% of total loans at June 30, 2012 and totaled $1,392,000 or .58% of total loans at December 31, 2011.

First Trust’s ongoing monitoring of credits and credit quality and the reduced rate of growth deemed appropriate for the loan portfolio for the second quarter of 2012 have all contributed to the current status of the portfolio. Management will continue to be proactive in monitoring credit quality and its borrowers as the challenges of the current economic environment continue to unfold.

The following table presents First Trust’s investment in loans considered to be impaired and related information on those impaired loans as of June 30, 2012 and December 31, 2011:

(dollars in thousands)	June 30, 2012	December 31, 2011
Impaired loans without a related allowance for loan loss	$25,026	$33,727
Impaired loans with a related allowance for loan loss	-	2,561
Total impaired loans	25,026	36,288
Allowance for loan loss related to impaired loans	$-	$328

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First Trust is actively trying to sell properties currently held as OREO. These properties had a net estimated realizable value of $13,924,000 and $13,528,000 at June 30, 2012 and December 31, 2011, respectively. The following table shows First Trust’s OREO activity during the three and six month periods ending June 30, 2012 and 2011:

	For the three months ended		For the six months ended
	June 30,		June 30,
(dollars in thousands)	2012	2011	2012	2011
Beginning balance	$13,692	$14,451	$13,528	$11,466
Additions	2,339	5,034	2,712	8,513
Recoveries	(102)	-	(186)	-
Proceeds from sales	(1,889)	(1,100)	(1,889)	(1,100)
Net gains/(losses) on sales	59	4	59	4
Write-downs	(175)	(519)	(300)	(1,013)
Ending balance	$13,924	$17,870	$13,924	$17,870

During the first two quarters of 2012, funds were received totaling $186,000 in partial settlement of First Trust’s previously recorded loss on properties that are included in the June 30, 2012 OREO balance. These funds were applied to the OREO balance to reduce First Trust’s investment in the properties. At June 30, 2012, OREO was comprised of seventeen properties in total, which included five nonresidential real estate properties, ten that had been used as collateral on construction loans and two that are single-family homes.

At December 31, 2011, total OREO included twenty-two properties. Eleven of the twenty-two had been used as collateral on construction loans, six were commercial real estate, and five were residential real estate. The determination of the valuations of foreclosed assets held for sale involves a high degree of judgment and complexity. The carrying value of foreclosed assets reflects management's best estimate of the amount to be realized from the sales of the assets. While the estimate is generally based on a valuation by an independent appraiser or recent sales of similar properties, the amount that First Trust realizes from the sales of the assets could differ materially from the carrying value reflected in these financial statements, resulting in losses that could adversely impact earnings in future periods.

First Trust’s available-for-sale securities totaled $136,694,000 at June 30, 2012. The amortized cost of these securities totaled $132,028,000. In comparison, First Trust’s available-for-sale securities totaled $151,014,000 at December 31, 2011, and their amortized cost was $146,977,000. There were no held-to-maturity securities at June 30, 2012 or December 31, 2011.

First Trust’s holdings include GSEs, GSE residential mortgage-backed securities with little exposure to credit risk, and obligations of states and political subdivisions. Additionally, all of First Trust’s obligations of states and political subdivisions securities continue to perform.

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There was no other-than-temporary impairment in the investment securities portfolio as of June 30, 2012. First Trust intends to hold all of its investment securities until maturity, it is more likely than not that First Trust will not have to sell any of its investment securities before unrealized losses have been recovered, and First Trust expects to recover the entire amount of the amortized cost basis of all its securities. As of June 30, 2012, five securities were in an unrealized loss position. Of the five, four were obligations of GSEs and one was a GSE residential mortgage-backed security. None of these five securities had been in an unrealized loss position for longer than a year.

First Trust has Salary Continuation Agreements (the “Salary Continuation Plan”) and Split Dollar Agreements (“Split Dollar Plan”) for certain members of management. The benefits under these plans are funded by Bank Owned Life Insurance (BOLI) policies which totaled $6,500,000 when purchased.

Benefits under the Salary Continuation Plan will be paid over each participating employee’s life after retirement. The present value of payments at retirement is determined using a discount rate for each plan year based on a composite of Moody’s 20-year Corporate Bond Index, Moody’s AAA corporate bond rate and Moody’s Baa seasoned corporate bond rate as of the first nine months of each year and/or the previous twelve-month period or such period deemed most appropriate. The discount rate for 2012 and 2011 equaled 5.25%. Costs recognized under the Plan for the three months ended June 30, 2012 and 2011 totaled $166,000 and $158,000, respectively, and are included in salaries and employee benefits in the Statements of Operations. For the six months ended June 30, 2012 and 2011, costs recognized amounted to $333,000 and $316,000, respectively. Costs recognized under the Plan are credited to a salary continuation benefit liability. That liability account totaled $3,390,000 and $3,057,000 at June 30, 2012 and December 31, 2011, respectively.

The accounting effect of the BOLI increases non-interest earning assets and non-interest income. At the same time, the reduction of investable funds resulting from BOLI purchases decreases net interest income and the related interest rate spread. Current non-interest expenses also include the accrual for the future employee benefit obligations under endorsement split-dollar life insurance arrangements. The expense for each of the quarters ended June 30, 2012 and 2011 was $10,000. For each of the six months ended June 30, 2012 and 2011, the expense totaled $20,000. The balance of the split-dollar life insurance liability was $700,000 and $680,000 at June 30, 2012 and December 31, 2011, respectively.

Total deposits at June 30, 2012 and December 31, 2011 were $351,971,000 and $380,794,000, respectively. Interest-bearing deposits decreased by $31,881,000 or 9.13%, primarily due to a decrease in time deposits accounts. At the same time, non-interest bearing deposits increased by $3,058,000 or 9.70%.

Depository Trust Company (DTC) brokered time deposits totaled $75,931,000 and $85,509,000 at June 30, 2012 and December 31, 2011, respectively, a decrease of $9,578,000 or 11.20%. Management has determined, in general, to review each maturing brokered deposit and to use any replacement brokered deposits to match maturities where local deposits are not available. Management anticipates reducing brokered deposit balances for the foreseeable future. The average rate paid on the brokered time deposits, including premium expense, was 1.07% for the year-to-date period ending June 30, 2012 compared to .97% for all other interest-bearing deposits. First Trust’s brokered deposits have terms to maturity ranging from fifteen to forty-two months and are utilized by management to better match maturities when like maturities at similar cost are not available locally. Other than these brokered deposits, First Trust does not solicit deposits outside its market area.

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The composition of deposits at June 30, 2012 and December 31, 2011 is as follows:

(dollars in thousands)	June 30, 2012		December 31, 2011
	Amount	% of total	Amount	% of total
NOW	$26,374	7.49%	$31,988	8.40%
Savings	12,932	3.68%	13,154	3.45%
Money market	38,925	11.06%	42,042	11.04%
Time deposits	239,170	67.95%	262,098	68.83%
Total interest-bearing	317,401	90.18%	349,282	91.72%
Demand	34,570	9.82%	31,512	8.28%
Total deposits	$351,971	100.00%	$380,794	100.00%

The change in the mix of total deposits is partially attributable to customer responses to local market rates and competition. In addition, demand deposits are temporarily fully insured by the FDIC and may be a factor in the increased demand deposit balances. The regulatory and economic environment and the stability of the stock market also factor into customers’ decisions.

At June 30, 2012, there were no significant concentrations of deposits from a single individual or entity. However, First Trust had approximately $107,796,000 in certificates of deposit in the $100,000 and over category.

Securities sold under agreements to repurchase and federal funds purchased decreased by $1,559,000 or 24.78% to $4,732,000 at June 30, 2012 from a total of $6,291,000 at December 31, 2011. The balances held in these types of borrowings fluctuate daily, depending on customer transactions and First Trust’s liquidity requirements. There were no term repurchase agreements at June 30, 2012 or December 31, 2011.

At June 30, 2012 and December 31, 2011, outstanding FHLB advances totaled $2,000,000. FHLB advances have been used as a complementary funding alternative with a range of maturities, as well as variable and fixed rate options, to fund earning assets. However, due to the excess liquidity experienced by First Trust, management repaid all 2011 maturing advances, but borrowed $2,000,000 at an attractive rate for 18 months. First Trust continues to seek to grow its demand deposit (noninterest-bearing) accounts and to seek a mix of interest-bearing deposits from NOW and money market accounts to time deposits with various maturity dates. The average cost of First Trust’s FHLB advances was .43% as of June 30, 2012. The carrying value of securities pledged to the FHLB to secure First Trust’s $2 million in advances totaled $3.7 million at June 30, 2012.

Shareholders’ equity totaled $48,986,000 at June 30, 2012, compared to $46,591,000 at December 31, 2011. The $2,395,000 net increase in shareholders’ equity came from net income for the first six months of 2012 along with an increase in accumulated other comprehensive income. Shareholders’ equity at June 30, 2012 equaled 11.79% of total assets, compared to 10.53% at December 31, 2011.

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First Trust, as a North Carolina banking corporation, may pay dividends only out of undivided profits. First Trust is restricted from paying cash dividends without prior approval from its regulators.

First Trust is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on First Trust’s financial statements. The risk-based and leverage ratios presently used by the federal banking agencies are minimum requirements and higher levels may be warranted by particular circumstances or risk profiles of individual financial institutions. At the present time, First Trust must maintain a Tier 1 Capital (to Average Assets) of 8% or more and a Total Capital (to Risk Weighted Assets) of 11% or more. Management believes that, as of June 30, 2012, First Trust exceeds all capital requirements to which it is subject.

First Trust’s actual capital ratios are presented in the following tables:

June 30, 2012
		Minimum
(dollars in thousands)	Actual	Required	"Well-Capitalized"

Total Capital (to Risk Weighted Assets)	18.51%	= / > 8.00%	= / > 10.00%
Tier 1 Capital (to Risk Weighted Assets)	17.25%	= / > 4.00%	= / > 6.00%
Tier 1 Capital (to Average Assets)	11.05%	= / > 4.00%	= / > 5.00%

December 31, 2011
		Minimum
(dollars in thousands)	Actual	Required	"Well-Capitalized"

Total Capital (to Risk Weighted Assets)	16.13%	= / > 8.00%	= / > 10.00%
Tier 1 Capital (to Risk Weighted Assets)	14.86%	= / > 4.00%	= / > 6.00%
Tier 1 Capital (to Average Assets)	9.81%	= / > 4.00%	= / > 5.00%

Results of operations for the three months ended June 30, 2012 and 2011

Net income. Net income for the quarter ended June 30, 2012 was $1,155,000 or $.24 per diluted share, compared to $465,000 net loss or $.10 per diluted share for the same period in 2011. This increase in net income of $1,620,000 was primarily due to a reduction in the loan loss provision of $2,456,000, offset by an increase in the tax provision of $928,000.

Net interest income. Interest income for the second quarter of 2012 totaled $4,323,000 compared to $4,900,000 for the same period in 2011, a decrease of $577,000 or 11.78%. Decreases in the amount of earning loans due to payments contributed to the drop in interest income. Interest expense for the second quarter of 2012 totaled $793,000 compared to $1,260,000 in 2011, a decrease of $467,000, which is primarily attributable to the lower average deposit balance and lower rates paid on deposits. These decreases in interest income and expense resulted in a net interest income decrease of $110,000 or 3.02%.

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Average interest-earning assets equaled $392,911,000 for the quarter ended June 30, 2012 with an average yield of 4.43%, compared to average interest-earning assets of $425,185,000 for the same period in 2011 with an average yield of 4.67%. Interest earnings decreased as a result of the approximately $32,274,000 decrease in average interest-earning assets combined with the 24 basis points drop in yield on these assets.

Average interest-bearing liabilities equaled $332,150,000 with an average cost of .96% for the quarter ended June 30, 2012, compared to average interest-bearing liabilities of $380,277,000 with an average cost of 1.33% for the same period in 2011. Interest expense decreased from 2011 to 2012 due to the 37 basis point drop in average rates paid along with the decrease in interest-bearing liabilities of $48,127,000. In particular, lower rates paid on large borrowings such as time deposit accounts impacted the interest expense for the 2012 quarter. The net interest margin improved by 18 basis points, from 3.43% for the second quarter of 2011 to 3.61% for the same period in 2012. First Trust has interest rate risk policies and procedures in place.

Loan loss provision. First Trust recorded a negative loan loss provision of $406,000 versus a positive provision of $2,050,000 for the three months ending June 30, 2012 and 2011, respectively. This $2,456,000 decrease was the result of management’s evaluation of the loan portfolio and is discussed under Comparison of Financial Condition at June 30, 2012 and December 31, 2011.

Noninterest income and expense. Noninterest income equaled $182,000 for each of the quarters ending June 30, 2012 and 2011.

Total noninterest expenses were $2,256,000 and $2,458,000 for the three months ended June 30, 2012 and 2011, respectively, a decrease of $202,000 or 8.22%. This decrease was primarily attributable to a smaller amount of OREO write-downs and net losses on sales of OREO for the second quarter of 2012 compared to the same period in 2011.

Offsetting these decreases in noninterest expense were various expense increases including franchise taxes, accounting and legal fees, advertising and other loan and OREO-related expenses. The other loan and OREO-related expenses increased from $129,000 at June 30, 2011 to $249,000 for the quarter ending June 30, 2012 and was primarily the result of the loss of rental income from OREO properties owned in 2011 that were sold prior to the second quarter of 2012.

Income taxes. First Trust recorded an income tax expense of $707,000 and an income tax benefit of $221,000 for the three months ended June 30, 2012 and 2011, respectively. This increase in tax expense totaled $928,000 or 419.91%. The effective tax rates associated with these quarters were 37.97% in 2012 and (32.22%) in 2011. The tax expense and benefit for each of the three months ended June 30, 2012 and 2011 are not necessarily indicative of the benefit or expense for the full year.

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Results of operations for the six months ended June 30, 2012 and 2011

Net income. Net income for the six months ended June 30, 2012 was $1,986,000 or $.42 per diluted share, compared to $155,000 net income or $.03 per diluted share for the same period in 2011. This increase in net income of $1,831,000 is attributable to a reduction in the loan loss provision of $2,765,000, offset by an increase in the tax provision of $1,207,000.

Net interest income. Interest income for the first six months of 2012 totaled $8,813,000 compared to $9,924,000 for the same period in 2011, a decrease of $1,111,000 or 11.20%. Decreases in the amount of earning loans due to payments contributed to the drop in interest income. Interest expense for the six months ended June 30, 2012 and 2011 totaled $1,693,000 and $2,576,000, respectively, a decrease of $883,000, which is primarily attributable to the lower average deposit balance and lower rates paid on deposits. These decreases in interest income and expense resulted in a net interest income decrease of $228,000 or 3.10%.

Average interest-earning assets equaled $400,889,000 for the six months ended June 30, 2012 with an average yield of 4.42%, compared to average interest-earning assets of $422,283,000 for the same period in 2011 with an average yield of 4.74%. Interest earnings decreased as a result of the approximately $21,394,000 decrease in average interest-earning assets combined with the 32 basis points drop in yield on these assets.

Average interest-bearing liabilities equaled $341,838,000 with an average cost of 1.00% for the six months ended June 30, 2012, compared to average interest-bearing liabilities of $376,018,000 with an average cost of 1.38% for the same period in 2011. Interest expense decreased from 2011 to 2012 due to the 38 basis point drop in average rates paid. In particular, lower rates paid on large borrowings such as time deposits and money market accounts impacted the interest expense for the 2012 year-to-date. The net interest margin increased 6 basis points from 3.51% for the first six months of 2011 to 3.57% for the same period in 2012. First Trust has interest rate risk policies and procedures in place.

Loan loss provision. The loan loss provision was a negative $266,000 versus and positive $2,499,000 for the six months ending June 30, 2012 and 2011, respectively. This $2,765,000 decrease was the result of management’s evaluation of the loan portfolio and is discussed under Comparison of Financial Condition at June 30, 2012 and December 31, 2011.

Noninterest income and expense. Noninterest income equaled $332,000 and $324,000 for the first six months of 2012 and 2011, respectively, an increase of $8,000 or 2.47%.

Total noninterest expenses were $4,525,000 and $5,018,000 for the six months ended June 30, 2012 and 2011, respectively, a decrease of $493,000 or 9.82%. This decrease was primarily attributable to net losses on write-downs and sales of OREO charged in the first six months of 2012 which amounted to $241,000 compared to $1,009,000 for the same period in 2011, a decrease of $768,000.

Offsetting these decreases in noninterest expense were various expense increases including franchise taxes, accounting and legal fees, advertising and other loan and OREO-related expenses. The other loan and OREO-related expenses increased during the year-to-date 2012 compared to 2011 due to the collection of rental income from OREO property owned in 2011, but sold before 2012.

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Income taxes. First Trust recorded an income tax expense of $1,207,000 for the six months ended June 30, 2012. There was no income tax expense or benefit recorded for the same period in 2011. The effective tax rates associated with these periods were 37.80% in 2012 and 0.00% in 2011. The tax expense for each of the six months ended June 30, 2012 and 2011 are not necessarily indicative of the expense for the full year.

Liquidity. Maintaining adequate liquidity to meet loan and deposit demands while managing interest rate risk remains a priority. Liquidity is the ability to fund the needs of First Trust’s borrowers and depositors, pay operating expenses, and meet regulatory liquidity requirements. First Trust has established lines of credit with various correspondent banks to purchase federal funds on a short-term basis to supplement the liquidity provided by the initial capitalization. If used, these lines of credit will require First Trust to pledge assets for collateral. However, First Trust has a sufficient amount of unpledged assets. To provide additional liquidity sources, First Trust is a member of the Federal Home Loan Bank and has an agreement in place with the Federal Reserve Bank to allow borrowings from the FRB Discount Window.

Management believes that its aggregate liquidity position is sufficient to meet the funding requirements of loan demand and deposit maturities and withdrawals. As of June 30, 2012, liquid assets (cash and due from banks, interest-bearing deposits with banks, federal funds sold, and investment securities available-for-sale) were approximately $171,550,000, which represents 41.30% of total assets and 48.74% of total deposits and borrowings.

Comparison of Results of Operations for the Years Ended December 31, 2011 and 2010

Net Income. First Trust’s net income for 2011 totaled $2,400,000 compared to net loss of $3,856,000 in 2010, an increase in net income of $6,256,000 or 162.2%. The single largest component of this turnaround was the decrease in loan loss provision from $16,466,000 in 2010 to $3,136,000 in 2011, a decrease of $13,330,000. Offsetting this expense decrease was a decrease in net interest income of $1,357,000 and an increase in income tax expense of $4,273,000. On a per share basis, fully diluted earnings per share totaled $.50 in 2011 compared to loss per share of $.81 in 2010. Return on average assets was .52% and (.84%) and return on average equity was 5.49% and (8.26%) for the years ended December 31, 2011 and 2010, respectively.

Net Interest Income. Net interest income, the difference between interest earned on interest-earning assets and interest expense on interest-bearing liabilities, is First Trust’s principal source of income. Net interest income for First Trust is derived primarily from interest earned on loans, investment securities and federal funds sold in excess of the interest expense incurred on interest-bearing liabilities, primarily deposits. In 2011, net interest income totaled $14,767,000, compared to $16,124,000 for the year ended December 31, 2010. This $1,357,000 decrease was driven by a reduction in First Trust’s earning assets and rates on those assets, offset by a lesser reduction in First Trust’s borrowing costs. Interest income on First Trust’s earning assets also declined, but at a slower pace. Factors affecting the level of net interest income include: rates paid on deposits and other borrowed funds, the volume and relative mix of deposits and borrowings, yields earned on earning assets, the volume and relative mix of earning assets, and market factors affecting the cost of funds and yields at which funds can be deployed.

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First Trust’s net interest margin decreased from 3.70% in 2010 to 3.47% in 2011. The yield on average interest-earning assets decreased from 4.92% in 2010 to 4.59% in 2011, a 33 basis point change, and was primarily due to continuing declines in rates received on investment securities purchased as replacements for those that were called in 2011. The rate on average interest-bearing liabilities decreased from 1.42% in 2010 to 1.27% in 2011, a 15 basis point change. Management seeks to maximize net interest income within the context of adequately providing for asset quality and liquidity.

Provision for Loan Losses. A provision for loan losses is charged against earnings in order to establish and maintain the allowance for loan losses. During 2011 First Trust recorded a provision of $3,136,000, compared to $16,466,000 in 2010 which was a decrease of $13,330,000 or 80.9%. This decrease is attributable to several factors, including changes in the loan portfolio mix from 2010 to 2011, lower performing and non-performing loan balances, and lower charge-offs during 2011. Estimates for the provision for loan losses are based on ongoing assessments of the loan portfolio, economic conditions, information relating to specific loans or types of loans and any other factors that potentially impact the loan portfolio. At December 31, 2011 and 2010, the allowance for loan losses as a percentage of loans was 3.02% and 3.78%, respectively.

In originating loans, First Trust recognizes that credit losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a secured loan, the quality of the security for the loan as well as general economic conditions and other factors. It is management’s policy to maintain an adequate allowance for loan losses based on, among other things, known and inherent risks in the loan portfolio, evaluation of economic conditions and regular review of delinquencies and loan portfolio composition. Specific allowances are provided for individual loans when ultimate collection is considered questionable by management after review of the current status of loans which are contractually past due and considering the net realizable value of the security for the loans.

The allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. The allowance for loan losses is increased by provisions charged to operations and by recoveries of amounts previously charged off, and reduced by loans charged off. The adequacy of the allowance is reviewed at least quarterly. First Trust charged off loans totaling $6,709,000 and recovered $276,000 in 2011. In comparison, First Trust charged off loans totaling $13,528,000 and recovered $269,000 in 2010.

Noninterest Income. Noninterest income totaled $1,213,000 in 2011 and $1,294,000 in 2010, a decrease of $81,000 or 6.3%. Of this decrease, recognized gains on sales of available-for-sale securities totaled $651,000 for the year ending 2011 compared to $675,000 for the same period in 2010. Service charges and fees decreased by $31,000 from 2010 to 2011.

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Noninterest Expense. Noninterest expense totaled $9,702,000 in 2011, compared to $8,339,000 in 2010, an increase of $1,363,000 or 16.3%. Expense categories contributing to this increase include personnel, net losses on sales and write-downs of OREO, loan collection, foreclosure and other real estate owned expense and FDIC insurance premium expense . Offsetting these increases were decreases in advertising, occupancy, and other miscellaneous expenses.

Personnel expense increased in 2011 by $92,000 and was due to higher state unemployment premiums and group health insurance premiums and also due to an increase in salary continuation plan expense.

Loan collection, foreclosure and other real estate owned expenses were $1,153,000 for 2011 compared to $847,000 in 2010, an increase of $306,000 or 36.1%. The increase is the result of the number of impaired loans that required additional appraisals, foreclosure actions, insurance coverage and other necessary expenses in order to protect First Trust’s investment. Additionally, First Trust’s OREO properties required payments for property taxes, minor repairs, insurance, utilities, and other expenses.

Losses on sales and write-downs of OREO totaled $1,461,000 in 2011 compared to $461,000 in 2010, an increase of $1,000,000 or 216.9% which is attributable to the volume of OREO properties that was added to the portfolio during the year.

FDIC insurance premiums totaled $763,000 in 2011 compared to $628,000 in 2010, an increase of $135,000 or 21.5%. The FDIC changed how premiums are calculated 2011 and it also increased the rate (multiplier) that is used to determine First Trust’s premium.

Advertising and business development expenses decreased by $49,000 to $21,000 for 2011 compared to $70,000 for 2010. This difference was due mainly to a decrease in print deposit advertisements in the local media during 2011.

Occupancy expenses were $556,000 and $588,000 for the years ended December 31, 2011 and 2010, respectively, a $32,000 or 5.4% decrease. This decrease relates to lower depreciation expense in 2011 due to fixed assets reaching zero book value and also relates to decreased maintenance contracts on equipment.

Income Tax Expense. First Trust provided $742,000 in 2011 for income tax expense, while the income tax benefit for 2010 was $3,531,000, an increase in income tax expense of $4,273,000. First Trust’s effective tax rate for 2011 equaled 23.6% and (47.8%) in 2010. This decrease was the result of the pre-tax loss of $7,387,000 in 2010 compared to pre-tax income of $3,142,000 in 2011.

Comparison of Results of Operations for the Years ended December 31, 2010 and 2009.

Net Income. First Trust’s net loss for 2010 totaled $3,856,000 compared to net income of $2,754,000 in 2009, a decrease of $6,610,000 or 240.0%. The two expenses having the largest impact on First Trust’s net income during 2010 were expenses related to the collection of loans, foreclosure costs and maintenance of foreclosed properties totaling $847,000 which increased $735,000 from the prior year, and provision for loan losses expense which increased $11,688,000 from the prior year. On a per share basis, loss per share totaled $.81 in 2010 compared to fully diluted earnings per share of $.58 in 2009. Return on average assets was (.84%) and .59% and return on average equity was (8.26%) and 6.18% for the years ended December 31, 2010 and 2009, respectively.

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Net Interest Income. Net interest income, the difference between interest earned on interest-earning assets and interest expense on interest-bearing liabilities, is First Trust’s principal source of income. Net interest income for First Trust is derived primarily from interest earned on loans, investment securities and federal funds sold in excess of the interest expense incurred on interest-bearing liabilities, primarily deposits. In 2010, net interest income totaled $16,124,000, compared to $15,500,000 for the year ended December 31, 2009. This $624,000 increase was driven by a reduction in First Trust’s borrowing costs. Interest income on First Trust’s earning assets also declined, but at a slower pace. Factors affecting the level of net interest income include: rates paid on deposits and other borrowed funds, the volume and relative mix of deposits and borrowings, yields earned on earning assets, the volume and relative mix of earning assets, and market factors affecting the cost of funds and yields at which funds can be deployed.

First Trust’s net interest margin increased from 3.46% in 2009 to 3.70% in 2010. The yield on average interest-earning assets decreased from 5.36% in 2009 to 4.92% in 2010, a 44 basis point change. The rate on average interest-bearing liabilities decreased from 2.21% in 2009 to 1.42% in 2010, a 79 basis point change. Management seeks to maximize net interest income within the context of adequately providing for asset quality and liquidity.

Provision for Loan Losses. A provision for loan losses is charged against earnings in order to establish and maintain the allowance for loan losses. During 2010 First Trust recorded a provision of $16,466,000, compared to $4,778,000 in 2009 which was an increase of $11,688,000 or 244.6%. Estimates are based on ongoing assessments of the loan portfolio, economic conditions, information relating to specific loans or types of loans and any other factors that potentially impact the loan portfolio. At December 31, 2010 and 2009, the allowance for loan losses as a percentage of loans was 3.78% and 2.24%, respectively. During the fourth quarter of 2010, management updated its methodology for calculating the allowance for loan losses. First Trust’s methodology for determining the appropriate level of the allowance for loan losses divides the loans not subject to individual analysis into segments of like loans. A base reserve based on historical losses, weighted to First Trust’s most recent loss experience, is then applied to each segment after being adjusted for factors that are considered pertinent and at the level representative of the associated risk. The majority of the losses recognized by First Trust have been in real estate related segments, specifically construction lending and commercial loan segments. Therefore, these segments have the highest base reserve factors and reserve factor adjustments. The largest segments within the portfolio at year end were the commercial real estate segments. These segments have not experienced the losses experienced by the construction and commercial segments, principally due to the adequacy of collateral on individual credits within these segments and the variety of types of real estate represented.

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In originating loans, First Trust recognizes that credit losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a secured loan, the quality of the security for the loan as well as general economic conditions and other factors. It is management’s policy to maintain an adequate allowance for loan losses based on, among other things, known and inherent risks in the loan portfolio, evaluation of economic conditions and regular review of delinquencies and loan portfolio composition. Specific allowances are provided for individual loans when ultimate collection is considered questionable by management after review of the current status of loans which are contractually past due and considering the net realizable value of the security for the loans.

The allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. The allowance for loan losses is increased by provisions charged to operations and by recoveries of amounts previously charged off, and reduced by loans charged off. The adequacy of the allowance is reviewed at least quarterly. First Trust charged off loans totaling $13,259,000 and recovered $269,000 in 2010. In comparison, First Trust charged off loans totaling $2,095,000 and recovered $17,000 in 2009.

Noninterest Income. Noninterest income totaled $1,294,000 in 2010 and $1,159,000 in 2009, an increase of $135,000 or 11.7%. Of this increase, recognized gains on sales of available-for-sale securities totaled $675,000 for the year ending 2010 compared to $478,000 for the same period in 2009, an increase of $197,000. Offsetting the gains on sales of securities increase were decreases in NSF fees and other deposit-related service charge and fee income.

Mortgage preparation fees totaled $6,000 in 2010 compared to $38,000 in 2009. The $32,000 decrease was the result of reduced loan closing activity in 2010 due to the general real estate market conditions.

Noninterest Expense. Noninterest expense totaled $8,339,000 in 2010, compared to $7,559,000 in 2009, an increase of $780,000 or 10.3%. Expense categories contributing to this increase include professional fees, advertising, losses on sales and write-downs of OREO and loan collection, foreclosure and other real estate owned expense. Offsetting these increases were decreases in personnel expense, occupancy, FDIC insurance premiums, data processing and other-than-temporary impairment losses.

Advertising and business development expenses increased by $44,000 to $70,000 for 2010 compared to $26,000 for 2009. This difference was due mainly to an increase in print deposit advertisements in the local media during 2010.

Loan collection, foreclosure and other real estate owned expenses were $847,000 for 2010 compared to $112,000 in 2009, an increase of $735,000 or 656.3%. The increase is the result of the number of impaired loans that required additional appraisals, foreclosure actions, legal advice, insurance coverage and other necessary expenses in order to protect First Trust’s investment. Additionally, First Trust’s OREO properties required payments for property taxes, minor repairs, insurance, utilities, and other expenses.

Losses on sales and write-downs of OREO totaled $461,000 in 2010. There were no write-downs or sales in 2009.

Data processing expenses totaled $423,000 for 2010 and $477,000 for 2009, a decrease of $54,000 or 11.3%. The decrease is partly due to extra expenses incurred in 2009 for outsourced contract services.

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FDIC insurance premiums totaled $628,000 in 2010 compared to $846,000 in 2009, a decrease of $218,000 or 25.8%. During 2009, all U.S. banks were required to pay a special assessment in addition to higher premiums in order to help restore First Trust Insurance Fund. First Trust’s portion of the special assessment in 2009 was $216,000. There was no special assessment charged in 2010.

Other-than-temporary impairment totaled $208,000 for 2009, with no impairment expense in 2010. The impairment charge relates to First Trust’s entire investment in the stock of Silverton Bank, which became worthless when Silverton failed in May 2009.

Occupancy expenses were $588,000 and $631,000 for the years ended December 31, 2010 and 2009, respectively, a $43,000 or 6.8% decrease. This decrease primarily relates to lower lease expense in 2010 due to the closing of First Trust’s two loan production offices in 2009.

Income Tax Expense. First Trust provided $1,568,000 in 2009 for income tax expense, while the income tax benefit for 2010 was $3,531,000, a decrease in income tax expense of $5,099,000. First Trust’s effective tax rate for 2010 equaled (47.8%) and 36.3% in 2009. This decrease was the result of the pre-tax loss of $7,387,000 in 2010 compared to pre-tax income of $4,322,000 in 2009.

Average Assets

Average assets equaled $459,844,000 in 2011 and $457,029,000 in 2010. Average earning assets were $425,492,000 in 2011 (92.5% of average assets) and $435,808,000 in 2010 (95.42% of average assets). At the same time, interest-bearing liabilities averaged $375,914,000 in 2011 and $374,044,000 in 2010.

Capital

First Trust Bank was incorporated November 9, 1998. During 1998, First Trust issued 2,866,137 shares of common stock at a subscription price of $3.35 per share, restated for the eleven-for-ten stock split effected in the form of a 10% stock dividend paid in January 2002, the six-for-five stock splits effected in the form of a 20% stock dividend paid in December 2002 and 2003, and the six-for-five stock splits effected in the form of a 20% stock dividend paid in November 2004, 2005, 2006, and 2007. The adjusted subscription price of $3.35 includes $0.33 allocated to the organizational expense fund. In accordance with North Carolina State Banking Commission regulations, organizational and pre-opening expenses incurred prior to commencement of operations on January 19, 1999 (date of opening) were charged to the organizational expense fund established from the subscription proceeds.

In 2005, First Trust issued 699,840 shares of common stock in a secondary stock offering at $11.57 per share, adjusted for the six-for-five stock splits paid in November 2005, 2006, and 2007.

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The capital raised in First Trust’s organizational offering, combined with First Trust’s net operating loss in 1999 and 2010, net income for the years 2000 through 2009 and for 2011, other comprehensive income, the exercise of stock options, and the proceeds from the additional shares issued in the secondary stock offering brought the total capital at the end of 2011 to $46,591,000. Management believes this capital level is adequate to support growth and operations for the foreseeable future but continues to monitor its capital levels. In 2003, First Trust reduced the par value of its stock from $5.00 to $2.50 per share. This reduction in par value has no effect on the aggregate value of First Trust’s capital accounts.

At December 31, 2011 and 2010, First Trust exceeded all regulatory criteria for a well-capitalized bank as defined in the FDIC Improvement Act.

On April 8, 2009, First Trust’s shareholders approved an amendment to First Trust’s articles of incorporation to authorize the issuance of up to one million shares of preferred stock. First Trust’s Board of Directors is authorized to set the par value and other rights, privileges and preference of authorized but unissued shares of preferred stock.

Asset and Liability Management

Through asset-liability management, First Trust manages interest rate risk and provides for liquidity by balancing the composition and maturity of assets and liabilities. Liquidity is the ability to convert assets to cash to fund potential deposit withdrawals or fund lending activities. The following table provides a comparison of average and period end interest-earning assets and interest-bearing liabilities for 2011 and 2010:

	Average		Period end
(dollars in thousands)	2011	2010	2011	2010

Total Assets	$459,844	$457,029	$442,264	$445,154
Interest-Earning Assets
Loans	256,902	311,527	238,789	278,277
Investment securities	139,189	99,651	151,014	117,077
Federal Home Loan Bank stock	2,045	2,702	1,378	2,501
Interest-bearing balances due from banks	13,002	9,218	8,250	2,404
Federal funds sold	14,354	12,710	10,165	16,598

Total Liabilities	$416,101	$410,327	$395,673	$403,365
Interest-Bearing Liabilities
NOW	29,637	25,301	31,988	21,938
Money market	45,333	47,338	42,042	46,479
Savings	10,169	6,367	13,154	5,554
Time, less than $100 thousand	162,766	166,882	149,658	156,834
Time, $100 thousand and over	113,495	94,949	112,440	110,290
Securites sold under agreements to repurchase and federal funds purchased	7,265	2,618	6,291	3,125
Borrowings	7,249	30,589	2,000	23,000

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Interest rate risk management monitors potential changes in interest rates and structures the balance sheet so that it will not be adversely affected by rate changes. Management periodically reviews First Trust’s asset-liability position and evaluates alternative sources and uses of funds as well as changes in the economic environment. Maintaining adequate liquidity to meet loan and deposit demands is a priority with First Trust.

First Trust has established lines of credit with various correspondent banks to purchase federal funds on a short-term basis to supplement the liquidity provided by First Trust’s capitalization and deposits. If used, these lines of credit will require First Trust to pledge assets for collateral. However, First Trust has a sufficient amount of unpledged assets. Also, to provide an additional liquidity source, First Trust is a member of the Federal Home Loan Bank and has pledged securities with the Federal Reserve Bank’s discount window. During 2010, First Trust reclassified its entire portfolio of held-to-maturity investment securities to available-for-sale in order to provide additional liquidity options.

Management believes that its aggregate liquidity position is sufficient to meet the funding requirements of loan demand and deposit maturities and withdrawals.

Facilities

First Trust opened for commercial operations on January 19, 1999, at its original headquarters building in Charlotte, North Carolina. Also during 1999, First Trust opened its first branch at 2245 Rexford Road in the SouthPark area of Charlotte. A second branch located in Mooresville, North Carolina, was opened in 2003. First Trust’s headquarters is located at 1420 East Third Street in Charlotte and its Mooresville branch is located at 108 Gateway Boulevard.

These locations allow First Trust to serve its current customer base and attract new customers. With the exception of the Mooresville branch, all of First Trust’s locations are owned facilities.

Asset Quality and the Allowance for Loan Losses

Heavy emphasis is placed on the performance of the loan portfolio. First Trust actively manages the portfolio and individual credits on an ongoing basis. First Trust makes various types of loans in the normal course of business, including commercial and consumer loans and various types of commercial and residential real estate loans.

Although loans secured by real estate make up the largest percentage of First Trust’s loan portfolio, the various pieces of real estate collateral securing these loans are made up of a wide variety of real estate types and are located in a variety of market locations. Therefore, there’s no concentration in a specific type of real estate lending or market area. At December 31, 2011, one-to-four family residential construction loans totaled approximately $15,368,000 while other construction loans and land development loans totaled approximately $19,080,000. Non-construction real estate loans secured by one-to-four family property totaled $17,297,000 (other than home equity lines of credit), while loans secured by multifamily property totaled $618,000. Also at December 31, 2011, commercial real estate loans secured by owner-occupied commercial property totaled $66,756,000 and real estate loans secured by other commercial property totaled $92,976,000. The total real estate related portions of the portfolio equaled approximately $221,819,000 or 92.9% of the entire loan portfolio. Economic conditions can negatively impact the total portfolio and individual credits.

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The total loan portfolio at December 31, 2011 equaled $238,789,000 compared to $278,277,000 at December 31, 2010. This equates to a net decrease in the portfolio of $39,488,000 or 14.2%. As in previous years First Trust continues to use prudent underwriting standards in its management of the portfolio, including adhering to written policies and procedures, lending to known, established borrowers in communities with which First Trust is familiar and not extending lending activities outside local target markets into areas where lending officers are less familiar with market conditions and potential borrowers, either by direct lending or the purchasing of loan participations. In addition, First Trust does not make and has never made long-term or higher-risk loans such as sub-prime, ARM products, high loan-to-value (L-T-V) mortgages, or loans with initial teaser rates. First Trust makes junior lien mortgage and interest-only commercial loans in the normal course of business and at market terms.

First Trust makes commercial real estate loans, including commercial real estate constructions loans. Such loans must be supported by satisfactory cash flows and sufficient financial and other factors to justify the credit decision. First Trust generally has personal guarantees from principals and underwrites secondary sources of repayment for these loans.

Additionally, First Trust provides one-to-four family construction lending either where the home buyer is the borrower or First Trust can provide financing to builders for the construction of pre-sold homes. First Trust has also provided financing to local, well-established builders of homes where the homes are not pre-sold. In such cases, borrowers must be well established, have a favorable record of performance and profitability and operate in areas with which First Trust is familiar.

First Trust strives to limit its lending risk, including construction lending, through strict underwriting standards and operational procedures. First Trust utilizes third party appraisers to establish values and third party inspection firms to review construction projects through completion. First Trust has seen a reduction in real estate values in the areas it serves although values appear to be more stable in First Trust’s market than in some other areas of the state and country. In addition, individual borrowers are being affected by reduced demand and slow sales of residential and commercial properties.

Commercial lending is also a focus for First Trust. At December 31, 2011, First Trust’s commercial loan portfolio totaled approximately $16,552,000. These loans and lines of credit are for various business purposes and include secured and unsecured loans. Term commercial loans are generally secured. Lending decisions are based on the borrower’s strength and ability to repay the extension of credit, cash flows and the quality of the collateral.

Loans to individuals include home equity revolving lines of credit (“HELOCs”) and home improvement loans and various secured and unsecured consumer loans. HELOCs totaled $9,724,000 at December 31, 2011 and are included in total real estate loans above. Consumer loans other than HELOCs totaled $473,000 and include auto and other vehicle loans and miscellaneous secured and unsecured personal loans. Generally, consumer loans carry greater risks than other loans, even if secured, if the collateral consists of rapidly depreciating assets such as automobiles and other vehicles. Consumer loans are sensitive to economic downturns, job loss, illness, and other personal factors. First Trust attempts to manage the specific risks inherent in consumer lending by following established guidelines and underwriting standards. To date, losses in the consumer lending portfolio have been negligible.

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First Trust does not originate mortgage loans although First Trust has trained personnel in its offices to take residential mortgage applications and prepare mortgage packages for a third party originator. First Trust does not close the loans or assume any underwriting risks for the mortgage loans. First Trust also offers credit cards on an agency basis as an accommodation to its customers but assumes none of the underwriting risks associated with the accounts.

First Trust has established guidelines for lending activities, including the types of loans that First Trust seeks, target markets, underwriting requirements, collateral requirements, terms, interest rates, loan to collateral requirements and regulatory and legal requirements. All new and renewed loans are subject to written underwriting standards, approval processes and amount outstanding limitations (direct and indirect, including as guarantor). Responsibility for the loan review and underwriting process resides with the Chief Credit Officer and the Chief Operating Officer, either together, individually, or in conjunction with the Chief Executive Officer. All lending authorities must be approved by First Trust’s board of directors. Approved authorities may include loans, letters of credit, overdrafts or uncollected funds as delegated by the board of directors.

Potential problem loans consist of loans that are performing in accordance with contractual terms, but for which management has concerns about the ability of an obligor to continue to comply with repayment terms because of potential operating or financial difficulties of the borrowers. Potential problem loans also consist of loans that are significantly past due but have not been determined to be impaired under the accounting rules.

At December 31, 2011, First Trust had sixteen potential problem loans to eleven borrowers totaling $9,150,000 that were performing according to contractual terms. Of these, $2,488,000 consisted of seven commercial real estate loans to six borrowers. These seven loans are owner-occupied real estate and represent various types of businesses and real estate. These segments represent the largest loan portfolio segment and have seen an increase in 2011 in past dues and charge-offs but are not deemed impaired. These credits are reviewed at least quarterly for indications of changes in individual credits. In addition, commercial loans totaled $2,877,000 and consisted of four loans to three borrowers, construction loans totaled $2,706,000 and consisted of two loans to one borrower, and residential real estate loans totaled $1,078,000 consisted of three loans to three borrowers. Management monitors these loans closely and reviews their performance on a regular basis. The sixteen potential problem loans totaling $9,150,000 do not meet the standards for, and are therefore not included in, nonperforming assets.

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At December 31, 2010, First Trust had thirty-six potential problem loans to seventeen borrowers totaling $17,344,000 that were performing according to contractual terms. Of these, $5,697,000 consisted of nine commercial real estate loans to nine borrowers. These nine loans are a combination of owner-occupied and non-owner occupied real estate and represent various types of businesses and real estate. These segments represent the largest loan portfolio segment and have seen an increase in 2010 in past dues and charge-offs but are not deemed impaired. These credits are reviewed at least quarterly for indications of changes in individual credits. In addition, $5,538,000 consisted of twenty-one commercial loans to six borrowers, $5,514,000 consisted of four construction loans to two borrowers, and $595,000 consisted of two residential real estate loans to two borrowers. Management monitors these loans closely and reviews their performance on a regular basis. The thirty-six potential problem loans totaling $17,344,000 do not meet the standards for, and are therefore not included in, nonperforming assets.

First Trust’s financial statements are prepared on the accrual basis of accounting, including the recognition of interest income on its loan portfolio, unless a loan is placed on a nonaccrual basis. Loans are placed on a nonaccrual basis when there are serious doubts about the collectibility of principal or interest, or when the loan has been modified such that concessions were made. Even if these modified loans are paying according to the modified terms, the loans remain on nonaccrual status for a minimum of six months or until management determines that the loans can go back on accrual status.

Amounts received on nonaccrual loans generally are applied first to principal and then to interest only after all principal has been collected. Loans classified as Troubled Debt Restructurings (“TDRs”) are those for which concessions, including the reduction of interest rates below a rate otherwise available to that borrower or the deferral of interest or principal have been granted due to the borrower’s weakened financial condition. Interest on TDRs is accrued at the modified rates when it is anticipated that no loss of original principal will occur.

As of December 31, 2011, First Trust had twenty-eight loans classified as TDRs which amounted to $18,253,000. Of these, eleven loans totaling $6,684,000 were not accruing interest because the restructurings were recent and it has not yet been proven whether the borrowers will make payments according to the modified terms. The remaining seventeen loans totaling $11,569,000 were performing prior to being restructured and are performing under the modified terms, and therefore, continue to earn interest. At the time of the restructurings, First Trust reduced the loan balances for seven of the twenty-eight loans with a charge to the allowance for loan losses amounting to $1,813,000.

As of December 31, 2010, First Trust had sixteen loans classified as TDRs which amounted to $12,175,000. Of these, fourteen loans totaling $7,451,000 were not accruing interest because the restructurings were recent and it has not yet been proven whether the borrowers will make payments according to the modified terms. The remaining two loans totaling $4,724,000 were performing prior to being restructured and are performing under the modified terms, and therefore, continue to earn interest. At the time of the restructurings, First Trust reduced the loan balances for three of the sixteen loans with a charge to the allowance for loan losses amounting to $450,000.

At December 31, 2011, nonaccrual loans, including TDRs, totaled $24,719,000 and were considered impaired. Specific reserves for these loans totaled $328,000 resulting in a carrying value of $24,391,000. The carrying value was determined primarily by the fair value of the underlying collateral of the loans and is considered a level 3 input as discussed in Note 1 of the Notes to Financial Statements included with this proxy statement/prospectus. Additional impaired loans other than nonaccrual loans totaled $11,569,000 and consisted of performing TDRs.

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At December 31, 2010, nonaccrual loans, including TDRs, totaled $31,771,000 and were considered impaired. Specific reserves for these loans totaled $437,000 resulting in a carrying value of $31,334,000. The carrying value was determined primarily by the fair value of the underlying collateral of the loans and is considered a level 3 input as discussed in Note of the Notes to Financial Statements included with this proxy statement/prospectus. Additional impaired loans other than nonaccrual loans totaled $4,724,000 and consisted of performing TDRs.

Non-accrual loans may not be returned to an accrual status until all delinquent principal and interest has been paid by the borrower or until the loan becomes both well secured and is in process of collection. Unless payments collected while a loan is in non-accrual status will bring the loan account completely current, the payments should be applied to the principal balance of the loan account.

The allowance for loan losses is maintained at a level considered adequate by management to provide for probable losses inherent in the loan portfolio based on management’s assessment of various factors affecting the loan portfolio, including a review of problem loans, business conditions and loss experience and an overall evaluation of the quality of the underlying collateral. The allowance is increased by provisions charged to operations and reduced by loans charged off, net of recoveries. While management believes that it uses the best information available to determine the allowance for loan losses, unforeseen market conditions could result in adjustments to the allowance for loan losses, and net income could be significantly affected, if circumstances differ substantially from the assumptions used in making the final determination.

The impairment amounts related to loans that are determined to be impaired are either charged off or charged against the reserve. A total of $328,000 was included in the reserve at December 31, 2011 for two impaired loans. Subsequently, this amount was charged off during the first quarter of 2012. All other recognized impairments were charged off against the reserve. The allowance for loans evaluated by segment within the loan portfolio represents a reserve related to the characteristics within each individual segment. These characteristics include loss history of the specific segment and various factors. Residential real estate loans secured by junior liens received the highest reserve percentage due to higher losses related to that class of loans due to deterioration in collateral values and economic conditions. Construction loans secured by one-to-four family residential properties also experienced higher rates of charge-offs and ultimately a higher reserve requirement. The largest segment of the loan portfolio is the commercial real estate segment, which is subdivided into owner occupied and non-owner occupied categories. These loans have been impacted by current economic conditions and collateral values more than other areas of the portfolio.

The allowance for loan losses equaled 3.02% of gross loans at December 31, 2011, compared to 3.78% of gross loans at December 31, 2010. The decrease in the allowance resulted from First Trust’s ongoing analysis of the loan portfolio, the maturing of the portfolio, economic conditions, information relating to specific loans and types of loans in the portfolio and any other factors deemed significant that might potentially impact the portfolio. The net realizable value of the collateral on individual loans is also considered. Management’s ongoing analysis of the loan portfolio, the individual credits, the value and marketability of collateral and other factors are all significant parts of our assessment of our loss exposure.

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Management monitors past due loans on a regular basis and expects all loan officers to make the prompt collection of past due amounts a priority. However, there are circumstances where loan customers experience unexpected events subsequent to loan approval that make it difficult or impossible to meet normal payment terms. First Trust will actively monitor these loans and take action as appropriate. In certain circumstances First Trust may consider a work out plan when the customer can reasonably be expected to satisfy all future payment requirements without significant problems and unreasonable loss of collateral will not occur.

A loan is considered impaired when it is probable First Trust will be unable to collect all amounts due (including interest and principal) according to the contractual terms of the loan agreement. Generally, a loan is considered impaired if it exhibits the same level of weakness and probability of loss as loans classified doubtful or loss. Loans that are past due ninety days or more typically will be placed on nonaccrual status; the accrual of interest stopped and any accrued, unpaid interest reversed.

First Trust uses a system of loan grading and reviews to risk-grade its loans. Risk grades are reviewed periodically to determine the appropriateness of the grades themselves in relation to the allowance for loan losses reserve percentages. Significant, existing conditions that affect a borrower’s ability to repay are considered in the determination of the allowance percentages related to each loan grade. Loans are graded in segments from “Exceptional” to “Loss” and may migrate through the grades as individual circumstances dictate. An internal watch list identifies loans that First Trust has determined have more than a normal amount of repayment risk or other deterioration has been detected.

Loans graded “OLEM” (Other Loans Especially Mentioned) are included with all other pass grade loans within the appropriate segment of the portfolio for reserve allocations. Loans graded substandard which have not been determined to be impaired are included in the appropriate segment along with pass grade loans of the same type. The total reserve allocation for each segment is adjusted for the percentage of substandard loans that are included in the segment. Loans that are judged to be impaired are risk rated either substandard, doubtful or loss. Any impairment amount related to these loans and not charged-off is charged as a specific charge to the reserve to determine the adequacy of the total reserve.

Management continues to closely monitor overall portfolio risks, trends in past dues and charge offs, collateral characteristics and other information deemed significant. First Trust also contracts for an external credit review of the portfolio at least annually to provide an independent review of individual credits. Generally, external data indicates the local economy and our market areas remain weak, but continue to be well-diversified. We also monitor trends in delinquent loans and charge offs. In 2011, First Trust charged off approximately $6,709,000 compared to $13,528,000 charged off in 2010. Recoveries in 2011 totaled $276,000 compared to $269,000 in recoveries in 2010.

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Additional information regarding First Trust’s allowance for loan losses and loan loss experience is presented in Note 3 of the Notes to Financial Statements included with this proxy statement/prospectus.

First Trust is actively trying to sell twenty-two properties currently held as OREO. These properties had a net realizable value of $13,528,000 at December 31, 2011. Total OREO at December 31, 2010 amounted to $11,466,000 and numbered 16 properties. The following table shows First Trust’s OREO activity during 2011 and 2010:

	2011		2010
(dollars in thousands)	Number	Amount	Number	Amount
Beginning balance	16	$11,466	2	$800
Additions	17	13,819	18	12,056
Proceeds from sales	(11)	(10,296)	(4)	(929)
Net gains/(losses) on sales		44		(171)
Write-downs		(1,505)		(290)
Ending balance	22	$13,528	16	$11,466

The sale of OREO during 2011 resulted in proceeds of $10,296,000 and net gains on sales totaling $44,000 compared to losses of $171,000 in 2010 on sales proceeds of $929,000. Twenty-one OREO properties were written down by $1,505,000 during the year ended December 31, 2011. As of December 31, 2011, OREO included six commercial real estate properties, five residential real estate properties, and eleven properties that had been used as collateral on construction loans.

In comparison, as of December 31, 2010, OREO consisted of one single-family residential property, two commercial real estate properties and thirteen properties that had been used as collateral on construction loans and were in various stages of completion. The determination of the valuations of foreclosed assets held for sale involves a high degree of judgment and complexity. The carrying value of foreclosed assets reflects management’s best estimates of the amount to be realized from the sales of these assets. While the estimate is generally based on a valuation by an independent appraiser or recent sales of similar properties, the amount that First Trust realizes from the sales of the assets could differ materially from the carrying value reflected in these financial statements, resulting in losses that could adversely impact earnings in future periods.

Commitments and Off-Balance Sheet Arrangements

First Trust has various financial instruments (outstanding commitments) with off-balance sheet risk that are issued in the normal course of business to meet the financial needs of its customers. See Note 13 of the Notes to Financial Statements included with this proxy statement/prospectus for more information regarding these commitments and contingent liabilities.

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Market for First Trust’s Common Stock, Stock Prices and Dividends

First Trust’s common stock is quoted on the OTC Bulletin Board under the symbol “NCFT”. As of December 31, 2011, First Trust had issued and outstanding 4,775,898 shares of common stock (1,047,124 original shares adjusted for 10% stock dividend declared in 2001 and paid in January 2002, a 20% stock dividend declared in October 2002 and paid in December 2002, a 20% stock dividend declared in October 2003 and paid in December 2003, a 20% stock dividend declared in October, 2004 and paid in November, 2004, a 20% stock dividend declared in October 2005 and paid in November 2005, a 20% stock dividend declared in October 2006 and paid in November 2006, and a 20% stock dividend declared in October 2007 and paid in November 2007, plus additional shares issued relating to stock options and First Trust’s secondary stock offering during 2005) held by approximately 401 shareholders of record, not including the number of persons or entities whose stock is held in nominee or street name. First Trust has not paid any cash dividends. Trading to-date in First Trust’s common stock has been thin. First Trust’s closing price at December 31, 2011 and 2010 was $2.60 and $3.50, respectively.

Adjusted high and low closing bid prices, as reported on the OTC Bulletin Board for the periods indicated, were as follows:

	2011		2010
	High	Low	High	Low
1st quarter	$6.15	$3.60	$6.55	$5.55
2nd quarter	5.00	3.50	6.00	5.20
3rd quarter	4.05	1.95	6.00	4.50
4th quarter	3.00	2.20	4.50	3.40

SUPERVISION AND REGULATION

Bank holding companies and state commercial banks are extensively regulated under both federal and state law. The following is a brief summary of certain statutes and rules and regulations that affect or will affect BNC and the Bank as well as First Trust. This summary contains what management believes to be the material information related to the supervision and regulation of BNC, the Bank and First Trust but is not intended to be an exhaustive description of the statutes or regulations applicable to their respective businesses. Supervision, regulation and examination of BNC, the Bank and First Trust by the regulatory agencies are intended primarily for the protection of depositors rather than shareholders of BNC and/or First Trust. BNC cannot predict whether or in what form any proposed statute or regulation will be adopted or the extent to which the business of BNC, the Bank and First Trust may be affected by a statute or regulation. The discussion is qualified in its entirety by reference to applicable laws and regulations. Changes in such laws and regulations may have a material effect on our business and prospects.

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Federal Bank Holding Company Regulation and Structure

As a bank holding company, BNC is subject to regulation under the BHCA and to the supervision, examination and reporting requirements of the Board of Governors of the Federal Reserve System, or the Federal Reserve. Both the Bank and First Trust have a North Carolina state charter and are subject to regulation, supervision and examination by the FDIC and the NCOCB.

The BHCA requires every bank holding company to obtain the prior approval of the Federal Reserve before:

•	it may acquire direct or indirect ownership or control of any voting shares of any other bank holding company if, after the acquisition, the bank holding company will directly or indirectly own or control more than 5% of the voting shares of the other bank holding company

•	it may acquire direct or indirect ownership or control of any voting shares of any bank if, after the acquisition, the bank holding company will directly or indirectly own or control more than 5% of the voting shares of the bank;

•	it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of any bank; or

•	it may merge or consolidate with any other bank holding company.

The BHCA further provides that the Federal Reserve may not approve any transaction that would result in a monopoly or that would substantially lessen competition in the banking business, unless the public interest in meeting the needs of the communities to be served outweighs the anti-competitive effects. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks involved and the convenience and needs of the communities to be served. Consideration of financial resources generally focuses on capital adequacy, and consideration of convenience and needs issues focuses, in part, on the performance under the Community Reinvestment Act of 1977, both of which are discussed elsewhere in more detail.

Subject to various exceptions, the BHCA and the Change in Bank Control Act, together with related regulations, require Federal Reserve approval prior to any person or company acquiring “control” of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of a bank holding company. Control is also presumed to exist, although rebuttable, if a person or company acquires 10% or more, but less than 25%, of any class of voting securities and either:

•	the bank holding company has registered securities under Section 12 of the Exchange Act; or

•	no other person owns a greater percentage of that class of voting securities immediately after the transaction.

BNC’s common stock is registered under Section 12 of the Exchange Act. The regulations provide a procedure for challenging rebuttable presumptions of control.

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The BHCA generally prohibits a bank holding company from engaging in activities other than banking; managing or controlling banks or other permissible subsidiaries; and acquiring or retaining direct or indirect control of any company engaged in any activities other than activities closely related to banking or managing or controlling banks. In determining whether a particular activity is permissible, the Federal Reserve considers whether performing the activity can be expected to produce benefits to the public that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. The Federal Reserve has the power to order a bank holding company or its subsidiaries to terminate any activity or control of any subsidiary when the continuation of the activity or control constitutes a serious risk to the financial safety, soundness or stability of any bank subsidiary of that bank holding company.

Under the BHCA, a bank holding company may file an election with the Federal Reserve to be treated as a financial holding company and engage in an expanded list of financial activities. The election must be accompanied by a certification that all of the company’s insured depository institution subsidiaries are “well capitalized” and “well managed.” Additionally, the Community Reinvestment Act of 1977 rating of each subsidiary bank must be satisfactory or better. If, after becoming a financial holding company and undertaking activities not permissible for a bank holding company, the company fails to continue to meet any of the prerequisites for financial holding company status, the company must enter into an agreement with the Federal Reserve to comply with all applicable capital and management requirements. If the company does not return to compliance within 180 days, the Federal Reserve may order the company to divest its subsidiary banks or the company may discontinue or divest investments in companies engaged in activities permissible only for a bank holding company that has elected to be treated as a financial holding company. BNC has not elected to be treated as a financial holding company.

BNC is required to act as a source of financial strength for the Bank and to commit resources to support the Bank. This support may be required at times when BNC might not be inclined to provide it. In addition, any capital loans made by BNC to the Bank will be repaid only after its deposits and various other obligations are repaid in full.

State Law

Both the Bank and First Trust are subject to extensive supervision and regulation by the NCOCB. The NCOCB oversees state laws that set specific requirements for bank capital and that regulate deposits in, and loans and investments by, banks, including the amounts, types, and in some cases, rates. The NCOCB supervises and performs periodic examinations of North Carolina-chartered banks to assure compliance with state banking statutes and regulations, and banks are required to make regular reports to the NCOCB describing in detail their resources, assets, liabilities, and financial condition. Among other things, the NCOCB regulates mergers and consolidations of state-chartered banks, capital requirements for banks, loans to officers and directors, record keeping, types and amounts of loans and investments, and the establishment of branches.

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The NCOCB has extensive enforcement authority over North Carolina banks. Such authority includes the ability to issue cease and desist orders and to seek civil money penalties. The NCOCB may also take possession of a North Carolina bank in various circumstances, including for a violation of its charter or of applicable laws, operating in an unsafe and unsound manner, or as a result of an impairment of its capital, and may appoint a receiver.

On October 1, 2012, the North Carolina Banking Law Modernization Act became effective and many of the state banking laws to which the Bank and First Trust are subject were amended, including laws impacting capital requirements, authorized activities, permissible investments, and numerous operational functions. It is not possible to predict fully the future effects that this legislation may have on the business and earnings of the Bank or First Trust.

The Bank and First Trust are also subject to numerous state and federal statutes and regulations that affect their respective businesses, activities and operations and are supervised and examined by state and federal bank regulatory agencies. The FDIC and the NCOCB regularly examine the operations of each bank and are given the authority to approve or disapprove mergers, consolidations, the establishment of branches and similar corporate actions.

Emergency Economic Stabilization Act of 2008

The Emergency Economic Stabilization Act of 2008, or the EESA, gave the Treasury authority to take certain actions to restore liquidity and stability to the U.S. banking markets. Based upon its authority in the EESA, a number of programs to implement EESA have been announced. The first program implemented by the Treasury is the CPP. Pursuant to this program, the Treasury, on behalf of the U.S. government, is authorized to purchase preferred stock, along with warrants to purchase common stock, from certain financial institutions, including bank holding companies, savings and loan holding companies and banks or savings associations not controlled by a holding company. The investment will have a dividend rate of 5% per year, until the fifth anniversary of the Treasury’s investment and a dividend of 9% thereafter. During the time the Treasury holds securities issued pursuant to this program, participating financial institutions are required to comply with certain provisions regarding executive compensation and corporate governance. Participation in this program also imposes certain restrictions upon an institution’s dividends to common shareholders and stock repurchase activities. As described further herein, BNC elected to participate in the CPP and received $31.3 million pursuant to the program. On August 29, 2012, Treasury closed the sale of its 31,260 shares of Series A Preferred Stock for $921.23 per share (approximately $28.4 million net proceeds) to certain third party investors through an auction process.

Payment of Dividends and Other Restrictions

BNC is a legal entity separate and distinct from the Bank. While there are various legal and regulatory limitations under federal and state law on the extent to which banks can pay dividends or otherwise supply funds to holding companies, the principal source of cash revenues for BNC is dividends from the Bank. The prior approval of applicable regulatory authorities is required if the total amount of all dividends declared by a bank in any calendar year exceeds 50% of such bank’s net profits for the previous year. The relevant federal and state regulatory agencies also have authority to prohibit a state bank or bank holding company, which would include BNC, the Bank and First Trust, from engaging in what, in the opinion of such regulatory body, constitutes an unsafe or unsound practice in conducting its business. The payment of dividends could, depending upon the financial condition of a bank, be deemed to constitute an unsafe or unsound practice in conducting its business.

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Insured depository institutions, such as the Bank and First Trust, are prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized” (as such term is defined in the applicable law and regulations).

The Federal Reserve has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve’s view that a bank holding company should pay cash dividends only to the extent that the holding company’s net income for the past year is sufficient to cover both the cash dividends and a rate of earning retention that is consistent with the holding company’s capital needs, asset quality and overall financial condition. The Federal Reserve also indicated that it would be inappropriate for a holding company experiencing serious financial problems to borrow funds to pay dividends. Furthermore, under the prompt corrective action regulations adopted by the Federal Reserve, the Federal Reserve may prohibit a bank holding company from paying any dividends if one or more of the holding company’s bank subsidiaries are classified as undercapitalized.

A bank holding company is required to give the Federal Reserve prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of its consolidated net worth. The Federal Reserve may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe or unsound practice or would violate any law, regulation, Federal Reserve order or any condition imposed by, or written agreement with, the Federal Reserve.

Furthermore, under rules and regulations of the EESA to which BNC is subject, no dividends may be declared or paid on BNC’s common stock unless the dividends due with respect to the Series A Preferred Stock have been paid in full.

First Trust entered into an MOU with its regulators on May 17, 2011. Under the provisions of the MOU, First Trust may not declare or pay dividends without the prior approval of its banking regulators.

Capital Adequacy

BNC must comply with the Federal Reserve’s established capital adequacy standards, and both the Bank and First Trust are required to comply with the capital adequacy standards established by the FDIC. The Federal Reserve has promulgated two basic measures of capital adequacy for bank holding companies: a risk-based measure and a leverage measure. A bank holding company must satisfy all applicable capital standards to be considered in compliance.

The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, account for off-balance-sheet exposure and minimize disincentives for holding liquid assets.

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Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items. The minimum guideline for the ratio of total capital to risk-weighted assets is 8%. At least half of total capital must be comprised of Tier 1 Capital, which is common stock, undivided profits, minority interests in the equity accounts of consolidated subsidiaries and noncumulative perpetual preferred stock, less goodwill and certain other intangible assets. The remainder may consist of Tier 2 Capital, which is subordinated debt, other preferred stock and a limited amount of loan loss reserves.

At June 30, 2012, the Bank’s total risk-based capital ratio and its Tier 1 risk-based capital ratio were 14.68% and 13.25%, respectively. Neither BNC nor the Bank has been advised by any federal banking agency of any additional specific minimum capital ratio requirement applicable to it.

At June 30, 2012, First Trust’s total risk-based capital and its Tier 1 risk-based capital ratio were 18.51% and 17.25%, respectively. Under the terms of the MOU, First Trust is required to maintain a Tier 1 leverage capital ratio of at least 8% and a total risk-based capital ratio of at least 11% while the MOU is in effect.

In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and certain other intangible assets, of 3% for bank holding companies that meet specified criteria. All other bank holding companies generally are required to maintain a minimum leverage ratio of 4%. BNC’s ratio at June 30, 2012 was 9.60% compared to 7.33% at June 30, 2011. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a “tangible Tier 1 Capital leverage ratio” and other indications of capital strength in evaluating proposals for expansion or new activities. The Federal Reserve has not advised BNC of any additional specific minimum leverage ratio or tangible Tier 1 Capital leverage ratio applicable to it.

Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on taking brokered deposits and certain other restrictions on its business. As described below, the FDIC can impose substantial additional restrictions upon FDIC-insured depository institutions that fail to meet applicable capital requirements.

The Federal Deposit Insurance Act, or the FDI Act, requires the federal regulatory agencies to take “prompt corrective action” if a depository institution does not meet minimum capital requirements. The FDI Act establishes five capital tiers: “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized.” A depository institution’s capital tier will depend upon how its capital levels compare to various relevant capital measures and certain other factors, as established by regulation.

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The federal bank regulatory agencies have adopted regulations establishing relevant capital measures and relevant capital levels applicable to FDIC-insured banks. The relevant capital measures are the Total Risk-Based Capital ratio, Tier 1 Risk-Based Capital ratio and the leverage ratio. Under the regulations, a FDIC-insured bank will be:

•	“well capitalized” if it has a Total Risk-Based Capital ratio of 10% or greater, a Tier 1 Risk-Based Capital ratio of 6% or greater and a leverage ratio of 5% or greater and is not subject to any order or written directive by the appropriate regulatory authority to meet and maintain a specific capital level for any capital measure;

•	“adequately capitalized” if it has a Total Risk-Based Capital ratio of 8% or greater, a Tier 1 Risk-Based Capital ratio of 4% or greater and a leverage ratio of 4% or greater (3% in certain circumstances) and is not “well capitalized;”

•	“undercapitalized” if it has a Total Risk-Based Capital ratio of less than 8%, a Tier 1 Risk-Based Capital ratio of less than 4% or a leverage ratio of less than 4% (3% in certain circumstances);

•	“significantly undercapitalized” if it has a Total Risk-Based Capital ratio of less than 6%, a Tier 1 Risk-Based Capital ratio of less than 3% or a leverage ratio of less than 3%; and

•	“critically undercapitalized” if its tangible equity is equal to or less than 2% of average quarterly tangible assets.

An institution may be downgraded to, or deemed to be in, a capital category that is lower than is indicated by its capital ratios if it is determined to be in an unsafe or unsound condition or if it receives an unsatisfactory examination rating with respect to certain matters. As of June 30, 2012, both the Bank and First Trust had capital levels that qualify as “well capitalized” under such regulations.

The FDI Act generally prohibits an FDIC-insured bank from making a capital distribution (including payment of a dividend) or paying any management fee to its holding company if the bank would thereafter be “undercapitalized.” “Undercapitalized” banks are subject to growth limitations and are required to submit a capital restoration plan. The federal regulators may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the bank’s capital. In addition, for a capital restoration plan to be acceptable, the bank’s parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of: (i) an amount equal to 5% of the bank’s total assets at the time it became “undercapitalized”; and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a bank fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized.”

“Significantly undercapitalized” insured banks may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become “adequately capitalized,” requirements to reduce total assets and the cessation of receipt of deposits from correspondent banks. “Critically undercapitalized” institutions are subject to the appointment of a receiver or conservator. A bank that is not “well capitalized” is also subject to certain limitations relating to brokered deposits.

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The regulatory capital framework under which BNC, the Bank and First Trust operate is expected to change in significant respects as a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, which was enacted in July 2010, and other regulations, including the separate regulatory capital requirements put forth by the Basel Committee on Banking Supervision, commonly known “Basel II.” Currently, BNC and the Bank are now governed by a set of capital rules that the Federal Reserve and the FDIC have had in place since 1988, with some subsequent amendments and revisions. These rules are popularly known as “Basel I.” Before the current financial crisis began to have a dramatic effect on the banking industry, the U.S. regulators had participated in an effort by the Basel Committee on Banking Supervision to develop Basel II. Basel II provides several options for determining capital requirements for credit and operational risk. In December 2007, the agencies adopted a final rule implementing Basel II’s “advanced approach” for “core banks” – U.S. banking organizations with over $250 billion in banking assets or on-balance-sheet foreign exposures of at least $10 billion. For other banking organizations, the U.S. banking agencies proposed a rule in July 2008 that would have enabled these organizations to adopt the Basel II “standardized approach.” As a result of the financial crisis that has adversely affected global credit markets and increases in credit, liquidity, interest rate and other risks, in September 2009, the Treasury issued principles for stronger capital and liquidity standards for banking firms, which included recommendations for higher capital standards for all banking organizations to be implemented as part of a broader reconsideration of international risk-based capital standards developed by Basel II. In December 2010, Basel III was finalized, with new standards that, when fully phased in, would require bank holding companies and their bank subsidiaries to maintain substantially more capital, with a greater emphasis on common equity. The Basel III requirements also call for a capital conservation buffer, designed to absorb losses during periods of economic stress. Basel III emphasizes quality of capital rather than the appropriate allocation of capital to bank assets based on credit risk, and it does not purport to replace or overrule Basel II.

In June 2012, the federal banking agencies proposed new regulations that would increase the minimum capital requirements for most U.S. banking organizations. These proposed federal regulations closely track the Basel III requirements. The proposed rules would require banks to maintain higher capital reserves, primarily comprised of common equity capital. Additionally, the new rules would implement provisions in the Dodd-Frank Act requiring banking organizations to use alternative risk weighting for the calculation of risk-weighted assets. The proposed regulations are subject to public comment until October 22, 2012 and may be revised before they become effective. If implemented, the proposed regulations would likely become effective on January 1, 2013, with the possibility of delayed effective dates and phase in periods for certain provisions.

Compliance by BNC, the Bank and First Trust with these new capital requirements will likely affect their respective operations. However, the extent of that impact cannot be known until there is greater clarity regarding the specific requirements applicable to them. While the Dodd-Frank Act was enacted in 2010, many of its provisions will require additional implementing rules before becoming effective, and the proposed federal banking agency regulations implementing the Basel III standards have not been finalized or implemented. It is anticipated that banking regulators will adopt new regulatory capital requirements similar to those proposed by the Basel Committee, with a phase-in for compliance beginning in 2013. It is also widely anticipated that the capital requirements for most bank and financial holding companies and insured depository institutions will increase as a result.

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Acquisitions

As an active acquirer, BNC must comply with numerous laws related to our acquisition activity. Under the BHCA, a bank holding company may not directly or indirectly acquire ownership or control of more than 5% of the voting shares or substantially all of the assets of any bank or merge or consolidate with another bank holding company without the prior approval of the Federal Reserve. Current federal law authorizes interstate acquisitions of banks and bank holding companies without geographic limitation. Furthermore, a bank headquartered in one state is authorized to merge with a bank headquartered in another state, as long as neither of the states has opted out of such interstate merger authority prior to such date, and subject to any state requirement that the target bank shall have been in existence and operating for a minimum period of time, not to exceed five years, and to certain deposit market-share limitations. After a bank has established branches in a state through an interstate merger transaction, the bank may establish and acquire additional branches at any location in the state where a bank headquartered in that state could have established or acquired branches under applicable federal or state law.

FDIC Insurance Assessments

The FDIC insures the deposits of the Bank and First Trust up to prescribed limits for each depositor. Effective November 21, 2008 and until December 31, 2010, the FDIC expanded deposit insurance limits for certain accounts under the Temporary Liquidity Guarantee Program, or the TLGP. Provided an institution did not opt out of the TLGP, the FDIC would fully guarantee funds deposited in non-interest bearing transaction accounts, including interest on lawyer trust accounts, or IOLTA accounts, and negotiable order of withdrawal accounts, or NOW accounts, with rates no higher than 0.50% through June 30, 2010 and no higher than 0.25% after June 30, 2010, if the institution committed to maintain the interest rate at or below that rate. In conjunction with the increased deposit insurance coverage, the amount of FDIC assessments paid by each DIF member institution also increased. The Dodd-Frank Act now provides temporary, unlimited deposit insurance for all non-interest bearing transaction accounts until December 31, 2012. In January 2011, the FDIC issued final rules implementing this provision of the Dodd-Frank Act by including IOLTAs within the definition of non-interest bearing transaction accounts. Under the FDIC’s final rules, all funds held in IOLTA accounts, together with all other non-interest bearing transaction account deposits, are fully insured, without limit, from December 31, 2010 through December 31, 2012.

The assessment paid by each DIF member institution is based on its relative risks of default as measured by regulatory capital ratios and other factors. Specifically, the assessment rate is based on the institution’s capitalization risk category and supervisory subgroup category. An institution’s capitalization risk category is based on the FDIC’s determination of whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. BNC’s insurance assessments during 2011 and 2010 were $2.4 million and $3.0 million, respectively. Because of the growing number of bank failures and costs to the DIF, the FDIC required a special assessment during 2009 totaling $743,000 and further required that BNC prepay the assessments that would normally have been paid during 2010 – 2012. The remaining prepaid balance at December 31, 2011 was $3.7 million and is included in other assets on BNC’s consolidated balance sheets.

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First Trust’s insurance assessments during 2011 and 2010 were $728,000 and $626,000 respectively.

During 2009, First Trust’s special assessment to the FDIC amounted to $216,000 and the required prepaid assessment amounted to $2.1 million. The remaining prepaid balance at December 31, 2011 was $936,000 and is included in other assets on First Trust’s balance sheet.

An institution’s supervisory subgroup category is based on the FDIC’s assessment of the financial condition of the institution and the probability that FDIC intervention or other corrective action will be required. The FDIC may terminate insurance of deposits upon a finding that an institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.

The Dodd-Frank Act expands the base for FDIC insurance assessments, requiring that assessments be based on the average consolidated total assets less tangible equity capital of a financial institution. On February 7, 2011, the FDIC approved a final rule to implement the foregoing provision of the Dodd-Frank Act. Among other things, the final rule revises the assessment rate schedule to provide assessments ranging from 5 to 35 basis points, with the initial assessment rates subject to adjustments which could increase or decrease the total base assessment rates. The FDIC has three possible adjustments to an institution’s initial base assessment rate: (1) a decrease of up to five basis points (or 50% of the initial base assessment rate) for long-term unsecured debt, including senior unsecured debt (other than debt guaranteed under the Temporary Liquidity Guarantee Program) and subordinated debt; (2) an increase for holding long-term unsecured or subordinated debt issued by other insured depository institutions known as the Depository Institution Debt Adjustment, or the DIDA; and (3) for institutions not well rated and well capitalized, an increase not to exceed 10 basis points for brokered deposits in excess of 10 percent of domestic deposits.

Each of these changes may increase the rate of FDIC insurance assessments to maintain or replenish the FDIC’s DIF. This could, in turn, raise the Bank’s future deposit insurance assessment costs. On the other hand, the law changes the deposit insurance assessment base so that it will generally be equal to consolidated assets less tangible equity. This change of the assessment base from an emphasis on deposits to an emphasis on assets is generally considered likely to cause larger banking organizations to pay a disproportionately higher portion of future deposit insurance assessments, which may, correspondingly, lower the level of deposit insurance assessments that smaller community banks such as BNC may otherwise have to pay in the future. While it is likely that the new law will increase BNC’s future deposit insurance assessment costs, the specific amount by which the new law’s combined changes will affect BNC’s deposit insurance assessment costs is hard to predict, particularly because the new law gives the FDIC enhanced discretion to set assessment rate levels.

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The FDIC also collects a deposit-based assessment from insured financial institutions on behalf of the Financing Corporation, or the FICO. The funds from these assessments are used to service debt issued by FICO in its capacity as a financial vehicle for the Federal Savings & Loan Insurance Corporation. The FICO assessment rate is set quarterly and in 2011 ranged from 1.02 basis points in the first quarter to 0.68 basis points in the fourth quarter per $100 of assessable deposits. These assessments will continue until the debt matures in 2017 through 2019.

Community Reinvestment Act

The Community Reinvestment Act requires federal bank regulatory agencies to encourage financial institutions to meet the credit needs of low and moderate-income borrowers in their local communities. An institution’s size and business strategy determines the type of examination that it will receive. Large, retail-oriented institutions are examined using a performance-based lending, investment and service test. Small institutions are examined using a streamlined approach. All institutions may opt to be evaluated under a strategic plan formulated with community input and pre-approved by the bank regulatory agency.

The Community Reinvestment Act regulations provide for certain disclosure obligations. Each institution must post a notice advising the public of its right to comment to the institution and its regulator on the institution’s Community Reinvestment Act performance and to review the institution’s Community Reinvestment Act public file. Each lending institution must maintain for public inspection a file that includes a listing of branch locations and services, a summary of lending activity, a map of its communities and any written comments from the public on its performance in meeting community credit needs. The Community Reinvestment Act requires public disclosure of a financial institution’s written Community Reinvestment Act evaluations. This promotes enforcement of Community Reinvestment Act requirements by providing the public with the status of a particular institution’s community reinvestment record.

The Gramm-Leach-Bliley Act made various changes to the Community Reinvestment Act. Among other changes, Community Reinvestment Act agreements with private parties must be disclosed and annual Community Reinvestment Act reports must be made available to a bank’s primary federal regulator. A bank holding company will not be permitted to become a financial holding company and no new activities authorized under the Gramm-Leach-Bliley Act may be commenced by a holding company or by a bank financial subsidiary if any of its bank subsidiaries received less than a satisfactory Community Reinvestment Act rating in its latest Community Reinvestment Act examination. The Bank received a “Satisfactory” rating in its last CRA examination which was conducted during June 2011. First Trust received a “Satisfactory” rating in its last CRA examination which was conducted during May 2012.

Consumer Protection Laws

Both the Bank and First Trust are subject to a number of federal and state laws designed to protect borrowers and promote lending to various sectors of the economy and population. These laws include the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act, the Fair Debt Collection Act and state law counterparts.

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Federal law currently contains extensive customer privacy protection provisions. Under these provisions, a financial institution must provide to its customers, at the inception of the customer relationship and annually thereafter, the institution’s policies and procedures regarding the handling of customers’ nonpublic personal financial information. These provisions also provide that, except for certain limited exceptions, an institution may not provide such personal information to unaffiliated third parties unless the institution discloses to the customer that such information may be so provided and the customer is given the opportunity to opt out of such disclosure. Federal law makes it a criminal offense, except in limited circumstances, to obtain or attempt to obtain customer information of a financial nature by fraudulent or deceptive means.

Additional Legislative and Regulatory Matters

The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the USA PATRIOT Act, requires each financial institution: (i) to establish an anti-money laundering program; (ii) to establish due diligence policies, procedures and controls with respect to its private banking accounts involving foreign individuals and certain foreign banks; and (iii) to avoid establishing, maintaining, administering or managing correspondent accounts in the United States for, or on behalf of, foreign banks that do not have a physical presence in any country. The USA PATRIOT Act also requires the Secretary of the Treasury to prescribe by regulation minimum standards that financial institutions must follow to verify the identity of customers, both foreign and domestic, when a customer opens an account. In addition, the USA PATRIOT Act contains a provision encouraging cooperation among financial institutions, regulatory authorities and law enforcement authorities with respect to individuals, entities and organizations engaged in, or reasonably suspected of engaging in, terrorist acts or money laundering activities.

The Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley, mandates for public companies such as BNC, a variety of reforms intended to address corporate and accounting fraud and provides for the establishment of the Public Company Accounting Oversight Board, or the PCAOB, which enforces auditing, quality control and independence standards for firms that audit SEC-reporting companies. Sarbanes-Oxley imposes higher standards for auditor independence and restricts the provision of consulting services by auditing firms to companies they audit and requires that certain audit partners be rotated periodically. It also requires chief executive officers and chief financial officers, or their equivalents, to certify the accuracy of periodic reports filed with the SEC, subject to civil and criminal penalties if they knowingly or willfully violate this certification requirement, and increases the oversight and authority of audit committees of publicly traded companies.

Fiscal and Monetary Policy

Banking is a business which depends on interest rate differentials for success. In general, the difference between the interest paid by a bank on its deposits and its other borrowings, and the interest received by a bank on its loans and securities holdings, constitutes the major portion of a bank’s earnings. Thus, the earnings and growth of BNC, the Bank and First Trust will be subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve. The Federal Reserve regulates the supply of money through various means, including open market dealings in United States government securities, the discount rate at which banks may borrow from the Federal Reserve and the reserve requirements on deposits. The nature and timing of any changes in such policies and their effect on BNC, the Bank and First Trust cannot be predicted.

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Current and future legislation and the policies established by federal and state regulatory authorities will affect the future operations of BNC, the Bank and First Trust. Banking legislation and regulations may limit BNC, the Bank and First Trust’s growth and the return to their investors by restricting certain of their activities.

In addition, capital requirements could be changed and have the effect of restricting the activities of BNC, the Bank or First Trust or requiring additional capital to be maintained. We cannot predict with certainty what changes, if any, will be made to existing federal and state legislation and regulations or the effect that such changes may have on the business of BNC, the Bank or First Trust.

Federal Home Loan Bank System

BNC has a correspondent relationship with the FHLB of Atlanta, which is one of 12 regional FHLBs that administer the home financing credit function of savings companies. Each FHLB serves as a reserve or central bank for its members within its assigned region. FHLBs are funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB system and make loans to members (i.e., advances) in accordance with policies and procedures, established by the Board of Directors of the FHLB which are subject to the oversight of the Federal Housing Finance Board. All advances from the FHLB are required to be fully secured by sufficient collateral as determined by the FHLB. In addition, all long-term advances are required to provide funds for residential home financing.

FHLB provides certain services to BNC such as processing checks and other items, buying and selling federal funds, handling money transfers and exchanges, shipping coin and currency, providing security and safekeeping of funds or other valuable items and furnishing limited management information and advice. As compensation for these services, BNC maintains certain balances with FHLB in interest-bearing accounts.

Under federal law, the FHLBs are required to provide funds for the resolution of troubled savings companies and to contribute to low and moderately-priced housing programs through direct loans or interest subsidies on advances targeted for community investment and low and moderate-income housing projects.

Title 6 of the Gramm-Leach-Bliley Act, entitled the Federal Home Loan Bank System Modernization Act of 1999, or the FHLB Modernization Act, amended the Federal Home Loan Bank Act to allow voluntary membership and modernized the capital structure and governance of the FHLBs. The capital structure established under the FHLB Modernization Act sets forth leverage and risk-based capital requirements based on permanence of capital. It also requires some minimum investment in the stock of the FHLBs of all member entities. Capital includes retained earnings and two forms of stock: Class A stock redeemable within six months upon written notice and Class B stock redeemable within five years upon written notice. The FHLB Modernization Act also reduced the period of time in which a member exiting the FHLB system must stay out of the system.

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Real Estate Lending Evaluations

The federal regulators have adopted uniform standards for evaluations of loans secured by real estate or made to finance improvements to real estate. Banks are required to establish and maintain written internal real estate lending policies consistent with safe and sound banking practices and appropriate to the size of the institution and the nature and scope of its operations. The regulations establish loan to value ratio limitations on real estate loans. The Bank and First Trust’s respective loan policies establish limits on loan to value ratios that are equal to or less than those established in such regulations.

Commercial Real Estate Concentrations

BNC’s lending operations may be subject to enhanced scrutiny by federal banking regulators based on its concentration of commercial real estate loans. On December 6, 2006, the federal banking regulators issued final guidance to remind financial institutions of the risk posed by commercial real estate, or CRE, lending concentrations. CRE loans generally include land development, construction loans, and loans secured by multifamily property, and nonfarm, nonresidential real property where the primary source of repayment is derived from rental income associated with the property. The guidance prescribes the following guidelines for its examiners to help identify institutions that are potentially exposed to significant CRE risk and may warrant greater supervisory scrutiny:

•	total reported loans for construction, land development and other land, or C&D, represent 100% or more of the institution’s total capital; or

•	total CRE loans represent 300% or more of the institution’s total capital, and the outstanding balance of the institution’s CRE loan portfolio has increased by 50% or more.

As of June 30, 2012 and excluding covered assets, BNC’s C&D concentration as a percentage of capital totaled 105% and BNC’s CRE concentration, net of owner-occupied loans, as a percentage of capital totaled 348%. Including loans subject to loss-share agreements with the FDIC, BNC’s C&D concentration as a percentage of capital totaled 134% and its CRE concentration, net of owner-occupied loans, as a percentage of capital totaled 419%. As of June 30, 2012, First Trust’s C&D concentration as a percentage of First Trust’s capital totaled 70% and First Trust’s CRE concentration, net of owner-occupied loans, as a percentage of First Trust’s capital totaled 172%.

Limitations on Incentive Compensation

In October 2009, the Federal Reserve issued proposed guidance designed to help ensure that incentive compensation policies at banking organizations do not encourage excessive risk-taking or undermine the safety and soundness of the organization. In connection with the proposed guidance, the Federal Reserve announced that it would review BNC’s incentive compensation arrangements as part of the regular, risk-focused supervisory process.

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In June 2010, the Federal Reserve issued the incentive compensation guidance in final form and was joined in by the FDIC and the Office of the Comptroller of the Currency. The final guidance, which covers all employees that have the ability to materially affect the risk profile of an organization, either individually or as part of a group, is based upon the key principles that a banking organization’s incentive compensation arrangements should (i) provide employees incentives that appropriately balance risk and reward and, thus, do not encourage risk-taking beyond the organization’s ability to effectively identify and manage risks, (ii) be compatible with effective internal controls and risk management, and (iii) be supported by strong corporate governance, including active and effective oversight by the organization’s board of directors. Any deficiencies in compensation practices that are identified may be incorporated into the organization’s supervisory ratings, which can affect its ability to make acquisitions or perform other actions. The guidance provides that enforcement actions may be taken against a banking organization if its incentive compensation arrangements or related risk-management control or governance processes pose a risk to the organization’s safety and soundness and the organization is not taking prompt and effective measures to correct the deficiencies.

Economic Environment

The policies of regulatory authorities, including the monetary policy of the Federal Reserve, have a significant effect on the operating results of bank holding companies and their subsidiaries. Among the means available to the Federal Reserve to affect the money supply are open market operations in U.S. government securities, changes in the discount rate on member bank borrowings and changes in reserve requirements against member bank deposits. These means are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use may affect interest rates charged on loans or paid on deposits.

The Federal Reserve’s monetary policies have materially affected the operating results of commercial banks in the past and are expected to continue to do so in the future. The nature of future monetary policies and the effect of these policies on the business and earnings of the Bank and First Trust cannot be predicted.

Evolving Legislation and Regulatory Action

In 2009, many emergency government programs enacted in 2008 in response to the financial crisis and the recession slowed or wound down, and global regulatory and legislative focus has generally moved to a second phase of broader regulatory reform and a restructuring of the entire financial regulatory system. The Dodd-Frank Act was signed into law in 2010 and implements many new changes in the way financial and banking operations are regulated in the United States, including through the creation of a new resolution authority, mandating higher capital and liquidity requirements, requiring banks to pay increased fees to regulatory agencies and numerous other provisions intended to strengthen the financial services sector. The Dodd-Frank Act provides for the creation of the Financial Stability Oversight Council, or the FSOC, which is charged with overseeing and coordinating the efforts of the primary U.S. financial regulatory agencies (including the Federal Reserve, the FDIC and the SEC) in establishing regulations to address systemic financial stability concerns. The Dodd-Frank Act also provides for the creation of the Consumer Financial Protection Bureau, or the CFPB, a new consumer financial services regulator. The CFPB is authorized to prevent unfair, deceptive and abusive practices and ensure that consumers have access to markets for consumer financial products and services and that such markets are fair, transparent and competitive.

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New laws or regulations or changes to existing laws and regulations, including changes in interpretation or enforcement, could materially adversely affect our financial condition or results of operations. Many aspects of the Dodd-Frank Act are subject to further rulemaking and will take effect over several years. As a result, the overall financial impact on BNC, the Bank and First Trust cannot be anticipated at this time.

MANAGEMENT FOLLOWING THE MERGER

The following persons are the current directors and executive officers of BNC and are expected to also serve as directors and executive officers of BNC following the merger. In addition, effective upon completion of the merger, BNC currently expects to appoint to the BNC board of directors James T. Bolt, Jr., who currently serves as chairman of First Trust’s board of directors, and a non-management member who serves on First Trust’s board of directors.

Name	Age	Position(s)
W. Swope Montgomery, Jr.	64	President, Chief Executive Officer and Chairman
Richard D. Callicutt II	53	Executive Vice President, Chief Operating Officer and Director
David B. Spencer	50	Executive Vice President and Chief Financial Officer
Larry L. Callahan	65	Director
Joseph M. Coltrane, Jr.	65	Director
Richard F. Wood	68	Director
G. Kennedy Thompson	61	Director
Charles T. Hagan III	64	Director
Robert A. Team, Jr.	57	Director
Lenin J. Peters, M.D.	60	Director
Thomas R. Smith	64	Director
D. Vann Williford	64	Director
Thomas R. Sloan	68	Director
John S. Ramsey, Jr.	63	Director
James T. Bolt, Jr.	64	Proposed Director
[•]	[•]	Proposed Director

W. Swope Montgomery, Jr. serves as President and Chief Executive Officer of BNC and President and Chief Executive Officer of the Bank. He has served as a director of the Bank since 1991 and of BNC since 2002. Mr. Montgomery has a total of 40 years of banking experience. Mr. Montgomery earned a B.A. degree from the University of North Carolina at Chapel Hill. Mr. Montgomery has attended numerous seminars and Director College sponsored by the NCOCB.

Richard D. Callicutt II serves as Chief Operating Officer and Executive Vice President of BNC and President and Chief Operating Officer of the Bank. He has served as a director of the Bank since 2003 and of BNC since 2003. Mr. Callicutt has a total of 30 years of banking experience. Mr. Callicutt earned a B.S. degree from High Point University. He has attended numerous seminars and Director College sponsored by the NCOCB.

185

David B. Spencer serves as Executive Vice President and Chief Financial Officer of BNC and the Bank. He has been employed by the Bank since 1997 and BNC since its organization in 2002. Mr. Spencer has a total of 25 years of banking experience.

Larry L. Callahan is the President and Owner of Callahan, Inc. and is also the owner of Triad Land Surveying. He has served as a director of the Bank since 2002 and of BNC since 2002. Mr. Callahan has a total of 19 years of banking experience. Mr. Callahan attended one year at a community college. Mr. Callahan has attended Director Assemblies and Director College sponsored by the NCOCB.

Joseph M. Coltrane, Jr. is an attorney with Coltrane, Grubbs & James PLLC. He has served as a director of the Bank since 2002 and of BNC since 2002. Mr. Coltrane has a total of 13 years of banking experience. Mr. Coltrane earned a B.A. in Journalism and a J.D. from the University of North Carolina at Chapel Hill. Mr. Coltrane has completed 360 hours of legal and continuing education sponsored by the North Carolina Banking Institute, as well as attended Director Assemblies and Director College sponsored by the NCOCB.

Richard F. Wood is employed by Wells Fargo Advisors as a Financial Advisor/Investment Officer. He is also the Secretary of BNC. Mr. Wood has served as a director of the Bank since 1991 and of BNC since 2002. Mr. Wood has a total of 20 years of banking experience. Mr. Wood attended East Carolina University. Mr. Wood has attended Director Assemblies and Director College sponsored by the NCOCB.

G. Kennedy Thompson is an Executive Advisor at Aquiline Capital Partners, LLC, a New York based financial services private equity firm. He joined the firm in March 2009. Mr. Thompson was President and Chief Executive Officer of Wachovia Corporation from 2000 to 2008. He worked at Wachovia and First Union for 32 years. Mr. Thompson served in numerous industry leadership positions including Chairman of The Clearing House, Chairman of The Financial Services Roundtable, Chairman of the Financial Services Forum and President of the International Monetary Conference. He served on the Federal Advisory Council of the Federal Reserve Board for three years and was President in 2007. He currently serves on the boards of Hewlett-Packard, the PGA Tour, and the Carolinas Healthcare System. He is a Trustee of The Morehead-Cain Foundation. Mr. Thompson received a B.A. from the University of North Carolina-Chapel Hill and an M.B.A. from Wake Forest University.

Charles T. Hagan III is an attorney and has been a member of Hagan Davis Mangum Barrett & Langley PLLC since May 2007. Prior to May 2007, he was an attorney and member at Nexsen Pruet, LLC. He has served as a director of the Bank since 2006 and of BNC since 2006. Mr. Hagan has a total of ten years of banking experience. Mr. Hagan earned a B.A. degree from the University of North Carolina at Chapel Hill and a J.D. from Wake Forest University. Mr. Hagan has attended Director Assemblies and Director College sponsored by the NCOCB and numerous North Carolina Bankers Association, or NCBA, seminars.

186

Robert A. Team, Jr. is the President of Carolina Investment Properties, Inc. He has served as a director of the Bank since 2000 and of BNC since 2002. Mr. Team has a total of 13 years of banking experience. Mr. Team earned a B.S. degree from Wake Forest University. Mr. Team has attended numerous seminars and Director College sponsored by the NCOCB.

Lenin J. Peters, M.D. is the President of Bethany Medical Center. He has served as a director of the Bank since 1991 and of BNC since 2002. Dr. Peters has a total of 19 years of banking experience. Dr. Peters earned his medical degree from University of Pittsburgh, Pennsylvania. Dr. Peters has attended several financial and corporate governance courses from Wharton School of Business.

Thomas R. Smith is the President of Smith, Parlsey & McWhorter, a CPA firm. He has served as a director of the Bank since 1997 and of BNC since 2002. Mr. Smith has a total of 22 years of banking experience. Mr. Smith earned a B.S. degree from Barton College. Mr. Smith has attended several Director Assemblies and Director College sponsored by the NCOCB and numerous NCBA seminars.

D. Vann Williford is the President of Vesco Material Handling Equipment, Inc. (d/b/a Atlantic Coast Toyotalift). He has served as a director of the Bank since 1991 and of BNC since 2002. Mr. Williford has a total of 19 years of banking experience. Mr. Williford earned a B.S. degree from North Carolina State University. Mr. Williford has attended Director Assemblies and Director College sponsored by the NCOCB.

Thomas R. Sloan is retired. Mr. Sloan was previously employed as an internal consultant with Essilor Laboratories of America, an optical equipment and supply company, until 2003. Prior to 2003, he was the Chairman of Essilor Laboratories of America. Mr. Sloan has served as a director of the Bank since 2006 and of BNC since 2006. He has a total of 17 years banking experience. Mr. Sloan earned a B.S. and M.S. in Optics from the University of Rochester and an M.B.A. from Northeastern University. Mr. Sloan has attended Director College sponsored by the NCOCB. Mr. Sloan has served on the board of the following companies: Precision Fabrics Group, Inc.; Piedmont Pharmaceuticals, Inc.; Aq Data, Inc.; Mediwave Star Technology, Inc.; and Bioptigen, Inc., none of which are public companies.

John S. Ramsey, Jr. is retired. Mr. Ramsey was previously an independent sales agent and consultant for Synapse Technology and CMG Partners in Durham, North Carolina, from 2005 to 2008. Mr. Ramsey served as the Executive Vice President-Strategic Initiatives for CCB/National Commerce in Durham, North Carolina from 1995 to 2004. Mr. Ramsey has over 35 years of banking experience. Mr. Ramsey earned a B.S. in Business Administration from the University of South Carolina. Mr. Ramsey has attended Directors’ College sponsored by the NCOCB.

James T. Bolt, Jr. is currently President and Chief Executive Officer of First Trust. He was an organizer and founder of First Trust and has served as President and Chief Executive Officer since First Trust commenced operations in 1998. Mr. Bolt has nearly 40 years of banking experience in the Charlotte market area, serving in various capacities at a number of regional and community banks in the Charlotte area, including as Mecklenburg regional executive of one bank and president of another.  Mr. Bolt is a graduate of East Carolina University and the Stonier School of Banking.

[•] is [•].

187

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS
AND CERTAIN BENEFICIAL OWNERS OF FIRST TRUST

Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security. The rules also treat as outstanding all shares of common stock that a person would receive upon exercise of stock options or warrants held by that person, which are immediately exercisable or exercisable within 60 days of the beneficial ownership determination date. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest.

Principal Shareholders

As of August 31, 2012, no shareholder known to management beneficially owned more than five percent of First Trust’s common stock, based solely on information reported to First Trust.

Directors and Executive Officers

The following table sets forth information with respect to the beneficial ownership of First Trust common stock as of August 31, 2012 by each director and named executive officer of First Trust, and of such directors and all executive officers of First Trust, as a group. Except as otherwise indicated, the persons named in the table have sole voting and investment power over the shares included in the table.

188

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)		Percent of Class(3)
R. Scott Anderson Hickory, NC	0		0.00

Gary C. Baucom Charlotte, NC	51,200		1.07

Bruce H. Berryhill, M.D. Cashiers, NC	56,533		1.18

James T. Bolt, Jr. Charlotte, NC	198,515		4.13

Francis Armistead “Steady” Cash, Jr. Charlotte, NC	114,456	(4)	2.40

Erman J. Evans, Jr. Cornelius, NC	57,317		1.20

Jean R. Galloway Charlotte, NC	68,302		1.42

James E. Harris, Jr. Houston, TX	93,383	(5)	1.96

John J. Keane Mooresville, NC	71,033		1.48

Elaine M. Lyerly Cramerton, NC	40,869	(6)	0.86

Elizabeth Nisbet Miller Charlotte, NC	59,708	(7)	1.25

William G. Seymour Charlotte, NC	69,024		1.45

William D. Shuford, Jr. Charlotte, NC	58,332		1.22

All directors and executive officers as a group (13 persons)	938,672		19.36

(1)	Except as otherwise noted, to the best knowledge of First Trust’s management, the above individuals and group exercise sole voting and investment power with respect to all shares shown as beneficially owned other than the following shares as to which such powers are shared with the individual’s spouse: Mr. Baucom – 26,564 shares; Dr. Berryhill – 1,641 shares; Mr. Evans – 35,272 shares; Mr. Keane – 9,552; and Ms. Miller – 32,844 shares.

(2)	Included in the beneficial ownership tabulations are the following options to purchase common stock: Mr. Bolt – 35,562 shares; Ms. Galloway – 18,784 shares; and Mr. Keane – 18,784 shares.

189

(3)	The calculation of the percentage of class beneficially owned by the individual or group is based on the sum of (i) 4,775,898 outstanding shares of common stock and (ii) options capable of being exercised within sixty days of August 31, 2012, by the individual or group.

(4)	Includes 81,612 shares owned by GB Investors, LLC, a related interest of Mr. Cash.

(5)	Includes 41,303 shares the James E. Harris, Jr., Charitable Foundation, a related interest of Mr. Harris.

(6)	Includes 2,389 shares held by Ms. Lyerly as custodian.

(7)	Includes 1,528 shares owned by Ms. Miller’s spouse with respect to which Ms. Miller exercises voting power.

190

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information and explanatory notes show the impact on the historical financial positions and results of operations of BNC and First Trust and have been prepared to illustrate the effects of the merger involving BNC and First Trust under the acquisition method of accounting with BNC treated as the acquirer. Under the acquisition method of accounting, the assets and liabilities of First Trust, as of the effective date of the merger, will be recorded by BNC at their respective fair values and the excess of the merger consideration over the fair value of First Trust’s net assets will be allocated to goodwill.

The unaudited pro forma condensed combined financial information combines the historical financial information of BNC and First Trust as of and for the six-month period ended June 30, 2012 and for the year ended December 31, 2011, and has been derived from and should be read in conjunction with BNC’s audited and unaudited financial statements and related notes incorporated by reference in this proxy statement/prospectus and First Trust’s audited and unaudited financial statements and related notes included in this proxy statement/prospectus. The unaudited pro forma condensed consolidated balance sheet gives effect to the merger as if the merger had been consummated on June 30, 2012.  The unaudited pro forma consolidated statements of income dated as of June 30, 2012 and December 31, 2011 give effect to the merger as if the merger had been consummated on January 1, 2011.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the period presented. The adjustments included in these unaudited pro forma condensed financial statements are preliminary and may be revised. The unaudited pro forma condensed combined financial information also does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors.

In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the pro forma allocation of purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed.  Adjustments may include, but not be limited to, changes in (i) First Trust’s balance sheet through the effective time of the merger; (ii) the aggregate value of merger consideration paid if the price of BNC’s stock varies from the assumed $7.86 per share; (iii) total merger related expenses if consummation and/or implementation costs vary from currently estimated amounts; and (iv) the underlying values of assets and liabilities if market conditions differ from current assumptions.

191

Pro Forma Condensed Combined Financial Information (Unaudited)
Pro Forma Condensed Consolidated Balance Sheet
as of June 30, 2012

(Dollars in thousands, except per share data)

	BNC Bancorp Historical	First Trust Bank Historical	Pro Forma Before Adjustments	Pro Forma Fair Value Adjustments		Adjustments for Merger and Transactional Costs		Pro Forma Combined
Assets
Cash and due from banks	$23,123	$2,315	$25,438	$-		$(11,931	)A	$13,507
Interest-earning deposits in other banks	46,765	23,120	69,885	-		-		69,885
Federal funds sold	-	9,421	9,421	-		-		9,421
Investment securities available for sale	233,198	136,694	369,892	-		-		369,892
Investment securities held to maturity	101,184	-	101,184	-		-		101,184
Loans held for sale	17,793	-	17,793	-		-		17,793
Loans	1,760,287	214,849	1,975,136	(15,400	)B	-		1,959,736
Allowance for loan losses	(40,856)	(6,838)	(47,694)	6,838	C	-		(40,856)
Net Loans	1,719,431	208,011	1,927,442	(8,562)				1,918,880
Premises and equipment, net	46,044	6,965	53,009	673	D	-		53,682
Other real estate owned	58,760	13,924	72,684	(3,400	)E	-		69,284
FDIC indemnification asset	72,483	-	72,483	-		-		72,483
Investment in bank-owned life insurance	49,099	8,506	57,605	-		-		57,605
Goodwill	26,129	-	26,129	-		-		26,129
Other intangible assets	2,814	-	2,814	2,768	F	-		5,582
Other assets	45,992	6,465	52,457	3,473	H	1,345	K	57,275
Total Assets	$2,442,815	$415,421	$2,858,236	(5,048)		$(10,586)		2,842,602
Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing demand	$180,238	$34,570	$214,808	$-		$-		$214,808
Interest-bearing demand	960,597	78,231	1,038,828	-		-		1,038,828
Time deposits	948,658	239,170	1,187,828	1,403	G	-		1,189,231
Total deposits	2,089,493	351,971	2,441,464	1,403		-		2,442,867
Short-term borrowings	12,471	4,732	17,203	-		-		17,203
Long-term debt	93,713	2,000	95,713	-				95,713
Accrued expenses and other liabilities	9,599	7,732	17,331	-		2,300	J	19,631
Total Liabilities	2,205,276	366,435	2,571,711	1,403		2,300		2,575,414
Shareholders’ Equity
Preferred stock	115,946	-	115,946	-		-		115,946
Common stock	87,914	29,296	117,210	-		(10,388	)A	106,822
Common stock warrants	2,412	-	2,412	-		-		2,412
Retained earnings	27,517	16,797	44,314	(6,451	)I	(2,498	)L	35,365
Stock in directors rabbi trust	(3,018)	-	(3,018)	-		-		(3,018)
Directors deferred fees obligation	3,018	-	3,018	-		-		3,018
Accumulated other comprehensive income	3,750	2,893	6,643	-		-		6,643
Total Shareholders’ Equity	237,539	48,986	286,525	(6,451)		(12,886)		267,188
Total Liabilities and Equity	$2,442,815	$415,421	2,858,236	(5,048)		$(10,586)		2,842,602

Number of common shares outstanding	9,153,886	4,775,898				(1,499,632	)M	12,430,152
Total common book value per share	$13.28	$10.26						$12.17

Number of common shares outstanding, as converted	21,315,064	4,775,898				(1,499,632	)M	24,591,330
Total common book value per share, as converted	$11.14	$10.26						$10.87
192

Pro Forma Condensed Combined Financial Information (Unaudited)
Pro Forma Condensed Consolidated Statements of Income
For the Six Months Ended June 30, 2012
(Dollars in thousands, except per share data)

	BNC Bancorp Historical	First Trust Bank Historical	Pro Forma Before Adjustments	Pro Forma Adjustments		Pro Forma Combined
Interest income
Loans, including fees	$46,122	$6,299	$52,421	$443	B	$52,864
Investment securities taxable	2,525	2,120	4,645	-		4,645
Investment securities tax-exempt	4,739	358	5,097	-		5,097
Interest-earning balances and other	91	36	127	-		127
Total interest income	53,477	8,813	62,290	443		62,733

Interest expense
Deposits	15,005	1,683	16,688	(702	)G	15,986
Short-term borrowings	261	6	267	-		267
Long-term debt	1,443	4	1,447	-		1,447
Total interest expense	16,709	1,693	18,402	(702)		17,700
Net interest income	36,768	7,120	43,888	1,145		45,033
Provision for loan losses	13,509	(266)	13,243	-		13,243
Net interest income after provision for loan losses	23,259	7,386	30,645	1,145		31,790

Non-interest income
Mortgage fees	2,494	-	2,494	-		2,494
Service charges	1,487	76	1,563	-		1,563
Earnings on bank-owned life insurance	805	170	975	-		975
Gain on sales investment securities available for sale, net	1,619	-	1,619	-		1,619
Gain on acquisition	7,734	-	7,734	-		7,734
Other	3,352	86	3,438	-		3,438
Total non-interest income	17,491	332	17,823	-		17,823

Non-interest expense
Salaries and employee benefits	19,593	2,261	21,854	-		21,854
Occupancy and equipment	4,224	282	4,506	11	D	4,517
Data processing and supply	1,393	215	1,608	-		1,608
FDIC insurance assessments	1,100	348	1,448	-		1,448
Insurance, professional and other services	2,566	302	2,868	-		2,868
Loan, foreclosure and other real estate owned expenses	4,621	692	5,313	-		5,313
Other	3,505	425	3,930	138	F	4,068
Total non-interest expense	37,002	4,525	41,527	149		41,676
Income before income tax expense (benefit)	3,748	3,193	6,941	996		7,937
Income tax expense (benefit)	(268)	1,207	939	224	H,K	1,163
Net income	4,016	1,986	6,002	772		6,774
Less preferred stock dividends and discount accretion	1,202	-	1,202	-		1,202
Net income available to Common Shareholders	$2,814	$1,986	$4,800	772		5,572

Basic earnings per share common	$0.24	0.42				$0.37
Diluted earnings per common share	$0.24	0.42				$0.37

Weighted average participating common shares - basic	12,229,989	4,775,898		(1,499,632	)M	15,506,255
Weighted average participating common shares - diluted	12,237,822	4,775,898		(1,499,632	)M	15,514,088

* See accompanying notes to the unaudited pro forma condensed combined financial information.

193

Pro Forma Condensed Combined Financial Information (Unaudited)
Pro Forma Condensed Consolidated Statements of Income
For the Year Ended December 31, 2011
(Dollars in thousands, except per share data)

	BNC Bancorp Historical	First Trust Bank Historical	Pro Forma Before Adjustments	Pro Forma Adjustments		Pro Forma Combined
Interest income
Loans, including fees	$87,591	$13,962	$101,553	$886	B	$102,439
Investment securities taxable	5,688	4,433	10,121	-		10,121
Investment securities tax-exempt	9,946	1,072	11,018	-		11,018
Interest-earning balances and other	118	75	193	-		193
Total interest income	103,343	19,542	122,885	886		123,771

Interest expense
Deposits	29,555	4,662	34,217	(1,403	)G	32,814
Short-term borrowings	489	22	511	-		511
Long-term debt	2,876	91	2,967	-		2,967
Total interest expense	32,920	4,775	37,695	(1,403)		36,292
Net interest income	70,423	14,767	85,190	2,289		87,479
Provision for loan losses	18,214	3,136	21,350	-		21,350
Net interest income after provision for loan losses	52,209	11,631	63,840	2,289		66,129

Non-interest income
Mortgage fees	2,230	-	2,230	-		2,230
Service charges	3,190	161	3,351	-		3,351
Earnings on bank-owned life insurance	1,688	347	2,035	-		2,035
Gain on sales investment securities available for sale, net	1,202	651	1,853	-		1,853
Gain on acquisition	7,800	-	7,800	-		7,800
Other	4,692	54	4,746	-		4,746
Total non-interest income	20,802	1,213	22,015	-		22,015

Non-interest expense
Salaries and employee benefits	31,810	4,348	36,158	-		36,158
Occupancy and equipment	6,620	556	7,176	30	D	7,206
Data processing and supply	2,291	414	2,705	-		2,705
FDIC insurance assessments	2,433	763	3,196	-		3,196
Insurance, professional and other services	4,166	330	4,496	-		4,496
Loan, foreclosure and other real estate owned expenses	14,072	2,614	16,686	-		16,686
Other	6,472	677	7,149	277	F	7,426
Total non-interest expense	67,864	9,702	77,566	307		77,873
Income before income tax expense (benefit)	5,147	3,142	8,289	1,982		10,271
Income tax expense (benefit)	(1,783)	742	(1,041)	822	H,K	(219)
Net income	6,930	2,400	9,330	1,160		10,490
Less preferred stock dividends and discount accretion	2,404	-	2,404	-		2,404
Net income available to Common Shareholders	$4,526	$2,400	$6,926	$1,160		$8,086

Basic earnings per share common	$0.45	0.50				$0.60
Diluted earnings per common share	$0.45	0.50				$0.60

Weighted average participating common shares - basic	10,877,590	4,775,898		(1,499,632	)M	14,153,856
Weighted average participating common shares - diluted	10,894,131	4,775,898		(1,499,632	)M	14,170,397

* See accompanying notes to the unaudited pro forma condensed combined financial information.

194

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note 1 – Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting.  Balance sheet data is presented as of June 30, 2012 and assumes the merger involving BNC and First Trust was completed on that date.  Income statement data is presented to give effect to the merger as if it had occurred on January 1, 2011. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position had the merger been consummated at the beginning of the period presented, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. Certain historical financial information has been reclassified to conform to the current presentation. The merger, which is currently expected to be completed in the fourth quarter of 2012, provides that the merger consideration to be paid by BNC will be approximately 70% in shares of BNC common stock and approximately 30% in cash, and is subject to satisfaction of customary closing conditions, including First Trust shareholder approval and regulatory approvals.

The unaudited pro forma condensed combined financial information includes preliminary estimated adjustments to record assets and liabilities of First Trust at their respective fair values and represents management’s estimates based on available information. The pro forma adjustments included herein are subject to updates as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after the merger is completed and after completion of thorough analyses to determine the fair value of First Trust’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Increases or decreases in the estimated fair values of the net assets, commitments, executory contracts, and other items of First Trust as compared with the information shown in the unaudited pro forma condensed combined financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to First Trust’s shareholders’ equity including results of operations from July 1, 2012 through the date the merger is completed will also change the amount of goodwill recorded.

Note 2 – Accounting Policies and Financial Statement Classifications

The accounting policies of both BNC and First Trust are in the process of being reviewed in detail. Upon completion of such review, conforming adjustments or financial statement reclassifications may be determined. There are currently no material transactions between BNC and First Trust in relation to the unaudited pro forma condensed combined financial information.

195

Note 3 – Merger Related Charges

The estimated transaction costs related to the merger are approximately $2.5 million, net of tax. This cost is included in the Pro Forma Condensed Consolidated Balance Sheet. These estimated transaction costs are still being developed and will continue to be refined over the next several months, and will include assessing personnel, benefit plans, premises, equipment, and service contracts to determine where they may take advantage of redundancies. The pro forma presentation of transaction costs is in the following table (dollars in thousands).

Merger Transaction Costs Schedule (dollars in thousands)

Salaries and employee benefits	$2,300
Other non-interest expense	1,543
Total non-interest expense	$3,843
Tax benefit	1,345
Net expense after tax benefit	$2,498

Note 4 – Preliminary Purchase Accounting Allocation

The unaudited pro forma condensed combined financial information reflects the issuance of approximately 3,276,266 shares of BNC common stock totaling approximately $25.8 million as well as cash consideration of approximately $10.4 million. The merger will be accounted for using the acquisition method of accounting; accordingly BNC’s cost to acquire First Trust will be allocated to the assets (including identifiable intangible assets) and liabilities of First Trust at their respective estimated fair values as of the merger date. Accordingly, the pro forma purchase price was preliminarily allocated to the assets acquired and the liabilities assumed based on their estimated fair values as summarized in the following table (dollars in thousands).

Preliminary Purchase Accounting Allocations

Equity capital of First Trust - historical June 30, 2012		$48,986
Less estimated fair value adjustments:
Loan fair value	(15,400)
Allowance for loan losses	6,838
Loans, net	(8,562)
Premises and equipment	673
Other real estate owned	(3,400)
Core deposit intangible	2,768
Time deposits	(1,403)
Related tax benefit for above	3,473
Total fair value adjustments		(6,451)
Net Assets (Equity capital less fair value adjustments)		42,535
Total consideration paid to First Trust shareholders (1)		36,139
Excess of fair value of net assets acquired over consideration paid		$6,396

(1)	The purchase price is based on estimated total consideration of $36.1 million. This includes $10.4 million of cash and issuance of BNC common stock of 3,276,266 shares at a price of approximately $7.86 per common share for a value of $25.8 million.

196

Note 5 – Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All adjustments are based on current assumptions and valuations which are subject to change.

A	Cash was adjusted to reflect the payment of cash merger consideration of an estimated $10.4 million and estimated merger-related expenses of $1.5 million (which is assumed to happen at closing prior to any income statement effect, and is therefore offset by a reduction in additional paid-in-capital). The cash merger consideration payment will also reduce common stock as a merger related adjustment.

B	BNC identified $15.4 million in net preliminary estimated fair value adjustments to First Trust’s loan portfolio during due diligence. The adjustments reflects BNC’s estimates of both market rate differential and the potential adjustments required by ASC 310-30, “Receivables – Loans and Debt Securities Acquired with Deteriorated Credit Quality.” As a result, $9.2 million of the fair value adjustment will be classified as non-accretable yield, accordingly, no interest yield is estimated and would only be recorded prospectively if there was a significant increase in the estimated cash flows on those loans. The remaining fair value adjustment reflects estimated fair value based upon current interest rates and spreads in the current interest rate environment, and will be amortized over the estimated remaining life of the loan portfolio. The accretion for the six months ended June 30, 2012 is estimated at approximately $443,000 and the accretion for the year ended December 31, 2011 after the effective date is estimated to be approximately $886,000. Additionally, BNC has engaged a third-party advisor to assist in determining all fair value adjustments, and this engagement is currently in process. Actual fair value adjustments may be revised based upon existing exposures, market conditions or other factors at the time of merger.

C	First Trust’s existing allowance for loan losses of $6.8 million was eliminated to reflect accounting guidance.

D	Premises and equipment were adjusted by $673,000 to reflect estimated fair value adjustments for real property. The amortization of fair value is estimated at approximately $11,000 for the six months ended June 30, 2012 and is estimated at approximately $30,000 for the year ended December 31, 2011.

E	Other real estate owned was adjusted by $3.4 million to reflect estimated fair value adjustments, less costs of disposal and any additional market discounts.

F	Other intangibles assets were adjusted to reflect a core deposit intangible of $2.8 million. A core deposit intangible arises from a financial institution having a deposit base comprised of funds associated with stable customer relationships. These customer relationships provide a cost benefit to the acquiring institution since the associated customer deposits typically are at lower interest rates and can be expected to be retained on a long-term basis. This amount reflects management’s estimate of the market premium associated with these core deposits. The amortization is estimated at approximately $138,000 for the six months ended June 30, 2012 and is estimated at approximately $277,000 for the year ended December 31, 2011.

197

G	Time deposits were adjusted by an estimated $1.4 million credit for fair value adjustments on deposits at current market rates for similar products. This adjustment will be accreted into income over the estimated lives of the deposits. Estimated accretion in the pro forma was computed using the sum-of-the-years-digits method, which approximates the level yield method. The accretion is estimated at approximately $702,000 for the six months ended June 30, 2012 and is estimated at approximately $1.4 million for the year ended December 31, 2011.

H	Other assets were adjusted by $3.5 million to reflect the estimated deferred tax asset arising from the credit quality fair value adjustment on loans and other fair value adjustments of assets and liabilities, less deferred tax liabilities arising from the core deposit intangible and other fair value adjustments of assets and liabilities.

I	Retained earnings were adjusted by $6.5 million to reflect the equity effect of the above previously mentioned adjustments, not including the $10.4 million cash payment as described in A above.

J	Other liabilities were adjusted by $2.3 million to reflect the estimated accrual of certain compensation obligations.

K	Other assets were adjusted by $1.3 million to reflect the estimated deferred tax asset arising from the expense adjustments referenced in A (merger related expenses) and in J above.

L	Retained earnings were adjusted by $2.5 million to reflect the equity effect of the merger and transactional cost, not including the $10.4 million cash payment as described in A above.

M	The amount of pro forma combined weighted average shares outstanding is calculated by adding BNC’s historical weighted average shares outstanding for the six months ended June 30, 2012 and for the year ended December 31, 2011 to the shares issued in connection with the merger, which were calculated by multiplying 70% of First Trust’s historical shares outstanding at June 30, 2012 by the merger exchange ratio of 0.98. The remaining 30% of First Trust’s historical shares outstanding were paid out to First Trust shareholders in cash.

198

PROPOSAL 2 - APPROVAL OF GOLDEN PARACHUTE COMPENSATION ON AN ADVISORY, NON-BINDING BASIS

Section 14A of the Securities Exchange Act of 1934 requires First Trust to seek a vote, on a non-binding advisory basis, with respect to certain compensation that may be paid or become payable to First Trust’s named executive officers that is based on or otherwise relates to the proposed transactions as set forth in this proxy statement/prospectus, including the tabular and narrative named executive officer compensation disclosures set forth under “Proposal 1—Approval of the Merger Agreement—First Trust's Directors and Executive Officers Have Financial Interests in the Merger—Summary of Golden Parachute Compensation for First Trust’s Executive Officers” on page [•]. .

Accordingly, First Trust is asking you to approve the adoption of the following resolution at the special meeting:

“RESOLVED, that the shareholders approve, on a non-binding advisory basis, the compensation that may be paid or become payable to First Trust’s named executive officers in connection with the merger and the agreements or understandings pursuant to which such compensation may be paid or become payable, as disclosed in the table in the section of the proxy statement/prospectus entitled “Proposal 1—Approval of the Merger Agreement—First Trust's Directors and Executive Officers Have Financial Interests in the Merger—Summary of Golden Parachute Compensation for First Trust’s Executive Officers,” including the associated narrative discussion.”

The vote on the merger-related named executive officer compensation proposal is a vote separate and apart from the vote to approve the merger agreement and the merger. Accordingly, you may vote in favor of the merger-related named executive officer compensation proposal and not in favor of the merger agreement and the merger, or vice versa. Approval of the merger-related named executive officer compensation proposal, on a non-binding advisory basis, is not a condition to consummation of the proposed merger, and it is advisory in nature only, meaning it will not be binding on First Trust or on BNC or the Bank. Accordingly, because First Trust is contractually obligated to pay the compensation, if the merger is completed, the compensation will be payable, subject only to the conditions applicable to such compensation payments, regardless of the outcome of the advisory vote. The First Trust Board believes that the compensation that may be paid or become payable to First Trust’s named executive officers pursuant to the terms of the merger agreement is fair given the current condition of First Trust and its performance during this economic cycle.

THE FIRST TRUST BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY NON-BINDING BASIS, OF THE COMPENSATION THAT MAY BE PAID OR BECOME PAYABLE TO FIRST TRUST’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER, INCLUDING THE AGREEMENTS AND UNDERSTANDINGS PURSUANT TO WHICH SUCH COMPENSATION MAY BE PAID OR BECOME PAYABLE.

199

PROPOSAL 3 - PROPOSAL TO ADJOURN THE FIRST TRUST SPECIAL MEETING

If First Trust does not receive a sufficient number of votes to constitute a quorum or approve the merger agreement, it may propose to adjourn the special meeting for the purpose of soliciting additional proxies to establish a quorum or approve the merger agreement. First Trust does not currently intend to propose adjournment of the special meeting if there are sufficient votes to approve the merger agreement. If approval of the proposal to adjourn the special meeting for the purpose of soliciting additional proxies is submitted to the First Trust shareholders for approval, the approval requires that the number of votes cast at the special meeting, in person or by proxy and entitled to vote thereon, in favor of the proposal exceeds the votes cast against the proposal, whether or not a quorum is present.

The FIRST TRUST board of directors unanimously recommends that First Trust shareholders vote “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement.

LEGAL MATTERS

The validity of the BNC common stock to be issued in connection with the merger will be passed upon for BNC by Womble Carlyle Sandridge & Rice, LLP. Womble Carlyle Sandridge & Rice, LLP, on behalf of BNC, and Gaeta & Eveson, P.A., on behalf of First Trust, will also opine as to material federal income tax consequences of the merger.

EXPERTS

The consolidated financial statements of BNC and its subsidiary as of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009 and audit reports incorporated into this proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2011, have been so incorporated in reliance on the report of Cherry Bekaert & Holland, L.L.P., an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The financial statements of First Trust as of December 31, 2011 and 2010, and for the years ended December 31, 2011, 2010 and 2009, included herewith, have been audited by Dixon Hughes Goodman LLP, an independent registered public accounting firm, as indicated in its related audit reports, and are included in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

BNC has filed a registration statement with the SEC under the Securities Act of 1933, as amended, or the Securities Act, that registers the shares of BNC common stock to be issued in the merger to First Trust shareholders and includes this proxy statement/prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about BNC and its common stock, First Trust and the combined company. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this proxy statement/prospectus.

200

In addition, BNC (File No. 000-50128) files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at l-800-SEC-0330.

The SEC also maintains an Internet site that contains reports, proxy statements and other information about issuers, like BNC, that file electronically with the SEC. The address of that site is http://www.sec.gov. BNC’s Internet address is http://www.bncbancorp.com. The information on BNC’s Internet site is not a part of this proxy statement/prospectus.

You may obtain copies of the documents that BNC files with the SEC, free of charge, by going to the Investor Relations section of BNC’s website (http://www.bncbancorp.com) or by written or oral request to Drema Michael, SVP, Investor and Corporate Relations, at 1226 Eastchester Drive, High Point, North Carolina 27265, telephone: (336) 869-9200.

First Trust files reports, proxy statements, and other information with the FDIC under the Exchange Act. You may read and copy any reports, proxy and information statements, and other material filed by First Trust with the FDIC under the Exchange Act at:

Registration, Disclosure and Securities Operations Unit

Federal Deposit Insurance Corporation

550 17th Street, N.W., Room F-6043

Washington, DC 20429

You may also obtain copies of these reports and other documents by contacting the FDIC by telephone and leaving a voicemail at (202) 898-8908 or at (202) 898-8913, by facsimile at (202) 898-8505 or by sending an e-mail to the FDIC filing desk at publicbankreports@fdic.gov.

You may also obtain, without charge, copies of these documents by sending your request in writing to:

Jean R. Galloway

Secretary

First Trust Bank

P.O. Box 35529

Charlotte, NC 28235-5529

The SEC allows BNC to “incorporate by reference” information into this proxy statement/prospectus. This means that BNC can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus.

201

This proxy statement/prospectus incorporates by reference the documents listed below, except to the extent that any information in such filings is deemed “furnished” in accordance with SEC rules:

•	BNC’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed with the SEC on May 10, 2012, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, filed with the SEC on August 9, 2012;

•	BNC’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 15, 2012;

•	Those portions of BNC’s Definitive Proxy Statement deemed incorporated into BNC’s Annual Report on Form 10-K, filed with the SEC on April 16, 2012; and

•	BNC’s Current Reports on Form 8-K filed with the SEC on January 31, May 1, May 23, June 6, June 14, July 5, July 12, July 18, July 30, August 1, August 27, September 17, September 20 and September 21, 2012.

A description of BNC’s capital stock can be found herein under “Description of BNC Capital Stock.”

BNC incorporates by reference additional documents that it may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of First Trust’s special meeting (other than the portions of those documents not deemed to be filed). These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

BNC has supplied all information contained or incorporated by reference into this proxy statement/prospectus relating to BNC, and First Trust has supplied all such information relating to First Trust.

You can obtain any of the documents incorporated by reference into this proxy statement/prospectus from BNC or from the SEC through the SEC’s Internet site at the address described above. Documents incorporated by reference are available from BNC without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from Drema Michael, SVP, Investor and Corporate Relations, at 1226 Eastchester Drive, High Point, North Carolina 27265, telephone: (336) 869-9200.

If you would like to request documents, please do so by [•], 2012, to receive them before the First Trust special meeting. If you request any incorporated documents from BNC, we will mail them to you by first-class mail, or another equally prompt means, within one business day after we receive your request.

202

We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that BNC has incorporated into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

203

FINANCIAL STATEMENTS OF FIRST TRUST BANK

F-1

First Trust Bank

Statements of Financial Condition
(dollars in thousands, except share and per share amounts)	June 30,	December 31,
	2012	2011
	(Unaudited)	*
ASSETS
Cash and due from banks	$2,315	$2,113
Interest-bearing balances due from banks	23,120	8,250
Federal funds sold	9,421	10,165
Available-for-sale securities, at fair value	136,694	151,014
Loans	214,849	238,789
Less allowance for loan losses	(6,838)	(7,212)
Net loans	208,011	231,577

Interest receivable	1,530	1,692
Federal Home Loan Bank stock	892	1,378
Other real estate owned (OREO)	13,924	13,528
Premises and equipment, net	6,965	7,064
Bank-owned life insurance (BOLI)	8,506	8,367
Other assets	4,043	7,116
Total assets	$415,421	$442,264

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$34,570	$31,512
NOW	26,374	31,988
Money market	38,925	42,042
Savings	12,932	13,154
Time deposits	239,170	262,098
Total deposits	351,971	380,794

Securities sold under agreements to repurchase	4,732	6,291
Borrowings	2,000	2,000
Interest payable	1,114	1,561
Other liabilities	6,618	5,027
Total liabilities	366,435	395,673
Commitments and contingencies (Note 6)
Shareholders' equity:
Preferred stock, no par value, 1,000,000 shares authorized, no shares issued	-	-
Common stock, $2.50 par value, 10,000,000 shares authorized, 4,775,898 shares issued and outstanding at June 30, 2012 and December 31, 2011	11,940	11,940
Additional paid-in capital	17,356	17,337
Retained earnings	16,797	14,811
Accumulated other comprehensive income	2,893	2,503
Total shareholders' equity	48,986	46,591
Total liabilities and shareholders' equity	$415,421	$442,264

The accompanying notes are an integral part of these financial statements

* Derived from audited financial statements

F-2

First Trust Bank

Statements of Operations
(dollars in thousands, except share and per share amounts)	Three months ended	Three months ended
	June 30, 2012	June 30, 2011
	(Unaudited)	(Unaudited)
Interest income:
Loans, including fees	$3,092	$3,511
Investment securities	1,213	1,370
Federal funds sold	4	7
Other interest and dividend income	14	12
Total interest income	4,323	4,900

Interest expense:
Deposits	788	1,225
Securities sold under agreements to repurchase and federal funds purchased	3	7
Borrowings	2	28
Total interest expense	793	1,260

Net interest income	3,530	3,640
Provision for loan losses	(406)	2,050

Net interest income after provision for loan losses	3,936	1,590

Other noninterest income:
Service charges and fees	36	41
Bank-owned life insurance (BOLI)	85	87
Gain on sale of available-for-sale security	-	42
Other	61	12
Total other noninterest income	182	182

Other noninterest expenses:
Personnel	1,086	1,073
Occupancy	141	138
FDIC insurance premium	182	215
Data processing	110	113
Other loan and OREO-related expenses	249	129
Net loss on sales and writedowns of OREO	116	515
Other	372	275
Total other noninterest expenses	2,256	2,458
Income (loss) before income taxes	1,862	(686)
Income tax expense (benefit)	707	(221)
Net income (loss)	$1,155	$(465)

Weighted average shares outstanding (basic)	4,775,898	4,775,898
Weighted average shares outstanding (diluted)	4,775,898	4,775,898
Net income per common share, basic	$0.24	$(0.10)
Net income per common share, diluted	$0.24	$(0.10)

The accompanying notes are an integral part of these financial statements

F-3

First Trust Bank

Statements of Operations
(dollars in thousands, except share and per share amounts)	Six months ended June 30, 2012	Six months ended June 30, 2011
	(Unaudited)	(Unaudited)
Interest income:
Loans, including fees	$6,299	$7,221
Investment securities	2,478	2,667
Federal funds sold	9	13
Other interest and dividend income	27	23
Total interest income	8,813	9,924

Interest expense:
Deposits	1,683	2,501
Securities sold under agreements to repurchase and federal funds purchased	6	10
Borrowings	4	65
Total interest expense	1,693	2,576

Net interest income	7,120	7,348
Provision for loan losses	(266)	2,499

Net interest income after provision for loan losses	7386	4,849

Other noninterest income:
Service charges and fees	76	82
Bank-owned life insurance (BOLI)	170	173
Gain on sale of available-for-sale securities	-	42
Other	86	27
Total other noninterest income	332	324

Other noninterest expenses:
Personnel	2,261	2,207
Occupancy	282	282
FDIC insurance premium	348	377
Data processing	215	213
Other loan and OREO-related expenses	451	449
Net loss on sales and writedowns of OREO	241	1,009
Other	727	481
Total other noninterest expenses	4,525	5,018
Income before income taxes	3,193	155
Income tax expense	1,207	-
Net income	$1,986	$155

Weighted average shares outstanding (basic)	4,775,898	4,775,898
Weighted average shares outstanding (diluted)	4,775,898	4,775,898
Net income per common share, basic	$0.42	$0.03
Net income per common share, diluted	$0.42	$0.03

The accompanying notes are an integral part of these financial statements

F-4

First Trust Bank

Statements of Comprehensive Income
(dollars in thousands)	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income (loss)	$1,155	$(465)	$1,986	$155

Other comprehensive income:

Unrealized holding gains on available-for-sale securities	644	2,913	629	2,430

Reclassification adjustment for gains realized in income	-	(42)	-	(42)

Other comprehensive income	644	2,871	629	2,388

Income taxes related to other comprehensive income	(245)	(1,091)	(239)	(907)

Total other comprehensive income	399	1,780	390	1,481

Total comprehensive income	$1,554	$1,315	$2,376	$1,636

The accompanying notes are an integral part of these financial statements

F-5

First Trust Bank

Statements of Cash Flows
(dollars in thousands)	Six months ended	Six months ended
	June 30, 2012	June 30, 2011
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,986	$155
Adjustments to reconcile net income to net cash provided by operations:
Provision for loan losses	(266)	2,499
Deferred income taxes	-	(108)
Depreciation	99	102
Accretion and amortization on securities, net	141	54
Gain on sale of available-for-sale security	-	(42)
Gains on sales of loans	(1)	-
Net losses on sales and writedowns of OREO	241	1,009
Stock option compensation expense	19	38
Net increase in cash surrender value of BOLI	(139)	(145)
Decrease (increase) in accrued interest receivable	162	(202)
Decrease in other assets	2,834	355
Decrease in accrued interest payable	(447)	(151)
Increase in other liabilities	1,591	430
Net cash provided by operating activities	6,220	3,994

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of available-for-sale securities	(40,505)	(35,471)
Maturities and calls of available-for-sale securities	55,313	15,575
Proceeds from sale of available-for-sale security	-	2,032
Net redemption of Federal Home Loan Bank stock	486	505
Proceeds from sales of loans	3,405	-
Net decrease in loans	17,716	11,628
Proceeds from sales of OREO	1,889	1,100
Proceeds received from borrowers after foreclosure	186	-
Net cash provided by (used in) investing activities	38,490	(4,631)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in deposits	(28,823)	29,351
Net increase (decrease) in securities sold under agreements to repurchase and federal funds purchased	(1,559)	6,410
Net decrease in borrowings	-	(15,000)
Net cash provided by (used in) financing activities	(30,382)	20,761

Net increase in cash and cash equivalents	14,328	20,124
Cash and cash equivalents, beginning of period	20,528	20,050
Cash and cash equivalents, end of period	$34,856	$40,174

Supplemental Disclosure:
Noncash investing and financing activities:
Transfer of loans to OREO	$2,712	$8,513

The accompanying notes are an integral part of these financial statements

F-6

First Trust Bank

Notes to Financial Statements

June 30, 2012

(1) Summary of Significant Accounting Policies

The significant accounting policies followed by First Trust Bank (the “Bank”) for interim financial reporting are consistent with the accounting policies followed for annual financial reporting. In management’s opinion, all adjustments of a normal recurring nature necessary for a fair presentation have been included in these unaudited financial statements. The accompanying financial statements do not purport to contain all the necessary financial disclosures that might otherwise be necessary in the Bank’s annual report. The results of operations for the six months ended June 30, 2012 are not necessarily indicative of the results expected for the full year.

The organization and business of the Bank, the accounting policies followed by the Bank and other information are contained in the notes to the financial statements filed as part of the Bank’s 2011 annual report on Form 10-K. This quarterly report should be read in conjunction with such annual report.

(2) Per Share Data

Basic earnings per common share represent income available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per common share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustments to income that would result from the assumed issuance. Potential common shares that may be issued by the Bank relate solely to outstanding stock options and are determined using the treasury stock method.

Basic and diluted net income per common share have been computed by dividing net income for the periods by the weighted average number of common shares or potential common shares that may be issued as summarized below:

	Three months ending		Six months ending
	June 30,		June 30,
Common share information:	2012	2011	2012	2011
Weighted average number of shares outstanding	4,775,898	4,775,898	4,775,898	4,775,898
Effect of dilutive stock options	-	-	-	-
Weighted average number of shares and dilutive potential shares outstanding	4,775,898	4,775,898	4,775,898	4,775,898

For the three and six months ended June 30, 2012, options totaling 95,625 shares were antidilutive due to the average market price of the Bank’s stock, which was below the exercise price of the outstanding options. For the three months ended June 30, 2011, 103,781 shares were antidilutive due to the Bank’s net loss. For the six month period ended June 30, 2011, 103,781 shares were antidilutive due to the average market price of the Bank’s stock.

(3) Investment Securities

The Bank purchases various investment securities for liquidity purposes and for interest income. During the first six months of 2012, approximately $48,600,000 in U.S. Government-sponsored agency (GSE) securities were called prior to maturity. Proceeds from the calls were used to purchase new GSE agency securities totaling $36,900,000 and GSE residential mortgage-backed securities amounting to $3,600,000. The remaining proceeds of approximately $8,000,000 were deposited in interest-bearing due from bank accounts.

F-7

First Trust Bank

Notes to Financial Statements

June 30, 2012

The amortized cost and fair values of available-for-sale securities at June 30, 2012 and December 31, 2011 are presented in the following table:

June 30, 2012
(dollars in thousands)		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Obligations of U.S. Government-sponsored agencies (GSEs)	$64,238	$489	$(25)	$64,702
Residential mortgage-backed securities - GSEs	50,649	2,438	(14)	53,073
Obligations of states and political subdivisions	17,141	1,778	-	18,919
Total	$132,028	$4,705	$(39)	$136,694

December 31, 2011
(dollars in thousands)		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Obligations of U.S. Government-sponsored agencies (GSEs)	$75,867	$420	$(2)	$76,285
Residential mortgage-backed securities - GSEs	53,970	2,233	(1)	56,202
Obligations of states and political subdivisions	17,140	1,387	-	18,527
Total	$146,977	$4,040	$(3)	$151,014

The amortized cost and fair value of available-for-sale securities at June 30, 2012 by contractual maturities are presented in the following table. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. For the purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted-average contractual maturities of underlying collateral. The mortgage-backed securities may mature earlier than their weighted-average contractual maturities because of principal prepayments.

Available-for-sale securities
	Amortized	Fair
June 30, 2012	cost	value
(dollars in thousands)
Due within one year	$556	$583
Due from one to five years	39,658	41,742
Due from five to ten years	26,954	27,525
Due after ten years	64,860	66,844
Total	$132,028	$136,694

The following table shows investment securities’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at June 30, 2012 and December 31, 2011. The unrealized losses relate to debt securities that have incurred fair value reductions due to lower market pricing. The unrealized losses are not likely to reverse unless and until market conditions improve. Management has the intent to hold securities in an unrealized loss position until a recovery of the cost basis occurs. Management has determined that it is more likely than not that the Bank will not be required to sell any of the securities in an unrealized loss position prior to a recovery of the cost basis. Management has analyzed the creditworthiness of the underlying issuers and determined that it is probable that the Bank will collect all contractual cash flows: therefore all impairment is considered temporary.

F-8

First Trust Bank

Notes to Financial Statements

June 30, 2012

June 30, 2012	Less than 12 Months		12 Months or More		Total
(dollars in thousands)		Unrealized		Unrealized		Unrealized
	Fair Value	losses	Fair Value	losses	Fair Value	losses
Obligations of US Government- sponsored agencies (GSEs)	$6,277	$(25)	$-	$-	$6,277	$(25)
Residential mortgage-backed securities - GSEs	1,890	(14)	-	-	1,890	(14)
Total temporarily impaired securities	$8,167	$(39)	$-	$-	$8,167	$(39)

December 31, 2011	Less than 12 Months		12 Months or More		Total
(dollars in thousands)		Unrealized		Unrealized		Unrealized
	Fair Value	losses	Fair Value	losses	Fair Value	losses
Obligations of US Government- sponsored agencies (GSEs)	$3,495	$(2)	$-	$-	$3,495	$(2)
Residential mortgage-backed securities - GSEs	5,824	(1)	-	-	5,824	(1)
Total temporarily impaired securities	$9,319	$(3)	$-	$-	$9,319	$(3)

At June 30, 2012, one GSE residential mortgage-backed security and four obligations of GSEs were in unrealized loss positions. In comparison, two obligations of GSE’s and three GSE residential mortgage-backed securities were in unrealized loss positions at December 31, 2011.

There were no securities sold during the six months ended June 30, 2012. During the six months ended June 30, 2011, proceeds from securities sold totaled $2,032,000. The gross realized gain for this sale amounted to $42,000 and there were no realized losses.

The carrying value of securities pledged to secure various types of borrowings, including FHLB advances and public deposits, totaled $34,800,000 and $38,516,000 at June 30, 2012 and December 31, 2011, respectively.

The Bank, as a member of the FHLB, is required to maintain an investment in FHLB capital stock. No ready market exists for the FHLB stock and the carrying value approximates its fair value based on redemption provisions of the FHLB.

(4) Loans

Loans at June 30, 2012 and December 31, 2011 are summarized as follows:

F-9

First Trust Bank

Notes to Financial Statements

June 30, 2012

(dollars in thousands)	June 30, 2012		December 31, 2011
	Amount	Percent	Amount	Percent
Commercial	$12,499	5.82%	$16,552	6.93%
Construction and land development	34,101	15.87%	34,448	14.42%
Commercial real estate	143,462	66.76%	159,732	66.88%
Residential real estate	24,540	11.42%	27,639	11.57%
Consumer and other	291	0.13%	473	0.20%
Subtotal	$214,893	100.00%	$238,844	100.00%
Unamortized net deferred loan fees	(44)		(55)
Loans, net of deferred fees	$214,849		$238,789

As a result of the current economic environment, many financial institutions, including First Trust, have experienced declines in various components of their loan portfolio. The risks inherent in our loan portfolio, including the adequacy of the allowance of loan losses, are significant estimates that are based on assumptions. In estimating these risks, we consider the financial conditions of specific borrowers and potential credit concentrations with groups of borrowers, types of loans, or geographical locations. We use a number of measures to assess the risk within each class of loans within our loan portfolio, including the value of underlying collateral on collateralized loans; historical loss rates by class of loan, the assigned risk grades within each class of loan, and other criteria. The Bank utilizes internal loan reviews to monitor individual credits within each class of loan as well the services of an external firm to conduct an independent review of the portfolio and all significant credits in each class of loans at least annually. In addition, all classified and impaired credits, regardless of class or type of loan, are reviewed at least quarterly.

Allowance for Loan Losses. The following tables summarize the activity in the allowance for loan losses by loan segment for the three month periods ended June 30, 2012 and 2011:

F-10

First Trust Bank

Notes to Financial Statements

June 30, 2012

Three months ended June 30, 2012
		Construction &
		Land	Commercial	Residential	Consumer	Unallo-
(dollars in thousands)	Commercial	Development	Real Estate	Real Estate	and Other	cated	Total
Allowance for Loan Losses:
Balance, April 1	$1,136	$1,954	$2,626	$1,222	$6	$137	$7,081
Charge-offs	(75)	-	-	-	-	-	(75)
Recoveries	178	18	-	42	-	-	238
Net charge-offs	103	18	-	42	-	-	163
Provision	(418)	121	41	(143)	(4)	(3)	(406)
Balance, June 30	$821	$2,093	$2,667	$1,121	$2	$134	$6,838

Three months ended June 30, 2011
		Construction &
		Land	Commercial	Residential	Consumer	Unallo-
(dollars in thousands)	Commercial	Development	Real Estate	Real Estate	and Other	cated	Total
Allowance for Loan Losses:
Balance, April 1	$2,321	$3,755	$1,409	$1,081	$3	$88	$8,657
Charge-offs	(197)	(1,060)	(335)	(27)	-	-	(1,619)
Recoveries	211	6	-	-	-	-	217
Net charge-offs	14	(1,054)	(335)	(27)	-	-	(1,402)
Provision	29	957	796	356	-	(88)	2,050
Balance, June 30	$2,364	$3,658	$1,870	$1,410	$3	$-	$9,305

Estimated losses are determined for pass grade loans by dividing the loans into segments of similar loans and applying a formula reserve to each segment. For the three months ended June 30, 2012, the Bank recorded a negative provision for loan losses due in part to reductions in these groups of loans. These pass loans include all loans not deemed impaired and the reserve is based on historical loss rates for each segment, adjusted for qualitative or other factors that might impact estimated losses.

Additionally, net recoveries of previous losses were recorded for the commercial loans and residential real estate loan segments during the quarter. On an annualized basis, net commercial loan recoveries amounted to 3.31% of total commercial loans at June 30, 2012 compared to .30% for the same period in 2011. Net residential real estate recoveries for the quarter, on an annualized basis, were .69% of total residential real estate loans at June 30, 2012 compared to net charge-offs of .38% of the residential real estate balance at June 30, 2011.

The following table summarizes the activity in the allowance for loan losses by loan segment for the six month periods ended June 30, 2012 and 2011:

F-11

First Trust Bank

Notes to Financial Statements

June 30, 2012

Six months ended June 30, 2012
		Construction &
		Land	Commercial	Residential	Consumer	Unallo-
(dollars in thousands)	Commercial	Development	Real Estate	Real Estate	and Other	cated	Total
Allowance for Loan Losses:
Balance, January 1	$1,560	$2,112	$2,141	$1,273	$3	$123	$7,212
Charge-offs	(75)	-	(352)	-	-	-	(427)
Recoveries	245	18	-	56	-	-	319
Net charge-offs	170	18	(352)	56	-	-	(108)
Provision	(909)	(37)	878	(208)	(1)	11	(266)
Balance, June 30	$821	$2,093	$2,667	$1,121	$2	$134	$6,838

Six months ended June 30, 2011
		Construction &
		Land	Commercial	Residential	Consumer	Unallo-
(dollars in thousands)	Commercial	Development	Real Estate	Real Estate	and Other	cated	Total
Allowance for Loan Losses:
Balance, January 1	$3,084	$5,245	$989	$941	$4	$246	$10,509
Charge-offs	(319)	(1,932)	(1,002)	(710)	-	-	(3,963)
Recoveries	252	6	-	2	-	-	260
Net charge-offs	(67)	(1,926)	(1,002)	(708)	-	-	(3,703)
Provision	(653)	339	1,883	1,177	(1)	(246)	2,499
Balance, June 30	$2,364	$3,658	$1,870	$1,410	$3	$-	$9,305

All impaired loans in all categories with an impairment determined during the first six months of 2012 had that impairment recognized and charged off against the allowance for loan losses. In total, a negative loan loss provision was recorded for the six months ended June 30, 2012 because the Bank’s performing loan portfolio continues to decline due to repayments, transfers to OREO or transfers to nonperforming loans. Additionally, the Bank recovered previous losses in the six months ended June 30, 2012, resulting in additions to the loan loss reserve.

The reduction in the portion of the allowance for loan losses attributable to the commercial loan segment of pass grade loans from year end 2011 to June 30, 2012 resulted primary from the decline in outstanding commercial loans in the portfolio. This decline resulted from a combination of reductions in outstanding commercial loans and few new commercial loans being added to the portfolio. On an annualized basis, net commercial loan charge-offs (recoveries) for the year-to-date were (2.74%) and .73% of total commercial loans at June 30, 2012 and 2011, respectively. On an annualized basis, net residential real estate loan charge-offs (recoveries) for the year-to-date were (.46%) and 5.01% of total residential real estate loans as of June 30, 2012 and 2011, respectively.

The following table shows the portion of the allowance for loan losses that relates to loans individually and collectively evaluated for impairment at June 30, 2012 and December 31, 2011:

F-12

First Trust Bank

Notes to Financial Statements

June 30, 2012

June 30, 2012
		Construction
		& Land	Commerical	Residential	Consumer	Unallo-
(dollars in thousands)	Commercial	Development	Real Estate	Real Estate	and Other	cated	Total
Loans individually evaluated for impairment	$-	$-	$-	$-	$-	$-	$-
Loans collectively evaluated for impairment	821	2,093	2,667	1,121	2	134	6,838
Total	$821	$2,093	$2,667	$1,121	$2	$134	$6,838

December 31, 2011
		Construction
		& Land	Commerical	Residential	Consumer	Unallo-
(dollars in thousands)	Commercial	Development	Real Estate	Real Estate	and Other	cated	Total
Loans individually evaluated for impairment	$-	$-	$328	$-	$-	$-	$328
Loans collectively evaluated for impairment	1,560	2,112	1,813	1,273	3	123	6,884
Total	$1,560	$2,112	$2,141	$1,273	$3	$123	$7,212

The Bank’s recorded investment in loans as of June 30, 2012 and December 31, 2011 related to each balance in the allowance for loan losses by loan type and disaggregated on the basis of the Bank’s impairment methodology is presented in the following table:

June 30, 2012
		Construction
		& Land	Commerical	Residential	Consumer
(dollars in thousands)	Commercial	Development	Real Estate	Real Estate	and Other	Total
Loans individually evaluated for impairment	$434	$13,695	$9,039	$1,858	$-	$25,026
Loans collectively evaluated for impairment	12,065	20,406	134,423	22,682	291	189,867
Total	$12,499	$34,101	$143,462	$24,540	$291	$214,893

December 31, 2011
		Construction
		& Land	Commerical	Residential	Consumer
(dollars in thousands)	Commercial	Development	Real Estate	Real Estate	and Other	Total
Loans individually evaluated for impairment	$490	$15,152	$16,690	$3,956	$-	$36,288
Loans collectively evaluated for impairment	16,062	19,296	143,042	23,683	473	202,556
Total	$16,552	$34,448	$159,732	$27,639	$473	$238,844

F-13

First Trust Bank

Notes to Financial Statements

June 30, 2012

Within each class of loans, individual loans that are adversely classified, larger pass-grade loans and some smaller pass-grade loans are periodically evaluated for impairment. If any of these loans are determined to be impaired, they are further evaluated to determine the amount of impairment, if any. The remaining loans are assigned to their individual segments based on purpose, collateral, borrower and other factors. Loans covering two or more of these criteria, or when difficult to classify, are placed in the proper category based on the major criterion. The Bank divides its real estate related loan segment into more defined classes of various construction loans, loans secured by residential properties, and loans secured by commercial properties. These classes are then subdivided further to the various types of construction loans and various types of residential and commercial real estate loans. There are inherent risks in all these segments, including declining collateral values due to the current economic conditions, but the construction-related loans exhibit more risk in that payment generally comes from the sale of the underlying collateral and general economic conditions impact these sales to a larger degree than payments on other types of real estate loans. The sale of houses and other properties has been impacted by the number of distressed properties in the Bank’s market area. Real estate properties held for investment are typically well collateralized but may experience problems due to lower occupancy or lease rates during certain economic cycles.

The Bank provides HELOCs (home equity lines) to its customers. The lines are secured by second mortgages on the customer’s primary residence. Payment on these lines can be impacted by the individual borrower’s ability to pay. Declining collateral values can also impact the adequacy of the collateral used to secure the line. The Bank’s larger commercial loans are generally secured with a variety of collateral. Various business segments may be impacted by local economic conditions more than others. The Bank makes consumer and individual loans, but these are generally smaller balances and/or well secured.

The Bank utilizes internal loan reviews to monitor individual credits within each class of loan as well as the services of an external firm to conduct an independent review of the portfolio and all significant credits in each class of loans at least annually. In addition, all classified and impaired credits, regardless of class or type of loan, are reviewed on a quarterly basis, except for smaller credits with immaterial principal balances.

At December 31, 2011, the segment of loans that were performing was $202.6 million with a reserve allocation of 3.40%. At June 30, 2012 this segment had declined to $189.9 million with a reserve allocation of 3.60%. This increase in the reserve allocation is due to analysis of current portfolio segments.

When loans within all classes of the Bank’s loan portfolio are determined to be impaired and it is further determined that the impairment is uncollectable, the impairment amount is charged off against the allowance for loan losses. In many cases, this is appropriate shortly after the impairment amount is determined. The Bank makes every effort to recognize impairment amounts within the quarter in which they are determined, either through a charge to the reserve or by charge-off against the reserve.

Credit Risk Profile. The Bank uses a system of loan grading and reviews to internally assign risk grades to its loans. Risk grades are reviewed periodically to determine the appropriateness of the grades. Loans are graded in segments from “Exceptional” to “Loss” and may migrate through the grades as individual circumstances dictate. Loan risk grades 1 through 6 are considered passing grades, with 1 corresponding to “Exceptional” and having the least amount of risk. Loans graded a 5 warrant a grade 4, but deterioration has been detected and the loans have been added to the Bank’s “Watch List.” Grade 6 loans, or “Other Loans Especially Mentioned” are fundamentally sound, but require management’s review due to a shortcoming or potential weakness. Loans risk graded 6 through 9 are considered “Classified.” Grades 7 and 8 are loans that are inadequately protected by current sound net worth, paying capacity, or pledged collateral, as well as loans with unsatisfactory characteristics indicating higher levels of risk. “Doubtful” loans are graded 9 and are questionable as to collection or liquidation in full. The reserve allocation is equal to the actual probable loss.

The following table presents the Bank’s credit risk profile by internally assigned risk grades for its loan portfolio as of June 30, 2012 and December 31, 2011:

F-14

First Trust Bank

Notes to Financial Statements

June 30, 2012

June 30, 2012
	Pass	Classified
	Risk	Other Loans
	Grades	Especially
(dollars in thousands)	1-5	Mentioned	Substandard	Total
Loans:
Commercial	$9,432	$1,785	$1,282	$12,499
Construction and land development	17,540	286	16,275	34,101
Commercial real estate	130,495	1,491	11,476	143,462
Residential real estate	20,873	1,110	2,557	24,540
Consumer and other	291	-	-	291
Total	$178,631	$4,672	$31,590	$214,893

December 31, 2011
	Pass	Classified
	Risk	Other Loans
	Grades	Especially
(dollars in thousands)	1-5	Mentioned	Substandard	Total
Loans:
Commercial	$13,185	$-	$3,367	$16,552
Construction and land development	16,301	290	17,857	34,448
Commercial real estate	139,038	1,515	19,179	159,732
Residential real estate	21,842	763	5,034	27,639
Consumer and other	473	-	-	473
Total	$190,839	$2,568	$45,437	$238,844

Past Due Loans. Loans are considered past due if the required principal and interest payments have not been received as of the date such payments were due. The following table presents an age analysis of the Bank’s past due loans as of June 30, 2012 and December 31, 2011:

F-15

First Trust Bank

Notes to Financial Statements

June 30, 2012

June 30, 2012
						Loans 90 days
		Loans greater				or more past
	Loans 30-89	than 90 days	Total loans			due and still
(dollars in thousands)	days past due	past due	past due	Current loans	Total loans	accruing
Commercial	$200	$233	$433	$12,066	$12,499	$-
Construction & land development	-	8,131	8,131	25,970	34,101	-
Commercial real esate:
Owner-occupied	739	951	1,690	57,575	59,265	-
Nonowner-occupied	1,744	2,010	3,754	80,443	84,197	-
Residential real estate	512	150	662	23,878	24,540	-
Consumer and other	-	-	-	291	291	-
Unamortized fees	-	-	-	(44)	(44)	-
Total	$3,195	$11,475	$14,670	$200,179	$214,849	$-

December 31, 2011
						Loans 90 days
		Loans greater				or more past
	Loans 30-89	than 90 days	Total loans			due and still
(dollars in thousands)	days past due	past due	past due	Current loans	Total loans	accruing
Commercial	$151	$285	$436	$16,116	$16,552	$-
Construction & land development	1,752	4,115	5,867	28,581	34,448	-
Commercial real esate:
Owner-occupied	2,884	4,952	7,836	58,920	66,756	-
Nonowner-occupied	696	2,339	3,035	89,941	92,976	-
Residential real estate	191	2,061	2,252	25,387	27,639	-
Consumer and other	-	-	-	473	473	-
Unamortized fees	-	-	-	(55)	(55)	-
Total	$5,674	$13,752	$19,426	$219,363	$238,789	$-

Nonaccrual Loans. Loans that become 90 days delinquent or loans where it appears the borrower is unable to make required payments are placed on nonaccrual status and the interest accrual discontinued unless imminent collection of all past due amounts or other favorable loan specific conditions exist. When interest accrual is discontinued, all unpaid accrued interest is reversed against interest income. Interest income is subsequently recognized only to the extent cash payments are received in excess of principal due. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured. The above discussion regarding nonaccrual loans applies to all classes of the Bank’s loans.

Details relating to the amount of loans on nonaccrual status as of June 30, 2012 and December 31, 2011 are as follows:

(dollars in thousands)	June 30, 2012	December 31, 2011
Commercial	$233	$285
Construction and land development	8,558	9,177
Commercial real estate:
Owner-occupied	951	6,794
Nonowner-occupied	2,499	5,842
Residential real estate	334	2,621
Total	$12,575	$24,719

F-16

First Trust Bank

Notes to Financial Statements

June 30, 2012

If interest on nonaccrual loans had been accrued in accordance with the original terms, interest income would have increased by approximately $302,000 and $558,000 for the six months ended June 30, 2012 and 2011, respectively. Occasionally the Bank will have TDRs in nonaccrual status where the customer is current on scheduled payments but the loan is carried as a nonaccrual loan due to other factors. After a period of performing as agreed, these loans will generally be returned to accrual status.

Impaired Loans. Loans are considered impaired when, based on current information and events, it is probable the Bank will be unable to collect all amounts due in accordance with the original contractual terms of the loan agreement, including scheduled principal and interest payments. Generally, a loan is considered impaired if it exhibits the same level of weakness and probability of loss as loans classified doubtful or loss. If a loan is impaired, a specific valuation allowance is allocated, if necessary, so that the loan is reported net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Interest payments on impaired loans are typically applied to principal unless collectability of the principal amount is reasonably assured, in which case interest is recognized on a cash basis. Impaired loans, or portions thereof, are charged off when deemed uncollectible. The above discussion regarding impaired loans applies to all classes of the Bank’s loans.

TDRs included in impaired loans at June 30, 2012 that were not accruing interest totaled $5,678,000 and consisted of segments of commercial real estate loans of $1,555,000, single family residential loans of $334,000 and construction and land development loans of $3,789,000. The class of commercial real estate TDRs included nonowner-occupied real estate loans. TDRs included in impaired loans at June 30, 2012 that are continuing to accrue interest totaled $12,451,000 and consisted of construction and land development loans of $5,137,000, owner-occupied commercial real estate of $197,000, nonowner-occupied commercial real estate of $5,392,000, residential real estate loans totaling $1,524,000 and commercial loans totaling $201,000. These accruing loans have been performing according to their modified terms for at least six consecutive months, except for three loans to one related borrower totaling $1,941,000 which was 30-89 days past due on June 30, 2012.

At December 31, 2011, TDRs included in impaired loans that were not accruing interest totaled $6,684,000 and consisted of segments of commercial real estate loans of $3,006,000, single family residential loans of $368,000 and construction loans of $3,310,000. The classes of commercial real estate TDRs were owner-occupied and nonowner-occupied and totaled $199,000 and $2,807,000, respectively. TDRs included in impaired loans at December 31, 2011 that are continuing to accrue interest totaled $11,569,000 and consisted of segments of construction loans totaling $5,975,000, commercial loans of $205,000, residential real estate loans of $1,335,000 and nonowner-occupied commercial real estate loans totaling $4,054,000. These accruing loans had been performing according to their modified terms for at least six consecutive months as of December 31, 2011.

The following table presents a summary of loans that were restructured during the three and six months ended June 30, 2012, including the types of concessions made by loan class:

F-17

First Trust Bank

Notes to Financial Statements

June 30, 2012

Summary of Loans Restructured During the Current Year
	Three months ended June 30, 2012			Six months ended June 30, 2012
		Pre-			Pre-	Post-
		Modification			Modification	Modification
		Outstanding	Post-Modification		Outstanding	Outstanding
(dollars in	Number of	Recorded	Outstanding	Number of	Recorded	Recorded
thousands)	contracts	Investment	Recorded Investment	contracts	Investment	Investment
Below market interest rate:
Commercial	-	$-	$-	-	$-	$-
Construction and land development	-	-	-	1	651	427
Commercial real estate:
Owner-occupied	-	-	-	-	-	-
Nonowner occupied	-	-	-	1	242	240
Residential real estate	-	-	-	-	-	-
Consumer and other	-	-	-	-	-
Total	-	$-	$-	2	$893	$667

Extended payment terms:
Commercial	-	$-	$-	-	$-	$-
Construction and land development	-	-	-	-	-	-
Commercial real estate:
Owner-occupied	-	-	-	-	-	-
Nonowner occupied	-	-	-	-	-	-
Residential real estate	1	191	184	1	191	184
Consumer and other	-	-	-	-	-	-
Total	1	$191	$184	1	$191	$184

TDRs restructured during the period	1	$191	$184	3	$1,084	$851

TDRs accruing interest	-	$-	$-	-	$-	$-

TDRs included in non-accrual	1	$191	$184	3	$1,084	$851

Pre-modification outstanding recorded investment is as of the date of the restructuring, which varies by loan. Post-modification outstanding recorded investment is as of June 30, 2012. There were no charge-offs associated with loans that were restructured during the six months ended June 30, 2012 and none of these loans have defaulted.

The following table presents the Bank’s investment in loans considered to be impaired and related information on those impaired loans as of June 30, 2012 and December 31, 2011. For these same periods, impaired loans include $12,451,000 and $11,569,000, respectively, in loans classified as troubled debt restructurings that are accruing interest and are performing according to their modified terms. There were no impaired consumer loans as of June 30, 2012 or December 31, 2011.

F-18

First Trust Bank

Notes to Financial Statements

June 30, 2012

June 30, 2012
			Commercial real estate
		Construction
		and land	Owner-	Nonowner-	Residential
(dollars in thousands)	Commercial	development	occupied	occupied	real estate	Total
Unpaid principal balance	$584	$16,897	$1,194	$8,984	$2,273	$29,932
Recorded investment with no allowance	434	13,695	1,148	7,891	1,858	25,026
Recorded investment with allowance	-	-	-	-	-	-
Total recorded investment	434	13,695	1,148	7,891	1,858	25,026
Related allowance	-	-	-	-	-	-
Average recorded investment:
For quarter ended June 30	482	14,382	4,130	9,178	1,923	30,095
For year-to-date ended June 30	485	14,682	4,997	9,425	2,881	32,470
Interest income recognized:
For quarter ended June 30	3	51	1	58	15	128
For year-to-date ended June 30	6	131	3	145	31	316

December 31, 2011
			Commercial real estate
		Construction
		and land	Owner-	Nonowner-	Residential
(dollars in thousands)	Commercial	development	occupied	occupied	real estate	Total
Unpaid principal balance	$588	$18,373	$6,840	$10,919	$4,869	$41,589
Recorded investment with no allowance	490	15,152	5,151	8,978	3,956	33,727
Recorded investment with allowance	-	-	1,643	918	-	2,561
Total recorded investment	490	15,152	6,794	9,896	3,956	36,288
Related allowance	-	-	258	70	-	328
Average recorded investment	686	15,980	4,788	8,122	2,766	32,342
Interest income recognized	6	288	27	288	84	693

The Bank evaluates and estimates off-balance sheet credit exposure at the same time it estimates credit losses for loans by a similar process. These estimated credit losses are not recorded as part of the allowance for loan losses, but are recorded to a separate liability account by a charge to income, if material. Loan commitments, unused lines of credit and standby letters of credit make up the off-balance sheet items reviewed for potential credit losses. These estimated credit losses were not material at June 30, 2012 and December 31, 2011.

During the six months ended June 30, 2012, the Bank reclassified three loans totaling $3,404,000 to the loans held for sale category. Subsequently, the loans were sold for a total of $3,405,000, resulting in a realized gain of $1,000. At the time of the sale, two of these loans totaling $3,349,000 were nonperforming. There were no loans sold during the same period in 2011, nor were there any loans classified as held for sale as of June 30, 2012 and 2011.

F-19

First Trust Bank

Notes to Financial Statements

June 30, 2012

(5) Stock Compensation Plans

The Bank had two share-based compensation plans with options still outstanding at June 30, 2012. The compensation costs that have been charged against income for the three months ended June 30, 2012 and 2011 for the incentive stock option plan amounted to $9,000 and $19,000, respectively. For the six months ended June 30, 2012 and 2011, the compensation costs totaled $19,000 and $38,000, respectively. There was no compensation cost for the nonqualified plan for either period because the outstanding options were fully vested prior to December 31, 2005.

The two plans were initiated on April 19, 1999 and expired at the end of ten years, on April 19, 2009. Subsequently, no further options may be granted under either plan.

Pursuant to provisions of the Bank’s 1999 Incentive Stock Option Plan, as amended in 2006, options to purchase up to 431,877 shares of the Bank’s authorized but unissued common stock could be granted to employees (“Incentive Stock Option Plan”). Pursuant to provisions of the Bank’s 1999 Nonstatutory Stock Option Plan, options to purchase up to 343,934 shares of the Bank’s authorized but unissued common stock could be granted to directors of the Bank (“Nonstatutory Stock Option Plan”).

For both option plans, the option price is the fair market value of the stock at the date of grant. Employee options vest 20% per year over a five-year period, beginning one year from the date of grant. Director options are 100% vested at date of grant. All outstanding option shares expire not more than ten years from the date of grant.

The risk-free interest rate is based upon a U. S. Treasury instrument with a life that is similar to the expected life of the option grant. Expected volatility is based upon the historical volatility of the Bank’s trading history. The expected term of the options is based upon the average life of previously issued stock options. The Bank has paid no cash dividends to date and therefore, there is no expected dividend yield calculation.

The Bank funds option shares from authorized but unissued shares. The Bank does not typically purchase shares to fulfill the obligations of the stock benefit plans.

Nonstatutory Stock Option Plan. Activity in the Nonstatutory Stock Option Plan for the six months ended June 30, 2012 and 2011 is summarized as follows:

Nonstatutory Stock Option Plan	June 30, 2012		June 30, 2011
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price
Outstanding grants at beginning of period	18,762	$12.38	18,762	$12.38
Options granted	-	-	-	-
Options forfeited	-	-	-	-
Options exercised	-	-	-	-
Outstanding at end of period	18,762	12.38	18,762	12.38
Options exercisable at end of period	18,762	$12.38	18,762	$12.38
Weighted average remaining contractual life	3.0 years		4.0 years

F-20

First Trust Bank

Notes to Financial Statements

June 30, 2012

Incentive Stock Option Plan. Activity in the Incentive Stock Option Plan for the six months ended June 30, 2012 and 2011 is summarized as follows:

Incentive Stock Option Plan	June 30, 2012		June 30, 2011
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price
Outstanding grants at beginning of period	85,019	$13.84	98,420	$13.32
Options granted	-	-	-	-
Options forfeited	(8,156)	8.27	(13,401)	10.06
Options exercised	-	-	-	-
Outstanding at end of period	76,863	14.43	85,019	13.84
Options exercisable at end of period	68,095	$14.68	63,548	$13.82
Weighted average remaining contractual life	4.7 years		5.4 years

There were no options granted during the six months ended June 30, 2012 and 2011.

(6) Capital, Commitments and Contingencies

The Bank, as a North Carolina banking corporation, may pay dividends only out of undivided profits. The Bank is restricted from paying cash dividends without prior approval from its regulators.

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. The risk-based and leverage ratios presently used by the federal banking agencies are minimum requirements and higher levels may be warranted by particular circumstances or risk profiles of individual financial institutions. At the present time, the Bank must maintain a Tier 1 Capital (to Average Assets) of 8% or more and a Total Capital (to Risk Weighted Assets) of 11% or more. Management believes that, as of June 30, 2012, the Bank exceeds all capital requirements to which it is subject.

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. Those financial instruments include lines of credit and loan commitments and involve elements of credit risk in excess of amounts recognized in the accompanying financial statements.

The Bank’s risk of loss with the lines of credit and loan commitments is represented by the contractual amount of these instruments. The Bank uses the same credit policies in making commitments under such instruments as it does for on-balance sheet instruments. The amount of collateral obtained, if any, is based on management’s credit evaluation of the borrower. Collateral held varies, but may include accounts receivable, securities, inventory, real estate and time deposits with financial institutions.

Financial instruments whose contract amount represents potential credit risk included unfunded lines of credit and loan commitments, and totaled $13,453,000 at June 30, 2012. At the same time, letters of credit totaled $344,000.

F-21

First Trust Bank

Notes to Financial Statements

June 30, 2012

(7) Recent Accounting Pronouncements

In May 2011, the accounting standards for Fair Value were updated to include common principles and requirements for measuring fair value and for disclosing information about fair value measurements and to clarify and align U.S. GAAP with the corresponding International Financial Reporting Standards (IFRS). Clarifications were made to the applicability of the highest and best use valuation concept, measurement of an instrument classified in a company’s shareholder’s equity and disclosure of quantitative information about the unobservable inputs for Level 3 fair value measurements. Changes to existing principles and disclosures included measurement of financial instruments, the application of premiums and discounts in fair value measurement, and expanded disclosure related to fair value measurements. The updated standards are to be applied prospectively and are effective during interim and annual periods beginning after December 15, 2011 for public companies. The updated standards are not expected to have a material impact on the Bank’s results of operations, financial position or disclosures.

In June 2011, an update to the Comprehensive Income standards was issued. The update allows an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. This update is effective for interim and annual periods beginning after December 15, 2011. The Bank adopted this accounting standards update on January 1, 2012.

(8) Fair Value Measurements

The Bank uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. The determination of fair values of financial instruments often requires the use of estimates. In cases where quoted market values in an active market are not available, the Bank uses present value techniques and other valuation methods to estimate the fair values of its financial instruments. These valuation methods require considerable judgment and the resulting estimates of fair value can be significantly affected by the assumptions made and methods used.

Fair value is an estimate of the exchange price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. However, the calculated fair value estimates in many instances cannot be substantiated by comparison to independent markets, and in many cases, may not be realizable in a current sale of the financial instrument.

Securities available-for-sale are recorded at fair value on a recurring basis. Additionally, from time to time, the Bank may be required to record other assets and liabilities at fair value on a nonrecurring basis, such as impaired loans, other real estate owned, and certain other assets and liabilities. These nonrecurring fair value adjustments typically involve write-downs of individual assets or application of lower of cost or fair value accounting.

The Bank categorizes assets and liabilities recorded at fair value on a recurring or nonrecurring basis and the estimated fair value of financial instruments not recorded at fair value on a recurring basis into a three-level hierarchy, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. The three levels of inputs in the hierarchy used to measure fair value are as follows:

Level 1 –	Valuation is based upon quoted prices in active markets for identical assets or liabilities.
Level 2 –	Valuation is based upon observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

F-22

First Trust Bank

Notes to Financial Statements

June 30, 2012

Level 3 –	Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable inputs are supported by little or no market activity and reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include the use of certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

The Bank generally uses third-party pricing services to value Level 1 and Level 2 investment securities. Management reviews the methodologies and assumptions used by the third-party pricing services and evaluates the values provided, principally by comparison with other available market quotes for similar instruments using available third-party market data.

The use of different methodologies may have a material effect on the estimated fair value amounts. The fair value estimates presented herein are based on pertinent information available to management as of June 30, 2012 and December 31, 2011. Such amounts have not been revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

Cash and balances due from banks, interest-bearing balances due from banks, Federal funds sold - The carrying amount of these instruments approximates their fair value and is categorized as Level 1 in the fair value hierarchy.

Accrued interest receivable and accrued interest payable – Accrued interest receivable and accrued interest payable are categorized as Level 2 in the fair value hierarchy.

Available-for-Sale securities – Available-for-sale securities are recorded at fair value on a recurring basis. The estimated fair values for the Bank’s available-for-sale securities are generally obtained from an independent pricing service. This pricing service develops estimated fair values by analyzing like securities and applying available market information through processes such as benchmark curves, benchmarking of like securities, sector groupings and matrix pricing (Level 2 inputs), to prepare valuations. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions, among other things. The Bank has determined that the Level 2 designation is appropriate for these securities because investment securities held in the Bank’s portfolio are not exchange-traded, and such non-exchange-traded investment securities are typically priced by correlation to observed market data. The Bank has reviewed the pricing service’s methodology to confirm its understanding that such methodology results in a valuation based on quoted market prices for similar instruments traded in active markets, quoted market prices for identical or similar instruments traded in markets that are not active and model-based valuation techniques for which the significant assumptions can be corroborated by market data as appropriate to a Level 2 designation.

Federal Home Loan Bank (FHLB) stock – The Bank holds FHLB stock which is a restricted equity investment. This type of investment is not readily marketable and is recorded at cost (par value) and evaluated for impairment based on the ultimate recoverability of the par value. No significant observable market data for these instruments is available. The Bank considers the profitability and asset quality of the FHLB, dividend payment history and recent redemption experience, when determining the ultimate recoverability of the par value. The Bank believes that its investment in FHLB stock is ultimately recoverable at par and therefore, the carrying amount of FHLB stock approximates its fair value and is categorized as a Level 1 in the fair value hierarchy.

F-23

First Trust Bank

Notes to Financial Statements

June 30, 2012

Loans –The Bank does not record loans at fair value on a recurring basis. However, the Bank periodically records nonrecurring adjustments to the carrying value of loans based on fair value measurements when impaired loans have experienced a deterioration in value. Loans for which it is probable that payment of interest or principal will not be made in accordance with the contractual terms of the original loan agreement are considered impaired, which are reported as nonrecurring fair value measurements when a specific allowance for the impaired loan is established based on the fair value of collateral. Collateral values supporting individually evaluated impaired loans are evaluated quarterly. When management determines that the fair value of the collateral requires additional adjustments, either as a result of non-current appraisal value or when there is no observable market price, the Bank classifies the impaired loan as Level 3.

The Bank provides fair value estimates for loans not recorded at fair value. The estimated fair value is determined based on characteristics such as loan category, repricing features and remaining maturity, and includes prepayment and credit loss estimates. For variable rate business loans that reprice frequently, the estimated fair value is based on carrying values adjusted for estimated credit losses inherent in the portfolio at the balance sheet date. For other business loans and retail loans, fair values are estimated using a discounted cash flow model that employs a discount rate that reflect the Bank’s current pricing for loans with similar characteristics and remaining maturity, adjusted by an amount for estimated credit losses inherent in the portfolio at the balance sheet date. The rates take into account the expected yield curve, as well as an adjustment for prepayment risk, when applicable. The Bank classifies the estimated fair value of loans held for investment as Level 3.

When the fair value of the collateral is based solely on an observable market price or a current appraised value, or when an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Bank records the impaired loan as nonrecurring Level 3. At June 30, 2012, there were no loans requiring a specific allowance.

OREO - OREO properties are properties the Bank acquired as a result of foreclosure and are held for sale. OREO is adjusted to fair value less estimated costs to sell upon transfer from loans. Subsequently, OREO is carried at the lower of cost or fair value, less costs to sell and is evaluated quarterly. OREO is carried at fair value on a nonrecurring basis. Fair value is based upon independent market prices or appraised values of the collateral less management’s estimation of the estimated costs to sell or other discount if applicable. The standard selling cost adjustments are 6% for residential property selling commissions and 5% for commercial property selling commissions. In addition, an additional disocunt of 2% is applied to all OREO proeprties to approximate the total of other selling expenses. During each quarter, updated independent market prices and appraised values are obtained as required by regulation and Bank policy or as deemed necessary based on market conditions. The Bank uses this updated information to determine if additional write-downs are necessary. For each quarter, management reviews the valuation of each property in OREO and determines whether carrying values are reasonable, based on collateral values and other market factors.

When the fair value of the collateral is based on an observable market price or a current appraised value, or when an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Bank records the OREO as nonrecurring Level 3.

Deposits - The fair value of non-interest bearing, money market and NOW accounts, and savings deposits is the amount payable on demand at the reporting date. The fair value of time deposits is estimated by discounting the future cash flows using the rates currently offered for deposits with similar remaining maturities. Deposits are categorized as a Level 2 in the fair value hierarchy.

F-24

First Trust Bank

Notes to Financial Statements

June 30, 2012

Securities sold under agreements to repurchase and federal funds purchased - The carrying amounts of securities sold under agreements to repurchase approximate fair value and are categorized as a Level 2 in the fair value hierarchy. Federal funds purchased are categorized as Level 1 in the fair value hierarchy.

Borrowings - The carrying value of variable-rate FHLB advances approximates its fair value. The estimated fair values for the Bank’s fixed rate borrowings are based on discounted expected cash flows at the interest rate for debt with the same or similar characteristics. Borrowings are categorized as a Level 2 in the fair value hierarchy.

Commitments to extend credit and standby letters of credit – The fair value of commitments to extend credit and standby letters of credit generate ongoing fees which are recognized over the term of the commitment. In situations where credit losses are probably, the Bank records an allowance. The fair value of off-balance sheet commitments is insignificant and therefore not included in the table for non-recurring assets and liabilities.

Assets recorded at fair value on a recurring basis – The following table summarizes the Bank’s financial assets by level within the fair value hierarchy that were measured at fair value on a recurring basis at June 30, 2012 and December 31, 2011. There were no transfers between levels during the periods ending June 30, 2012 and 2011.

Assets and Liabilities Recorded at Fair Value on a Recurring Basis
(dollars in thousands)
	Total on
Description	June 30, 2012	Level 1	Level 2	Level 3
Available-for-sale securities:
Obligations of U.S. Government- sponsored agencies (GSEs)	$64,702	$-	$64,702	$-
Residential mortgage-backed securities - GSEs	53,073	-	53,073	-
Obligations of states and political subdivisions	18,919	-	18,919	-
Total	$136,694	$-	$136,694	$-

Assets and Liabilities Recorded at Fair Value on a Recurring Basis
(dollars in thousands)
	Total on
Description	December 31, 2011	Level 1	Level 2	Level 3
Available-for-sale securities:
Obligations of U.S. Government- sponsored agencies (GSEs)	$76,285	$-	$76,285	$-
Residential mortgage-backed securities - GSEs	56,202	-	56,202	-
Obligations of states and political subdivisions	18,527	-	18,527	-
Total	$151,014	$-	$151,014	$-

Assets recorded at fair value on a non-recurring basis – The Bank’s assets that are measured at fair value on a non-recurring basis are nonaccruing loans, loans past due 90 days or more and still accruing, accruing loans classified as troubled debt restructurings (“TDRs”) that have not yet been performing for at least six months, and other real estate owned (“OREO.”) Impaired assets include all nonperforming assets and TDRs that are accruing.

F-25

First Trust Bank

Notes to Financial Statements

June 30, 2012

At June 30, 2012, there were no loans requiring a specific allowance. At December 31, 2011, loans totaling $2,561,000 required a specific allowance of $328,000, resulting in a fair value of $2,233,000. At June 30, 2012 and December 31, 2011, the fair value of the Bank’s OREO properties totaled $13,924,000 and $13,528,000, respectively.

The following table summarizes the Bank’s financial assets by level within the fair value hierarchy that were measured at fair value on a non-recurring basis at June 30, 2012 and December 31, 2011:

Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis
(dollars in thousands)	Total on
	June 30,
Description	2012	Level 1	Level 2	Level 3
Other real estate owned	$13,924	-	-	$13,924

Total	$13,924	$-	$-	$13,924

Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis
(dollars in thousands)	Total on
	December 31,
Description	2011	Level 1	Level 2	Level 3
Impaired loans	$2,233	$-	$-	$2,233
Other real estate owned	13,528	-	-	13,528

Total	$15,761	$-	$-	$15,761

Level 3 assets recorded at fair value on a nonrecurring basis at June 30, 2012 included OREO. OREO is adjusted to fair value upon the transfer of the loans to OREO, and subsequently carried at the lower of carrying value or fair value.

The carrying amounts and estimated fair values of the Bank’s financial instruments were as follows at June 30, 2012 and December 31, 2011:

F-26

First Trust Bank

Notes to Financial Statements

June 30, 2012

	June 30, 2012
	Carrying	Fair Value
(dollars in thousands)	Amount	Amount	Level 1	Level 2	Level 3
Financial Assets
Cash and due from banks	$2,315	$2,315	$2,315	$-	$-
Interest-bearing balances due from banks	23,120	23,120	23,120	-	-
Federal funds sold	9,421	9,421	9,421	-	-
Securities	136,694	136,694	-	136,694	-
FHLB stock	892	892	892	-	-
Loans, net	208,011	208,649	-	-	208,649
Interest receivable	1,530	1,530	-	1,530	-
Financial Liabilities
Deposits with no stated maturity	$112,801	$112,801	-	$112,801	$-
Deposits with stated maturities	239,170	239,821	-	239,821	-
Securities sold under agreements to repurchase	4,732	4,732	-	4,732	-
Borrowings	2,000	2,000		2,000	-
Interest payable	1,114	1,114	-	1,114	-

	December 31, 2011
	Carrying	Fair Value
(dollars in thousands)	Amount	Amount	Level 1	Level 2	Level 3
Financial Assets
Cash and due from banks	$2,113	$2,113	$2,113	$-	$-
Interest-bearing balances due from banks	8,250	8,250	8,250	-	-
Federal funds sold	10,165	10,165	10,165	-	-
Securities	151,014	151,014	-	151,014	-
FHLB stock	1,378	1,378	1,378	-	-
Loans, net (a)	231,577	233,541	-	-	233,541
Interest receivable	1,692	1,692	-	1,692	-
Financial Liabilities
Deposits with no stated maturity	$118,696	$118,696	-	$118,696	$-
Deposits with stated maturities	262,098	262,873	-	262,873	-
Securities sold under agreements to repurchase and federal funds purchased	6,291	6,291	-	6,291	-
Borrowings	2,000	1,985		1,985	-
Interest payable	1,561	1,561	-	1,561	-

(a) included $2.2 million of impaired loans recorded at fair value on a nonrecurring basis at December 31, 2011.

(9) Other Events – Entry into a Material Definitive Agreement

On June 4, 2012, First Trust Bank entered into a definitive merger agreement with BNC Bancorp, the holding company of Bank of North Carolina (BNC). The transaction is valued at approximately $35 million and the agreement provides for First Trust shareholders to receive .98 shares of BNC voting common stock for each share of First Trust common stock or cash in the amount of $7.25 per share. Total consideration in the merger will consist of 70% BNC stock and 30% cash. The transaction is tentatively scheduled to close in the fourth quarter of 2012. BNC is a $2.5 billion asset commercial bank.

F-27

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

First Trust Bank

Charlotte, North Carolina

We have audited the accompanying statements of financial condition of First Trust Bank (the “Bank”) as of December 31, 2011 and 2010, and the related statements of operations, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2011. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Bank’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Trust Bank at December 31, 2011 and 2010 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

Charlotte, North Carolina

March 22, 2012

F-28

First Trust Bank

December 31, 2011 and 2010
STATEMENTS OF FINANCIAL CONDITION

(dollars in thousands, except share and per share amounts)	2011	2010
ASSETS

Cash and due from banks	$2,113	$1,048
Interest-bearing balances due from banks	8,250	2,404
Federal funds sold	10,165	16,598
Available-for-sale securities, at fair value	151,014	117,077
Loans	238,789	278,277
Less allowance for loan losses	(7,212)	(10,509)
Net loans	231,577	267,768
Interest receivable	1,692	1,592
Federal Home Loan Bank stock	1,378	2,501
Other real estate owned (OREO)	13,528	11,466
Premises and equipment, net	7,064	7,267
Bank-owned life insurance (BOLI)	8,367	8,078
Other assets	7,116	9,355
Total assets	$442,264	$445,154
LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits:
Noninterest-bearing	$31,512	$30,675
NOW	31,988	21,938
Money market	42,042	46,479
Savings	13,154	5,554
Time deposits	262,098	267,124
Total deposits	380,794	371,770
Securities sold under agreements to repurchase and federal funds purchased	6,291	3,125
Borrowings	2,000	23,000
Interest payable	1,561	1,785
Other liabilities	5,027	3,685
Total liabilities	395,673	403,365

Commitments and contingencies (Note 13)
Shareholders' equity:
Preferred stock, no par value, 1,000,000 shares authorized, no shares issued	-	-
Common stock, $2.50 par value, 10,000,000 shares authorized, 4,775,898 shares issued and outstanding at December 31, 2011 and 2010	11,940	11,940
Additional paid-in capital	17,337	17,262
Retained earnings	14,811	12,411
Accumulated other comprehensive income	2,503	176
Total shareholders' equity	46,591	41,789
Total liabilities and shareholders' equity	$442,264	$445,154

The accompanying notes are an integral part of these financial statements

F-29

First Trust Bank

For the years ended December 31, 2011, 2010 and 2009

STATEMENTS OF OPERATIONS

(dollars in thousands, except per share amounts)	2011	2010	2009
Interest income:
Loans, including fees	$13,962	$16,881	$19,043
Investment securities, taxable	4,433	3,305	4,142
Investment securities, nontaxable	1,072	1,202	786
Other interest and dividend income	49	28	14
Federal funds sold	26	27	11
Total interest income	19,542	21,443	23,996
Interest expense:
Deposits	4,662	5,030	7,695
Securities sold under agreements to repurchase and federal funds purchased	22	11	21
Borrowings	91	278	780
Total interest expense	4,775	5,319	8,496
Net interest income	14,767	16,124	15,500
Provision for loan losses	3,136	16,466	4,778
Net interest income (loss) after provision for loan losses	11,631	(342)	10,722
Other noninterest income:
Service charges and fees	161	192	235
Bank-owned life insurance (BOLI)	347	359	358
Gains on sales of available-for-sale securities	651	675	478
Other	54	68	88
Total other noninterest income	1,213	1,294	1,159
Other noninterest expenses:
Personnel	4,348	4,256	4,394
Occupancy	556	588	631
FDIC insurance premium	763	628	846
Data processing	414	423	477
Loan collection, foreclosure and OREO maintenance	1,153	847	112
Net losses on sales and write-downs of OREO	1,461	461	-
Other-than-temporary impairment of equity securities	-	-	208
Professional fees	296	285	173
Advertising and business development	21	70	26
Other	690	781	692
Total other noninterest expenses	9,702	8,339	7,559
Income (loss) before income tax expense	$3,142	$(7,387)	$4,322
Income tax expense (benefit)	742	(3,531)	1,568
Net income (loss)	$2,400	$(3,856)	$2,754
Net income (loss) per common share, basic	$0.50	$(0.81)	$0.59
Net income (loss) per common share, diluted	$0.50	$(0.81)	$0.58

The accompanying notes are an integral part of these financial statements

F-30

First Trust Bank

For the years ended December 31, 2011, 2010 and 2009

STATEMENTS OF COMPREHENSIVE INCOME

(dollars in thousands)	2011	2010	2009

Net income (loss)	$2,400	$(3,856)	$2,754

Other comprehensive income (loss):
Unrealized holding gains (losses) on available-for-sale securities	4,404	(1,671)	337
Reclassification adjustment for gains realized in income	(651)	(675)	(478)
Reclassification of holding gains on held-to-maturity securities transferred to available-for-sale	-	1,591	-
Other comprehensive income (loss)	3,753	(755)	(141)

Income taxes related to other comprehensive income (loss)	(1,426)	287	54
Total other comprehensive income (loss)	2,327	(468)	(87)
Total comprehensive income (loss)	$4,727	$(4,324)	$2,667

The accompanying notes are an integral part of these financial statements

F-31

First Trust Bank

For the years ended December 31, 2011, 2010 and 2009

STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

(dollars in thousands, except share amounts)					Accumulated
			Additional		Other	Total
	Common stock		Paid-in	Retained	Comprehensive	Shareholders'
	Shares	Amount	Capital	Earnings	Income (Loss)	Equity
Balance, December 31, 2008	4,491,232	$11,228	$16,562	$13,513	$731	$42,034
Net income				2,754		2,754
Unrealized loss on available-for-sale securities, net					(87)	(87)
Exercise of stock options	284,666	712	243			955
Tax benefit from exercise of stock options			216			216
Tax benefit from disqualifying sale of stock options			32			32
Stock option compensation expense			116			116
Balance, December 31, 2009	4,775,898	$11,940	$17,169	$16,267	$644	$46,020
Net loss				(3,856)		(3,856)
Unrealized loss on available-for-sale securities, net					(468)	(468)
Stock option compensation expense			93			93
Balance, December 31, 2010	4,775,898	$11,940	$17,262	$12,411	$176	$41,789
Net income				2,400		2,400
Unrealized gain on available-for-sale securities, net					2,327	2,327
Stock option compensation expense			75			75
Balance, December 31, 2011	4,775,898	$11,940	$17,337	$14,811	$2,503	$46,591

The accompanying notes are an integral part of these financial statements

F-32

First Trust Bank

For the years ended December 31, 2011, 2010 and 2009

STATEMENTS OF CASH FLOWS

(dollars in thousands)	2011	2010	2009
Cash flows from operating activities:
Net income (loss)	$2,400	$(3,856)	$2,754
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation	203	226	239
Provision for loan losses	3,136	16,466	4,778
Deferred income taxes	1,176	(998)	(976)
Amortization and accretion on securities, net	116	48	42
Net gains on sales of available-for-sale securities	(651)	(675)	(478)
Net losses on sales and write-downs of OREO	1,461	461	-
Other-than-temporary impairment of equity securities	-	-	208
Loss on disposal of premises and equipment	-	-	7
Net increase in cash surrender value of BOLI	(289)	(306)	(308)
Stock option compensation expense	75	93	116
Decrease (increase) in accrued interest receivable	(100)	513	(422)
Increase in other assets	(362)	(2,972)	(2,042)
Increase (decrease) in accrued interest payable	(224)	219	(711)
Increase (decrease) in other liabilities	1,342	1,054	(80)
Net cash provided by operating activities	8,283	10,273	3,127
Cash flows from investing activities:
Purchases of available-for-sale securities	(107,823)	(78,391)	(45,186)
Purchases of held-to-maturity securities	-	(3,490)	(13,122)
Proceeds from sales of available-for-sale securities	14,841	10,438	9,190
Maturities and calls of available-for-sale securities	63,332	57,230	34,732
Maturities and calls of held-to-maturity securities	-	767	670
Net purchases and redemptions of FHLB stock	1,123	298	(78)
Net decrease in loans	19,236	22,407	5,860
Proceeds from sale of OREO	10,296	929	-
Purchases of premises and equipment	-	(4)	(22)
Net cash provided by (used in) investing activities	1,005	10,184	(7,956)
Cash flows from financing activities:
Net increase (decrease) in deposits	9,024	4,819	(5,806)
Net increase (decrease) in securities sold under agreements to repurchase and federal funds purchased	3,166	(2,517)	754
Net decrease in borrowings	(21,000)	(10,000)	(10,000)
Proceeds from exercise of stock options	-	-	955
Tax benefit from the exercise of nonqualified stock options	-	-	216
Tax benefit from disqualifying sales of stock options	-	-	32
Net cash used in financing activities	(8,810)	(7,698)	(13,849)
Net increase (decrease) in cash and cash equivalents	478	12,759	(18,678)
Cash and cash equivalents, beginning of year	20,050	7,291	25,969
Cash and cash equivalents, end of year	$20,528	$20,050	$7,291
Supplemental disclosures of cash flow information:
Interest paid	$4,999	$5,100	$9,207
Income taxes paid	-	-	1,447
Transfer from loans to other real estate owned	13,819	12,056	800
Unrealized gains (losses) on available-for-sale securities, net of tax	2,327	(468)	(87)

The accompanying notes are an integral part of these financial statements

F-33

First Trust Bank

Notes to Financial Statements

December 31, 2011, 2010 and 2009

(1) Organization and Summary of Significant Accounting Policies

Organization

First Trust Bank (the “Bank”) was organized and incorporated under the laws of the state of North Carolina on November 9, 1998. The Bank commenced operations on January 19, 1999. The Bank is engaged in general banking operations with three full service branches. Two branches are located in Charlotte, North Carolina and one is in Mooresville, North Carolina. The Bank, which operates under the banking laws of North Carolina and the Rules and Regulations of the Federal Deposit Insurance Corporation, conducts all of its business from these offices. The Bank’s primary source of revenue is derived from interest earned on loans, securities and invested cash.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses.

Cash and Cash Equivalents

For the purposes of the statement of cash flows, cash and cash equivalents include cash and due from banks, interest-bearing balances due from banks, and federal funds sold.

Held-to-maturity Securities

Bonds and notes for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity. On September 30, 2010, the Bank reclassified its entire portfolio of held-to-maturity securities to the available-for-sale category. The new classification gives the Bank more flexibility to manage liquidity and the investment portfolio.

Available-for-sale Securities

Available-for-sale securities are reported at fair value and consist of bonds and notes not classified as trading securities or as held-to-maturity securities. Unrealized holding gains and losses on available-for-sale securities are reported as a net amount in other comprehensive income, net of income taxes. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

Declines in fair value of individual held-to-maturity and available-for-sale securities below their costs that are other- than-temporary would result in write-downs of the individual securities to their fair value. Such write-downs would be included in earnings as realized losses, net of income taxes. In estimating other-than-temporary impairment losses, management considers, among other things, (a) the length of time and the extent to which the fair value has been less than cost, (b) the financial condition and near-term prospects of the issuer, and (c) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Federal Home Loan Bank Stock

The Bank, as a member of the Federal Home Loan Bank of Atlanta (FHLB), is required to maintain an investment in FHLB capital stock. No ready market exists for the FHLB stock and the carrying value approximates its fair value based on redemption provisions of the FHLB.

Loans

Loans that the Bank has the intent and ability to hold for the foreseeable future or until maturity are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Interest on loans is accrued on the unpaid principal balance outstanding. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

F-34

First Trust Bank

Notes to Financial Statements

December 31, 2011, 2010 and 2009

Typically, loans that become 90 days delinquent or loans where it appears the borrower is unable to make required payments are placed on nonaccrual and the interest accrual discontinued or the loan charged off. When interest accrual is discontinued, all unpaid accrued interest is reversed against interest income. Interest income is subsequently recognized only to the extent cash payments of billed interest are received. When a borrower fails to make a required payment on a loan, the Bank attempts to cure the deficiency by contacting the borrower and collecting payment. The Bank will institute foreclosure or other proceedings if necessary to minimize potential loss.

As a general rule, nonaccrual loans may not be returned to accrual status until all delinquent principal and interest has been paid by the borrower and the Bank can reasonably expect repayment of the remaining contractual principal and interest or the loan becomes both well secured and is in the process of collection. The assessment of accrual status should include consideration of the borrower’s sustained historical repayment performance for a reasonable period, which is at least six months, prior to the date the loan is returned to accrual status. A restructuring should improve the collectability of the loan in full in accordance with a reasonable repayment schedule.

Allowance for Loan Losses

Management has established a systematic methodology for evaluating the adequacy of the allowance for loan losses. Increases to the allowance for loan losses occur as a result of provisions charged to operations and recoveries of amounts previously charged off, and decreases to the allowance occur when loans are charged off. A provision for loan losses is charged against earnings to maintain the allowance for loan losses at a level considered adequate to absorb probable losses on existing loans that may become uncollectible. The provision for loan losses is based upon management’s best estimate of the amount needed to maintain the allowance for loan losses at an appropriate level. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is established. Subsequent recoveries, if any, are credited to the allowance. Specific allowances are established for certain individual loans that management considers impaired. The remainder of the portfolio is segmented by loan type and further segmented within each type by risk grade based on credit quality and is evaluated collectively for impairment.

The Bank uses an internal grading system to assign the degree of inherent risk on each individual loan. The grade is assigned at origination of the loan and periodically reviewed for appropriateness. The individual grades are also reviewed periodically by a third party credit review firm. This process includes new loans, loans reviewed in prior periods, loans with potential weaknesses, past due and nonaccrual loans.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of the current status of the portfolio, historical loss experience, the nature and volume of the loan portfolio and segments of the portfolio, adverse situations that may affect borrower’s ability to repay, estimated values of underlying collateral, prevailing economic conditions and trends, and other relevant internal and external factors that may affect loan collectability. Specific allowances are provided for individual loans when ultimate collection is considered questionable by the Bank after review of the current status of credits that are contractually past due or when identified as a troubled-debt restructuring. The net realizable value of the collateral for individual loans is also considered in the establishment of specific reserves.

The provision for loans considered impaired is determined by individual loan and equals the amount of probable loss on the loan.

The evaluation process is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. Therefore, while management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations. In addition, regulatory examiners may require the Bank to recognize changes to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

F-35

First Trust Bank

Notes to Financial Statements

December 31, 2011, 2010 and 2009

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed in its determination of impairment of the credit. Impairment is measured on a loan by loan basis for loans deemed impaired by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans that have not been deemed impaired may be collectively evaluated for impairment. The Bank uses a “watch list” to identify all loans greater than $25,000 that have been identified as having a greater amount of repayment risk, are performing loans that have been risk-graded substandard, or are considered impaired. For nonaccruing impaired loans, cash receipts are generally applied under the contractual terms of the loan agreement first to principal and then to interest income. When the ultimate collectability of an impaired loan’s principal is in doubt, wholly or partially, all cash receipts are applied to principal. Once the recorded principal balance has been reduced to zero, future cash receipts are applied to interest income, to the extent that any interest has been foregone. Further cash receipts are recorded as recoveries of any amounts previously charged off.

Troubled Debt Restructurings

Sometimes the Bank makes concessions to borrowers that it would not normally consider when a borrower is experiencing financial difficulty. The concessions are provided with the objective of maximizing the Bank’s investment. Loans with these types of concessions are known as troubled debt restructurings (“TDRs”) and include situations in which the Bank accepts a modification of the terms of the debt, including, but not limited to: (i) a reduction in the stated interest rate to below market rates; (ii) an extension of maturity at an interest rate or other terms below market; (iii) a reduction in the face amount of the debt; and/or (iv) a reduction in the accrued interest that it would not otherwise grant. TDRs are considered impaired loans.

Other Real Estate Owned

The Bank’s foreclosed real estate is shown as “other real estate owned” or (“OREO”) in these financial statements. At the time of foreclosure, OREO is stated at its fair market value less costs to sell. Subsequently, OREO is stated at the lower of carrying amount or fair value less estimated costs to sell. Any initial losses at the time of foreclosure are charged against the allowance for loan losses with any subsequent losses or write-downs included in the statements of income as a component of other expense.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed by the straight-line method based on the estimated useful lives of the assets: 2 years for software, 3-10 years for furniture, fixtures and equipment, and 30 years for buildings. In the case of leasehold improvements, depreciation is based on the shorter of the estimated useful lives of the assets or the term of the related lease. Expenditures for repairs and maintenance are charged to expense as incurred. The costs of major improvements are capitalized and depreciated over their estimated useful life. Upon disposition, the assets and related accumulated depreciation are relieved and any resulting gain or loss is recognized in income.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that the tax benefits will not be realized.

F-36

First Trust Bank

Notes to Financial Statements

December 31, 2011, 2010 and 2009

Stock Compensation Plans

The accounting standards for stock compensation plans require recognition of the cost of employee services received in exchange for an award of equity instruments in the financial statements over the period the employee is required to perform the services in exchange for the award (presumptively the vesting period). The standards also require measurement of the cost of employee services received in exchange for an award be based on the grant-date fair value of the award, and it also requires that excess tax benefits be reported as financing cash inflows, rather than as a reduction of taxes paid, which is included in operating cash flows.

Per Share Data

Basic earnings per common share represent income available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per common share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustments to income that would result from the assumed issuance. Potential common shares that may be issued by the Bank relate solely to outstanding stock options and are determined using the treasury stock method.

Basic and diluted net income or net loss per share have been computed based upon net income or net loss as presented in the accompanying statements of operations divided by the weighted average number of common shares outstanding or potential common shares that may be issued as summarized below:

	2011	2010	2009
Weighted average number of common shares used in computing basic net income (net loss) per share	4,775,898	4,775,898	4,694,558
Effect of dilutive stock options	-	-	39,459
Weighted average number of common shares and dilutive potential common shares used in computing diluted net income (net loss) per share	4,775,898	4,775,898	4,734,017

For the years ended December 31, 2011, 2010 and 2009, there were 103,781, 117,183 and 114,427 options, respectively, which were anti-dilutive since the exercise price exceeded the average market price for the year. Anti-dilutive options are omitted from the calculation of diluted earnings per share.

Comprehensive Income

Accounting standards for “Comprehensive Income” establish criteria for the reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income as defined includes all changes in equity during a period from non-owner sources. Total Other Comprehensive Income, as presented in the accompanying Statements of Comprehensive Income, consists of changes in unrealized gains and losses on available-for-sale investment securities.

Fair Value Measurement

The accounting for fair value measurements and disclosures defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. In general, fair values of financial instruments are based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon internally developed models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments may include amounts to reflect counterparty credit quality and the Bank’s creditworthiness, among other things, as well as unobservable parameters. Any such valuation adjustments are applied consistently over time.

The Bank utilizes fair value measurements to record fair value adjustments to certain assets and to determine fair value disclosures. Securities available-for-sale are recorded at fair value on a recurring basis. Additionally, from time to time, the Bank may be required to record at fair value other assets on a nonrecurring basis, such as impaired loans and other real estate owned. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets.

F-37

First Trust Bank

Notes to Financial Statements

December 31, 2011, 2010 and 2009

Following is a description of valuation methodologies used for assets recorded at fair value.  The Bank does not have liabilities recorded at fair value.

Investment Securities Available-for-Sale

Securities classified as available for sale are reported at fair value. For these securities, the Bank obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U. S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayments speeds, credit information and the security’s terms and conditions, among other things.

The following table summarizes the Bank’s financial assets by level within the fair value hierarchy that were measured at fair value on a recurring basis as of December 31, 2011 and 2010:

(dollars in thousands)		Quoted Prices in	Significant Other	Significant
		Active Markets for	Observable	Unobservable
	December 31,	Identical Assets	Inputs	Inputs
Description	2011	(Level 1)	(Level 2)	(Level 3)
Available-for-sale securities	$151,014	$-	$151,014	$-

Total	$151,014	$-	$151,014	$-

(dollars in thousands)		Quoted Prices in	Significant Other	Significant
		Active Markets for	Observable	Unobservable
	December 31,	Identical Assets	Inputs	Inputs
Description	2010	(Level 1)	(Level 2)	(Level 3)
Available-for-sale securities	$117,077	$-	$117,077	$-

Total	$117,077	$-	$117,077	$-

Nonperforming Assets

Nonperforming assets consist of nonaccruing loans, loans past due 90 days or more and still accruing, accruing loans classified as troubled debt restructurings (“TDRs”) that have not yet been performing for at least six months, and other real estate owned (“OREO.”) Impaired assets include all nonperforming assets and TDRs that are accruing.

The Bank does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and a specific allowance for loan losses is established, or the amount of probable loss is charged against the allowance. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value or discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. Impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy.

When the fair value of the collateral is based on an observable market price or a current appraised value, or when an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Bank records the impaired loan as nonrecurring Level 3. Of the Bank’s total impaired loans at December 31, 2011, loans totaling $2,561,000 required a specific allowance of $328,000, resulting in a fair value of $2,233,000. Of the Bank’s total impaired loans on the same date in 2010, loans totaling $1,518,000 required a specific allowance of $437,000, resulting in a fair value of $1,081,000.

F-38

First Trust Bank

Notes to Financial Statements

December 31, 2011, 2010 and 2009

OREO properties are properties the Bank acquired as a result of foreclosure and are held for sale. OREO is adjusted to fair value less estimated costs to sell upon transfer of the loans to OREO. Subsequently, OREO is carried at net estimated realizable value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, or when an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Bank records the OREO asset as nonrecurring Level 3. At December 31, 2011 and 2010, the fair value of the Bank’s OREO properties totaled $13,528,000 and $11,466,000, respectively.

The following table summarizes the Bank’s financial assets by level within the fair value hierarchy that were measured at fair value on a non-recurring basis as of December 31, 2011 and 2010:

(dollars in thousands)		Quoted Prices in	Significant Other	Significant
		Active Markets for	Observable	Unobservable
	December 31,	Identical Assets	Inputs	Inputs
Description	2011	(Level 1)	(Level 2)	(Level 3)
Impaired loans	$2,233	$-	$-	$2,233
Other real estate owned	13,528	-	-	13,528

Total	$15,761	$-	$-	$15,761

(dollars in thousands)		Quoted Prices in	Significant Other	Significant
		Active Markets for	Observable	Unobservable
	December 31,	Identical Assets	Inputs	Inputs
Description	2010	(Level 1)	(Level 2)	(Level 3)
Impaired loans	$1,081	$-	$-	$1,081
Other real estate owned	11,466	-	-	11,466

Total	$12,547	$-	$-	$12,547

Recent Accounting Pronouncements

In April 2011, the accounting standards for Receivables were updated to clarify which loan modifications constitute troubled debt restructurings. The objective was to provide greater clarity and guidance to assist creditors in determining whether a creditor has granted a concession and whether a debtor is experiencing financial difficulties for purposes of determining whether a restructuring constitutes a troubled debt restructuring. This update is effective for the first interim or annual period beginning on or after June 15, 2011, and is to be applied retrospectively to the beginning of the annual period of adoption.  After applying these amendments, the Bank did not identify any receivables that are newly considered impaired.  For purposes of measuring impairment of those receivables, the Bank is to apply the amendments prospectively for the first interim or annual period beginning on or after June 15, 2011.  The adoption of this accounting standards update did not materially impact the Bank’s financial statements.

In May 2011, the accounting standards for Fair Value were updated to include common principles and requirements for measuring fair value and for disclosing information about fair value measurements for U.S. GAAP and for International Financial Reporting Standards (IFRS). The updated standards are to be applied prospectively and are effective during interim and annual periods beginning after December 15, 2011 for public companies. It is not expected to have a material impact on the Bank’s results of operations, financial position or disclosures.

F-39

First Trust Bank

Notes to Financial Statements

December 31, 2011, 2010 and 2009

In June 2011, an update to the Comprehensive Income standards was issued. The update allows an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. This update is effective for interim and annual periods beginning after December 15, 2011. The Bank does not expect the adoption of this accounting standards update to have a material impact on the Bank’s financial statements other than the placement of the disclosures in the financial statements.

Reclassifications

Certain amounts in the 2009 and 2010 financial statements have been reclassified to conform to the 2011 presentation. The reclassifications had no effect on net income or shareholders’ equity as previously reported.

(2) Investment Securities

The following table presents the amortized cost and fair values of available-for-sale securities at December 31, 2011 and 2010. There were no held-to-maturity securities at December 31, 2011 or 2010 because the Bank reclassified all of its held-to-maturity investments to available-for-sale on September 30, 2010. The amortized cost of the reclassified securities totaled $29,000,000 with a pre-tax unrealized gain of $1,591,000.

2011
(dollars in thousands)		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
Available-for-sale securities	Cost	Gains	Losses	Value
Obligations of U.S. Government-sponsored agencies (GSEs)	$75,867	$420	$(2)	$76,285
Residential mortgage-backed securities - GSEs	53,970	2,233	(1)	56,202
Obligations of states and political subdivisions	17,140	1,387	-	18,527
Total	$146,977	$4,040	$(3)	$151,014

2010
(dollars in thousands)		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
Available-for-sale securities	Cost	Gains	Losses	Value
Obligations of U.S. Government-sponsored agencies (GSEs)	$50,714	$129	$(933)	$49,910
Residential mortgage-backed securities - GSEs	33,951	1,351	(76)	35,226
Corporate trust preferred securities	3,129	-	(46)	3,083
Obligations of states and political subdivisions	28,998	198	(338)	28,858
Total	$116,792	$1,678	$(1,393)	$117,077

The amortized cost and fair values of available-for-sale securities at December 31, 2011 by contractual maturities are as follows. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. For the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted-average contractual maturities of underlying collateral. The mortgage-backed securities may mature earlier than their weighted-average contractual maturities because of principal prepayments.

F-40

First Trust Bank

Notes to Financial Statements

December 31, 2011, 2010 and 2009

Available-for-sale securities
	Amortized	Fair
December 31, 2011	cost	value
(dollars in thousands)
Due within one year	$-	$-
Due from one to five years	29,245	30,665
Due from five to ten years	45,662	46,638
Due after ten years	72,070	73,711
Total	$146,977	$151,014

The following table shows investment securities’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2011 and 2010. The unrealized losses relate to debt securities that have incurred fair value reductions due to lower market pricing or due to decreased demand for certain debt securities. All of the Bank’s securities are performing as expected. The unrealized losses are not likely to reverse unless and until market conditions improve further or until market rates decline to the levels that existed when the securities were purchased. Management has the intent to hold securities in an unrealized loss position until a recovery of the cost basis occurs.

Management has determined that it is more likely than not that the Bank will not be required to sell any of the securities in an unrealized loss position prior to a recovery of the cost basis. Management has analyzed the creditworthiness of the underlying issuers and determined that it is probable that the Bank will collect all contractual cash flows: therefore all impairment is considered temporary.

December 31, 2011	Less than 12 Months		12 Months or More		Total
(dollars in thousands)		Unrealized		Unrealized		Unrealized
	Fair Value	losses	Fair Value	losses	Fair Value	losses
Obligations of U.S. Government-sponsored agencies (GSEs)	$3,495	$(2)	$-	$-	$3,495	$(2)
Residential mortgage-backed securities - GSEs	5,824	(1)	-	-	5,824	(1)
Total temporarily impaired securities	$9,319	$(3)	$-	$-	$9,319	$(3)

December 31, 2010	Less than 12 Months		12 Months or More		Total
(dollars in thousands)		Unrealized		Unrealized		Unrealized
	Fair Value	losses	Fair Value	losses	Fair Value	losses
Obligations of U.S. Government-sponsored agencies (GSEs)	$29,483	$(933)	$-	$-	$29,483	$(933)
Residential mortgage-backed securities – GSEs	5,899	(76)	-	-	5,899	(76)
Corporate trust preferred securities	1,005	(18)	2,078	(28)	3,083	(46)
Obligations of states and political subdivisions	17,562	(338)	-	-	17,562	(338)
Total temporarily impaired securities	$53,949	$(1,365)	$2,078	$(28)	$56,027	$(1,393)

Two obligations of GSEs and three GSE residential mortgage-backed securities were in unrealized loss positions as of December 31, 2011. In comparison, fifteen obligations of GSEs, three GSE residential mortgage-backed securities, two corporate trust preferred securities, and twenty obligations of states and political subdivisions were in unrealized loss positions as of December 31, 2010.

F-41

First Trust Bank

Notes to Financial Statements

December 31, 2011, 2010 and 2009

The following table shows the proceeds from sales of available-for-sale securities, along with the gross realized gains and losses for the years ended December 31, 2011, 2010 and 2009:

Sales of Available-For-Sale Securities
(dollars in thousands)	2011	2010	2009
Proceeds from sales of available-for-sale securities	$14,841	$10,438	$9,190

Gains on sales	$651	$678	$478
Losses on sales	-	(3)	-
Net gains on sales of available-for-sale securities	$651	$675	$478

The carrying amounts of investment securities pledged to secure various types of borrowings at December 31, 2011 and 2010 are summarized below:

(dollars in thousands)	2011	2010
Public deposits and repurchase agreements	$27,016	$16,661
Federal Home Loan Bank (FHLB) advances	4,594	15,250
Federal Reserve Bank discount window	6,906	6,738
Total investment securities pledged	$38,516	$38,649

Although securities were pledged to the Federal Reserve Bank for discount window borrowings, the Bank has not used this borrowing facility, except for testing purposes.

The Bank, as a member of the FHLB, is required to maintain an investment in FHLB capital stock. No ready market exists for the FHLB stock and the carrying value approximates its fair value based on redemption provisions of the FHLB.

(3) Loans and Allowance for Loan Losses

Loans at December 31, 2011 and 2010 are summarized as follows:

(dollars in thousands)	2011		2010
	Amount	Percent	Amount	Percent
Commercial	$16,552	6.93%	$23,538	8.45%
Construction and land development	34,448	14.42%	49,324	17.72%
Commercial real estate	159,732	66.88%	171,279	61.53%
Residential real estate	27,639	11.57%	33,319	11.97%
Consumer and other	473	0.20%	920	0.33%
Subtotal	$238,844	100.00%	$278,380	100.00%
Unamortized net deferred loan fees	(55)		(103)
Loans, net of deferred fees	$238,789		$278,277

The carrying value of loans pledged for Federal Home Loan Bank advances, shown as borrowings in the Statements of Financial Condition, totaled $33,400,000 at December 31, 2010. There were no loans pledged to the Federal Home Loan Bank at December 31, 2011.

As a result of the current economic environment, many financial institutions, including First Trust, have experienced declines in various components of their loan portfolio. The risks inherent in our loan portfolio, including the adequacy of the allowance of loan losses, are significant estimates that are based on assumptions. In estimating these risks, we consider the financial conditions of specific borrowers and potential credit concentrations with groups of borrowers, types of loans, or geographical locations. We use a number of measures to assess the risk within each class of loans within our loan portfolio, including the value of underlying collateral on collateralized loans; historical loss rates by class of loan, the assigned risk grades within each class of loan, and other criteria. The Bank utilizes internal loan reviews to monitor individual credits within each class of loan as well the services of an external firm to conduct an independent review of the portfolio and all significant credits in each class of loans at least annually. In addition, all classified and impaired credits, regardless of class or type of loan, are reviewed at least quarterly.

F-42

First Trust Bank

Notes to Financial Statements

December 31, 2011, 2010 and 2009

Allowance for Loan Losses. The following table summarizes the activity in the allowance for loan losses by loan segment and shows the portion of the allowance for loan losses that relates to loans individually and collectively evaluated for impairment for the years ended December 31, 2011 and 2010:

December 31, 2011
		Construction &
		Land	Commercial	Residential	Consumer
(dollars in thousands)	Commercial	Development	Real Estate	Real Estate	and Other	Unallocated	Total
Allowance for Loan Losses:
Beginning balance	$3,084	$5,245	$989	$941	$4	$246	$10,509
Charge-offs	(1,609)	(2,889)	(1,002)	(1,209)	-	-	(6,709)
Recoveries	263	11	-	2	-	-	276
Net charge-offs	(1,346)	(2,878)	(1,002)	(1,207)	-	-	(6,433)
Provision	(178)	(255)	2,154	1,539	(1)	(123)	3,136
Ending balance	$1,560	$2,112	$2,141	$1,273	$3	$123	$7,212

December 31, 2010
		Construction &
		Land	Commercial	Residential	Consumer
(dollars in thousands)	Commercial	Development	Real Estate	Real Estate	and Other	Unallocated	Total
Allowance for Loan Losses:
Beginning balance	$889	$3,623	$2,281	$492	$17	$-	$7,302
Charge-offs	(3,226)	(7,658)	(1,180)	(1,463)	(1)	-	(13,528)
Recoveries	3	-	-	265	1	-	269
Net charge-offs	(3,223)	(7,658)	(1,180)	(1,198)	-	-	(13,259)
Provision	5,418	9,280	(112)	1,647	(13)	246	16,466
Ending balance	$3,084	$5,245	$989	$941	$4	$246	$10,509

All impaired loans in all categories with an impairment determined during 2011 had that impairment recognized and charged off against the allowance for loan losses, except for two commercial real estate loans with an impairment of $328,000. A provision was made for this impairment amount. The reduction in the allowance for loan losses for the commercial loan segment from year end 2010 resulted primarily from the reduction in the size of performing loans in this segment of the loan portfolio as of December 31, 2011. Performing loans in the commercial loan segment totaled $23,149,000 as of December 31, 2010 compared to $16,062,000 as of December 31, 2011, a decrease of $7,087,000. Net commercial loan charge-offs for the year-to-date were 8.13% of total commercial loans at December 31, 2011 and the allowance for loan losses to commercial loans was 9.42%.

The balance of performing construction and land development loans decreased by approximately $17.6 million from December 31, 2010 to the same date in 2011, resulting in a smaller provision despite $2.9 million in charge-offs for the period. The methodology used to calculate the level of allowance for loan losses during 2011 resulted in a negative provision for some portfolio segments and a higher provision for others due mainly to changes in historical loss percentages. These provision changes reflect the current portfolio characteristics and evaluation.

Of the $1,180,000 charged off in 2010 for commercial real estate loans, $1,070,000 was for nonowner-occupied property and $110,000 was for owner-occupied property. While year-to-date charge-offs for commercial real estate were up significantly over 2009, the charge-offs as a percent of total loans and as a percent of total charge- offs is insignificant at .42% and 8.73%, respectively. All impaired loans in the commercial loan category had impairment recognized and charged off in 2010.

F-43

First Trust Bank

Notes to Financial Statements

December 31, 2011, 2010 and 2009

The following table shows the portion of the allowance for loan losses that relates to loans individually and collectively evaluated for impairment at December 31, 2011 and 2010:

December 31, 2011
(dollars in thousands)		Construction
		& Land	Commerical	Residential	Consumer
	Commercial	Development	Real Estate	Real Estate	and Other	Unallocated	Total
Loans individually evaluated for impairment	$-	$-	$328	$-	$-	$-	$328
Loans collectively evaluated for impairment	1,560	2,112	1,813	1,273	3	123	6,884
Total	$1,560	$2,112	$2,141	$1,273	$3	$123	$7,212

December 31, 2010
(dollars in thousands)		Construction
		& Land	Commerical	Residential	Consumer
	Commercial	Development	Real Estate	Real Estate	and Other	Unallocated	Total
Loans individually evaluated for impairment	$-	$266	$-	$171	$-	$-	$437
Loans collectively evaluated for impairment	3,084	4,979	989	770	4	246	10,072
Total	$3,084	$5,245	$989	$941	$4	$246	$10,509

The Bank’s recorded investment in loans as of December 31, 2011 and 2010 related to each balance in the allowance for loan losses by loan type and disaggregated on the basis of the Bank’s impairment methodology is presented in the following table:

2011
		Construction
		& Land	Commerical	Residential	Consumer
(dollars in thousands)	Commercial	Development	Real Estate	Real Estate	and Other	Total
Loans individually evaluated for impairment	$490	$15,152	$16,690	$3,956	$-	$36,288
Loans collectively evaluated for impairment	16,062	19,296	143,042	23,683	473	202,556
Total	$16,552	$34,448	$159,732	$27,639	$473	$238,844

2010
		Construction
		& Land	Commerical	Residential	Consumer
(dollars in thousands)	Commercial	Development	Real Estate	Real Estate	and Other	Total
Loans individually evaluated for impairment	$389	$12,433	$13,393	$5,556	$-	$31,771
Loans collectively evaluated for impairment	23,149	36,891	157,886	27,763	920	246,609
Total	$23,538	$49,324	$171,279	$33,319	$920	$278,380

F-44

First Trust Bank

Notes to Financial Statements

December 31, 2011, 2010 and 2009

As a result of the current economic environment, many financial institutions, including First Trust, have experienced declines in various components of their loan portfolio. The risks inherent in our loan portfolio, including the adequacy of the allowance for loan losses, are significant estimates that are based on assumptions. In estimating these risks, we consider the financial conditions of specific borrowers and potential credit concentrations with groups of borrowers, types of loans, or geographical locations. We use a number of measures to assess the risk within each class of loans within our loan portfolio, including the value of underlying collateral on collateralized loans; historical loss rates by class of loan, the assigned risk grades within each class of loan, and other criteria.

Within each group of loans, the individual loans determined to be impaired are removed and evaluated individually for impairment. The remaining loans are assigned to their individual segments based on purpose, collateral, borrower and other factors. Loans covering two or more of these criteria are placed in the proper category based on the major criterion. When it is difficult to determine the proper category for any specific loan, the primary factor is used to determine placement. The Bank divides its real estate related loan segment into more defined classes of various construction loans, loans secured by residential properties, and loans secured by commercial properties. These classes are then subdivided further to the various types of construction loans and various types of residential and commercial real estate loans. There are inherent risks in all these segments, including declining collateral values due to the current economic conditions, but the construction related loans exhibit more risk in that payment generally comes from the sale of the underlying collateral and general economic conditions impact these sales to a larger degree than payments on other types of real estate loans. The sale of houses and other properties has been impacted by the number of distressed properties in the Bank’s market area. Real estate properties held for investment are typically well collateralized but may experience problems due to lower occupancy or lease rates during certain economic cycles.

The Bank provides HELOCs (home equity lines) to its customers. The lines are secured by second mortgages on the customer’s primary residence. Payment on these lines can be impacted by the individual borrower’s ability to pay. Declining collateral values can also impact the adequacy of the collateral used to secure the line. The Bank’s larger commercial loans are generally secured with a variety of collateral. Various business segments may be impacted by local economic conditions more than others. The Bank makes consumer and individual loans, but these are generally smaller balances and/or well secured.

The Bank utilizes internal loan reviews to monitor individual credits within each class of loan as well the services of an external firm to conduct an independent review of the portfolio and all significant credits in each class of loans at least annually. In addition, all classified and impaired credits, regardless of class or type of loan, are reviewed on a quarterly basis, except for smaller credits with immaterial principal balances.

At December 31, 2010, the segment of loans that were performing was $246.6 million with a reserve of 4.08%. At December 31, 2011 this segment had further declined to $202.6 million with a reserve allocation of 3.40%. This reduction is due to analysis of current portfolio segments and reductions in loan segments that previously experienced significant charge-offs, primarily real estate-related segments and commercial loans.

When loans within all classes of the Bank’s loan portfolio are determined to be impaired and it is further determined that the impairment is uncollectable, the impairment amount is charged off against the allowance for loan losses. In many cases, this is appropriate shortly after the impairment amount is determined. The Bank makes every effort to recognize impairment amounts within the quarter in which they are determined, either through a charge to the reserve or by charge-off against the reserve.

Credit Risk Profile. The Bank uses a system of loan grading and reviews to internally assign risk grades to its loans. Risk grades are reviewed periodically to determine the appropriateness of the grades. Loans are graded in segments from “Exceptional” to “Loss” and may migrate through the grades as individual circumstances dictate. Loan risk grades 1 through 5 are considered passing grades, with 1 corresponding to “Exceptional” and having the least amount of risk. Loans graded a 5 warrant a grade 4, but deterioration has been detected and the loans have been added to the Bank’s “Watch List.” Grade 6 loans, or “Other Loans Especially Mentioned” are fundamentally sound, but require management’s review due to a shortcoming or potential weakness. Loans risk graded 6 through 9 are considered “Classified.” Grades 7 and 8 are loans that are inadequately protected by current sound net worth, paying capacity, or pledged collateral, as well as loans with unsatisfactory characteristics indicating higher levels of risk. “Doubtful” loans are graded 9 and are questionable as to collection or liquidation in full. The reserve allocation is equal to the actual probable loss.

F-45

First Trust Bank

Notes to Financial Statements

December 31, 2011, 2010 and 2009

The following table presents the Bank’s credit risk profile by internally assigned risk grades for its loan portfolio as of December 31, 2011 and 2010:

December 31, 2011
	Pass	Classified
	Risk	Other Loans
	Grades	Especially
(dollars in thousands)	1-5	Mentioned	Substandard	Total
Loans:
Commercial	$13,185	$-	$3,367	$16,552
Construction and land development	16,301	290	17,857	34,448
Commercial real estate	139,038	1,515	19,179	159,732
Residential real estate	21,842	763	5,034	27,639
Consumer and other	473	-	-	473
Total	$190,839	$2,568	$45,437	$238,844

December 31, 2010
	Pass	Classified
	Risk	Other Loans
	Grades	Especially
(dollars in thousands)	1-5	Mentioned	Substandard	Total
Loans:
Commercial	$17,564	$94	$5,880	$23,538
Construction and land development	23,842	2,763	22,719	49,324
Commercial real estate	150,625	1,565	19,089	171,279
Residential real estate	26,814	354	6,151	33,319
Consumer and other	920	-	-	920
Total	$219,765	$4,776	$53,839	$278,380

Past Due Loans. Loans are considered past due if the required principal and interest payments have not been received as of the date such payments were due. The following table presents an age analysis of the Bank’s past due loans as of December 31, 2011 and 2010:

F-46

First Trust Bank

Notes to Financial Statements

December 31, 2011, 2010 and 2009

December 31, 2011

						Loans 90 days
		Loans greater				or more past
	Loans 30-89	than 90 days	Total loans			due and still
(dollars in thousands)	days past due	past due	past due	Current loans	Total loans	accruing
Commercial	$151	$285	$436	$16,116	$16,552	$-
Construction & land development	1,752	4,115	5,867	28,581	34,448	-
Commercial real esate:
Owner-occupied	2,884	4,952	7,836	58,920	66,756	-
Nonowner-occupied	696	2,339	3,035	89,941	92,976	-
Residential real estate	191	2,061	2,252	25,387	27,639	-
Consumer and other	-	-	-	473	473	-
Unamortized fees	-	-	-	(55)	(55)	-
Total	$5,674	$13,752	$19,426	$219,363	$238,789	$-

December 31, 2010

						Loans 90 days
		Loans greater				or more past
	Loans 30-89	than 90 days	Total loans			due and still
(dollars in thousands)	days past due	past due	past due	Current loans	Total loans	accruing
Commercial	$-	$389	$389	$23,149	$23,538	$-
Construction & land development	-	4,915	4,915	44,409	49,324	-
Commercial real esate:
Owner-occupied	-	4,334	4,334	65,952	70,286	-
Nonowner-occupied	2,284	3,763	6,047	94,946	100,993	-
Residential real estate	-	1,821	1,821	31,498	33,319	-
Consumer and other	-	-	-	920	920	-
Unamortized fees	-	-	-	(103)	(103)	-
Total	$2,284	$15,222	$17,506	$260,771	$278,277	$-

As of December 31, 2011, the loans past due 30-89 days and not accruing interest totaled $4,282,000. As of December 31, 2010, all loans 30-89 days past due were accruing interest.

Nonaccrual Loans. Loans that become 90 days delinquent or loans where it appears the borrower is unable to make required payments are placed on nonaccrual status and the interest accrual discontinued. When interest accrual is discontinued, all unpaid accrued interest is reversed against interest income. Interest income is subsequently recognized only to the extent cash payments are received in excess of principal due. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured. The above discussion regarding nonaccrual loans applies to all classes of the Bank’s loans.

Details relating to the amount of loans on nonaccrual status as of December 31, 2011 and 2010 are as follows:

(dollars in thousands)	2011	2010
Commercial	$285	$389
Construction and land development	9,177	12,433
Commercial real estate:
Owner-occupied	6,794	5,204
Nonowner-occupied	5,842	8,189
Residential real estate	2,621	5,556
Total	$24,719	$31,771

F-47

First Trust Bank

Notes to Financial Statements

December 31, 2011, 2010 and 2009

If interest on nonaccrual loans had been accrued in accordance with the original terms, interest income would have increased by approximately $915,000 and $833,000 for the year ended December 31, 2011 and 2010, respectively.

Impaired Loans. Loans are considered impaired when, based on current information and events, it is probable the Bank will be unable to collect all amounts due in accordance with the original contractual terms of the loan agreement, including scheduled principal and interest payments. Generally, a loan is considered impaired if it exhibits the same level of weakness and probability of loss as loans classified doubtful or loss. If a loan is impaired, a specific valuation allowance is allocated, if necessary, so that the loan is reported net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Interest payments on impaired loans are typically applied to principal unless collectibility of the principal amount is reasonably assured, in which case interest is recognized on a cash basis. Impaired loans, or portions thereof, are charged off when deemed uncollectible. The above discussion regarding impaired loans applies to all classes of the Bank’s loans.

At December 31, 2011, TDRs included in impaired loans that were not accruing interest totaled $6,684,000 and consisted of segments of commercial real estate loans of $3,006,000, single family residential loans of $368,000 and construction loans of $3,310,000. Accruing TDRs totaled $11,569,000 and were comprised of commercial loans amounting to $205,000, construction loans totaling $5,975,000, commercial real estate totaling $4,054,000 and single-family loans amounting to $1,335,000. These accruing loans were performing according to their modified terms for at least six consecutive months.

TDRs included in impaired loans at December 31, 2010 that were not accruing interest totaled $7,451,000 and consisted of segments of commercial real estate loans of $4,354,000, single family residential loans of $155,000 and construction loans of $2,942,000. The classes of commercial real estate TDRs were owner-occupied and nonowner-occupied and totaled $202,000 and $4,151,000, respectively. TDRs included in impaired loans at December 31, 2010 that are continuing to accrue interest totaled $4,724,000 and consisted of construction loans. These accruing loans were performing according to their modified terms for at least six consecutive months.

F-48

First Trust Bank

Notes to Financial Statements

December 31, 2011, 2010 and 2009

The following table presents a summary of loans that were restructured during the twelve months ended December 31, 2011, including the types of concessions made by loan class:

Summary of Loans Restructured During the Current Year
	For the year ended December 31, 2011
		Pre-	Post-
		Modification	Modification
		Outstanding	Outstanding
	Number	Recorded	Recorded
(dollars in thousands)	of loans	Investment	Investment
Below market interest rate:
Construction and land development	2	$2,330	$2,330
Commercial real estate - Nonowner occupied	3	1,620	1,354
Residential real estate	1	400	218
Total	6	$4,350	$3,902

Extended payment terms:
Commercial	1	$209	$205
Construction and land development	1	1,552	1,539
Commercial real estate - Nonowner occupied	4	1,798	1,765
Residential real estate	2	1,595	1,335
Total	8	$5,154	$4,844

TDRs restructured during the period	14	$9,504	$8,746

TDRs accruing interest	9	$5,466	$5,156

TDRs included in non-accrual	5	$4,038	$3,590

None of the Bank’s specific reserve portion of the allowance for loan losses is related to TDRs as of December 31, 2011. Charge-offs associated with loans that were restructured during the twelve months ended December 31, 2011 amounted to $674,000. None of the loans restructured during the year ending December 31, 2011 have defaulted.

As a result of adopting the amendments in the Accounting Standards Update relating to troubled debt restructurings, the Bank reassessed all loan modifications that occurred on or after the beginning of the current year for identification as TDRs. The Bank identified no additional loans for which the allowance for loan losses had previously been measured under a general allowance for credit losses methodology. The accounting update requires prospective application of the impairment measurement guidance for those loans newly identified as impaired. As of December 31, 2011, there was no recorded loan investment for which the allowance for credit losses was previously measured under a general allowance for loan losses methodology that was presently impaired.

The following table presents the Bank’s investment in loans considered to be impaired and related information on those impaired loans as of December 31, 2011 and 2010. Included in impaired loans as of December 31, 2011 and 2010 are $11,569,000 and $4,724,000, respectively, in loans classified as troubled debt restructurings, but that are accruing interest and are performing according to their modified terms. There were no impaired consumer loans as of December 31, 2011 or 2010.

F-49

First Trust Bank

Notes to Financial Statements

December 31, 2011, 2010 and 2009

December 31, 2011
			Commercial real estate
(dollars in thousands)		Construction
		and land	Owner-	Nonowner-	Residential
	Commercial	development	occupied	occupied	real estate	Total
Unpaid principal balance	$588	$18,373	$6,840	$10,919	$4,869	$41,589
Recorded investment with no allowance	490	15,152	5,151	8,978	3,956	33,727
Recorded investment with allowance	-	-	1,643	918	-	2,561
Total recorded investment	490	15,152	6,794	9,896	3,956	36,288
Related allowance	-	-	258	70	-	328
Average recorded investment	686	15,980	4,788	8,122	2,766	32,342
Interest income recognized	6	288	27	288	84	693

December 31, 2010
			Commercial real estate
(dollars in thousands)		Construction
		and land	Owner-	Nonowner-	Residential
	Commercial	development	occupied	occupied	real estate	Total
Unpaid principal balance	$514	$22,875	$5,249	$8,653	$6,253	$43,544
Recorded investment with no allowance	389	16,226	5,204	8,189	4,969	34,977
Recorded investment with allowance	-	931	-	-	587	1,518
Total recorded investment	389	17,157	5,204	8,189	5,556	36,495
Related allowance	-	266	-	-	171	437
Average recorded investment	714	7,386	926	3,725	1,911	14,662
Interest income recognized	-	194	102	9	10	315

The Bank evaluates and estimates off-balance sheet credit exposure at the same time it estimates credit losses for loans by a similar process. These estimated credit losses are not recorded as part of the allowance for loan losses, but are recorded to a separate liability account by a charge to income, if material. Loan commitments, unused lines of credit and standby letters of credit make up the off-balance sheet items reviewed for potential credit losses. These estimated credit losses were not material at December 31, 2011 and 2010.

(4) Related Party Transactions

Loans are made, in the normal course of business, to directors and their related interests. Total loans to such groups were $5,618,000 and $7,752,000 at December 31, 2011 and 2010, respectively. During 2011, loans aggregating $2,134,000 were repaid by directors and their related interests. There were no loans made to directors or their related interests during 2011. The Bank does not make loans to its executive officers.

The Bank also had deposit relationships in the ordinary course of business with many of the directors of the Bank and with companies with which certain directors are associated, as well as with its executive officers. These deposit relationships include deposit accounts which were opened and maintained under normal terms.

F-50

First Trust Bank

Notes to Financial Statements

December 31, 2011, 2010 and 2009

(5) Premises and Equipment

Premises and equipment at December 31, 2011 and 2010 are summarized as follows:

(dollars in thousands)	2011	2010
Land	$3,915	$3,915
Buildings	3,315	3,315
Leasehold improvements	453	453
Furniture, fixtures and equipment	1,101	1,101
	8,784	8,784
Less accumulated depreciation and amortization	(1,720)	(1,517)
Premises and equipment (net)	$7,064	$7,267

Depreciation and amortization expense for the year ended December 31, 2011 totaled $203,000 compared to $226,000 for the year ended December 31, 2010 and $239,000 for the year ended December 31, 2009.

(6) Deposits

The scheduled maturities of time deposits at December 31, 2011 are as follows:

	2011
(dollars in thousands)	$100,000	Less than
	or more	$100,000
2012	$104,315	$95,865
2013	6,324	50,746
2014	1,801	2,567
2015	-	480
Total	$112,440	$149,658

The Bank periodically purchases Depository Trust Company (DTC-eligible) brokered time deposits to use as a component of its funding mix to better match asset durations and due to pricing considerations. These deposits totaled $85,509,000 and $87,628,000 at December 31, 2011 and 2010, respectively. These brokered deposits have terms to maturity ranging from twelve to forty-two months and the average interest rate, including the premium expense, was 1.05% at December 31, 2011. The average rate paid for the years ending December 31, 2011 and 2010 were 1.08% and 1.14%, respectively. In comparison, the average rate paid for local time deposits was 1.72% and 2.00% for the years ending December 31, 2011 and 2010, respectively. The Bank’s brokered deposits are included in the scheduled maturities table under time deposits less than $100,000 with $45,153,000 maturing in 2012 and $40,356,000 maturing in 2013. Other than these brokered deposits, the Bank does not solicit deposits outside its market area.

(7) Leases

On February 1, 2005 the Bank entered into a noncancelable operating lease for its Mooresville, North Carolina branch with payments to begin in August 2005 and to terminate on July 31, 2015. The 2005 lease for the Bank’s Concord Loan Production Office (LPO) in Concord, North Carolina was renewed in February 2008 and expired on February 28, 2009, at which time the LPO was closed. Additionally, the Bank’s 2006 noncancelable operating lease for its Monroe, North Carolina LPO was renewed in December 2008 for a three year term. The Monroe location was subsequently closed on December 31, 2009, incurring a $29,000 expense relative to the early cancellation of the Monroe lease. Lease expense for the years ended December 31, 2011, 2010, and 2009 totaled approximately $77,000, $77,000 and $130,000, respectively.

F-51

First Trust Bank

Notes to Financial Statements

December 31, 2011, 2010 and 2009

As of December 31, 2011, future minimum lease payments under noncancelable operating leases are as follows:

(dollars in thousands)
Year	Payments
2012	$77
2013	78
2014	77
2015	45
Total	$277

(8) Borrowings

Borrowings consist of advances from the Federal Home Loan Bank of Atlanta, securities sold under agreements to repurchase and federal funds purchased.

FHLB Advances

The Bank’s FHLB advances are secured by qualifying first mortgage loans and qualifying commercial real estate loans, FHLB stock, and investment securities owned by the Bank. At December 31, 2011 and 2010, Federal Home Loan Bank advances were as follows:

2011
(dollars in thousands)
Maturity	Call Feature	Amount	Rate
March 14, 2013	None	$2,000	0.43%	Fixed
Total FHLB advances/weighted average rate at December 31, 2011		$2,000	0.43%

2010
(dollars in thousands)
Maturity	Call Feature	Amount	Rate
January 24, 2011	None	$10,000	1.17%	Fixed
January 31, 2011	None	5,000	0.28%	Variable (1)
September 14, 2011	None	8,000	1.41%	Fixed
Total FHLB advances/weighted average rate at December 31, 2010		$23,000	1.06%

(1) Adjustable rate based on three month Libor which resets quarterly.

Securities Sold Under Agreements to Repurchase and Federal Funds Purchased

Securities sold under agreements to repurchase, which are classified as secured borrowings, generally mature within one to four days from the transaction date, and are reflected at the amount of cash received in connection with the transaction. The Bank may be required to provide additional collateral based on the fair value of the underlying securities.

Federal funds purchased, which are classified as unsecured borrowings, generally mature within one to four days from the transaction date, and are reflected at the amount of cash received in connection with the transaction.

Securities sold under agreements to repurchase and federal funds purchased at December 31, 2011 and 2010 and for the years then ended are summarized below:

F-52

First Trust Bank

Notes to Financial Statements

December 31, 2011, 2010 and 2009

(dollars in thousands)	2011	2010
Outstanding balance at December 31	$6,291	$3,125
Year-end weighted average rate	0.20%	0.35%
Daily average outstanding during the year	$7,265	$2,618
Average rate for the year	0.30%	0.42%
Maximum outstanding at any month-end during the year	$10,302	$5,189

The Bank has various available sources of borrowing capacity, including membership in the Federal Home Loan Bank of Atlanta with credit availability of approximately 15% of the Bank’s assets. In addition, the Federal Reserve Bank’s discount window is available to the Bank with borrowing capacity based on the amount of collateral pledged.  The Bank's unused borrowing capacity with the Federal Reserve Bank’s discount window was approximately $6,600,000 at December 31, 2011. Overnight federal funds lines of credit with correspondent banks, with properly pledged collateral, are also available.

(9) Income Taxes

Significant components of the provision for income taxes for the years ended December 31, 2011, 2010 and 2009 are as follows:

(dollars in thousands)	2011	2010	2009
Current tax provision
Federal	$(434)	$(2,533)	$2,233
State	-	-	311
	(434)	(2,533)	2,544
Deferred tax provision (benefit)
Federal	952	(504)	(852)
State	226	(498)	(186)
	1,178	(1,002)	(1,038)
Provision for income tax expense (benefit) before adjustment to deferred tax asset valuation allowance	744	(3,535)	1,506
Increase (decrease) in valuation allowance	(2)	4	62
Net provision for income tax expense (benefit)	$742	$(3,531)	$1,568

Income tax expense is reconciled to the amount computed by applying the federal statutory tax rate of 34% to income before income taxes as follows:

(dollars in thousands)	2011	2010	2009
Expense computed at statutory rate of 34%	$1,068	$(2,511)	$1,469
Effect of state income taxes	149	(329)	83
Tax exempt income	(441)	(489)	(349)
Increase (decrease) to deferred tax asset valuation allowance	(2)	4	62
Other	(32)	(206)	303
	$742	$(3,531)	$1,568

F-53

First Trust Bank

Notes to Financial Statements

December 31, 2011, 2010 and 2009

Significant components of deferred taxes at December 31, 2011 and 2010 are as follows:

(dollars in thousands)	2011	2010
Deferred tax assets :
Allowance for loan losses	$1,455	$3,002
Deferred compensation	1,229	982
Nonaccrual interest	36	93
Other-than-temporary impairment loss	62	62
Net Operating Loss (NOL) carryforward	227	238
Other	274	108
Total deferred tax assets	3,283	4,485
Less valuation allowance	(64)	(66)
Net deferred tax assets	3,219	4,419

Deferred tax liabilities:
Premises and equipment	(188)	(197)
Deferred loan costs	(25)	(39)
Prepaid expenses	(15)	(14)
Net unrealized holding gains on available-for-sale securities	(1,534)	(108)
Total deferred tax liabilities	(1,762)	(358)
Net recorded deferred tax asset	$1,457	$4,061

Management has recorded a valuation allowance of $64,000 and $66,000 at December 31, 2011 and 2010, respectively, for capital loss carryforwards related to its other-than-temporary impairment loss recorded in 2009.

It is the Bank’s policy to recognize interest and penalties associated with uncertain tax positions as components of income taxes. There were no interest or penalties accrued during the year. The Bank’s federal and state income tax returns are subject to examination for the years 2008, 2009, and 2010.

(10) Employee Benefit Plan

The Bank maintains a 401(k) Profit Sharing Plan (the “Plan”) for the benefit of its employees. All employees age 21 or over, with six months of service, are eligible to participate in the Plan. Under the terms of the Plan, participants can contribute up to 60% of their compensation to the Plan through a salary reduction arrangement. For calendar year 2011, the Bank elected to contribute a matching contribution that equaled 100% of the voluntary employee contribution up to a maximum of 7% of individual compensation for the year. Voluntary employee contributions are vested immediately. The matching employer contributions are 100% vested after a five year period. The Bank’s matching contribution was approximately $130,000, $134,000 and $170,000 for the years ended December 31, 2011, 2010 and 2009.

(11) Stock Options

The Bank had two share-based compensation plans with options still outstanding at December 31, 2011. The two plans were initiated on April 19, 1999 and expired at the end of ten years, on April 19, 2009. Subsequently, no further options may be granted under either plan.

For both option plans, the option price was the fair market value of the stock at the date of grant. Employee options vest 20% per year over a five-year period, beginning one year from the date of grant. Director options are 100% vested at date of grant. All outstanding option shares expire not more than ten years from the date of grant.

Pursuant to provisions of the Bank’s 1999 stock option plans (the “Plans”), options to purchase up to 343,934 shares of the Bank’s authorized but unissued common stock could be granted to employees (“Incentive Stock Option Plan”) and 343,934 to directors (“Nonstatutory Stock Option Plan”) of the Bank. The 1999 Incentive Stock Option Plan was amended in 2006 to authorize the Board of Directors to grant up to an additional 87,943 stock option shares to employees bringing the total authorized to 431,877.

F-54

First Trust Bank

Notes to Financial Statements

December 31, 2011, 2010 and 2009

Nonstatutory Stock Option Plan

Activity in the Nonstatutory Stock Option Plan is summarized as follows:

Nonstatutory Stock Option Plan	2011		2010		2009
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price
Outstanding grants at beginning of year	18,762	$12.38	18,762	$12.38	172,198	$4.33
Options granted	-	-	-	-	-	-
Options forfeited	-	-	-	-	-	-
Options exercised	-	-	-	-	(153,436)	3.35
Outstanding at end of year	18,762	12.38	18,762	12.38	18,762	12.38
Options exercisable at end of year	18,762	$12.38	18,762	$12.38	18,762	$12.38
Weighted average remaining contractual life	3.5 years		4.5 years		5.5 years

Nonstatutory Stock Option Plan intrinsic values and weighted average contractual terms as of December 31, 2011 are summarized as follows:

Nonstatutory Stock Option Plan	December 31, 2011
(dollars in thousands)	Weighted Average	Aggregate
	Remaining	Intrinsic
	Contractual Term	Value
Outstanding grants at beginning of year	4.5 years	$-
Options granted	-	-
Options forfeited	-	-
Options exercised	-	-
Outstanding at end of year	3.5 years	$-
Options exercisable at end of year	3.5 years	$-

The exercise price of outstanding options granted to date under this plan equals $12.38.

F-55

First Trust Bank

Notes to Financial Statements

December 31, 2011, 2010 and 2009

Incentive Stock Option Plan

Activity in the Incentive Stock Option Plan is summarized as follows:

Incentive Stock Option Plan	2011		2010		2009
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price
Outstanding grants at beginning of year	98,420	$13.32	101,420	$13.26	249,974	$8.26
Options granted	-	-	-	-	-	-
Options exercised	-	-	-	-	(131,230)	3.36
Options forfeited	(13,401)	10.06	(3,000)	11.05	(17,324)	16.12
Outstanding at end of year	85,019	13.84	98,420	13.32	101,420	13.26
Options exercisable at end of year	67,411	$13.77	62,109	$13.18	44,531	$12.84
Weighted average remaining contractual life	4.9 years		6.0 years		7.1 years

Incentive Stock Option Plan intrinsic values and weighted average contractual terms as of December 31, 2011 are summarized as follows:

Incentive Stock Option Plan	December 31, 2011
(dollars in thousands)	Weighted Average	Aggregate
	Remaining	Intrinsic
	Contractual Term	Value
Outstanding grants at beginning of year	6.0 years	$-
Options granted	-	-
Options forfeited	-	-
Options exercised	-	-
Outstanding at end of year	4.9 years	$-
Options exercisable at end of year	4.7 years	$-

Nonstatutory Stock Option Plan and Incentive Stock Option Plan

The exercise price per share of all outstanding options granted to date under the plans range from $4.85 to $17.60.

Options issued in 2002 and outstanding at December 31, 2011, 2010 and 2009 had an exercise price of $4.85. Options issued in 2003 and outstanding at December 31, 2011, 2010 and 2009 had an exercise price of $8.61. Options issued in 2004 and outstanding at December 31, 2011, 2010 and 2009 had an exercise price of $10.07. Options issued in 2005 and outstanding at December 31, 2011, 2010 and 2009 had a range of exercise prices of $11.65 to $13.66. Options issued in 2006 and outstanding at December 31, 2011, 2010 and 2009 had a range of exercise prices of $16.09 to $17.60. Options issued in 2007 and outstanding at December 31, 2011, 2010 and 2009 had a range of exercise prices of $14.27 to $17.33. Options issued in 2008 and outstanding at December 31, 2011, 2010 and 2009 had a range of exercise prices of $6.51 to $13.00. There were no options issued in 2009, 2010 or 2011.

The risk-free interest rate is based upon a U. S. Treasury instrument with a life that is similar to the expected life of the option grant. Expected volatility is based upon the historical volatility of the Bank’s trading history. The expected term of the options is based upon the average life of previously issued stock options. The Bank has paid no cash dividends to date and therefore, there is no expected dividend yield calculation.

For the twelve months ended December 31, 2009, the intrinsic value of nonstatutory and incentive options exercised was approximately $840,000. Cash received from nonstatutory and incentive option exercises for the twelve months ended December 31, 2009 was approximately $955,000. The tax benefit included in shareholders’ equity for tax deductions from the exercise of nonqualified stock options and the disqualifying sale of stock options for 2009 was approximately $248,000. There were no stock options exercised in 2010 or 2011.

F-56

First Trust Bank

Notes to Financial Statements

December 31, 2011, 2010 and 2009

The fair value of options vested over the twelve months ended December 31, 2011 and 2010, respectively, was $79,000 and $101,000.

The compensation cost for the incentive plan that was charged against income for the twelve month periods ended December 31, 2011, 2010 and 2009 was approximately $75,000, $93,000, and $116,000, respectively. There was no compensation cost for the nonqualified plan since the outstanding options were fully vested at December 31, 2011, 2010 and 2009. As of December 31, 2011, there was approximately $39,000 of total unrecognized compensation cost related to the Bank’s Incentive Stock Option Plan. That cost is expected to be recognized over a weighted average period of .7 years.

The Bank funds option shares from authorized but unissued shares. The Bank does not typically purchase shares to fulfill the obligations of the stock benefit plans.

(12) Deferred Benefit Plans

Effective May, 2003 the Bank entered into salary continuation agreements (the “Salary Continuation Plan”) and endorsement split dollar agreements (“Split Dollar Plan”) with certain members of management. The benefits under these plans were funded by Bank Owned Life Insurance (BOLI) policies. In June 2006, the Bank purchased $5,000,000 in additional BOLI to fund increases in the Salary Continuation Plan and the Endorsement Split Dollar Agreements.

Benefits under the Salary Continuation Plan are a predetermined amount and will be paid over the employee’s life after retirement. The present value of payments at retirement is determined using a discount rate for each plan year based on a review of the current discount rate and the 20-year Corporate Bond rated AA by Moody’s as of the prior year end and each period end through September 30 of the previous year and the monthly average rate. Adjustments to the discount rate deemed appropriate are made prospectively on January 1 of the following year. The discount rate for 2011 and for 2010 equaled 5.25% and 6.00%, respectively. Costs recognized under the Plan for the years ended December 31, 2011, 2010 and 2009 totaled $632,000, $496,000, and $467,000, respectively, and are included in salaries and employee benefits in the Statements of Operations. Costs recognized under the Plan are credited to a salary continuation benefit liability. That liability account totaled $3,057,000 and $2,425,000 at December 31, 2011 and 2010, respectively.

Benefits under the Split Dollar Plan provide specific individual retirement benefits from the Bank to certain members of management following their retirement from service. The accounting effect of the BOLI increases non-interest earning assets and non-interest income. At the same time, the reduction of investable funds resulting from BOLI purchases decreases net interest income and the related interest rate spread. Current non-interest expenses also include the accrual for the future employee benefit obligations. The expense recorded for the years ending 2011, 2010 and 2009 was $40,000, $55,000 and $51,000, respectively. The accrued liability for the split dollar life insurance arrangements was approximately $680,000 and $640,000 at December 31, 2011 and 2010, respectively.

(13) Commitments and Contingencies

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. Those financial instruments include lines of credit and loan commitments and involve elements of credit risk in excess of amounts recognized in the accompanying financial statements. The Bank’s risk of loss with the lines of credit and loan commitments is represented by the contractual amount of these instruments. The Bank uses the same credit policies in making commitments under such instruments as it does for on-balance sheet instruments. The amount of collateral obtained, if any, is based on management’s credit evaluation of the borrower. Collateral held varies, but may include accounts receivable, securities, inventory, real estate and time deposits with financial institutions.

Financial instruments whose contract amount represents potential credit risk included unfunded lines of credit and loan commitments totaling $13,759,000 and $19,275,000 at December 31, 2011 and 2010, respectively. Additionally, the Bank had letters of credit totaling $395,000 at December 31, 2011 and $971,000 at December 31, 2010. The fair value of the letters of credit was immaterial at December 31, 2011 and 2010.

F-57

First Trust Bank

Notes to Financial Statements

December 31, 2011, 2010 and 2009

(14) Regulatory Restrictions

The Bank, as a North Carolina banking corporation, may pay dividends only out of undivided profits as determined pursuant to North Carolina General Statute Section 53-87. However, regulatory authorities may limit payment of dividends by a bank when it determines that such a limitation is in the public interest and is necessary to ensure financial soundness of the bank. The Bank is restricted from paying cash dividends without prior approval from its regulators.

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements.

Under capital adequacy guidelines and the framework for prompt corrective action, the Bank must meet certain specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors. At December 31, 2011 and 2010, the Bank exceeded all regulatory criteria for a well-capitalized bank as defined in the FDIC Improvement Act. Quantitative measures established by regulators to ensure capital adequacy require the Bank to maintain minimum amounts and ratios, as defined by regulations, as set forth in the following table, of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. The risk-based and leverage ratios presently used by the federal banking authorities are minimum requirements and higher levels may be warranted by particular circumstances or risk profiles of individual institutions. At the present time, the Bank must maintain a Tier 1 Capital Ratio (to Average Assets) of 8% or more and a Total Capital Ratio (to Risk-Weighted Assets) of 11% or more. Management believes that, as of December 31, 2011 and 2010, the Bank met all capital requirements to which it is subject. Management is not aware of any events that have occurred since that time that would have changed its classification.

The Bank’s minimum and actual capital ratios are presented in the following tables, along with the capital ratio required for the Bank to be considered well-capitalized by its regulators:

2011
					To Be Well Capitalized Under
			For Capital		Prompt Corrective
(dollars in thousands)	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital (to Risk Weighted Assets)	$47,691	16%	$23,657	= / > 8%	$29,572	= / > 10%
Tier 1 Capital (to Risk Weighted Assets)	43,951	15%	11,829	= / > 4%	17,743	= / > 6%
Tier 1 Capital (to Average Assets)	43,951	10%	17,914	= / > 4%	22,393	= / > 5%

2010
					To Be Well Capitalized Under
			For Capital		Prompt Corrective
(dollars in thousands)	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital (to Risk Weighted Assets)	$45,581	14%	$26,623	= / > 8%	$33,279	= / > 10%
Tier 1 Capital (to Risk Weighted Assets)	41,613	13%	13,312	= / > 4%	19,967	= / > 6%
Tier 1 Capital (to Average Assets)	41,613	9%	17,970	= / > 4%	22,462	= / > 5%

F-58

First Trust Bank

Notes to Financial Statements

December 31, 2011, 2010 and 2009

(15) Fair Value of Financial Instruments

The accounting standards “Fair Value Measurements and Disclosures” defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements. The following methods and assumptions were used by the Bank in estimating fair value disclosures of financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flow models. Those models are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The use of different methodologies may have a material effect on the estimated fair value amounts. The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2011 and 2010. Such amounts have not been revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

Cash and due from banks - The carrying amount of cash approximates its fair value.

Interest bearing balances due from banks - The carrying amount of interest bearing due from banks approximates its fair value.

Federal funds sold - The carrying amount of federal funds sold approximates its fair value.

Available-for-sale securities - Fair values for available-for-sale securities are based on level 1 and level 2 fair value inputs.

Federal Home Loan Bank (FHLB) stock - The carrying amount of FHLB stock approximates its fair value based on redemption provisions of the FHLB.

Loans - The fair values for loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms, maturities and credit quality. No adjustment has been made for illiquidity in the market on loans as there is no information from which to reasonably base this estimate.

Bank owned life insurance (BOLI) - The carrying amount for BOLI approximates its fair value.

Interest receivable - The carrying amounts of accrued interest receivable approximate fair value.

Deposits - The fair value of non-interest bearing, money market and NOW accounts, and savings deposits is the amount payable on demand at the reporting date. The fair value of time deposits is estimated by discounting the future cash flows using the rates currently offered for deposits with similar remaining maturities.

Securities sold under agreements to repurchase and federal funds purchased - The carrying amounts of securities sold under agreements to repurchase and federal funds purchased approximate fair value.

Borrowings - The fair values are based on discounted expected cash flows at the interest rate for debt with the same or similar remaining maturities and collected requirements.

Interest payable - The carrying amounts of accrued interest payable approximate fair value.

F-59

First Trust Bank

Notes to Financial Statements

December 31, 2011, 2010 and 2009

The estimated fair values of the Bank’s financial instruments were as follows at December 31, 2011 and 2010:

	2011		2010
	Carrying	Fair	Carrying	Fair
(dollars in thousands)	Amount	Value	Amount	Value
Financial Assets:
Cash and due from banks	$2,113	$2,113	$1,048	$1,048
Interest bearing balances due from banks	8,250	8,250	2,404	2,404
Federal funds sold	10,165	10,165	16,598	16,598
Securities	151,014	151,014	117,077	117,077
FHLB stock	1,378	1,378	2,501	2,501
Loans, net	231,577	233,541	267,768	267,579
Bank-owned life insurance	8,367	8,367	8,078	8,078
Interest receivable	1,692	1,692	1,592	1,592
Financial Liabilities:
Deposits with no stated maturity	$118,696	$118,696	$104,646	$104,646
Deposits with stated maturities	262,098	262,873	267,124	268,673
Securities sold under agreements to repurchase and federal funds purchased	6,291	6,291	3,125	3,125
Borrowings	2,000	1,985	23,000	23,034
Interest payable	1,561	1,561	1,785	1,785

(16) Quarterly Financial Information (unaudited)

For the periods indicated, the following table sets forth selected quarterly financial data. This information is derived from our unaudited financial statements, which include, in the opinion of management, all normal recurring adjustments which management considers necessary for a fair presentation of the results of each period.

	Year ended December 31, 2011
	Fourth	Third	Second	First
(dollars in thousands, except per share)	Quarter	Quarter	Quarter	Quarter
Interest income	$4,731	$4,887	$4,900	$5,024
Interest expense	987	1,212	1,260	1,316
Net interest income	3,744	3,675	3,640	3,708
Provision for loan losses	637	-	2,050	449
Net interest income after provision for loan losses	3,107	3,675	1,590	3,259
Non-interest income	323	566	182	142
Total non-interest expense	2,323	2,361	2,458	2,560
Income (loss) before income taxes	1,107	1,880	(686)	841
Provision (benefit) for income taxes	284	458	(221)	221
Net income (loss)	$823	$1,422	$(465)	$620
Net income (loss) per share:
Basic	$0.17	$0.30	$(0.10)	$0.13
Diluted	0.17	0.30	(0.10)	0.13
Common stock price
High	$3.00	$4.05	$5.00	$6.15
Low	2.20	1.95	3.50	3.60

F-60

First Trust Bank

Notes to Financial Statements

December 31, 2011, 2010 and 2009

	Year ended December 31, 2010
	Fourth	Third	Second	First
(dollars in thousands, except per share)	Quarter	Quarter	Quarter	Quarter
Interest income	$5,054	$5,286	$5,424	$5,679
Interest expense	1,325	1,321	1,312	1,361
Net interest income	3,729	3,965	4,112	4,318
Provision for loan losses	6,400	3,940	4,131	1,995
Net interest income after provision for loan losses	(2,671)	25	(19)	2,323
Non-interest income	144	839	152	159
Total non-interest expense	2,559	2,100	1,867	1,813
Income (loss) before income taxes	(5,086)	(1,236)	(1,734)	669
Provision (benefit) for income taxes	(2,787)	(680)	(205)	141
Net income (loss)	$(2,299)	$(556)	$(1,529)	$528
Net income (loss) per share:
Basic	$(0.48)	$(0.12)	$(0.32)	$0.11
Diluted	(0.48)	(0.12)	(0.32)	0.11
Common stock price
High	$4.50	$6.00	$6.00	$6.55
Low	3.40	4.50	5.20	5.55

F-61

Appendix A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

FIRST TRUST BANK,

BNC BANCORP

AND

BANK OF NORTH CAROLINA

DATED AS OF JUNE 4, 2012

i

4.7	Broker’s Fees	27
4.8	Absence of Certain Changes or Events	27
4.9	Legal Proceedings	27
4.10	Taxes and Tax Returns	27
4.11	Compliance with Applicable Law	27
4.12	Assets	28
4.13	Reorganization; Approvals	28
4.14	Buyer Information	28
Article V COVENANTS RELATING TO CONDUCT OF BUSINESS		28
5.1	Conduct of Seller’s Business Before the Effective Time	28
5.2	Seller Forbearances	29
5.3	Buyer Forbearances	32
Article VI ADDITIONAL AGREEMENTS		32
6.1	Regulatory Matters	32
6.2	Access to Information; Confidentiality	33
6.3	Shareholder Approval	34
6.4	The Nasdaq Global Market Listing	34
6.5	Employee Matters	34
6.6	Indemnification; Directors’ and Officers’ Insurance	36
6.7	Additional Agreements	36
6.8	Advice of Changes	37
6.9	No Solicitation	37
6.10	Buyer’s Board	40
6.11	Restructuring Efforts	40
6.12	Reasonable Best Efforts; Cooperation	40
Article VII CONDITIONS PRECEDENT		40
7.1	Conditions to Each Party’s Obligation To Effect the Merger	40
7.2	Conditions to Obligations of Buyer	41
7.3	Conditions to Obligations of Seller	42
Article VIII TERMINATION AND AMENDMENT		43
8.1	Termination	43
8.2	Effect of Termination	44
8.3	Fees and Expenses	44
8.4	Amendment	45
8.5	Extension; Waiver	45
Article IX GENERAL PROVISIONS		45
9.1	Closing	45
9.2	Standard	46
9.3	Nonsurvival of Representations, Warranties and Agreements	46
9.4	Notices	46
9.5	Interpretation	47
9.6	Counterparts	47
9.7	Entire Agreement	47
9.8	Governing Law; Jurisdiction	47
9.9	Publicity	48
9.10	Assignment; Third-Party Beneficiaries	48
9.11	Enforcement	48

ii

Defined Term	Section
Adverse Recommendation Change	6.9(b)
Alternative Proposal	6.9(a)
Alternative Transaction	6.9(d)
Benefit Plan	9.10(b)
BHC Act	3.1(b)
Buyer Articles	4.1(b)
Buyer Bank	Preamble
Buyer Bylaws	4.1(b)
Buyer Capitalization Date	4.2(a)
Buyer Common Stock	1.4(a)
Buyer Disclosure Schedule	Art. IV
Buyer Non-Voting Common Stock	4.2(a)
Buyer Preferred Stock	4.2(a)
Buyer Regulatory Agreement	4.5(b)
Buyer Requisite Regulatory Approvals	7.2(d)
Buyer Series A Preferred Stock	4.2(a)
Buyer Series B Preferred Stock	4.2(a)
Buyer SEC Reports	4.5(c)
Buyer Stock Plans	4.2(a)
Buyer Subsidiary	4.1(c)
Cash Designee Shares	1.4(e)
Cash Election Amount	1.4(e)
Cash Election Shares	1.4(e)
Certificate	1.4(e)
Claim	6.6(a)
Classified Assets	7.2(i)
Closing	9.1
Closing Date	9.1
COBRA	3.11(c)
Code	Recitals
Confidentiality Agreement	6.2(b)
Covered Employees	6.5(a)
Derivative Transactions	3.14(a)
Director	6.5(h)
Effective Time	1.2
Election Form	1.4(e)
ERISA	3.11(a)
ERISA Affiliate	3.11(a)
Exchange Act	4.5(c)
Exchange Agent	2.1(a)
Expense Reimbursement	8.3(b)
FDIC	3.1(d)
Federal Reserve Board	3.4
Form S-4	4.4
GAAP	3.6(a)
Governmental Entity	3.4
HSR Act	3.4
Indemnified Parties	6.6(a)
Injunction	7.1(d)
Insurance Amount	6.6(c)
Intellectual Property	3.18
IRS	3.10(a)
Knowledge	9.5

iii

Defined Term	Section
Leased Properties	3.17
Liens	3.3(b)
Loans	3.16(a)
Mailing Date	1.4(e)
Material Adverse Effect	3.8(a)
Materially Burdensome Regulatory Condition	6.1(b)
Merger	Recitals
Merger Consideration	1.4(c)(i)(B)
NCBCA	1.6
No Election Shares	1.4(e)
North Carolina Articles of Merger	1.2
Other Regulatory Approvals	3.4
Owned Properties	3.17
Party	Preamble
Permitted Encumbrances	3.17
Per Share Cash Consideration	1.4(c)
Per Share Stock Consideration	1.4(c)
Policies, Practices and Procedures	3.15(b)
Property Lease	3.20
Proxy Statement	3.25
Real Property	3.17
Regulatory Agencies	3.5
Sarbanes-Oxley Act	4.11(b)
SEC	4.4
Section 409(A)	3.11(m)
Securities Act	3.2(a)
SERP	3.11(c)
SRO	3.4
Subsidiary	4.1(c)
Superior Proposal	6.9(d)
Surviving Corporation	Recitals
Seller	Preamble
Seller Articles	3.1(b)
Seller Benefit Plans	3.11(a)
Seller Board	3.3
Seller Bylaws	3.1(b)
Seller Capitalization Date	3.2(a)
Seller Common Stock	1.4(b)
Seller Contract	3.13(a)
Seller Disclosure Schedule	Art. III
Seller Option	1.5
Seller Preferred Stock	3.2(a)
Seller Regulatory Agreement	3.5(b)
Seller Requisite Regulatory Approvals	7.3(d)
Seller Shareholder Meeting	6.3(a)
Seller Stock Plan	3.2(a)
Stock Designee Shares	1.4(e)
Stock Election Shares	1.4(e)
Tax Return	3.10(c)
Tax(es)	3.10(b)
Termination Fee	8.3(b)
Trust Account Common Shares	1.4(b)

iv

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER is dated as of June 4, 2012 (this “Agreement”), by and among First Trust Bank, a North Carolina banking corporation (“Seller”), BNC Bancorp, a North Carolina corporation (“Buyer”), and Bank of North Carolina, a North Carolina banking corporation (“Buyer Bank”). Each of Seller, Buyer and Buyer Bank are referred to herein as a “Party” and, together, as the “Parties.”

WITNESSETH:

WHEREAS, the Boards of Directors of Seller, Buyer and Buyer Bank have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement in which Seller will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Buyer Bank (the “Merger”), so that Buyer Bank is the surviving banking corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”);

WHEREAS, at the effective time of such Merger, the outstanding shares of capital stock of Seller will be converted into the right to receive the merger consideration set forth in Section 1.4 of this Agreement;

WHEREAS, for federal income Tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended and including the Treasury Regulations promulgated thereunder (the “Code”); and

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

Article I
THE MERGER

1.1          The Merger.

(a)          Subject to the terms and conditions of this Agreement, in accordance with the banking laws of North Carolina (N.C.G.S. § 53-12), at the Effective Time Seller shall merge with and into Buyer Bank. Buyer Bank shall be the Surviving Corporation in the Merger and shall continue its corporate existence under the laws of the State of North Carolina and the separate existence of Seller shall thereupon cease. Buyer Bank shall be the Surviving Corporation in the Merger and shall remain a wholly-owned subsidiary of Buyer. The charter and bylaws of Buyer Bank in effect immediately prior to the Merger shall be the charter and bylaws of the Surviving Corporation following such merger.

(b)          Buyer may at any time change the method of effecting the combination (including by providing for the merger of Seller and a different wholly owned subsidiary of Buyer) if and to the extent Buyer deems such change to be desirable; provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of Seller’s shareholders as a result of receiving the Merger Consideration or the Tax treatment of a Party pursuant to this Agreement or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

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1.2          Effective Time. The Merger shall become effective as set forth in the articles of merger that shall be filed with the North Carolina Secretary of State (the “North Carolina Articles of Merger”) on the Closing Date. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the North Carolina Articles of Merger.

1.3          Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth N.C.G.S. § 53-13.

1.4          Conversion of Seller Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Seller, Buyer, Buyer Bank or the holder of any of the following securities:

(a)          Each share of voting common stock, no par value per share, of Buyer (the “Buyer Common Stock”) and Buyer Non-Voting Common Stock (as hereinafter defined) issued and outstanding immediately before the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

(b)          All shares of common stock, par value $2.50 per share, of Seller issued and outstanding immediately before the Effective Time (the “Seller Common Stock”) that are owned, directly or indirectly, by Seller or Buyer (other than shares of Seller Common Stock held in trust accounts (including grantor or rabbi trust accounts)), managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”)) shall no longer be outstanding, shall automatically be cancelled and shall cease to exist and no stock of Buyer and no other consideration shall be delivered in exchange therefore.

(c)          Subject to the allocation provisions of Section 1.4(e), each share of Seller Common Stock (excluding shares held by Buyer or Seller or any of their respective Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive the following:

(i)          Each share of Seller Common Stock shall be converted, at the election of such shareholder, into the right to receive either:

(A)         cash in the amount of $7.25 per share (“Per Share Cash Consideration”); or

(B)         0.98 shares of Buyer Common Stock per share (“Per Share Stock Consideration”) (such Per Share Cash Consideration or Per Share Stock Consideration referred to as the “Merger Consideration”).

(d)          Subject to the allocation provisions of Section 1.4(e) below, each shareholder of Seller may elect to receive the Per Share Stock Consideration or the Per Share Cash Consideration for each such share of Seller Common Stock; provided, however, that the aggregate number of shares of Buyer Common Stock with respect to which the Per Share Stock Consideration shall be paid as the merger consideration shall be 3,276,266 shares Buyer Common Stock.

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(e)          Election and Allocation Procedures.

(i)          Election.

(A)         An election form (“Election Form”), together with the other transmittal materials described in Section 2.1, shall be mailed within three business days after the Effective Time to each holder of Seller Common Stock of record at the Effective Time. Such date of mailing shall be referred to hereinafter as the “Mailing Date.” Each Election Form shall permit a holder of Seller Common Stock (or the beneficial owner through appropriate and customary documentation and instruction) to elect to receive the Per Share Cash Consideration with respect to all or any of such holder’s Seller Common Stock (shares as to which the election is made, “Cash Election Shares”). The “Cash Election Amount” shall be equal to the Per Share Cash Consideration multiplied by the total number of Cash Election Shares. All shares of Seller Common Stock other than the Cash Election Shares and the No Election Shares (as defined below) shall be referred to herein as the “Stock Election Shares.”

(B)         Any share of Seller Common Stock with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent (as hereinafter defined) an effective, properly completed Election Form on or before a date after the Closing Date to be agreed upon by the parties hereto (which date will be set forth on the Election Form), but in any event not earlier than 30 days after the Mailing Date (such deadline, the “Election Deadline”), shall be converted into the Per Share Cash Consideration (such shares, the “No Election Shares”).

(C)         Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all Seller Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form (or the beneficial owner of the shares covered by such Election Form through appropriate and customary documentation and instruction) at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline and no other valid election is made, the shares of Seller Common Stock represented by such Election Form shall be No Election Shares. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Buyer nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

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(ii)         Allocation. As soon as reasonably practicable after the Effective Time, Buyer shall cause the Exchange Agent to allocate the Per Share Cash Consideration and the Per Share Stock Consideration among the holders of Seller Common Stock, which shall be effected by the Exchange Agent as follows:

(A)         If the total amount of Stock Election Shares is greater than 3,343,129, then:

a.           each Cash Election Share and each No Election Share shall be converted into the right to receive the Per Share Cash Consideration;

b.           the Exchange Agent will select, on a pro rata basis based upon the number of Stock Election Shares submitted, from among the holders of Stock Election Shares, a sufficient number of such shares (“Cash Designee Shares”) such that the total amount of Stock Election Shares minus the sum of the Cash Designee Shares and the shares with respect to which dissenters’ rights of appraisal have been asserted equals 3,343,129. Each Cash Designee Share shall be converted into the right to receive the Per Share Cash Consideration; and

c.           each remaining unconverted share of Seller Common Stock (after application of subsections (1) and (2) above) shall be converted into the right to receive the Per Share Stock Consideration.

(B)         If the total amount of Stock Election Shares is less than 3,343,129, then:

a.           each Stock Election Share and each No Election Share shall be converted into the right to receive the Per Share Stock Consideration;

b.           the Exchange Agent will select, on a pro rata basis based upon the number of Cash Election Shares submitted, from among the holders of Cash Election Shares, a sufficient number of such shares (“Stock Designee Shares”) such that the total amount of Stock Election Shares plus the Stock Designee Shares equals 3,343,129. Each Stock Designee Share shall be converted into the right to receive the Per Share Stock Consideration; and

c.           each remaining unconverted share of Seller Common Stock (after application of subsections (1) and (2) above) shall be converted into the right to receive the Per Share Cash Consideration.

(f)          From and after the Effective Time, all of the shares of Seller Common Stock shall no longer be outstanding, shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Seller Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Per Share Cash Consideration and the Per Share Stock Consideration into which the shares of Seller Common Stock represented by such Certificate have been converted pursuant to this Section 1.4, as well as any dividends to which holders of Seller Common Stock become entitled in accordance with Section 2.2.

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(g)          Each share of common stock of Buyer Bank issued and outstanding immediately before the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

1.5           Stock Options and Other Stock-Based Awards. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any options or other stock-based awards (“Seller Options”), all Seller Options shall be terminated and shall not be converted into or become rights with respect to Buyer Common Stock, and Buyer shall not assume the Seller Options or the agreements evidencing such options. Seller and Buyer agree to take all necessary steps to effect the provisions of this Section 1.5.

1.6           Dissenting Shareholders. Any holder of shares of Seller Common Stock who perfects such holder’s dissenters’ rights of appraisal in accordance with and as contemplated by Section 55-13-02 of the North Carolina Business Corporation Act (the “NCBCA”) shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of the NCBCA; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the NCBCA and surrendered to Seller the certificate or certificates representing shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of Seller fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal and of payment for such holder’s shares, the Surviving Corporation shall issue and deliver the Merger Consideration to which such holder of shares of Seller Common Stock is entitled under Section 1.4(c) of this Agreement upon surrender by such holder of the certificate or certificates representing shares of Seller Common Stock held by such holder.

1.7           Articles of Incorporation of Buyer Bank. At the Effective Time, the Buyer Bank articles of incorporation shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.8           Bylaws of Buyer Bank. At the Effective Time, the Buyer Bank bylaws shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.9           Tax Consequences. It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

1.10         Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of Seller Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Buyer Common Stock multiplied by $7.25. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

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Article II
DELIVERY OF MERGER CONSIDERATION

2.1           Exchange Procedures. Within three business days after the Effective Time, Buyer shall cause the exchange agent selected by Buyer, and reasonably acceptable to Seller (the “Exchange Agent”), to mail to each holder of record of a certificate or certificates which represented shares of Seller Common Stock immediately prior to the Effective Time (the “Certificates”) an Election Form, as required under Section 1.4(e), and other appropriate transmittal materials and instructions (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent and which shall be reasonably acceptable to Seller and its counsel). The Certificate or Certificates of Seller Common Stock so delivered shall be duly endorsed as the Exchange Agent may reasonably require. In the event of a transfer of ownership of shares of Seller Common Stock represented by Certificates that are not registered in the transfer records of Seller, the consideration provided in Section 1.4 may be issued to a transferee if the Certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as Buyer and the Exchange Agent may reasonably require, and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. After the Effective Time, each holder of shares of Seller Common Stock (other than shares to be canceled pursuant to Section 1.4(c) or as to which statutory dissenters’ rights of appraisal have been perfected as provided in Section 1.6) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefore the consideration provided in Section 1.4, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 2.2. Buyer shall not be obligated to deliver the Merger Consideration to which any former holder of Seller Common Stock is entitled as a result of the Merger until such holder surrenders such holder’s Certificate or Certificates for exchange as provided in this Section 2.1, or in lieu thereof, such bond, security or indemnity as Buyer and the Exchange Agent may reasonably require. Any other provision of this Agreement notwithstanding, neither Buyer nor the Exchange Agent shall be liable to a holder of Seller Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law. Approval of this Agreement by the shareholders of Seller shall constitute ratification of the appointment of the Exchange Agent so long as the Exchange Agent has been appointed in compliance with the provisions of this Agreement and the identity of the Exchange Agent is disclosed to such shareholders prior to such approval of this Agreement.

2.2           Rights of Former Seller Shareholders. At the Effective Time, the stock transfer books of Seller shall be closed as to holders of Seller Common Stock immediately prior to the Effective Time and no transfer of Seller Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 2.1, each certificate theretofore representing shares of Seller Common Stock (other than shares to be canceled pursuant to Section 1.4(c) or as to which statutory dissenters’ rights of appraisal have been perfected as provided in Section 1.6) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 1.4 in exchange therefore. To the extent permitted by Law, former holders of record of Seller Common Stock shall be entitled to vote after the Effective Time at any meeting of Buyer shareholders the number of whole shares of Buyer Common Stock into which their respective shares of Seller Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Seller Common Stock for certificates representing Buyer Common Stock in accordance with the provisions of this Agreement. No dividend or other distribution payable to the holders of record of Buyer Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Certificate until such holder surrenders such Certificate for exchange as provided in Section 2.1. However, upon surrender of such Certificate, both the Buyer Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such Certificate. No interest shall be payable with respect to any cash to be paid under Section 1.4 of this Agreement except to the extent required in connection with the exercise of dissenters’ rights of appraisal.

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Article III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as disclosed in the disclosure schedule (the “Seller Disclosure Schedule”) delivered by Seller to Buyer before the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III, or to one or more of Seller’s covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.2 and (ii) the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect, as hereinafter defined, on Seller), Seller hereby represents and warrants to Buyer as follows:

3.1          Corporate Organization.

(a)          Seller is a banking corporation duly incorporated, validly existing and in good standing under the laws of the State of North Carolina. Seller has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(b)          Seller is duly registered as a bank under the Federal Deposit Insurance Act, as amended (the “FDI Act”). True, complete and correct copies of the Articles of Incorporation of Seller, as amended (the “Seller Articles”), and the Bylaws of Seller (the “Seller Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Buyer. Seller is incorporated under the laws of the State of North Carolina.

(c)          Seller does not have any Subsidiaries (as hereinafter defined).

(d)          The deposit accounts of Seller are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

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3.2          Capitalization

(a)          The authorized capital stock of Seller consists of 10,000,000 shares of Seller Common Stock, of which, as of the date of this Agreement (the “Seller Capitalization Date”), 4,775,898 shares were issued and outstanding, including shares of Seller Restricted Stock, and 1,000,000 shares of preferred stock (the “Seller Preferred Stock”), of which, as of the Seller Capitalization Date, no shares were issued and outstanding. As of the Seller Capitalization Date, no shares of Seller Common Stock or Seller Preferred Stock were reserved for issuance. All of the issued and outstanding shares of Seller Common Stock have been duly authorized and validly issued and are fully paid, nonassessable (except to the extent otherwise set forth in Section 53-42 of the North Carolina General Statutes) and free of preemptive rights. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of Seller having the right to vote on any matters on which its shareholders may vote are issued or outstanding. Except as set forth in Section 3.2(a) of the Seller Disclosure Schedule, as of the date of this Agreement, except pursuant to this Agreement, including with respect to any Seller stock option plan(s), as amended, (collectively, the “Seller Stock Plan”) as set forth herein, Seller does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of any amount based on, any shares of Seller Common Stock, Seller Preferred Stock, or any other equity securities of Seller or any securities representing the right to purchase or otherwise receive any shares of Seller Common Stock, Seller Preferred Stock, or other equity securities of Seller. As of the date of this Agreement, there are no contractual obligations of Seller (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Seller or any equity security of Seller or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Seller or (ii) pursuant to which Seller is or could be required to register shares of Seller capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”). Other than as set forth on Section 3.2(a) of the Seller Disclosure Schedule, no options or other equity-based awards are outstanding as of the Seller Capitalization Date. Except as set forth on Section 3.2(a) of the Seller Disclosure Schedule, since December 31, 2011 through the date hereof, Seller has not (A) issued or repurchased any shares of Seller Common Stock, or other equity securities of Seller or (B) issued or awarded any options, restricted shares or any other equity-based awards under the Seller Stock Plan.

(b)          Section 3.2(b) of the Seller Disclosure Schedule sets forth Seller’s capital stock, equity interest or other direct or indirect ownership interest in any person, where such ownership interest is equal to or greater than five percent of the total ownership interest of such person.

(c)          Section 3.2(c) of the Seller Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of: (i) the number of shares of Seller Common Stock issued under the Seller Stock Plan, the number of shares of Seller Common Stock subject to outstanding awards granted under the Seller Stock Plan and the number of shares of Seller Common Stock reserved for future issuance under the Seller Stock Plan; (ii) all outstanding awards granted under the Seller Stock Plan, indicating with respect to each such award the name of the holder thereof, the number of shares of Seller Common Stock subject to such award and, to the extent applicable, the exercise price, the date of grant and the vesting schedule; and (iii) all outstanding warrants, indicating with respect to each such warrant the name of the holder thereof, the number and type of shares of Seller Common Stock subject to such warrant and the exercise price thereof. Seller has provided to the Buyer complete and accurate copy of the Seller Stock Plan and the forms of all award agreements related thereto and copies of all warrants.

3.3          Authority; No Violation.

(a)          Seller has requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the Board of Directors of Seller (the “Seller Board”). The Seller Board has determined that the Merger, on substantially the terms and conditions set forth in this Agreement, is advisable and in the best interests of Seller and its shareholders, has directed that the Merger, on substantially the terms and conditions set forth in this Agreement, be submitted to Seller’s shareholders for consideration at a duly held meeting of such shareholders and has recommended that Seller’s shareholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby. Except for the approval of this Agreement by the affirmative vote of the holders of the outstanding shares of Seller Common Stock required under North Carolina law entitled to vote at such meeting, no other corporate proceedings on the part of Seller are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by Buyer) constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally or by 12 U.S.C. Section 1818(b)(6)(D) (or any successor statute) and any bank regulatory powers and subject to general principles of equity).

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(b)          Neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby, nor compliance by Seller with any of the terms or provisions of this Agreement, will (i) assuming that shareholder approval referred to in Section 3.3(a) has been obtained, violate any provision of the Seller Charter or the Seller Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to Seller, or any of its respective properties or assets or (B) violate, conflict with, result in a material breach of any provision of or the loss of any material benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any material liens, pledges, charges and security interests and similar encumbrances (“Liens”) upon any of the respective properties or assets of Seller under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller is a party or by which any of them or any of their respective properties or assets is bound.

3.4           Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act, as amended, the FDIC under the FDI Act, as amended, and the Office of the Commissioner of Banks of the State of North Carolina and approval of such applications and notices, (b) the filing of any required applications, filings or notices any other federal or state banking, insurance or other regulatory or self-regulatory authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each a “Governmental Entity”) and approval of such applications, filings and notices (the “Other Regulatory Approvals”), (c) the filing of the North Carolina Articles of Merger with the North Carolina Secretary of State pursuant to the Banking Laws of North Carolina and the NCBCA, (d) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization (“SRO”), and the rules and regulations of The Nasdaq Stock Market, or that are required under consumer finance, mortgage banking and other similar laws, and (e) notices or filings under the HartScott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), if any, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Seller of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Seller of this Agreement.

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3.5           Reports; Regulatory Matters. Seller has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2011 with (i) the Federal Reserve Board, (ii) the FDIC, (iii) any state insurance commission or other state regulatory authority, (iv) any foreign regulatory authority, (v) any SRO and (vi) the SEC (collectively, “Regulatory Agencies”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2011, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, foreign entity or Regulatory Agency or Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except as set forth on Section 3.5(a) of the Seller Disclosure Schedule and except for normal examinations conducted by a Regulatory Agency or Governmental Entity in the ordinary course of the business of Seller, no Regulatory Agency or Governmental Entity has initiated since January 1, 2011 or has pending any proceeding, enforcement action or, to the knowledge of Seller, investigation into the business, disclosures or operations of Seller. Except as set forth on Section 3.5(a) of the Seller Disclosure Schedule, since January 1, 2011, no Regulatory Agency or Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of Seller, investigation into the business, disclosures or operations of Seller. Seller has fully complied with, and there is no unresolved violation, criticism, comment or exception by any Regulatory Agency or Governmental Entity with respect to, any report or statement relating to any examinations or inspections of Seller. Since January 1, 2011, there has been no formal inquiries by, or disputes with, any Regulatory Agency or Governmental Entity with respect to the business, operations, policies or procedures of Seller (other than normal examinations conducted by a Regulatory Agency or Governmental Entity in Seller’s ordinary course of business).

Except as set forth on Section 3.5 of the Seller Disclosure Schedule, Seller is not subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2010 a recipient of any supervisory letter from, or since January 1, 2010 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated commercial banks (each item in this sentence, a “Seller Regulatory Agreement”), nor has Seller been advised since January 1, 2010 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Seller Regulatory Agreement. To the knowledge of Seller, there has not been any event or occurrence since January 1, 2010 that would result in a determination that Seller is not “well capitalized” and “well managed” as a matter of U.S. federal banking law.

3.6          Financial Statements.

(a)          Seller has made available to Buyer the balance sheets (including related notes and schedules, if any) of Seller as of December 31, 2011, and December 31, 2010, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for each of the two fiscal years ended December 31, 2011 and 2010, and (b) the balance sheets (including related notes and schedules, if any) of Seller and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to December 31, 2011 (the “Seller Financial Statements”).The Seller Financial Statements (as of the dates thereof and for the periods covered thereby) (a) are, or if dated after the date of this Agreement will be, in accordance with the books and records of Seller (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Seller in all material respects, (ii) fairly present in all material respects the results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Seller for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), and (iii) have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Seller have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Dixon Hughes Goodman LLP has served as independent registered public accountant for Seller for all periods; such firm has not resigned or been dismissed as independent public accountants of Seller as a result of or in connection with any disagreements with Seller on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

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(b)          Seller has not had any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the Seller Financial Statements (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2011 or (iii) liabilities incurred since December 31, 2011 in connection with this Agreement and the transactions contemplated hereby.

(c)          Since December 31, 2011, (i) through the date hereof, neither Seller nor, to the knowledge of the officers of Seller, any director, officer, employee, auditor, accountant or representative of Seller has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Seller or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Seller has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Seller, whether or not employed by Seller, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Seller or any of its officers, directors, employees or agents to the Seller Board or any committee thereof or to any director or officer of Seller.

3.7          Broker’s Fees. Neither Seller nor any Seller Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than as set forth on Section 3.7 of the Seller Disclosure Schedule and pursuant to letter agreements, true, complete and correct copies of which have been previously delivered to Buyer.

3.8          Absence of Certain Changes or Events.

(a)          Since December 31, 2011, no event has occurred that has had or is reasonably likely to have, either individually or in the aggregate with all other events, a Material Adverse Effect on Seller. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Buyer, Seller or the Surviving Corporation, as the case may be, any fact, event, change, condition, development, circumstance or effect that, individually or in the aggregate, (i) is or would be reasonably likely to be material and adverse to the business, assets, liabilities, properties, results of operations, financial condition of such Party taken as a whole (provided, however, that, with respect to this clause (i), a Material Adverse Effect shall not be deemed to include any adverse event, change or effect to the extent arising from (A) changes, after the date hereof, in GAAP or regulatory accounting requirements applicable to banks or savings associations and their holding companies, generally, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to banks or savings associations and their holding companies, generally, or interpretations thereof by courts or Governmental Entities, in each case except to the extent such Party is affected in a disproportionate manner as compared to other community banks in the southeastern United States, (C) materially changes, after the date hereof, in global or national political conditions (including the outbreak of war or acts of terrorism) or in general economic or market conditions affecting banks, savings associations or their holding companies generally, in each case except to the extent such Party is affected in a materially disproportionate manner as compared to other community banks in the southeastern United States or (D) the direct effects of negotiating, entering into and compliance with this Agreement on the operating performance of Seller) or (ii) materially impairs or would be reasonably likely to materially impair the ability of such Party to consummate the transactions contemplated by this Agreement.

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(b)          Since December 31, 2011 through and including the date of this Agreement, Seller has carried on business in all material respects in the ordinary course of business consistent with its past practice.

(c)          Except as set forth on Section 3.8(c) or as contemplated by Section 7.3(e) of the Seller Disclosure Schedule, since December 31, 2011, Seller has not (i) except for (A) normal increases for employees made in the ordinary course of business consistent with past practice or (B) as required by applicable law or pre-existing contractual obligations, increased the wages, salaries, compensation, bonus opportunities (whether annual or long-term, or in the form of cash or property) pension, nonqualified deferred compensation or other fringe benefits or perquisites payable to any current, former or retired executive officer, employee, consultant, independent contractor, other service provider or director from the amount thereof in effect as of December 31, 2011, granted any severance, retirement or termination pay, entered into any contract to make or grant any severance, retirement or termination pay (in each case, except as required under the terms of agreements or severance plans listed on Section 3.11(a) of the Seller Disclosure Schedule, as in effect as of the date hereof), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted, amended, accelerated, modified or terminated any stock appreciation rights or options to purchase shares of Seller Common Stock, any restricted, performance or fully vested shares of Seller Common Stock, any phantom or restricted stock units, or any right to acquire any shares of its capital stock with respect to any current, former or retired executive officer, director, consultant, independent contractor or other service provider or employee, (iii) changed any accounting methods, principles or practices of Seller affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy, (iv) suffered any strike, work stoppage, slow-down or other labor disturbance, (v) adopted, amended, modified or terminated any Seller Benefit Plan, except as required by applicable laws, or (vi) hired, terminated, promoted or demoted any employee, consultant, independent contractor, executive officer, director or other service provider (other than in the ordinary course of business and consistent with past practice).

3.9          Legal Proceedings.

(a)          Except as disclosed on Section 3.9(a) of the Seller Disclosure Schedule, Seller is not a party to any, and there are no pending or, to the best of Seller’s knowledge, threatened, legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against Seller, or otherwise challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)          There is no Injunction, judgment or regulatory restriction (other than those of general application that apply to similarly situated commercial banks) imposed upon Seller or the assets of Seller.

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3.10        Taxes and Tax Returns.

(a)          Seller has duly and timely filed (including all applicable extensions) all Tax Returns required to be filed by it on or before the date of this Agreement (all such returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities (including, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against. Seller is not subject to examination or audit by the Internal Revenue Service (“IRS”). There are no material disputes pending, or claims asserted, for Taxes or assessments upon Seller for which Seller does not have reserves that are adequate under GAAP. Seller is not a party to nor is it bound by any Tax-sharing, -allocation or -indemnification agreement or arrangement. Within the past five years, Seller has not been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code. Seller is not required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by Seller. Seller has not participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1). Seller has not taken or agreed to take any action or is aware of any fact or circumstance that would prevent, or would be reasonably likely to prevent, the Merger from qualifying as a reorganization under Section 368(a) of the Code.

(b)          As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local and foreign income, bank, estimated, excise, gross receipts, gross income, ad valorem, profits, gains, property, escheat, unclaimed property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup-withholding, value-added and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes described in clause (i) above under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

(c)          As used in this Agreement, the term “Tax Return” means a report, return or other information (including any amendments) required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes Seller.

3.11        Employee Matters.

(a)          Section 3.11(a) of the Seller Disclosure Schedule sets forth a true, complete and correct list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended and including the regulations promulgated thereunder (“ERISA”), whether or not written or unwritten or subject to ERISA, as well as each employee or director benefit or compensation plan, arrangement or agreement (whether written or unwritten) and each employment, consulting, bonus, supplemental income, collective-bargaining, incentive or deferred compensation, vacation, stock purchase, stock option or other equity-based, severance, termination, retention, change-in-control, profit-sharing, fringe benefit, workers’ compensation, voluntary employees’ beneficiary association, health, welfare, accident, sickness, death benefit, hospitalization, insurance, personnel policy, disability benefit or other similar plan, program, agreement, arrangement or commitment (whether written or unwritten) for the benefit of any current, former or retired employee, consultant, independent contractor, other service provider or director of Seller or any of its ERISA Affiliates (as defined herein) entered into, maintained or contributed to by Seller or any of its ERISA Affiliates or to which Seller or any of its ERISA Affiliates is obligated to contribute (such plans, programs, agreements, arrangements and commitments, collectively, the “Seller Benefit Plans”). For purposes of this Agreement, the term “ERISA Affiliate” means any entity that is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code) or (iv) a “controlled group” within the meaning of Section 4001 of ERISA, any of which includes Seller. No other Seller Benefit Plan exists.

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(b)          With respect to each Seller Benefit Plan, Seller has made available to Buyer true, complete and correct copies of the following (as applicable): (i) the written document evidencing such Seller Benefit Plan or, with respect to any such plan that is not in writing, a written description thereof; (ii) the summary plan description; (iii) any related trust agreements, insurance contracts or documents of any other funding arrangements; (iv) all amendments, modifications or supplements to any such document; (v) the two most recent actuarial reports; (vi) the most recent determination letter from the IRS; (vii) the three most recent Forms 5500 required to have been filed with the IRS, including all schedules thereto; (viii) any notices to or from the IRS or any office or representative of the Department of Labor or any other Governmental Entity relating to any compliance issues in respect of any such Seller Benefit Plan; and (ix) a list of each person who has options to purchase Seller Common Stock or has units or other awards outstanding under any stock-option or other equity-based plan, program or arrangement sponsored by Seller, noting for each person the number of options, units and other awards available and the strike price, if any, associated therewith. Section 3.11(b) of the Seller Disclosure Schedule sets forth as of May 31, 2012 the accrued liability for any such plans, programs and arrangements.

(c)          With respect to each Seller Benefit Plan:

(i)          each Seller Benefit Plan is being and has been administered in all material respects in accordance with ERISA, the Code and all other applicable laws and in all material respects in accordance with its governing documents, and all material obligations, whether arising by operation of law or by contract, required to be performed with respect to each Seller Benefit Plan have been timely performed, and there have been no material defaults, omissions or violations by any party with respect to any Seller Benefit Plan, and each Seller Benefit Plan;

(ii)         each Seller Benefit Plan that is intended to be “qualified” under Section 401 and/or 409 of the Code is so qualified and has received a favorable determination letter from the IRS to such effect and, to the knowledge of Seller, no fact, circumstance or event has occurred since the date of such determination letter or exists that would reasonably be expected to adversely affect the qualified status of any such Seller Benefit Plan;

(iii)        either an application for a new determination letter was filed by the end of such Seller Benefit Plan’s applicable remedial amendment cycle as determined under Revenue Procedure 2005-66 or the deadline for filing such an application has not yet arrived and all requirements for relying on such extended filing date have been satisfied;

(iv)        each Seller Benefit Plan that is an “employee pension benefit plan” as defined in Section 3(2)(A) of ERISA and is not qualified under Code Section 401(a) is exempt from Part 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation or life insurance for a select group of management or highly compensated employees, pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and for each such plan Section 3.11(c)(iv) of the Seller Disclosure Schedule contains (A) a list of assets that are maintained or used to informally fund such plan and (B) an analysis of the cash surrender value of the split-dollar insurance policies held pursuant to any supplemental executive retirement plans (the “SERPs”). Any trust agreement supporting such plan has been provided as described in Section 3.11(b)(iii);

(v)         no claim, lawsuit, arbitration or other action has been threatened, asserted, instituted or, to Seller’s or any ERISA Affiliate’s knowledge, is anticipated against any of the Seller Benefit Plans (other than routine claims for benefits and appeals of such claims), any trustee or fiduciaries thereof, Seller, any ERISA Affiliate, any director, officer or employee thereof, or any of the assets of any trust of any of the Seller Benefit Plans;

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(vi)        all contributions, premiums and other payments required to be made with respect to any Seller Benefit Plan have been made on or before their due dates under applicable law and the terms of such Seller Benefit Plan, and with respect to any such contributions, premiums or other payments required to be made with respect to any Seller Benefit Plan that are not yet due, to the extent required by GAAP, adequate reserves are reflected on the consolidated balance sheet of Seller for the fiscal year ended December 31, 2011 (including any notes thereto) or liability therefore was incurred in the ordinary course of business consistent with past practice since December 31, 2011;

(vii)       no Seller Benefit Plan is under, and Seller has not received any notice of, an audit or investigation by the IRS, Department of Labor or any other Governmental Entity and no such completed audit, if any, has resulted in the imposition of any Tax or penalty;

(viii)      no Seller Benefit Plan is a self-funded or self-insured arrangement, and, with respect to each Seller Benefit Plan that is funded in whole or in part through an insurance policy, neither Seller nor any ERISA Affiliate has any liability in the nature of retroactive rate adjustment, loss-sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring on or before the date of this Agreement or is reasonably expected to have such liability with respect to periods through the Effective Time;

(ix)         all reports and disclosures relating to each Seller Benefit Plan required to be filed with or furnished to Governmental Entities (including the IRS, Pension Benefit Guaranty Corporation and the Department of Labor), Seller Benefit Plan participants or beneficiaries have been filed or furnished in all material respects in a timely manner in accordance with applicable law;

(x)          subject to satisfaction of those payments contemplated by Section 7.3(e) and the voluntary termination of certain rights under existing agreements as contemplated by Section 7.2(j) of this Agreement, neither the execution, delivery or performance of this Agreement by Seller nor the consummation of the transactions contemplated hereby (either alone or in connection with any other event) will (A) require Seller to make a larger contribution to, or pay greater benefits or provide other rights under, any Seller Benefit Plan than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered, (B) create or give rise to any additional vested rights or service credits under any Seller Benefit Plan or (C) conflict with the terms of any Seller Benefit Plan;

(xi)         all obligations of Seller and ERISA Affiliate and each fiduciary under each Seller Benefit Plan, whether arising by operation of law or by contract, required to be performed under Section 4980B of the Code, as amended, and Sections 601 through 609 of ERISA, or similar state law (“COBRA”), including such obligations that may arise by virtue of the transactions contemplated by this Agreement, have been or will be timely performed in all material respects;

(xii)        to the knowledge of Seller, Seller and any ERISA Affiliate, as applicable, has maintained in all material respects all employee data necessary to administer each Seller Benefit Plan, including all data required to be maintained under Section 107 of ERISA, and such data are true and correct and are maintained in usable form; and

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(xiii)       except as disclosed on Section 3.11(c)(xiii) of the Seller Disclosure Schedule, no Seller Benefit Plan provides for any gross-up payment associated with any Taxes.

(d)          No Seller Benefit Plan is subject to Section 412 of the Code or Section 302 or Title IV of ERISA or is a multiemployer plan or multiple employer plan within the meaning of Sections 4001(a)(3) or 4063/4064 of ERISA, respectively, Seller nor any of its ERISA Affiliates has ever maintained, contributed to, sponsored or had an obligation to contribute to any such plan. Neither Seller nor any of its ERISA Affiliates has incurred, either directly or indirectly (including as a result of any indemnification or joint and several liability obligation), any liability pursuant to Title I or IV of ERISA or the penalty tax, excise tax or joint and several liability provisions of the Code relating to employee benefit plans, in each case, with respect to the Seller Benefit Plans and no event, transaction or condition has occurred or exists that could reasonably be expected to result in any such liability to Seller or any of its ERISA Affiliates.

(e)          Subject to satisfaction of the payments contemplated in Section 7.3(e) of this Agreement and the voluntary termination of certain rights as contemplated in Section 7.2(j), or except as disclosed on Section 3.11(e) of the Seller Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current, former or retired director, executive officer, employee, consultant, independent contractor or other service provider of Seller or any of its ERISA Affiliates, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code or be subject to the sanctions imposed under Section 4999 of the Code.

(f)          Neither Seller, any other “disqualified person” (as defined in Section 4975 of the Code), any “party-in-interest” (as defined in Section 3(14) of ERISA) and, to the knowledge of Seller, any trustee or administrator of any Seller Benefit Plan, has engaged in a nonexempt “prohibited transaction,” as defined in Section 4975 of the Code and Section 406 of ERISA, in each case, such as could reasonably be expected to give rise to any tax or penalty under Section 4975 of the Code or Section 406 of ERISA. All “fiduciaries,” as defined in Section 3(21) of ERISA, with respect to the Seller Benefit Plans have complied in all respects with the requirements of Section 404 of ERISA. Seller and its ERISA Affiliates have in effect fiduciary liability insurance covering each fiduciary of the Seller Benefit Plans.

(g)          No payment made or to be made in respect of any employee or former employee of Seller would reasonably be expected to be nondeductible by reason of Section 162(m) of the Code.

(h)          With respect to Seller:

(i)          Seller is not a party to or bound by any labor or collective bargaining agreement and there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of Seller. There are no labor-related controversies, strikes, slowdowns, walkouts or other work stoppages pending or, to the knowledge of Seller, threatened and Seller has not experienced any such labor-related controversy, strike, slowdown, walkout or other work stoppage within the past three years.

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(ii)         Seller is not a party to, or otherwise bound by, any consent decree or conciliation agreement with, or citation, injunction or order by, any Governmental Entity relating to employees or employment practices.

(iii)        Seller is in compliance in all material respects with all applicable laws, statutes, orders, rules, regulations, policies or guidelines of any Governmental Entity relating to labor, employment, wages, overtime pay, employee classification, immigration, nondiscrimination, affirmative action, plant closings, mass layoffs, termination of employment or similar matters and have not engaged in any unfair labor practices or other prohibited practices related to employees, except where the failure to comply would not, either individually or in the aggregate, have a Material Adverse Effect.

(iv)        Seller does not have any workers’ compensation liability, experience or matter outside the ordinary course of business.

(v)         To the knowledge of Seller, no executive of Seller: (A) has any present intention to terminate his or her employment or (B) is a party to any noncompetition, noninterference, confidentiality, proprietary rights or other such agreement with a third party that would, if complied with, materially interfere with the performance of such executive’s current duties.

(vi)        Section 3.11(h)(vi) of the Seller Disclosure Schedule contains a true, complete and correct list of the following information for each employee of Seller: name; employing entity; job title; primary work location; current compensation rate; expected bonus; and Seller’s classification of such employee as exempt or not exempt from applicable minimum wage and overtime laws.

(i)          Section 3.11(i) of the Seller Disclosure Schedule sets forth a true, complete and correct list of all noncompetition, nonsolicitation, noninterference, nondisclosure and similar agreements between Seller and any of its employees, directors or independent contractors (including, for this purpose, any former employees, directors or independent contractors to the extent such agreements are currently in effect), copies of which have been made available to Buyer. Each of the agreements set forth on Section 3.11(i) of the Seller Disclosure Schedule is valid and binding and in full force and effect.

(j)          Except as disclosed in Section 3.11(j) of the Seller Disclosure Schedule (which shall contain the actuarial present value of all such benefits other than health benefits, with respect to which current payment amounts and duration of payment obligation are provided), Seller (i) does not provide health or welfare benefits for any retired or former employee or (ii) is not obligated to provide health or welfare benefits to any active employees after their retirement or other termination of service, unless required to do so under COBRA.

(k)          Neither Seller nor any of its ERISA Affiliates maintains any employee benefit plan or arrangement that is governed by the laws of any government outside of the United States.

(l)          Any individual who performs services for Seller and who is not treated as an employee for federal income tax purposes by Seller is not an employee under applicable law or for any purpose including for tax withholding purposes or Seller Benefit Plan purposes.

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(m)          (i) Each Seller Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code), including each award thereunder, has been operated since January 1, 2005 in good faith compliance with the applicable provisions of Section 409A of the Code and the Treasury Regulations and other official guidance issued thereunder (collectively, “Section 409A”) and has been since January 1, 2009, in documentary compliance with the applicable provisions of Section 409A; (ii) Seller (1) has not been required to report to any government entity or authority any corrections made or Taxes due as a result of a failure to comply with Section 409A and (2) has no indemnity or gross-up obligation for any Taxes or interest imposed or accelerated under Section 409A (other than as disclosed on the Seller Disclosure Schedule); (iii) nothing has occurred, whether by action or failure to act, or is reasonably expected or intended to occur, that would subject an individual having rights under any such Seller Benefit Plan to accelerated Tax as a result of Section 409A or a Tax imposed under Section 409A; and (iv) for any Seller Benefit Plan that is not intended to be subject to Section 409A because it is not a nonqualified deferred compensation plan under Treasury Regulations 1.409A-1(a)(2) through 1.409A-1 (a)(5), or due to the application of Treasury Regulations Section 1.409A-1(b), all the conditions required to retain such treatment remain in effect and are not reasonably expected to change so as to subject such Seller Benefit Plan to Section 409A.

3.12        Compliance with Applicable Law.

(a)          Seller holds all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all material respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to Seller. Other than as required by (and in conformity with) law, Seller does not act as a fiduciary for any person, or administers any account for which it acts as a fiduciary, including as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

(b)          Section 3.12(b) of the Seller Disclosure Schedule sets forth, as of the date hereof, a schedule of all officers and directors of Seller or entities controlled by officers and directors of Seller who have outstanding loans from Seller, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the three years immediately preceding the date hereof.

3.13        Certain Contracts.

(a)          Except as disclosed on Section 3.13(a) of the Seller Disclosure Schedule or as otherwise contemplated in Section 7.3(e) of this Agreement (or in the agreements contemplated to be entered into in connection with the termination of rights under Section 7.2(j) of this Agreement), Seller is not a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees, consultants, independent contractors or other service providers other than in the ordinary course of business consistent with past practice, (ii) that, upon execution of this Agreement or consummation or shareholder approval of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due from Buyer, Seller, the Surviving Corporation, or any of their respective Subsidiaries to any current, former or retired officer, employee, director, consultant, independent contractor or other service provider of Seller, (iii) that is a contract material to the business of Seller to be performed after the date of this Agreement, (iv) that materially restricts the conduct of any line of business by Seller or, to the knowledge of Seller, upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business in which a bank holding company may lawfully engage, (v) with or to a labor union or guild (including any collective bargaining agreement) or (vi) including any stock option plan, stock appreciation rights plan, restricted stock plan, performance stock, phantom or restricted stock units, stock purchase plan, employee stock ownership plan or benefits plan in which any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the execution of this Agreement, the occurrence of any shareholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of or affected by any of the transactions contemplated by this Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Seller Disclosure Schedule, is referred to as a “Seller Contract,” and Seller does not know of, nor has it received notice of, any material violation of any Seller Contract by any of the other parties thereto.

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(b)          (i) Each Seller Contract is valid and binding on Seller and is in full force and effect, (ii) Seller has in all material respects performed all obligations required to be performed by it to date under each Seller Contract and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Seller under any such Seller Contract.

3.14         Risk Management Instruments.

(a)          “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or nonfinancial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

(b)          All Derivative Transactions, whether entered into for the account of Seller or for the account of a customer of Seller, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable laws, rules, regulations and policies of any Regulatory Authority and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Seller, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are legal, valid and binding obligations of Seller enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect. Seller has duly performed its obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to Seller’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder, which would reasonably be expected to have a Material Adverse Effect.

3.15         Investment Securities and Commodities.

(a)          Except as would not reasonably be expected to have a Material Adverse Effect on Seller, Seller has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Seller. Such securities and commodities are valued on the books of Seller in accordance with GAAP in all material respects.

(b)          Seller and its businesses employ and have acted in compliance in all material respects with investment, securities, commodities, risk management and other policies, practices and procedures (the “Policies, Practices and Procedures”) that Seller believes are prudent and reasonable in the context of such businesses. Before the date hereof, Seller has made available to Buyer in writing the material Policies, Practices and Procedures.

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3.16        Loan Portfolio.

(a)          Section 3.16(a) of the Seller Disclosure Schedule sets forth, as of May 31, 2012 (i) the aggregate outstanding principal amount of all loan agreements, notes or borrowing arrangements (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) payable to Seller (collectively, “Loans”), other than “nonaccrual” Loans, (ii) the aggregate outstanding principal amount of all “nonaccrual” Loans, (iii) a summary of all Loans designated as of such date by Seller as “Special Mention”, “Substandard”, “Doubtful”, “Loss” or words of similar import by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and the amount of specific reserves with respect to each such category of Loans and (iv) each asset of Seller that is classified as “Other Real Estate Owned” and the book value thereof.

(b)          To Seller’s knowledge, each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests that have been perfected, (iii) where required by applicable law, has been based on an appraisal that has been provided to Buyer and (iv) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity). All Loans originated by Seller, and all such Loans purchased by Seller, were made or purchased in accordance with customary lending standards. All such Loans (and any related guarantees) and payments due thereunder are, and on the Closing Date will be, free and clear of any Lien, and Seller has complied in all material respects, and on the Closing Date will have complied in all material respects, with all laws and regulations relating to such Loans.

(c)          Since December 31, 2011, Seller has not incurred any unusual or extraordinary loan losses that are material to Seller; to Seller’s knowledge and in light of Seller’s historical loan loss experience and its management’s analysis of the quality and performance of its loan portfolio, the reserves for loan losses shown on the Seller Financial Statements were, on the respective dates thereof, adequate in all respects under the requirements of GAAP and applicable regulatory accounting practices, in each case consistently applied, to provide for probable loan losses as of such date, and were in accordance with the safety and soundness standards administered by, and the practices, procedures, requests and requirements of, the applicable Regulatory Agency.

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3.17         Property.   Seller (a) has fee simple title to all the properties and assets reflected in the latest audited balance sheet included in the Seller Financial Reports as being owned by Seller or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Owned Properties”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property taxes not yet delinquent, (iii) easements, rights of way and other similar encumbrances and matters of record that do not materially adversely affect the use of the properties or assets subject thereto or affected thereby as used by Seller on the date hereof or otherwise materially impair business operations at such properties, as conducted by Seller on the date hereof and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties as used by Seller on the date hereof (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Seller Financial Statements or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Leased Properties” and, collectively with the Owned Properties, the “Real Property”), free and clear of all Liens of any nature whatsoever encumbering Seller’s leasehold estate, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by Seller or, to Seller’s knowledge, the lessor. To Seller’s knowledge, the Real Property is in material compliance with all applicable zoning laws and building codes, and the buildings and improvements located on the Real Property are in good operating condition and in a state of good working order, ordinary wear and tear and casualty excepted. There are no pending or, to the knowledge of Seller, threatened condemnation proceedings against the Real Property. Seller is in material compliance with all applicable health and safety related requirements for the Real Property, including those under the Americans with Disabilities Act of 1990 and the Occupational Health and Safety Act of 1970.

Seller currently maintains insurance on all its property, including the Real Property, in amounts, scope and coverage reasonably necessary for its operations. Seller has not received any notice of termination, nonrenewal or premium adjustment for such policies.

3.18         Intellectual Property.   Seller owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted. The use of any Intellectual Property by Seller does not, to the knowledge of Seller, infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Seller acquired the right to use any Intellectual Property. To Seller’s knowledge, no person is challenging, infringing on or otherwise violating any right of Seller with respect to any Intellectual Property owned by and/or licensed to Seller. Seller has not received any written notice of any pending claim with respect to any Intellectual Property used by Seller and, to Seller’s knowledge, no Intellectual Property owned and/or licensed by Seller is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

3.19         Environmental Liability.  There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, orders, assessments (including penalty assessments) or notices of any kind with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature seeking to impose, or that are reasonably likely to result in a Material Adverse Effect stemming from any liability or obligation of Seller arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or, to Seller’s knowledge, threatened against Seller. To the knowledge of Seller, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, investigation or remediation by any Governmental Entity or any third party that would give rise to any Material Adverse Effect. Seller is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing.

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3.20         Leases.   Section 3.20 of the Seller Disclosure Schedule sets forth (a) a list of each personal property lease involving annual payments in excess of $50,000 to which Seller is a party and (b) a list of each parcel of real property leased by Seller or any of its Subsidiaries together with the current annual rent (each, a “Property Lease”). Each Property Lease is valid and binding on Seller and is in full force and effect. Seller has performed, in all material respects, all obligations required to be performed by it to date under each Property Lease. Seller is not in material default under any Property Lease.

3.21         Securitizations.   Seller is not a party to any agreement securitizing any of its assets.

3.22         State Takeover Laws. The Seller Board has rendered inapplicable to this Agreement and the transactions contemplated hereby any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law.

3.23         Reorganization; Approvals. As of the date of this Agreement, Seller (a) is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

3.24         Opinion. Before the execution of this Agreement, the Seller Board has received an opinion from Sandler O’Neill & Partners, L.P., to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the shareholders of Seller from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.25         Seller Information. The information relating to Seller that is provided by Seller or its representatives for inclusion in a proxy statement relating to the Seller Shareholder Meeting to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Proxy Statement”), or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

Article IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as disclosed in the disclosure schedule (the “Buyer Disclosure Schedule”) delivered by Buyer to Seller before the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV, or to one or more of Buyer’s covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.2 and (ii) the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such time has had or would be reasonably likely to have a Material Adverse Effect on Buyer), Buyer hereby represents and warrants to Seller as follows:

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4.1         Corporate Organization.

(a)          Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of North Carolina. Buyer has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(b)          Buyer is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). True, complete and correct copies of the Articles of Incorporation, as amended (the “Buyer Articles”) and Bylaws of Buyer, as amended (the “Buyer Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Seller.

(c)          Each Buyer Subsidiary (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted. The articles of incorporation, bylaws and similar governing documents of each Buyer Subsidiary, copies of which have previously been made available to Seller, are true, complete and correct copies of such documents as of the date of this Agreement. As used in this Agreement, the word “Subsidiary”, when used with respect to either Party, means any bank, corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with such Party for financial reporting purposes under GAAP, and the term “Buyer Subsidiary” shall mean any direct or indirect Subsidiary of Buyer.

4.2         Capitalization.

(a)          The authorized capital stock of Buyer consists of 80,000,000 shares of Buyer Common Stock, of which 60,000,000 shares are designated as voting Buyer Common Stock and 20,000,000 shares are designated as non-voting common stock (“Buyer Non-Voting Common Stock”), of which, as of May 31, 2012 (the “Buyer Capitalization Date”), 9,130,437 shares of Buyer Common Stock and no shares of Buyer Non-Voting Common Stock were issued and outstanding, and 20,000,000 shares of preferred stock, (the “Buyer Preferred Stock”), of which, as of the Buyer Capitalization Date, 31,260 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Buyer Series A Preferred Stock”) and 1,804,566 shares of Mandatorily Convertible Non-Voting Preferred Stock, Series B (“Buyer Series B Preferred Stock”) were issued and outstanding. As of the Buyer Capitalization Date, no shares of Buyer Common Stock, Buyer Non-Voting Common Stock or Buyer Preferred Stock were reserved for issuance, except for 249,677 shares of Buyer Common Stock underlying options currently outstanding; 319,490 shares of Buyer Common Stock available in connection with future grants of stock options, restricted stock and other equity-based awards, in each case reserved for issuance pursuant to employee and director stock plans of Buyer in effect as of the date of this Agreement (the “Buyer Stock Plans”); 543,337 shares of Buyer Common Stock reserved for issuance in connection with a warrant granted to the U.S. Treasury Department; and 1,804,566 shares of Buyer Common Stock reserved for issuance in connection with the conversion of Buyer’s Series B Preferred Stock. All of the issued and outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the Buyer Capitalization Date, except pursuant to this Agreement and the Buyer Stock Plans and as disclosed in Section 4.2 of the Buyer Disclosure Schedule, Buyer does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of Buyer Common Stock, Buyer Preferred Stock, or any other equity securities of Buyer or any securities representing the right to purchase or otherwise receive any shares of Buyer Common Stock, Buyer Non-Voting Common Stock, Buyer Preferred Stock, or other equity securities of Buyer. The shares of Buyer Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

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(b)          All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Buyer are owned by Buyer, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No such Buyer Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3          Authority; No Violation.

(a)          Buyer has requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Buyer and no other corporate proceedings on the part of Buyer are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by Seller) constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally or by 12 U.S.C. Section 1818(b)(6)(D) (or any successor statute) and any bank regulatory powers and subject to general principles of equity).

(b)          Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the terms or provisions of this Agreement, will (i) violate any provision of the Buyer Articles or the Buyer Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to Buyer, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Buyer or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

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4.4           Consents and Approvals.   Except for (a) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act, as amended, and the Federal Reserve Act, as amended, the FDIC under the FDI Act, as amended, the Office of the Commissioner of Banks of the State of North Carolina and approval of such applications and notices, (b) the Other Regulatory Approvals, (c) the filing with the Securities and Exchange Commission (the “SEC”) of a registration statement on Form S-4 (the “Form S-4”), and declaration of effectiveness of the Form S-4, (d) the filing of the North Carolina Articles of Merger with the North Carolina Secretary of State pursuant to the Banking Laws of North Carolina and the NCBCA, (e) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable SRO, and the rules and regulations of the Nasdaq Global Market, or that are required under consumer finance, mortgage banking and other similar laws, (f) notices or filings under the HSR Act, if any, and (g) such filings and approvals as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement and approval of listing of such Buyer Common Stock on the Nasdaq Global Market, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Buyer of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Buyer of this Agreement.

4.5           Reports; Regulatory Matters.

(a)          Except as set forth on Section 4.5 of the Buyer Disclosure Schedule, Buyer and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2011 with the Regulatory Agencies and each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2011, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, foreign entity or Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency or Governmental Entity in the ordinary course of the business of Buyer and its Subsidiaries, or as disclosed in the Buyer SEC Reports, no Regulatory Agency or Governmental Entity has initiated since January 1, 2011 or has pending any proceeding, enforcement action or, to the knowledge of Buyer, investigation into the business, disclosures or operations of Buyer or any of its Subsidiaries. Since January 1, 2011, except as disclosed in the Buyer SEC Reports, no Regulatory Agency or Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of Buyer, investigation into the business, disclosures or operations of Buyer or any of its Subsidiaries. Buyer and its Subsidiaries have fully complied with, and there is no unresolved violation, criticism or exception by any Regulatory Agency or Governmental Entity with respect to, any report or statement relating to any examinations or inspections of Buyer or any of its Subsidiaries. Since January 1, 2011, there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or Governmental Entity with respect to the business, operations, policies or procedures of Buyer or any of its Subsidiaries (other than normal examinations conducted by a Regulatory Agency or Governmental Entity in Buyer’s ordinary course of business or as disclosed in the Buyer SEC Reports).

(b)          Neither Buyer nor any of its Subsidiaries is subject to any cease-and desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2010 a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or since January 1, 2010 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries (each, a “Buyer Regulatory Agreement”), nor has Buyer or any of its Subsidiaries been advised since January 1, 2010 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Buyer Regulatory Agreement.

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(c)          Buyer has previously made available to Seller an accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Buyer pursuant to the Securities Act or the Securities Exchange Act of 1934 (the “Exchange Act”) under the Exchange Act and before the date of this Agreement (the “Buyer SEC Reports”). No such Buyer SEC Report, at the time filed or furnished (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Buyer SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC, with respect thereto.

4.6          Financial Statements.

(a)          The financial statements of Buyer and its Subsidiaries or Buyer Bank, as applicable, included (or incorporated by reference) in the Buyer SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Buyer and its Subsidiaries or Buyer Bank, as applicable; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Buyer and its Subsidiaries or Buyer Bank, as applicable, for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC or the FDIC, as applicable, with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Buyer and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Cherry, Bekaert & Holland, LLP has served as independent registered public accountant for Buyer and Buyer Bank, as applicable, for all periods covered in the Buyer SEC Reports; such firm has not resigned or been dismissed as independent public accountants of Buyer or Buyer Bank, as applicable, as a result of or in connection with any disagreements with Buyer or Buyer Bank, as applicable, on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)          Neither Buyer nor any of its Subsidiaries has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Buyer included in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2012 or in connection with this Agreement and the transactions contemplated hereby.

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(c)          Since March 31, 2012, (i) through the date hereof, neither Buyer nor any of its Subsidiaries nor, to the knowledge of the officers of Buyer, any director, officer, employee, auditor, accountant or representative of Buyer or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Buyer or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Buyer or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Buyer or any of its Subsidiaries, whether or not employed by Buyer or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Buyer or any of its officers, directors, employees or agents to the Board of Directors of Buyer or any committee thereof or to any director or officer of Buyer.

4.7          Broker’s Fees.  Neither Buyer nor any Buyer Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than as set forth on Section 4.7 of the Buyer Disclosure Schedule.

4.8          Absence of Certain Changes or Events.

(a)          Since March 31, 2012, except as disclosed in the Buyer SEC Reports, no event or events have occurred that have had or are reasonably likely to have a Material Adverse Effect on Buyer.

(b)          Other than as set forth on Section 4.8 of the Buyer Disclosure Schedule, since March 31, 2012 through and including the date of this Agreement, Buyer and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

4.9          Legal Proceedings.

(a)          Except as disclosed in the Buyer SEC Reports, none of Buyer or any of its Subsidiaries is a party to any, and there are no pending or, to the best of Buyer’s knowledge, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Buyer or any of its Subsidiaries.

(b)          There is no Injunction, judgment or, as otherwise disclosed in the Buyer SEC Reports, regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries) imposed upon Buyer, any of its Subsidiaries or the assets of Buyer or any of its Subsidiaries.

4.10        Taxes and Tax Returns.  Each of Buyer and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or before the date of this Agreement (all such returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against. There are no material disputes pending, or claims asserted, for Taxes or assessments upon Buyer or any of its Subsidiaries for which Buyer does not have reserves that are adequate under GAAP.

4.11        Compliance with Applicable Law.

(a)          Buyer and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to Buyer or any of its Subsidiaries.

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(b)          Since the enactment of the Sarbanes-Oxley Act, to the extent required by applicable law, Buyer has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of The Nasdaq Stock Market.

4.12        Assets.

(a)          Since December 31, 2011, none of the Buyer Subsidiaries has incurred any unusual or extraordinary loan losses that are material to Buyer and its Subsidiaries on a consolidated basis; to Buyer’s knowledge and in light of each of the Buyer Subsidiaries’ historical loan loss experience and its management’s analysis of the qualify and performance of its loan portfolio, the reserves for loan losses shown on the Buyer Financial Statements were, on the respective dates thereof, adequate in all material respects under the requirements of GAAP and applicable regulatory accounting Practices, in each case consistently applied, to provide for probable loan losses as of such date, and were in accordance with the safety and soundness standards administered by, and the practices, procedures, requests and requirements of, the applicable Regulatory Agency.

(b)          To the knowledge of Buyer, Buyer’s Subsidiaries are in material compliance with all reporting, recordkeeping, audit and other requirements under all purchase and assumption agreements, commercial shared-loss agreements, and/or loss share arrangements with the FDIC and all agreements and arrangements with respect to loss sharing thereunder are enforceable against the FDIC in accordance with their respective terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).

4.13        Reorganization; Approvals. As of the date of this Agreement, Buyer (a) is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

4.14        Buyer Information. The information relating to Buyer and its Subsidiaries that is provided by Buyer or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Form S-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

Article V
COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1          Conduct of Seller’s Business Before the Effective Time. Except as expressly contemplated by or permitted by this Agreement or with the prior written consent of Buyer, during the period from the date of this Agreement to the Effective Time, Seller shall:

(a)          conduct its business in the ordinary course in all material respects;

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(b)          use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its key officers and key employees; and

(c)          take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either Seller or Buyer to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

5.2           Seller Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, Seller shall not, without the prior written consent of Buyer:

(a)          other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance or capital contribution to, or investment in, any person (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, purchases of federal funds, borrowings from the Federal Home Loan Bank, sales of certificates of deposit and entering into repurchase agreements);

(b)          adjust, split, combine or reclassify any of its capital stock;

(c)          make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except the acceptance of shares of Seller Common Stock in payment of the exercise price or withholding taxes incurred by any employee or director in connection with the vesting of equity-based awards in respect of Seller Common Stock granted under a Seller Stock Plan, in each case in accordance with past practice and the terms of the applicable Seller Stock Plan and related award agreements);

(d)          grant any stock options, restricted shares or other equity-based award with respect to shares of Seller Common Stock under the Seller Stock Plan, or otherwise, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(e)          issue any additional shares of capital stock or other securities except pursuant to the settlement of equity-based awards previously granted under the Seller Stock Plan;

(f)          hire or terminate any employees or independent contractors, enter into any new employment or independent contractor agreements or arrangements, or enter into any collective-bargaining agreements, provided, however, that Seller shall be permitted to terminate any Seller employee for cause, in its sole discretion.

(g)          make any loan or extension of credit in an amount in excess of $750,000 (excluding any loan or extension of credit of a smaller amount on an outstanding loan or line of credit in excess of $750,000), or renew or amend any existing loan or extension of credit in an amount in excess of $250,000; provided, however, that, if Seller shall request the prior approval of Buyer in accordance with this Section 5.2 to make a loan or extend credit in an amount in excess of $750,000, or amend or renew any existing loan in an amount in excess of $250,000, and Buyer shall not have disapproved such request in writing within two business days upon receipt of such request from Seller, then such request shall be deemed to be approved by Buyer and thus Seller or its Subsidiary, may make the loan or extend the credit referenced in such request on the terms described in such request;

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(h)          except as required by applicable law or the terms of any Seller Benefit Plan as in effect on the date of this Agreement and, solely with respect to employees that are not executive officers or directors of Seller, except for normal increases made in the ordinary course of business consistent with past practice, (i) increase the wages, salaries, incentive compensation, incentive compensation opportunities of, or benefits provided to, any current, former or retired employee, director, consultant, independent contractor or other service provider of Seller or any of its ERISA Affiliates, or, except for payments in the ordinary course of business consistent with past practice, pay or provide, or increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, benefits or other rights of any current, former or retired employee, director, consultant, independent contractor or other service provider of Seller or any of its ERISA Affiliates; (ii) establish, adopt or become a party to any new employee benefit or compensation plan, program, commitment or agreement or amend, modify, change or terminate any Seller Benefit Plan; (iii) grant any stock options, stock appreciation rights, stock-based or stock-related awards, performance stock, phantom or restricted stock unit awards; (iv) take any action other than in the ordinary course of business and consistent with past practice, to fund or in any way secure the payment of compensation or benefits under any Seller Benefit Plan; (v) amend, alter or modify any warrant or other equity-based right to purchase any capital stock or other equity interests in Seller or any securities exchangeable for or convertible into the same or other Seller Common Stock outstanding on the date hereof, except as otherwise permitted in this Agreement; (vi) enter into any collective-bargaining agreement; or (vii) enter, amend, modify, alter, terminate or change any third-party vendor or service agreement related to any Seller Benefit Plan, provided, however, notwithstanding any of the foregoing in this Section 5.2(h), Seller shall be permitted to make such payments contemplated by Section 7.3(e) of this Agreement and enter into such appropriate agreements to effect such payments;

(i)          sell, transfer, mortgage, encumber or otherwise dispose of any material amount of its properties or assets to any person other than a Subsidiary, or cancel, release or assign any material amount of indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of this Agreement; provided, however, that, if Seller shall request the prior approval of Buyer in accordance with this Section 5.2 to make sell, transfer or dispose of any “Other Real Estate Owned” of Seller, and Buyer shall not have disapproved such request in writing within five business days upon receipt of such request from Seller then such request shall be deemed to be approved by Buyer and thus Seller may effect the sale, transfer or disposal referenced in such request on the terms described in such request; provided, further, prior approval is not required for (i) transactions disclosed in Section 5.2(i) of the Seller Disclosure Schedule or (ii) transactions with respect to any real estate valued at less than $500,000, in each case, so long as the sale or transfer price is at least 85% of the carrying value for such real estate on Seller’s financial statements as of March 31, 2012;

(j)          enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking, operating and servicing policies, except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(k)          make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other person;

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(l)          take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(m)         amend the Seller Articles or Seller Bylaws, or otherwise take any action to exempt any person (other than Buyer or its Subsidiaries) or any action taken by any person from any Takeover Statute or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

(n)          other than with notice to Buyer, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(o)          other than commencement or settlement of foreclosure actions in the ordinary course of business consistent with past practice, commence or settle any claim, action or proceeding where the amount in dispute is in excess of $100,000 or subjecting Seller to any material restrictions on its current or future business operations (including the future business and operations of the Surviving Corporation);

(p)          take any action or fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

(q)          implement or adopt any material change in its tax accounting or financial accounting principles, practices or methods, other than as may be required by applicable law, GAAP or regulatory guidelines;

(r)          file or amend any Tax Return other than in the ordinary course of business, make any significant change in any method of Tax or accounting (other than as may be required by applicable law, GAAP or regulatory guidelines), make or change any Tax election or settle or compromise any Tax liability in excess of $50,000;

(s)          except for transactions in the ordinary course of business consistent with past practice, terminate, or waive any material provision of, any Seller Contract or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms;

(t)          take any action that would materially impede or materially delay the ability of the Parties to obtain any necessary approvals of any Regulatory Agency or Governmental Entity required for the transactions, contemplated hereby; or

(u)          agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2.

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5.3           Buyer Forbearances. Except as expressly permitted by this Agreement or with the prior written consent of Seller, during the period from the date of this Agreement to the Effective Time, Buyer shall not, and shall not permit any of its Subsidiaries to, (a) amend, repeal or otherwise modify any provision of the Buyer Articles or the Buyer Bylaws in a manner that would adversely affect the shareholders of Seller or the transactions contemplated by this Agreement; (b) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; (c) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied; (d) take any action that would be reasonably expected to prevent, materially impede, materially impact or materially delay the ability of the Parties to obtain any necessary approvals of any Regulatory Agency or any Governmental Entity required for the consummation of the transactions contemplated by this Agreement or cause any other application to a bank Regulatory Agency for approval of a merger to be submitted for filing before the application related to the Merger is accepted by such bank Regulatory Agency (except if such bank Regulatory Agency requires in writing a prior submission as a condition to its approval of the application related to the Merger); or (e) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.3 (it being understood that Buyer’s pursuit, negotiation and consummation of other acquisitions and capital raising transactions shall not violate this Section 5.3).

Article VI
ADDITIONAL AGREEMENTS

6.1           Regulatory Matters.

(a)          Buyer shall promptly prepare and file with the SEC the Form S-4. Buyer shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Seller shall promptly prepare and thereafter mail or deliver the Proxy Statement to its shareholders. Buyer shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Seller shall furnish all information concerning Seller and the holders of Seller Common Stock as may be reasonably requested in connection with any such action.

(b)          The Parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities. Seller, Buyer and Buyer Bank shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to Seller, Buyer or Buyer Bank, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing contained herein shall be deemed to require Buyer to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of third parties or Governmental Entities, that would reasonably be expected to have a Material Adverse Effect (measured on a scale relative to Seller) on either Buyer or Seller (a “Materially Burdensome Regulatory Condition”).

(c)          Each of Buyer and Seller shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Buyer, Seller or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

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(d)          Each of Buyer, Buyer Bank and Seller shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any Buyer Requisite Regulatory Approval or Seller Requisite Regulatory Approval, respectively, will not be obtained or that the receipt of any such approval may be materially delayed.

6.2         Access to Information; Confidentiality.

(a)          Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, each of Seller and Buyer shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of the other Party, reasonable access, during normal business hours during the period before the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, such Party shall, and shall cause its Subsidiaries to, make available to the other Party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws (other than reports or documents that such Party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as the other Party may reasonably request (in the case of a request by Seller, information concerning Buyer that is reasonably related to the prospective value of Buyer Common Stock or to Buyer’s ability to consummate the transactions contemplated hereby). Neither Seller nor Buyer, nor any of their Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such Party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into before the date of this Agreement. The Parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)          Each Party shall, and shall cause its respective agents and representatives to, maintain in confidence all information received from the other Party (other than disclosure to that Party’s agents and representatives in connection with the evaluation and consummation of the Merger) in connection with this Agreement or the Merger (including the existence and terms of this Agreement) and use such information solely to evaluate the Merger, unless (i) such information is already known to the receiving Party or its agents and representatives, (ii) such information is subsequently disclosed to the receiving Party or its agents and representatives by a third party that, to the knowledge of the receiving Party, is not bound by a duty of confidentiality, (iii) such information becomes publicly available through no fault of the receiving Party, (iv) the receiving Party in good faith believes that the use of such information is necessary or appropriate in making any filing or obtaining any consent required for the Merger (in which case the receiving Party shall advise the other party before making the disclosure) or (v) the receiving Party in good faith believes that the furnishing or use of such information is required by or necessary or appropriate in connection with any applicable laws or any listing or trading agreement concerning its publicly traded securities (in which case the receiving Party shall advise the other Party before making the disclosure).

All information and materials provided by Seller pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between Buyer and Seller dated February 10, 2012.

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(c)          No investigation by a Party or its representatives shall affect the representations and warranties of the other Party set forth in this Agreement.

6.3         Shareholder Approval.

(a)          Seller shall call a meeting of its shareholders to be held after the date hereof for the purpose of obtaining the requisite shareholder approval required in connection with the Merger (including any meeting that occurs after any adjournment or postponement, the “Seller Shareholder Meeting”), on substantially the terms and conditions set forth in this Agreement, and shall use commercially reasonable efforts to cause such meeting to occur as soon as reasonably practicable. Except to the extent provided otherwise in Section 6.9(b), the Seller Board shall use commercially reasonable efforts to obtain from its shareholders the shareholder vote approving the Merger, on substantially the terms and conditions set forth in this Agreement, required to consummate the transactions contemplated by this Agreement. Seller shall submit this Agreement to its shareholders at the Seller Shareholder Meeting even if the Seller Board shall have withdrawn, modified or qualified its recommendation. The Seller Board has adopted resolutions approving the Merger, on substantially the terms and conditions set forth in this Agreement, and directing that the Merger, on such terms and conditions, be submitted to Seller’s shareholders for their consideration.

(b)          Each of Buyer and Seller shall, and shall cause its respective Subsidiaries to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such Party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII, to consummate the transactions contemplated by this Agreement, and (ii) to obtain (and to cooperate with the other Party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Seller or Buyer or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

6.4          The Nasdaq Global Market Listing.   Buyer shall cause the shares of Buyer Common Stock to be issued in the Merger to be approved for listing on The Nasdaq Global Market, subject to official notice of issuance, before the Effective Time.

6.5         Employee Matters.

(a)          All individuals employed by, or on an authorized leave of absence from, Seller immediately before the Effective Time (collectively, the “Covered Employees”) shall automatically become employees of Buyer and its affiliates as of the Effective Time. Immediately following the Effective Time, Buyer shall, or shall cause its applicable Subsidiaries to, provide to those Covered Employees employee benefits, rates of base salary or hourly wage and annual bonus opportunities that are substantially similar, in the aggregate, to the aggregate rates of base salary or hourly wage and the aggregate employee benefits and annual bonus opportunities provided to such Covered Employees under the Seller Benefit Plans as in effect immediately before the Effective Time; provided, however, that, notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment of any particular Seller Benefit Plan, (ii) give any third party any right to enforce the provisions of this Section 6.5, (iii) limit the right of Buyer or any of its Subsidiaries to terminate the employment of any Covered Employee at any time or require Buyer or any of its Subsidiaries to provide any such employee benefits, rates of base salary or hourly wage or annual bonus opportunities for any period following any such termination or (iv) obligate Seller, Buyer or any of their respective Subsidiaries to (A) maintain any particular Seller Benefit Plan or (B) retain the employment of any particular Covered Employee.

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(b)          If a Covered Employee who does not have an employment, change-of-control or severance agreement with Seller (i) is terminated by Buyer or any of its Subsidiaries due to a permanent or indefinite reduction in staff resulting in job elimination, reduction of a position (including a position that had been held at Seller) as the result of an organizational or business restructuring or the integration of Seller with Buyer or any of its Subsidiaries, discontinuance of an operation, relocation of all or a part of Buyer’s or its Subsidiaries’ business, sale of an operation to another company, or sale or other change in ownership of all or a part of Buyer’s or its Subsidiaries’ business or (ii) voluntarily resigns after being notified that, as a condition of employment, such Covered Employee’s base salary will be materially decreased, in any case or both cases, during the period beginning at the Effective Time and ending three months following the Effective Time, such Covered Employee shall be entitled to receive severance payments equal to (after providing customary releases) three months of severance pay, regardless of employee classification.

Except as otherwise contemplated by this Agreement, Seller shall take whatever action is necessary to terminate any and all other severance arrangements and to ensure that it and Buyer have no other liability for any other severance payments (other than as set forth in this Section 6.5(b) and agreements disclosed in Section 3.11(i) of the Seller Disclosure Schedule). Seller shall cooperate with Buyer to effectuate the foregoing, including Buyer’s compliance with the Worker Adjustment Retraining and Notification Act or any similar state or local law.

Nothing contained in this Section 6.5(b) shall be construed or interpreted to limit or modify in any way Buyer’s at-will employment policy. In addition, in no event shall severance pay payable under this Section 6.5(b) to any Covered Employee who does not have an employment, change-in-control or severance agreement with Buyer be taken into account in determining the amount of any other benefit (including an individual’s benefit under any retirement plan, SERP or agreement). If, by reason of the controlling plan document, controlling law or otherwise, severance pay is taken into account in determining any other benefit, the severance pay otherwise payable shall be reduced by the present value of the additional benefit determined under other benefit plans attributable to the severance pay.

(c)          If Buyer so requests (which request shall be made no less than 15 days before the Effective Time), Seller shall take any and all actions required (including the adoption of resolutions by its Board of Directors) to amend, freeze and/or terminate any or all Seller Benefit Plans immediately before the Effective Time, and, if requested by Buyer, to implement any such actions, provided, however, no such action shall be required by Buyer that would limit, reduce, or otherwise adversely effect those payments contemplated by Section 7.3(e) of the Seller Disclosure Schedule.

(d)          Seller shall provide to Buyer at least 15 days before the Effective Time, documentation that shows that the requirements of ERISA, the Code or other applicable laws are met by or with respect to each Seller Benefit Plan subject to such requirements as to the plan’s latest three plan years that have ended before the date of this Agreement.

(e)          Prior to the Effective Time, James T. Bolt, Jr. shall have entered into an employment agreement with Buyer and Buyer Bank, James T. Bolt, Jr. and John J. Keane shall have each entered into noncompetition agreements that will begin upon their termination of employment with Buyer Bank, and Jean R. Galloway shall have entered into a consulting agreement that will begin upon her termination of employment with Buyer Bank. All of the foregoing agreements shall become effective only upon consummation of the Merger at the Effective Time.

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6.6           Indemnification; Directors’ and Officers’ Insurance.

(a)          In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (a “Claim”), including any such Claim in which any individual who is now, or has been at any time before the date of this Agreement, or who becomes before the Effective Time, a director, officer or employee of Seller or who is or was serving at the request of Seller as a director, officer or employee of another person (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Seller before the Effective Time or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time, the Parties shall cooperate and use their best efforts to defend against and respond thereto. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or before the Effective Time now existing in favor of any Indemnified Party as provided in their respective articles of incorporation or bylaws (or comparable organizational documents), and any existing indemnification agreements set forth on Section 6.6(a) of the Seller Disclosure Schedule, shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or before the Effective Time or taken at the request of Buyer pursuant to Section 6.7, it being understood that nothing in this sentence shall require any amendment to the articles of incorporation or bylaws of the Surviving Corporation.

(b)          From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of reasonable expenses to, each Indemnified Party against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any Claim based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Seller, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or before the Effective Time, whether asserted or claimed before, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) or taken at the request of Buyer pursuant to Section 6.7.

(c)          Buyer shall cause the individuals serving as officers and directors of Seller immediately before the Effective Time to be covered for a period of six years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by Seller (provided that Buyer may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous to such officers and directors than such policy) with respect to acts or omissions occurring before the Effective Time that were committed by such officers and directors in their capacity as such; provided that in no event shall Buyer be required to expend annually in the aggregate an amount in excess of 150% of the annual premiums currently paid by Seller (which current amount is set forth on Section 6.6(c) of the Seller Disclosure Schedule) for such insurance (the “Insurance Amount”), and provided, further, that if Buyer is unable to maintain such policy (or such substitute policy) as a result of the preceding proviso, Buyer shall obtain as much comparable insurance as is available for the Insurance Amount.

(d)          The provisions of this Section 6.6 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.7           Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of a Party to the Merger, the proper officers and directors of each Party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Buyer.

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6.8           Advice of Changes. Each of Buyer and Seller shall promptly advise the other of any change or event (a) having or reasonably likely to have a Material Adverse Effect on it or (b) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement; provided, further, that a failure to comply with this Section 6.8 shall not constitute a breach of this Agreement or the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

6.9           No Solicitation.

(a)          None of Seller, or any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of Seller shall directly or indirectly (i) solicit, initiate, encourage, facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer) or similar transaction involving Seller that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals being referred to herein as an “Alternative Proposal”), (ii) participate in any discussions or negotiations regarding an Alternative Transaction, (iii) enter into any agreement regarding any Alternative Transaction or (iv) render a rights agreement inapplicable to an Alternative Proposal or the transactions contemplated thereby. Seller shall, and shall cause each of the representatives of Seller to, (A) immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Proposal, (B) request the prompt return or destruction of all confidential information previously furnished in connection therewith and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Alternative Proposal to which it is a party, and shall enforce the provisions of any such agreement. Notwithstanding the foregoing, if at any time after the date hereof but before approval of this Agreement by Seller’s shareholders, (1) Seller receives an unsolicited written Alternative Proposal that the Seller Board believes in good faith to be bona fide, (2) such Alternative Proposal was not the result of a violation of this Section 6.9, (3) the Seller Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Alternative Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (4) the Seller Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) below would be reasonably likely to violate its fiduciary duties under applicable law, then Seller may (and may authorize its representatives to) (x) furnish nonpublic information regarding Seller to the person making such Alternative Proposal (and its representatives) pursuant to a customary confidentiality agreement containing terms substantially similar to, and no less favorable to Seller than, those contained in the Confidentiality Agreement (provided, that any nonpublic information provided to any person given such access shall have been previously provided to Buyer or shall be provided to Buyer before or concurrently with the time it is provided to such person), and (y) participate in discussions and negotiations with the person making such Alternative Proposal.

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(b)          Except as provided otherwise below, neither the Seller Board nor any committee thereof may (i)(A) withdraw (or modify or qualify in any manner adverse to Buyer) or refuse to recommend approval of this Agreement to Seller’s shareholders or (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Alternative Proposal (each such action set forth in this Section 6.9(b)(i) being referred to as an “Adverse Recommendation Change”), or (ii) cause or permit Seller to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or that is intended to or is reasonably likely to lead to, any Alternative Proposal (other than a confidentiality agreement permitted by Section 6.9(a)). Notwithstanding the foregoing, at any time before obtaining approval of the Merger by Seller’s shareholders, the Seller Board may, if the Seller Board determines in good faith (after consultation with outside counsel) that the failure to do so would be reasonably likely to violate its fiduciary duties under applicable law, taking into account all adjustments to the terms of this Agreement that may be offered by Buyer under this Section 6.9(b), make an Adverse Recommendation Change; provided, that Seller may not make any Adverse Recommendation Change in response to an Alternative Proposal unless (x) Seller shall not have breached this Section 6.9 in any respect and (y):

(i)          The Seller Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Alternative Proposal is a Superior Proposal and such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by Buyer under this Section 6.9(b);

(ii)         Seller has given Buyer at least seven business days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal) and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the person making such Superior Proposal; and

(iii)        Before effecting such Adverse Recommendation Change, Seller has negotiated, and has caused its representatives to negotiate, in good faith with Buyer during such notice period to the extent Buyer wishes to negotiate, to enable Buyer to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal.

In the event of any material change to the terms of such Superior Proposal, Seller shall, in each case, be required to deliver to Buyer a new written notice, the notice period shall have recommenced and Seller shall be required to comply with its obligations under this Section 6.9 with respect to such new written notice.

(c)          In addition to the obligations of Seller under Sections 6.9(a) and (b), Seller shall notify Buyer promptly (but in no event later than 24 hours) after receipt of any Alternative Proposal, or any material modification of or material amendment to any Alternative Proposal, or any request for nonpublic information relating to Seller or for access to the properties, books or records of Seller by any person that informs the Seller Board that it is considering making, or has made, an Alternative Proposal. Such notice to Buyer shall be made orally and in writing, and shall indicate the identity of the person making the Alternative Proposal or intending to make or considering making an Alternative Proposal or requesting nonpublic information or access to the books and records of Seller, and the material terms of any such Alternative Proposal or modification or amendment to an Alternative Proposal. Seller shall keep Buyer fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Alternative Proposal, indication or request. Seller shall also promptly, and in any event within 24 hours, notify Buyer, orally and in writing, if it enters into discussions or negotiations concerning any Alternative Proposal in accordance with Section 6.9(a).

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(d)          As used in this Agreement:

(i)          “Alternative Transaction” means any of (A) a transaction pursuant to which any person (or group of persons) (other than Buyer or its affiliates), directly or indirectly, acquires or would acquire more than 25% of the outstanding shares of Seller Common Stock or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to the Merger, whether from Seller or pursuant to a tender offer or exchange offer or otherwise, (B) a merger, share exchange, consolidation or other business combination involving Seller (other than the Merger), (C) any transaction pursuant to which any person (or group of persons) (other than Buyer or its affiliates) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of Subsidiaries of Seller and securities of the entity surviving any merger or business combination including any of Seller’s Subsidiaries) of Seller, or any of its Subsidiaries representing more than 25% of the assets of Seller and its Subsidiaries, taken as a whole, immediately before such transaction, or (D) any other consolidation, business combination, recapitalization or similar transaction involving Seller or any of its Subsidiaries, other than the transactions contemplated by this Agreement, as a result of which the holders of shares of Seller Common Stock immediately before such transactions do not, in the aggregate, own at least 75% of the outstanding shares of common stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of Seller Common Stock immediately before the consummation thereof.

(ii)         “Superior Proposal” means any unsolicited bona fide Alternative Proposal that the Seller Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the person (or group of persons) making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (A) if consummated, would be more favorable to the shareholders of Seller from a financial point of view than the transactions contemplated by this Agreement (including taking into account any adjustment to the terms and conditions proposed by Buyer in response to such proposal under Section 6.9(b) or otherwise) and (B) if accepted, is reasonably likely to be completed on the terms proposed on a timely basis.

(e)          Seller shall ensure that the officers, directors and all employees, agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other retained representatives) of Seller or its Subsidiaries are aware of the restrictions described in this Section 6.9 as reasonably necessary to avoid violations thereof. It is understood that any violation of the restrictions set forth in this Section 6.9 by any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of Seller or its Subsidiaries, at the direction or with the consent of Seller or its Subsidiaries, shall be deemed to be a breach of this Section 6.9 by Seller.

(f)           Nothing contained in this Section 6.9 shall prohibit Seller or its Subsidiaries from taking and disclosing to its shareholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act.

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6.10         Buyer’s Board. In addition to James T. Bolt, Jr., who shall be appointed to Buyer’s board of directors upon the Effective Time, Buyer shall offer one member of the Seller Board a seat as a non-management member on Buyer’s board of directors for a period until Buyer’s next annual meeting following the Effective Time (and shall use all reasonable efforts to arrange for such member to sit for election to a regular term at the next annual meeting of Buyer’s board of directors) and, for a concurrent period of time (but not to exceed two years), a seat as a member on the board of directors of each Buyer Subsidiary the composition of which is the same as Buyer’s then-current board of directors. While such person sits as a director of Buyer, Buyer shall pay the same compensation to such director paid to the other members of Buyer’s board of directors (exclusive of any stock or option awards made to members of such board before the Effective Time).

6.11         Restructuring Efforts.  If Seller shall have failed to obtain the requisite vote or votes of its shareholders for the consummation of the transactions contemplated by this Agreement at a duly held meeting of its shareholders or at any adjournment or postponement thereof, then, unless this Agreement shall have been terminated pursuant to its terms, each of the Parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that no Party shall have any obligation to alter or change the amount or kind of the Merger Consideration in a manner adverse to such Party or its shareholders) and to resubmit the transaction to Seller’s shareholders for approval, with the timing of such resubmission to be determined at the request of Buyer.

6.12         Reasonable Best Efforts; Cooperation.  Each of Seller, Buyer and Buyer Bank agrees to exercise good faith and use its reasonable best efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable law to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement.

Article VII
CONDITIONS PRECEDENT

7.1           Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction at or before the Effective Time of the following conditions:

(a)          Shareholder Approval. The Merger, on substantially the terms and conditions set forth in this Agreement, shall have been approved by the requisite affirmative vote of the holders of Seller Common Stock entitled to vote thereon.

(b)          The Nasdaq Global Market Listing. The shares of Buyer Common Stock to be issued to the holders of Seller Common Stock upon consummation of the Merger shall have been authorized for listing on The Nasdaq Global Market, subject to official notice of issuance.

(c)          Form S-4. The Form S-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d)          No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

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7.2           Conditions to Obligations of Buyer.  The obligation of Buyer to effect the Merger is also subject to the satisfaction, or waiver by Buyer, at or before the Effective Time, of the following conditions:

(a)          Representations and Warranties. Subject to the standard set forth in Section 9.2, the representations and warranties of Seller set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), and Buyer shall have received a certificate signed on behalf of Seller by the Chief Executive Officer of Seller to the foregoing effect.

(b)          Performance of Obligations of Seller. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time; and Buyer shall have received a certificate signed on behalf of Seller by the Chief Executive Officer of Seller to such effect.

(c)          Federal Tax Opinion. Buyer shall have received the opinion of its counsel, Womble Carlyle Sandridge & Rice, LLP, in form and substance reasonably satisfactory to Buyer, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, the counsel may require and rely upon customary representations contained in certificates of officers of Seller and Buyer.

(d)          Regulatory Approvals. All regulatory approvals set forth in Section 4.4 required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Buyer Requisite Regulatory Approvals”), and no such regulatory approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(e)          Support Agreements. Each member of the Seller Board shall have executed and delivered to Buyer a Support Agreement in the form attached as Exhibit A.

(f)          Noncompete Agreements. Each member of the Seller Board shall have executed and delivered a noncompete agreement in the form attached as Exhibit B.

(g)          Other Agreements. The employment agreement with James T. Bolt, Jr., the noncompetition agreements with James T. Bolt, Jr. and John J. Keane, and the consulting agreement with Jean R. Galloway referenced in Section 6.5(e) shall have become effective.

(h)          Resignations. The directors of Seller and its Subsidiaries immediately before the Effective Time shall have submitted their resignations to be effective as of the Effective Time.

(i)          Classified Assets. Classified Assets as of the Effective Time shall not exceed 115% of the aggregate balance of Classified Assets set forth in Section 3.16(a) of the Seller Disclosure Schedule; for the purposes of this Section 7.2(i), “Classified Assets” means loans or other assets characterized as “Substandard”, “Doubtful”, “Loss” or words of similar import and “Other Real Estate Owned”, all as reflected in the books and records of Seller, prepared in a manner consistent with past practice, with the preparation of the Seller Financial Statements and with Seller’s written policies in effect as of the date of this Agreement; and three calendar days before the Closing Date, Seller shall provide Buyer with a schedule reporting Classified Assets, including “Other Real Estate Owned”, as of such time.

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(j)          Termination of Certain Rights. Subject to satisfaction of the condition contained in Section 7.3(e), each of James T. Bolt, Jr., Jean R. Galloway, John J. Keane, and R. Scott Anderson shall have voluntarily terminated their rights under those agreements listed in Section 7.3(e) of the Seller Disclosure Memorandum.

7.3           Conditions to Obligations of Seller.  The obligation of Seller to effect the Merger is also subject to the satisfaction or waiver by Seller at or before the Effective Time of the following conditions:

(a)          Representations and Warranties. Subject to the standard set forth in Section 9.2, the representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), and Seller shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer or the Chief Financial Officer of Buyer to the foregoing effect.

(b)          Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time, and Seller shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer or the Chief Financial Officer of Buyer to such effect.

(c)          Federal Tax Opinion. Seller shall have received the opinion of its counsel, Gaeta & Eveson, P.A., in form and substance reasonably satisfactory to Seller, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) no gain or loss will be recognized by any of the holders of Seller Common Stock in the Merger. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of Seller and Buyer.

(d)          Regulatory Approvals. All regulatory approvals set forth in Section 3.4 required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Seller Requisite Regulatory Approvals”).

(e)          Benefit Payments. Each of James T. Bolt, Jean R. Galloway, John J. Keane, and R. Scott Anderson shall have received those payments listed on Section 7.3(e) of the Seller Disclosure Schedule.

(f)          Other Agreements. The employment agreement with James T. Bolt, Jr., the noncompetition agreements with James T. Bolt, Jr. and John J. Keane, and the consulting agreement with Jean R. Galloway referenced in Section 6.5(e) shall each have become effective.

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Article VIII
TERMINATION AND AMENDMENT

8.1           Termination.  This Agreement may be terminated at any time before the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Seller or Buyer:

(a)          Mutual Consent. By mutual consent of Seller, Buyer and Buyer Bank in a written instrument, if the board of directors of each of Seller, Buyer and Buyer Bank so determines by a vote of the majority of the members of its entire board of directors;

(b)          No Regulatory Approval. By either Seller, Buyer or Buyer Bank, if any Governmental Entity that must grant a Buyer Requisite Regulatory Approval or a Seller Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(c)          Delay. By either Seller, Buyer or Buyer Bank, if the Merger shall not have been consummated on or before December 31, 2012, unless the failure of the Closing to occur by such date shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth in this Agreement;

(d)          Material Breach of Representation, Warranty or Covenant. By either Buyer, Buyer Bank or Seller (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Seller, in the case of a termination by Buyer or Buyer Bank, or Buyer or Buyer Bank, in the case of a termination by Seller, which material breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within 45 days following written notice to the Party committing such breach or by its nature or timing cannot be cured within such time period; or

(e)          Failure to Recommend. By Buyer, if the Seller Board shall have (i) failed to recommend in the Proxy Statement, without modification or qualification, the approval and adoption of this Agreement or (ii) in a manner adverse to Buyer, (A) withdrawn, modified or qualified, or proposed to withdraw, modify or qualify, the recommendation by the Seller Board of this Agreement and/or the Merger to Seller’s shareholders, (B) taken any public action or made any public statement in connection with the meeting of Seller shareholders to be held pursuant to Section 6.3 inconsistent with such recommendation or (C) recommended any Alternative Proposal (or, in the case of clause (ii), resolved to take any such action), whether or not permitted by the terms hereof.

The Party desiring to terminate this Agreement pursuant to any clause of this Section 8.1 (other than clause (a)) shall give written notice of such termination to the other Party in accordance with Section 9.4, specifying the provision or provisions hereof pursuant to which such termination is effected.

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8.2           Effect of Termination.  If either Seller, Buyer or Buyer Bank terminates this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Seller, Buyer, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.2(b), 8.2, 8.3, 9.4, 9.7, 9.8 and 9.9 shall survive any termination of this Agreement and (ii) neither Seller nor Buyer shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

8.3           Fees and Expenses.

(a)          Except as set forth in Section 8.3(b), and except with respect to costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by Seller and Buyer, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated.

(b)          Seller shall pay to Buyer a termination fee in the amount of $1,500,000 (the “Termination Fee”) and the Expense Reimbursement in immediately available federal funds if:

(i)          (A) this Agreement is terminated by Buyer pursuant to Section 8.1(d) or 8.1(e); and (B) (1) before such termination, an Alternative Transaction with respect to Seller was commenced, publicly proposed or publicly disclosed (or an Alternative Proposal was received); and (2) within 12 months after such termination, (x) Seller shall have entered into a definitive agreement relating to an Alternative Transaction or (y) any Alternative Transaction shall have been consummated; or

(ii)         after receiving an Alternative Proposal, (A) the Seller Board does not take action to convene the Seller Shareholder Meeting and/or recommend that Seller shareholders adopt this Agreement and (B) within 12 months after such receipt of such Alternative Proposal, (1) Seller shall have entered into a definitive agreement relating to an Alternative Transaction or (2) any Alternative Transaction shall have been consummated; provided, however, that Buyer shall not be entitled to the Termination Fee and the Expense Reimbursement pursuant to this Section 8.3(b) if:

(A)         this Agreement shall have been terminated pursuant to Section 8.1(a) or Section 8.1(b); or

(B)         Seller shall have terminated this Agreement pursuant to Section 8.1(d).

(iii)        the Termination Fee and the Expense Reimbursement must be paid no later than two business days following the event that triggers such payment described in Section 8.3(b)(i) or (ii). Upon payment of the Termination Fee and the Expense Reimbursement, Seller shall have no further liability to Buyer at law or in equity with respect to such termination or any other provision of this Agreement, or with respect to Seller Board’s failure to take action to convene the Seller Shareholder Meeting and/or recommend that Seller shareholders adopt this Agreement. “Expense Reimbursement” means an amount in cash of up to $500,000 in respect of Buyer’s documented out-of-pocket legal and due diligence expenses incurred in connection with the transactions contemplated by this Agreement (net of any amounts otherwise previously paid pursuant to Section 8.3(a)). The payment of the Expense Reimbursement shall be in lieu of any other agreement between Buyer and Seller with respect to the payment of Buyer’s expenses entered into before the date hereof.

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(c)          Seller acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Buyer would not enter into this Agreement. Accordingly, if Seller fails to pay timely any amount due pursuant to this Section 8.3 and, in order to obtain such payment, Buyer commences a suit that results in a final, nonappealable judgment against Seller for the amount payable to Buyer pursuant to this Section 8.3, Seller shall pay to Buyer its documented out-of-pocket costs and expenses (including reasonable attorneys’ fees actually incurred and documented out-of-pocket expenses) in connection with such suit, together with interest on the Termination Fee and the Expense Reimbursement and such costs and expenses at the prime rate (as published in The Wall Street Journal on the date of termination) plus 2%.

8.4           Amendment.  This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Seller; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Seller, there may not be, without further approval of such shareholders, any amendment of this Agreement that (a) alters or changes the amount or the form of the Merger Consideration to be delivered under this Agreement to the holders of Seller Common Stock, if such alteration or change would adversely affect the holders of any security of Seller, (b) alters or changes any term of the articles of incorporation of the Surviving Corporation, if such alteration or change would adversely affect the holders of any security of Seller, or (c) alters or changes any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any securities of Seller, in each case other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.5           Extension; Waiver.  At any time before the Effective Time, the Parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Article IX
GENERAL PROVISIONS

9.1           Closing.  On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on a date and at a place to be specified by the Parties, which date shall be no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the Parties (the “Closing Date”). If the conditions set forth in Article VII are satisfied or waived during the two weeks immediately before the end of a fiscal quarter of Buyer, then Buyer may postpone the Closing until the first full week after the end of that fiscal quarter.

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9.2           Standard. No representation or warranty of Seller contained in Article III or of Buyer contained in Article IV shall be deemed untrue or incorrect for any purpose under this Agreement, and no Party shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article III, in the case of Seller, or Article IV, in the case of Buyer, has had or would be reasonably likely to have a Material Adverse Effect with respect to Seller or Buyer, respectively (disregarding for purposes of this Section 9.2 any materiality or Material Adverse Effect qualification contained in any representations or warranties). Notwithstanding the immediately preceding sentence, the representations and warranties contained in (x) Section 3.2(a), Section 3.2(d) and Section 3.3 shall be deemed untrue and incorrect if not true and correct in all respects, (y) Sections 3.2(b), 3.3(a), 3.3(b)(i) and 3.7, in the case of Seller, and Sections 4.2, 4.3(a), 4.3(b)(i) and 4.7, in the case of Buyer, shall be deemed untrue and incorrect if not true and correct in all material respects and (z) Section 3.8(a), in the case of Seller, and Section 4.8(a), in the case of Buyer, shall be deemed untrue and incorrect if not true and correct in all respects.

9.3           Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.7 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.4           Notices.  All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)          (a) if to Seller, to:

First Trust Bank

1420 East Third Street

Charlotte, NC 28204

Attention: James T. Bolt, Jr., President and Chief Executive Officer

E-mail: jtbolt@firsttrustnc.com

with a copy to:

Gaeta & Eveson, P.A.

700 Spring Forest Road, Suite 335

Raleigh, NC  27609

Attention: Todd H. Eveson

Email: teveson@banklawnc.com

and

(b) if to Buyer, to:

BNC Bancorp

1226 Eastchester Drive

High Point, NC 27265

Attention: W. Swope Montgomery, Jr., President and Chief Executive Officer

Email: smontgomery@bankofnc.com

with a copy to:

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Womble Carlyle Sandridge & Rice, LLP

271 17th Street, NW, Suite 2400

Atlanta, GA 30363

Attention: Richard T. Hills
Email: rhills@wcsr.com

9.5           Interpretation.   When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The Seller Disclosure Schedule and the Buyer Disclosure Schedule, as well as all other Schedules and all Exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law. For purposes of this Agreement, (a) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity (including its permitted successors and assigns) and (b) “knowledge” of any person that is not an individual means the actual knowledge (without investigation) of such person’s directors and senior executive officers.

9.6           Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that each Party need not sign the same counterpart.

9.7           Entire Agreement.  This Agreement (including the Disclosure Schedules and Exhibits hereto and the other documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

9.8           Governing Law; Jurisdiction.  This Agreement shall be governed and construed in accordance with the internal laws of the State of North Carolina applicable to contracts made and wholly performed within such state, without regard to any applicable conflicts-of-law principles. The Parties agree that any suit, action or proceeding brought by a Party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in Greensboro, North Carolina. Each of the Parties submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each Party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

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9.9           Publicity.  Neither Seller nor Buyer shall, and neither Seller nor Buyer shall permit any of its Subsidiaries or agents to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld) of Buyer, in the case of a proposed announcement by Seller, or Seller, in the case of a proposed announcement by Buyer; provided, however, that a Party may, without the prior consent of the other Party (but after prior consultation with the other Party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of The Nasdaq Stock Market.

9.10         Assignment; Third-Party Beneficiaries.

(a)          Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.6, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the Parties any rights or remedies under this Agreement.

(b)          No provision in this Agreement modifies or amends or creates any employee benefit plan, program or document (“Benefit Plan”) unless this Agreement explicitly states that the provision “amends” or “creates” that Benefit Plan, and no third party shall be entitled to enforce any provision of this Agreement on the grounds that it is an amendment to, or a creation of, a Benefit Plan, unless that provision explicitly states that such enforcement rights are being conferred. This provision shall not prevent the Parties to this Agreement from enforcing any provision of this Agreement. If a person not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to, or creation of a Benefit Plan, and that provision is construed to be such an amendment or creation despite not being explicitly designated as one in this Agreement, that provision shall lapse retroactively, thereby precluding it from having any effect.

9.11         Enforcement.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such Party is entitled at law or in equity. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of Seller, Buyer and Buyer Bank have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

BNC BANCORP

By:	/s/ W. Swope Montgomery, Jr.
Name: W. Swope Montgomery, Jr.
Title: President and Chief Executive Officer

BANK OF NORTH CAROLINA

By:	/s/ W. Swope Montgomery, Jr.
Name: W. Swope Montgomery, Jr.
Title: Chief Executive Officer

FIRST TRUST BANK

By:	/s/ James T. Bolt, Jr.
Name: James T. Bolt. Jr.
Title: President and Chief Executive Officer

[Signature Page]

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EXHIBIT A
SUPPORT AGREEMENT

___________ __, 2012

BNC Bancorp

1226 Eastchester Drive

High Point, NC 27265

Ladies and Gentlemen:

The undersigned is a director of First Trust Bank, a North Carolina banking corporation (“Seller”), and the beneficial holder of shares of common stock of Seller (the “Seller Common Stock”).

BNC Bancorp, a North Carolina corporation (“Buyer”), and Seller are considering the execution of an Agreement and Plan of Merger (the “Agreement”) contemplating the acquisition of Seller through the merger of Seller with and into Buyer’s subsidiary bank, Bank of North Carolina (the “Merger”). The consummation of the Merger pursuant to the Agreement by Buyer is subject to the execution and delivery of this letter agreement.

In consideration of the substantial expenses that Buyer will incur in connection with the transactions contemplated by the Agreement and to induce Buyer to consummate the transactions contemplated by the Agreement and to proceed to incur such expenses, the undersigned agrees and undertakes, in his or her capacity as a shareholder of Seller, and not in his or her capacity as a director or officer of Seller, as follows:

1.          While this letter agreement is in effect, the undersigned shall not, directly or indirectly, except with the prior approval of Buyer, which approval shall not be unreasonably withheld, (a) sell or otherwise dispose of or encumber (other than in connection with an ordinary bank loan) before the record date of the meeting of Seller’s shareholders to approve the Merger (the “Seller Shareholders Meeting”) any or all of his or her shares of Seller Common Stock or (b) deposit any shares of Seller Common Stock into a voting trust or enter into a voting agreement or arrangement with respect to any shares of Seller Common Stock or grant any proxy with respect thereto, other than for the purpose of voting to approve the Agreement and the Merger and matters related thereto.

2.          While this letter agreement is in effect, the undersigned shall vote all of the shares of Seller Common Stock for which the undersigned has sole voting authority and shall use his or her best efforts to cause to be voted all of the shares of Seller Common Stock for which the undersigned has shared voting authority, in either case whether such shares are beneficially owned by the undersigned on the date of this letter agreement or are subsequently acquired: (a) for the approval of the Agreement and the Merger at the Seller Shareholders Meeting; and (b) against any Alternative Transaction (as defined in the Agreement) (other than the Merger).

3.          The undersigned hereby waives any rights of appraisal, or rights to dissent from the Merger, that the undersigned may have.

4.          The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, Buyer shall be entitled to temporary and permanent injunctive relief without having to prove actual damages.

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5.          The foregoing restrictions shall not apply to shares with respect to which the undersigned may have voting power as a fiduciary for others. In addition, this letter agreement shall only apply to actions taken by the undersigned in his or her capacity as a shareholder of Seller and, if applicable, shall not in any way limit or affect actions the undersigned may take in his or her capacity as a director or officer of Seller.

6.          This letter agreement, and all rights and obligations of the parties hereunder, shall terminate upon the first to occur of (a) the Effective Time (as defined in the Agreement) of the Merger or (b) the date upon which the Merger Agreement is terminated in accordance with its terms, in which event the provisions of this Agreement shall terminate.

7.          As of the date hereof, the undersigned has voting power (sole or shared) with respect to the number of shares of Seller Common Stock set forth below.

IN WITNESS WHEREOF, the undersigned has executed this agreement as of the date first above written.

Very truly yours,

Print Name

Number of shares owned with sole voting
authority:

Number of shares owned with shared
voting authority:

Accepted and agreed to as of
the date first above written:

BNC Bancorp

By: W. Swope Montgomery, Jr.
Its: President and Chief Executive Officer

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EXHIBIT B
DIRECTOR’S AGREEMENT

THIS DIRECTOR’S AGREEMENT (this “Agreement”) is entered into by and between BNC Bancorp, a North Carolina corporation (“Buyer”), and the undersigned individual (“Director”). Capitalized terms used but not defined herein shall have the same meanings provided in the Merger Agreement (as defined below).

WHEREAS, Buyer and First Trust Bank, a North Carolina banking corporation (“Seller”), are parties to an Agreement and Plan of Merger dated as of June 4, 2012, as the same may be amended or supplemented in accordance with its terms (the “Merger Agreement”);

WHEREAS, Director is a director and shareholder of Seller and is receiving Merger Consideration pursuant to the terms and conditions of the Merger Agreement; and

WHEREAS, as a condition for and an inducement to Buyer to effect the Merger, Director has agreed to enter into and be bound by this Agreement.

IN CONSIDERATION of the premises and for other good and valuable consideration, including, without limitation, the Merger Consideration to be received by Director, the sufficiency and receipt of which are hereby acknowledged, Buyer and Director, intending to be legally bound, agree as follows:

1.            Contingent on Merger. This Agreement shall become effective at the Effective Time of the Merger. If the Merger Agreement is terminated, then this Agreement shall be void ab initio and of no force or effect.

2.            Noncompetition.

(a)          Director covenants and agrees that, during the Restricted Period (as defined below), Director shall not (except as required to carry out Director’s assigned duties with Buyer, if any): (i) engage in any aspect of the Restricted Business (as defined below) within the Prohibited Territory (as defined below); and/or (ii) as an employee, agent, partner, shareholder, member, investor, director, consultant or otherwise assist others to engage in the Restricted Business within the Prohibited Territory. Notwithstanding the preceding, owning the stock or options to acquire stock totaling less than one percent of the outstanding shares in a public company shall not by itself be considered engaging in, or assisting others to engage in, the “Restricted Business.”

(b)          “Restricted Period” means a period of one year following the Effective Time.

(c)          “Restricted Business” means the business that was engaged in by Seller and its Subsidiaries immediately before the Effective Time. Director acknowledges and agrees that Seller and its Subsidiaries were, immediately before the Effective Time, engaged in the business of providing business banking, personal banking, loan, mortgage and wealth management services and products.

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(d)           “Prohibited Territory” means the areas within a twenty-five (25) mile radius of each office maintained by Seller or any of its Subsidiaries immediately before the Effective Time; provided, however, if any such office closes during the Restricted Period, then that office shall no longer be included when determining the Prohibited Territory. Director acknowledges and agrees that Seller and its Subsidiaries were actively engaged in the Restricted Business throughout the Prohibited Territory immediately before the Effective Time.

3.            Noninterference with Customers.

(a)          Director covenants and agrees that, during the Restricted Period, Director shall not, directly or indirectly: (i) solicit, encourage or cause any Restricted Customer (as defined below) to obtain any services or products related to the Restricted Business from any entity other than Buyer or its Subsidiaries; or (ii) sell or provide to any Restricted Customer any services or products related to the Restricted Business, other than on behalf of and for the benefit of Buyer or its Subsidiaries.

(b)          “Restricted Customer” means any person or entity that was a customer of Seller or any of its Subsidiaries at any point during the 90 days preceding the Effective Time and: (i) with whom Director had material contact or communications at any time during the two-year period preceding the Effective Time (the “Look-Back Period”); (ii) for whom Director performed services or whose account Director managed, at any time during the Look-Back Period; or (iii) about whom Director obtained any Confidential Information (as defined below) at any time during the Look-Back Period.

4.            Noninterference with Employees. Director covenants and agrees that, during the Restricted Period, Director shall not, directly or indirectly: (a) solicit or induce any employee of Buyer or its Subsidiaries who was an employee of Seller or any of its Subsidiaries immediately before the Effective Time (each, a “Restricted Employee”) to leave or limit his or her employment relationship with Buyer or its Subsidiaries; or (b) hire any Restricted Employee as an employee or engage any Restricted Employee as an independent contractor.

5.            Confidential Information.

(a)          Director covenants and agrees that, during the Restricted Period: (i) Director shall keep strictly confidential and not disclose to any person not employed by Buyer or its Subsidiaries any Confidential Information; and (ii) Director shall not use personally or for any other person or entity any Confidential Information. However, this provision shall not preclude Director from: (x) the use or disclosure of information known generally to the public (other than information known generally to the public as a result of Director’s violation of this section) or (y) any disclosure required by law or court order so long as Director provides Buyer’s Chief Executive Officer prompt advance written notice of any potential disclosure under this subsection.

(b)          “Confidential Information” means all information not generally known or available in the marketplace that was furnished to, obtained by or created by Director in connection with Director being a director of Seller that could be used to compete against or harm Seller, Buyer or their Subsidiaries. Confidential Information includes, by way of illustration, such information relating to: (i) Seller’s, Buyer’s and their Subsidiaries’ customers, including customer lists, contact information, contractual terms and information regarding products or services provided to such customer; (ii) Seller’s, Buyer’s and their Subsidiaries’ finances, including nonpublic financial statements, balance sheets, sales data, forecasts and cost analyses; (iii) Seller’s, Buyer’s and their Subsidiaries’ plans and projections related to growth, new products and services, and potential sales/acquisitions; and (iv) Seller’s, Buyer’s and their Subsidiaries’ pricing and fee strategies, operating processes, legal affairs, lending and credit information, commission structure, personnel matters, loan portfolios, contracts, services, products and operating results.

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6.          Reasonableness and Breach. Director acknowledges that the restrictions herein are fair, reasonable, and necessary for the protection of Buyer and its acquisition of Seller and constitute a material inducement for Buyer to effect the Merger and provide the Merger Consideration. Therefore, Director agrees not to contest the enforceability of this Agreement in any forum. Director further acknowledges and agrees that a breach of any of such obligations and agreements will result in irreparable harm and continuing damage to Buyer for which there will be no adequate remedy at law and further agrees that in the event of any breach of such obligations and agreements, Buyer and its successors and assigns will be entitled to injunctive relief and to such other relief as is proper under the circumstances. Director acknowledges and agrees that the covenants in this Agreement are direct consideration for a sale of a business and should be governed by standards applicable to restrictive covenants entered into in connection with a sale of a business.

7.          Judicial Modification. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or incapable of being enforced, then the parties request that such court modify such provision by “blue-penciling” or otherwise in order to render such provision not invalid or incapable of being enforced and then enforce the provision as modified. The parties further agree that each provision of this Agreement is severable from each other provision of this Agreement.

8.          Assignment. Buyer shall have the right to assign or transfer this Agreement to any affiliated entity or any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise), and Director irrevocably consents to any such assignment or transfer. In the event of such assignment or transfer, “Buyer” shall mean the entity to which this Agreement is so assigned or transferred.

9.          Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without regard to any conflict-of-law rules.

10.         Waiver; Construction. No modification, termination or attempted waiver of any of the provisions of this Agreement shall be binding unless reduced to writing and signed by the parties. This Agreement shall be construed according to a plain reading of its terms and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision in this Agreement.

11.         Entire Agreement. This Agreement (including the recitals, which are hereby incorporated by reference) and the Merger Agreement constitute the entire agreement among the parties pertaining to the subject matters contained herein.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned hereto sets his or her hand as of the date set forth below.

DIRECTOR

Date:
[NAME]

BUYER

BNC Bancorp

By:
Name:
Title:

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Seller Disclosure Schedule and Buyer Disclosure Schedule

Disclosure Schedules are not filed herewith pursuant to Item 601(b)(2) of Regulation S-K.  BNC Bancorp will supplementally provide a copy of such schedules to the Commission upon request.

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Appendix B

North Carolina Business Corporation Act

Article 13 - Appraisal Rights

Part 1. Right to Appraisal and Payment for Shares

§ 55-13-01. Definitions.

In this Article, the following definitions apply:

(1)	Affiliate. – A person that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of G.S. 55-13-01(7), a person is deemed to be an affiliate of its senior executives.

(2)	Beneficial shareholder. – A person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner's behalf.

(3)	Corporation. – The issuer of the shares held by a shareholder demanding appraisal and, for matters covered in G.S. 55-13-22 through G.S. 55-13-31, the term includes the surviving entity in a merger.

(4)	Expenses. – Reasonable expenses of every kind that are incurred in connection with a matter, including counsel fees.

(5)	Fair value. – The value of the corporation's shares (i) immediately before the effectuation of the corporate action as to which the shareholder asserts appraisal rights, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable, (ii) using customary and current valuation concepts and techniques generally employed for similar business in the context of the transaction requiring appraisal, and (iii) without discounting for lack of marketability or minority status except, if appropriate, for amendments to the articles pursuant to G.S. 55-13-02(a)(5).

(6)	Interest. – Interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this State on the effective date of the corporate action.

(7)	Interested transaction. – A corporate action described in G.S. 55-13-02(a), other than a merger pursuant to G.S. 55-11-04, involving an interested person and in which any of the shares or assets of the corporation are being acquired or converted. As used in this definition, the following definitions apply:

a.	Interested person. – A person, or an affiliate of a person, who at any time during the one-year period immediately preceding approval by the board of directors of the corporate action met any of the following conditions:

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1.	Was the beneficial owner of twenty percent (20%) or more of the voting power of the corporation, other than as owner of excluded shares.

2.	Had the power, contractually or otherwise, other than as owner of excluded shares, to cause the appointment or election of twenty-five percent (25%) or more of the directors to the board of directors of the corporation.

3.	Was a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than any of the following:

I.	Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action.

II.	Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in G.S. 55-8-31(a)(1) and (c).

III.	In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity, or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of the acquiring entity or such affiliate of the acquiring entity.

b.	Beneficial owner. – Any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares. If a member of a national securities exchange is precluded by the rules of the exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted, then that member of a national securities exchange shall not be deemed a "beneficial owner" of any securities held directly or indirectly by the member on behalf of another person solely because the member is the record holder of the securities. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby is deemed to have acquired beneficial ownership, as of the date of the agreement, of all voting shares of the corporation beneficially owned by any member of the group.

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c.	Excluded shares. – Shares acquired pursuant to an offer for all shares having voting power if the offer was made within one year prior to the corporate action for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action.

(8)	Preferred shares. – A class or series of shares the holders of which have preference over any other class or series with respect to distributions.

(9)	Record shareholder. – The person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(10)	Senior executive. – The chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.

(11)	Shareholder. – Both a record shareholder and a beneficial shareholder.

§ 55-13-02. Right to appraisal.

(a)         In addition to any rights granted under Article 9, a shareholder is entitled to appraisal rights and to obtain payment of the fair value of that shareholder's shares, in the event of any of the following corporate actions:

(1)	Consummation of a merger to which the corporation is a party if either (i) shareholder approval is required for the merger by G.S. 55-11-03 and the shareholder is entitled to vote on the merger, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger or (ii) the corporation is a subsidiary and the merger is governed by G.S. 55-11-04.

(2)	Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged.

(3)	Consummation of a disposition of assets pursuant to G.S. 55-12-02 if the shareholder is entitled to vote on the disposition.

(4)	An amendment of the articles of incorporation (i) with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has an obligation or right to repurchase the fractional share so created or (ii) changes the corporation into a nonprofit corporation or cooperative organization.

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(5)	Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors.

(6)	Consummation of a conversion to a foreign corporation pursuant to Part 2 of Article 11A of this Chapter if the shareholder does not receive shares in the foreign corporation resulting from the conversion that (i) have terms as favorable to the shareholder in all material respects and (ii) represent at least the same percentage interest of the total voting rights of the outstanding shares of the corporation as the shares held by the shareholder before the conversion.

(7)	Consummation of a conversion of the corporation to nonprofit status pursuant to Part 2 of Article 11A of this Chapter.

(8)	Consummation of a conversion of the corporation to an unincorporated entity pursuant to Part 2 of Article 11A of this Chapter.

(b)        Notwithstanding subsection (a) of this section, the availability of appraisal rights under subdivisions (1), (2), (3), (4), (6), and (8) of subsection (a) of this section shall be limited in accordance with the following provisions:

(1)	Appraisal rights shall not be available for the holders of shares of any class or series of shares that are any of the following:

a.	A covered security under section 18(b)(1)(A) or (B) of the Securities Act of 1933, as amended.

b.	Traded in an organized market and has at least 2,000 shareholders and a market value of at least twenty million dollars ($20,000,000)(exclusive of the value of shares held by the corporation's subsidiaries, senior executives, directors, and beneficial shareholders owning more than ten percent (10%) of such shares).

c.	Issued by an open-end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, and may be redeemed at the option of the holder at net asset value.

(2)	The applicability of subdivision (1) of this subsection shall be determined as of (i) the record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights or (ii) the day before the effective date of such corporate action if there is no meeting of shareholders.

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(3)	Subdivision (1) of this subsection shall not be applicable and appraisal rights shall be available pursuant to subsection (a) of this section for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subdivision (1) of this subsection at the time the corporate action becomes effective.

(4)	Subdivision (1) of this subsection shall not be applicable and appraisal rights shall be available pursuant to subsection (a) of this section for the holders of any class or series of shares where the corporate action is an interested transaction.

(c)        Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment to the articles may limit or eliminate appraisal rights for any class or series of preferred shares. Any amendment to the articles that limits or eliminates appraisal rights for any shares that are outstanding immediately prior to the effective date of the amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of the amendment, however, shall not apply to any corporate action that becomes effective within one year of that date if the corporate action would otherwise afford appraisal rights.

(d)        A shareholder holding shares of a class or series that were issued and outstanding as of the effective date of this act but that did not as of that date entitle the shareholder to vote on a corporate action described in subdivision (a)(1), (2), or (3) of this section shall be entitled to appraisal rights, and to obtain payment of the fair value of the shareholder's shares of such class or series, to the same extent as if such shares did entitle the shareholder to vote on such corporate action.

§ 55-13-03. Assertion of rights by nominees and beneficial owners.

(a)        A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder's name but owned by a beneficial shareholder only if the record shareholder (i) objects with respect to all shares of the class or series owned by the beneficial shareholder and (ii) notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder's name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder's other shares were registered in the names of different record shareholders.

(b)        A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if the shareholder does both of the following:

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(1)	Submits to the corporation the record shareholder's written consent to the assertion of rights no later than the date referred to in G.S. 55-13-22(b)(2)b.

(2)	Submits written consent under subdivision (1) of this subsection with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

Part 2. Procedure for Exercise of Appraisal Rights

§ 55-13-20. Notice of appraisal rights.

(a)          If any corporate action specified in G.S. 55-13-02(a) is to be submitted to a vote at a shareholders' meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this Article. If the corporation concludes that appraisal rights are or may be available, a copy of this Article must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(b)          In a merger pursuant to G.S. 55-11-04, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. In the case of any other corporate action specified in G.S. 55-13-02(a) with respect to which shareholders of a class or series do not have the right to vote, but with respect to which those shareholders are entitled to assert appraisal rights, the corporation must notify in writing all record shareholders of such class or series that the corporate action became effective. Notice required under this subsection must be sent within 10 days after the corporate action became effective and include the materials described in G.S. 55-13-22.

(c)          If any corporate action specified in G.S. 55-13-02(a) is to be approved by written consent of the shareholders pursuant to G.S. 55-7-04, then the following must occur:

(1)	Written notice that appraisal rights are, are not, or may be available must be given to each record shareholder from whom a consent is solicited at the time consent of each shareholder is first solicited and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of this Article.

(2)	Written notice that appraisal rights are, are not, or may be available must be delivered together with the notice to the applicable shareholders required by subsections (d) and (e) of G.S. 55-7-04, may include the materials described in G.S. 55-13-22, and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of this Article.

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(d)          If any corporate action described in G.S. 55-13-02(a) is proposed, or a merger pursuant to G.S. 55-11-04 is effected, then the notice referred to in subsection (a) or (c) of this section, if the corporation concludes that appraisal rights are or may be available, and in subsection (b) of this section shall be accompanied by the following:

(1)	The annual financial statements specified in G.S. 55-16-20(a) of the corporation that issued the shares to be appraised. The date of the financial statements shall not be more than 16 months before the date of the notice and shall comply with G.S. 55-16-20(b). If annual financial statements that meet the requirements of this subdivision are not reasonably available, then the corporation shall provide reasonably equivalent financial information.

(2)	The latest available quarterly financial statements of the corporation, if any.

The right to receive the information described in this subsection may be waived in writing by a shareholder before or after the corporate action.

§ 55-13-21. Notice of intent to demand payment and consequences of voting or consenting.

(a)          If a corporate action specified in G.S. 55-13-02(a) is submitted to a vote at a shareholders' meeting, a shareholder who is entitled to vote on the corporate action and who wishes to assert appraisal rights with respect to any class or series of shares must do the following:

(1)	Deliver to the corporation, before the vote is taken, written notice of the shareholder's intent to demand payment if the proposed action is effectuated.

(2)	Not vote, or cause or permit to be voted, any shares of any class or series in favor of the proposed action.

(b)          If a corporate action specified in G.S. 55-13-02(a) is to be approved by less than unanimous written consent, a shareholder who is entitled to vote on the corporate action and who wishes to assert appraisal rights with respect to any class or series of shares must not execute a consent in favor of the proposed action with respect to that class or series of shares.

(c)          A shareholder who fails to satisfy the requirements of subsection (a) or (b) of this section is not entitled to payment under this Article.

§ 55-13-22. Appraisal notice and form.

(a)          If a corporate action requiring appraisal rights under G.S. 55-13-02(a) becomes effective, the corporation must deliver a written appraisal notice and form required by subdivision (b)(1) of this section to all shareholders who satisfied the requirements of G.S. 55-13-21. In the case of a merger under G.S. 55-11-04, the parent corporation must deliver a written appraisal notice and form to all record shareholders of the subsidiary who may be entitled to assert appraisal rights. In the case of any other corporate action specified in G.S. 55-13-02(a) that becomes effective and with respect to which shareholders of a class or series do not have the right to vote but with respect to which such shareholders are entitled to assert appraisal rights, the corporation must deliver a written appraisal notice and form to all record shareholders of such class or series who may be entitled to assert appraisal rights.

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(b)         The appraisal notice must be sent no earlier than the date the corporate action specified in G.S. 55-13-02(a) became effective and no later than 10 days after that date. The appraisal notice must include the following:

(1)	A form that specifies the first date of any announcement to shareholders, made prior to the date the corporate action became effective, of the principal terms of the proposed corporate action. If such an announcement was made, the form shall require a shareholder asserting appraisal rights to certify whether beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date. The form shall require a shareholder asserting appraisal rights to certify that the shareholder did not vote for or consent to the transaction.

(2)	Disclosure of the following:

a.	Where the form must be sent and where certificates for certificated shares must be deposited, as well as the date by which those certificates must be deposited. The certificate deposit date must not be earlier than the date for receiving the required form under sub-subdivision b. of this subdivision.

b.	A date by which the corporation must receive the payment demand, which date may not be fewer than 40 nor more than 60 days after the date the appraisal notice required under subsection (a) of this section and form are sent. The form shall also state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by the specified date.

c.	The corporation's estimate of the fair value of the shares.

d.	That, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in sub-subdivision b. of this subdivision, the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

e.	The date by which the notice to withdraw under G.S. 55-13-23 must be received, which date must be within 20 days after the date specified in sub-subdivision b. of this subdivision.

(3)	Be accompanied by a copy of this Article.

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§ 55-13-23. Perfection of rights; right to withdraw.

(a)         A shareholder who receives notice pursuant to G.S. 55-13-22 and who wishes to exercise appraisal rights must sign and return the form sent by the corporation and, in the case of certificated shares, deposit the shareholder's certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to G.S. 55-13-22(b)(2). In addition, if applicable, the shareholder must certify on the form whether the beneficial owner of such shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to G.S. 55-13-22(b)(1). If a shareholder fails to make this certification, the corporation may elect to treat the shareholder's shares as after-acquired shares under G.S. 55-13-27. Once a shareholder deposits that shareholder's certificates or, in the case of uncertificated shares, returns the signed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (b) of this section.

(b)         A shareholder who has complied with subsection (a) of this section may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to G.S. 55-13-22(b)(2)e. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation's written consent.

(c)         A shareholder who does not sign and return the form and, in the case of certificated shares, deposit that shareholder's share certificates where required, each by the date set forth in the notice described in G.S. 55-13-22(b) shall not be entitled to payment under this Article.

§ 55-13-25. Payment.

(a)         Except as provided in G.S. 55-13-27, within 30 days after the form required by G.S. 55-13-22(b) is due, the corporation shall pay in cash to the shareholders who complied with G.S. 55-13-23(a) the amount the corporation estimates to be the fair value of their shares, plus interest.

(b)         The payment to each shareholder pursuant to subsection (a) of this section must be accompanied by the following:

(1)	The following financial information:

a.	The annual financial statements specified in G.S. 55-16-20(a) of the corporation that issued the shares to be appraised. The date of the financial statements shall not be more than 16 months before the date of payment and shall comply with G.S. 55-16-20(b). If annual financial statements that meet the requirements of this sub-subdivision are not reasonably available, the corporation shall provide reasonably equivalent financial information.

b.	The latest available quarterly financial statements, if any.

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(2)	A statement of the corporation's estimate of the fair value of the shares. The estimate must equal or exceed the corporation's estimate given pursuant to G.S. 55-13-22(b)(2)c.

(3)	A statement that the shareholders described in subsection (a) of this section have the right to demand further payment under G.S. 55-13-28 and that if a shareholder does not do so within the time period specified therein, then the shareholder shall be deemed to have accepted such payment in full satisfaction of the corporation's obligations under this Article.

§ 55-13-27. After-acquired shares.

(a)          A corporation may elect to withhold payment required by G.S. 55-13-25 from any shareholder who was required to but did not certify that beneficial ownership of all of the shareholder's shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to G.S. 55-13-22(b)(1).

(b)          If the corporation elected to withhold payment under subsection (a) of this section, it must, within 30 days after the form required by G.S. 55-13-22(b) is due, notify all shareholders who are described in subsection (a) of this section of the following:

(1)	The information required by G.S. 55-13-25(b)(1).

(2)	The corporation's estimate of fair value pursuant to G.S. 55-13-25(b)(2).

(3)	That they may accept the corporation's estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under G.S. 55-13-28.

(4)	That those shareholders who wish to accept such offer must so notify the corporation of their acceptance of the corporation's offer within 30 days after receiving the offer.

(5)	That those shareholders who do not satisfy the requirements for demanding appraisal under G.S. 55-13-28 shall be deemed to have accepted the corporation's offer.

(c)          Within 10 days after receiving the shareholder's acceptance pursuant to subsection (b) of this section, the corporation must pay in cash the amount it offered under subdivision (b)(2) of this section to each shareholder who agreed to accept the corporation's offer in full satisfaction of the shareholder's demand.

(d)          Within 40 days after sending the notice described in subsection (b) of this section, the corporation must pay in cash the amount it offered to pay under subdivision (b)(2) of this section to each shareholder described in subdivision (b)(5) of this section.

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§ 55-13-28. Procedure if shareholder dissatisfied with payment or offer.

(a)        A shareholder paid pursuant to G.S. 55-13-25 who is dissatisfied with the amount of the payment must notify the corporation in writing of that shareholder's estimate of the fair value of the shares and demand payment of that estimate plus interest (less any payment under G.S. 55-13-25). A shareholder offered payment under G.S. 55-13-27 who is dissatisfied with that offer must reject the offer and demand payment of the shareholder's stated estimate of the fair value of the shares, plus interest.

(b)        A shareholder who fails to notify the corporation in writing of that shareholder's demand to be paid the shareholder's stated estimate of the fair value, plus interest, under subsection (a) of this section within 30 days after receiving the corporation's payment or offer of payment under G.S. 55-13-25 or G.S. 55-13-27, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

Part 3. Judicial Appraisal of Shares.

§ 55-13-30. Court Action.

(a)        If a shareholder makes a demand for payment under G.S. 55-13-28 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand by filing a complaint with the Superior Court Division of the General Court of Justice to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, the corporation shall pay in cash to each shareholder the amount the shareholder demanded pursuant to G.S. 55-13-28, plus interest.

(b)        The corporation shall commence the proceeding in the appropriate court of the county where the corporation's principal office (or, if none, its registered office) in this State is located. If the corporation is a foreign corporation without a registered office in this State, it shall commence the proceeding in the county in this State where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(c)        The corporation shall make all shareholders (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the complaint. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d)        The jurisdiction of the superior court in which the proceeding is commenced under subsection (b) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a trial by jury.

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(e)          Each shareholder made a party to the proceeding is entitled to judgment either (i) for the amount, if any, by which the court finds the fair value of the shareholder's shares, plus interest, exceeds the amount paid by the corporation to the shareholder for the shareholder's shares or (ii) for the fair value, plus interest, of the shareholder's shares for which the corporation elected to withhold payment under G.S. 55-13-27.

§ 55-13-31. Court costs and expenses.

(a)          The court in an appraisal proceeding commenced under G.S. 55-13-30 shall determine all court costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.

(b)          The court in an appraisal proceeding may also assess the expenses for the respective parties, in amounts the court finds equitable:

(1)	Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of G.S. 55-13-20, 55-13-22, 55-13-25, or 55-13-27.

(2)	Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.

(c)          If the court in an appraisal proceeding finds that the expenses incurred by any shareholder were of substantial benefit to other shareholders similarly situated and that these expenses should not be assessed against the corporation, the court may direct that the expenses be paid out of the amounts awarded the shareholders who were benefited.

(d)          To the extent the corporation fails to make a required payment pursuant to G.S. 55-13-25, 55-13-27, or 55-13-28, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all expenses of the suit.

Part 4. Other Remedies.

§ 55-13-40. Other remedies limited.

(a)          The legality of a proposed or completed corporate action described in G.S. 55-13-02(a) may not be contested, nor may the corporate action be enjoined, set aside, or rescinded, in a legal or equitable proceeding by a shareholder after the shareholders have approved the corporate action.

(b)          Subsection (a) of this section does not apply to a corporate action that:

(1)	Was not authorized and approved in accordance with the applicable provisions of any of the following:

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a.	Article 9, 9A, 10, 11, 11A, or 12 of this Chapter.

b.	The articles of incorporation or bylaws.

c.	The resolution of the board of directors authorizing the corporate action.

(2)	Was procured as a result of fraud, a material misrepresentation, or an omission of a material fact necessary to make statements made, in light of the circumstances in which they were made, not misleading.

(3)	Constitutes an interested transaction, unless it has been authorized, approved, or ratified by either (i) the board of directors or a committee of the board or (ii) the shareholders, in the same manner as is provided in G.S. 55-8-31(a)(1) and (c) or in G.S. 55-8-31(a)(2) and (d), as if the interested transaction were a director's conflict of interest transaction.

(4)	Was approved by less than unanimous consent of the voting shareholders pursuant to G.S. 55-7-04, provided that both of the following are true:

a.	The challenge to the corporate action is brought by a shareholder who did not consent and as to whom notice of the approval of the corporate action was not effective at least 10 days before the corporate action was effected.

b.	The proceeding challenging the corporate action is commenced within 10 days after notice of the approval of the corporate action is effective as to the shareholder bringing the proceeding.

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Appendix C

[Letterhead of Sandler O’Neill + Partners, L.P.]

June 4, 2012

Board of Directors

First Trust Bank

1420 East Third Street

Charlotte, NC 28204

Ladies and Gentlemen:

First Trust Bank (“First Trust”), BNC Bancorp (“BNC”) and Bank of North Carolina (the “Bank”) have entered into an agreement and plan of merger dated June 4, 2012 (the “Agreement”) pursuant to which First Trust will merge with and into the Bank (the “Merger”). Pursuant to the terms of the merger, upon the effective date of the Merger, each share of First Trust common stock issued and outstanding immediately prior to the effective time of the Merger, except for certain shares as specified in the Agreement, will be exchanged for the right to receive, at the election of such shareholder, either (i) cash in the amount of $7.25 per share (“Per Share Cash Consideration”); or (ii) 0.98 shares of BNC Common Stock per share (“Per Share Stock Consideration”) (such Per Share Cash Consideration or Per Share Stock Consideration referred to as the “Merger Consideration”) and subject to the to the allocation provisions of the Agreement, which provide generally each First Trust shareholder may elect to receive the Per Share Stock Consideration or the Per Share Cash Consideration for each such share of First Trust common stock; provided, however, that the aggregate number of shares of BNC Common Stock with respect to which the Per Share Stock Consideration shall be paid as the merger consideration shall be 3,276,266 shares BNC common stock. The other terms and conditions of the Merger are more fully set forth in the Agreement, and capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of First Trust common stock.

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Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of First Trust that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of BNC that we deemed relevant; (iv) internal financial projections for First Trust for the years ending December 31, 2012 through December 31, 2014 as provided by and discussed with senior management of First Trust; (v) publicly available mean earnings estimates for BNC for the years ending December 31, 2012 and December 31, 2013 as published by I/B/E/S and a long-term growth rate for the years thereafter as discussed with senior management of BNC; (vi) the pro forma financial impact of the Merger on BNC, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings as determined by the senior managements of First Trust and BNC; (vii) the publicly reported historical price and trading activity for First Trust’s and BNC’s common stock, including a comparison of certain financial and stock market information for First Trust and BNC with similar publicly available information for certain other commercial banks, the securities of which are publicly traded; (viii) the terms and structures of other recent mergers and acquisition transactions in the commercial banking sector; (ix) the current market environment generally and in the commercial banking sector in particular; (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of First Trust the business, financial condition, results of operations and prospects of First Trust and held similar discussions with senior management of BNC concerning the business, financial condition, results of operations and prospects of BNC.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by First Trust and BNC or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of preparing this letter. We have further relied on the assurances of the respective managements of First Trust and BNC that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of First Trust and BNC or any of their respective subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for loan losses of First Trust, BNC or the combined entity after the Merger and we have we not reviewed any individual credit files relating to First Trust and BNC. We have assumed, with your consent, that the respective allowances for loan losses for both First Trust and BNC are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

We have assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of First Trust and BNC since the date of the most recent financial data made available to us. We have also assumed in all respects material to our analysis that First Trust and BNC will remain as a going concern for all periods relevant to our analyses. We express no opinion as to any of the legal, accounting and tax matters relating to the Merger and any other transactions contemplated in connection therewith.

Our analyses and the views expressed herein are necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect our views. We have not undertaken to update, revise, reaffirm or withdraw this letter or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of BNC’s common stock will be when issued to First Trust’s shareholders or the prices at which First Trust’s and BNC’s securities may trade at any time.

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We will receive a fee from First Trust for providing this opinion and for acting as First Trust’s financial advisor in connection with the Merger. First Trust has also agreed to indemnify us against certain liabilities arising out of our engagement. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to First Trust and BNC and their affiliates. We may also actively trade the equity or debt securities of First Trust and BNC or their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. In the past, we have provided certain investment banking services to BNC and received customary fees for those services. Recently, as we have previously disclosed to you, we have also served as a co-placement agent in connection with BNC’s capital raising transaction undertaken in connection with the Merger and will receive customary placement agent fees upon the closing of that offering.

This letter is directed to the Board of Directors of First Trust in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of First Trust as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to holders of First Trust common stock and does not address the underlying business decision of First Trust to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for First Trust or the effect of any other transaction in which First Trust might engage. This opinion shall not be reproduced or used for used for any other purposes, without Sandler O'Neill’s prior written consent. This opinion has been approved by Sandler O’Neill’s fairness opinion committee. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by First Trust’s officers, directors, or employees, or class of such persons, relative to the compensation to be received in the Merger by any other shareholders of First Trust.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of First Trust common stock from a financial point of view.

Very truly yours,

/s/ Sandler O’Neill & Partners, L.P.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Sections 55-8-50 through 55-8-58 of the NCBCA contain provisions prescribing the extent to which directors and officers shall or may be indemnified. Section 55-8-51 of the NCBCA permits a corporation, with certain exceptions, to indemnify a current or former director against liability if (i) he conducted himself in good faith, (ii) he reasonably believed (x) in the case of conduct in his official capacity with the corporation, that his conduct was in the best interests of the corporation and (y) in all other cases his conduct was at least not opposed to the corporation’s best interests and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. The above standard of conduct is determined by the disinterested members of the board of directors or a committee thereof or special legal counsel or the shareholders as prescribed in Section 55-8-55.

Sections 55-8-52 and 55-8-56 of the NCBCA require a corporation to indemnify a director or officer in the defense of any proceeding to which he was a party because of his capacity as a director or officer against reasonable expenses when he is wholly successful, on the merits or otherwise, in his defense, unless the articles of incorporation provide otherwise. Upon application, the court may order indemnification of the director or officer if the court determines that he is entitled to mandatory indemnification under Section 55-8-52, in which case the court shall also order the corporation to pay the reasonable expenses incurred to obtain court-ordered indemnification or if he is adjudged fairly and reasonably so entitled in view of all relevant circumstances under Section 55-8-54. Section 55-8-56 allows a corporation to indemnify and advance expenses to an officer, employee or agent who is not a director to the same extent, consistent with public policy, as a director or as otherwise set forth in the corporation’s articles of incorporation or bylaws or by resolution of the board of directors or contract.

Section 55-8-57 of the NCBCA permits a corporation to provide for indemnification of directors, officers, employees or agents, in its articles of incorporation or bylaws or by contract or resolution, against liability in various proceedings and to purchase and maintain insurance policies on behalf of these individuals.

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Article V of BNC’s Articles of Incorporation (Articles) provides that, to the fullest extent permitted by the NCBCA, individuals serving as directors shall not be personally liable for monetary damages for breach of any duty as a director. In addition, BNC’s bylaws provide that any person who at any time serves or has served as a director or officer of BNC, or who, while serving as a director or officer of BNC, serves or has served at the request of BNC as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under an employee benefit plan, will have a right to be indemnified by BNC to the fullest extent permitted by law against liability and expenses arising out of such status or activities in such capacity. Covered expenses include attorneys’ fees, judgments, fines, and amounts paid in settlement which are actually and reasonably incurred in connection with or as a consequence of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including appeals. Expenses may be paid by BNC in advance of the final disposition or termination of a proceeding as described above as authorized by the Board of Directors, if BNC receives an undertaking, dated, in writing and signed by the person to be indemnified, to repay all such sums unless such person is ultimately determined to be entitled to be indemnified by BNC as provided in the bylaws. In determining whether a person is entitled to indemnification under the bylaws, a majority vote of the disinterested members of the BNC board of directors is required; provided, however, that the disinterested directors may direct such determination to be made by independent legal counsel in written opinion. Pursuant to the bylaws and as authorized by statute, BNC has purchased a directors’ and officers’ liability insurance policy which will, subject to certain limitations, insure BNC’s directors and officers against damages they might become legally obligated to pay as a result of any negligent act, error or omission committed by directors or officers while acting in their capacity as such.

The foregoing is only a general summary of certain aspects of the NCBCA and BNC’s bylaws and Articles dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the NCBCA, Article V of BNC’s Articles and Article IX of BNC’s bylaws.

Federal banking law, which is applicable to BNC as a financial holding company and to BNC as an insured depository institution, limits the ability of BNC and the Bank to indemnify their directors and officers. Generally, subject to certain exceptions, neither BNC nor the Bank may make, or agree to make, indemnification payments to, or for the benefit of, an institution-affiliated party such as an officer or director in connection with any administrative or civil action instituted by a federal banking agency if as a result of the banking agency action such person is assessed a civil money penalty, is removed from office or prohibited from participating in the conduct of BNC’s or the Bank’s affairs, or is subject to a cease and desist order. Prior to the resolution of any action instituted by the applicable banking agency, BNC or the Bank, as applicable, may indemnify officers and directors only if their respective board of directors, as the case may be, (i) determines that the indemnified person acted in good faith and in a manner such person believed to be in the best interests of the institution, (ii) determines after investigation that making indemnification payments would not materially adversely affect BNC’s safety and soundness or the safety and soundness of the Bank, as the case may be, and (iii) if the indemnified party agrees in writing to reimburse BNC or the Bank, as the case may be, for any indemnity payments which turn out to be impermissible.

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Item 21. Exhibits and Financial Statement Schedules.

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of June 4, 2012, by and among First Trust Bank, BNC Bancorp and Bank of North Carolina, incorporated by reference to Exhibit 2.1 to the Form 8-K filed with the SEC on June 6, 2012. (included as Appendix A to this proxy statement/prospectus forming a part of this registration statement).†

3.1	Articles of Incorporation of BNC Bancorp, incorporated by reference to Exhibit (3)(i) to the Form 8-K filed with the SEC on December 18, 2002.

3.2	Articles of Amendment, dated December 2, 2008, regarding the Series A Preferred Stock, incorporated by reference to Exhibit 3.1 to the Form 8-K filed with the SEC on December 8, 2008.

3.3	Articles of Amendment, dated June 14, 2010, regarding the Series B Preferred Stock, incorporated by reference to Exhibit 3.1 to the Form 8-K filed with the SEC on June 18, 2010.

3.4	Articles of Amendment, dated May 22, 2012, regarding the Non-voting Common Stock.

3.5	Bylaws of BNC Bancorp, incorporated by reference to Exhibit 3(ii) to the Form 8-K filed with the SEC on December 18, 2002.

4.1	Form of Stock Certificate of BNC Bancorp, incorporated by reference to Exhibit 4.1 to the Form 8-K filed with the SEC on August 27, 2012.

4.2	Form of Stock Certificate for the Non-voting Common Stock, incorporated by reference to Exhibit 4.3 to the Form 8-K filed with the SEC on August 27, 2012.

5.1+	Opinion of Womble Carlyle Sandridge & Rice, LLP regarding the validity of the securities being registered.

8.1+	Opinion of Womble Carlyle Sandridge & Rice, LLP regarding certain U.S. tax aspects of the merger.

8.2+	Opinion of Gaeta & Eveson, P.A. regarding certain U.S. tax aspects of the merger.

21.1	Subsidiaries of BNC Bancorp, incorporated by reference to Exhibit 21.1 to the Form 10-K filed with the SEC on March 15, 2012.

23.1+	Consent of Womble Carlyle Sandridge & Rice, LLP (included in Exhibits 5.1 and 8.1).

23.2+	Consent of Gaeta & Eveson, P.A. (included in Exhibit 8.2).

23.3	Consent of Cherry, Bekaert & Holland, L.L.P., independent registered public accounting firm of BNC Bancorp.

23.4	Consent of Dixon Hughes Goodman LLP, independent registered public accounting firm of First Trust Bank

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Exhibit Number	Description
24.1	Power of Attorney (included in the signature pages to the Registration Statement on Form S-4).

99.1	Consent of Sandler O’Neill + Partners, L.P.

99.2	Consent of James T. Bolt, Jr.

99.3+	Consent of [•].

99.4	Form of First Trust Bank Proxy Card.

+	To be filed by amendment

†	Certain schedules and attachments to the merger agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. A list of omitted schedules and attachments is contained in the merger agreement. BNC Bancorp agrees to furnish a supplemental copy of any omitted schedule or attachment to the SEC upon request.

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)         To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(3)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

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(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(d) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) That prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(f)          That every prospectus (1) that is filed pursuant to paragraph (e) immediately preceding or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(h)          To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

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(i)          To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of High Point, State of North Carolina on September 28, 2012.

BNC BANCORP (Registrant)

By:	/s/ W. Swope Montgomery, Jr.
W. Swope Montgomery, Jr.
President and Chief Executive Officer
(Principal Executive Officer)

Power of Attorney

Each person whose signature appears below appoints W. Swope Montgomery, Jr. and Richard D. Callicutt II and each of them acting individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any registration statement (including any amendment thereto) of the Registrant to be filed after the date hereof pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in fact and agents or any of them or their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ W. Swope Montgomery, Jr.
W. Swope Montgomery, Jr.	September 28, 2012
President, Chief Executive Officer and Director
(Principal Executive Officer)

/s/ David B. Spencer
David B. Spencer	September 28, 2012
Executive Vice President and Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

/s/ Larry L. Callahan
Larry L. Callahan	September 28, 2012
Director

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/s/ Joseph M. Coltrane, Jr.
Joseph M. Coltrane, Jr.	September 28, 2012
Director

/s/ Richard F. Wood
Richard F. Wood	September 28, 2012
Director

/s/ G. Kennedy Thompson
G. Kennedy Thompson	September 28, 2012
Director

/s/ Charles T. Hagan, III
Charles T. Hagan, III	September 28, 2012
Director

/s/ Richard D. Callicutt II
Richard D. Callicutt II	September 28, 2012
Director

/s/ Robert A. Team, Jr.
Robert A. Team, Jr.	September 28, 2012
Director

/s/ Lenin J. Peters, M.D.
Lenin J. Peters, M.D.	September 28, 2012
Director

/s/ Thomas R. Smith
Thomas R. Smith	September 28, 2012
Director

/s/ D. Vann Williford
D. Vann Williford	September 28, 2012
Director

/s/ Thomas R. Sloan
Thomas R. Sloan	September 28, 2012
Director

/s/ John S. Ramsey, Jr.
John S. Ramsey, Jr.	September 28, 2012
Director

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EXHIBIT INDEX

Exhibit Number	Description
2.1

Agreement and Plan of Merger, dated as of June 4, 2012, by and among First Trust Bank, BNC Bancorp and Bank of North Carolina, incorporated by reference to Exhibit 2.1 to the Form 8-K filed with the SEC on June 6, 2012. (included as Appendix A to this proxy statement/prospectus forming a part of this registration statement).†

3.1	Articles of Incorporation of BNC Bancorp, incorporated by reference to Exhibit (3)(i) to the Form 8-K filed with the SEC on December 18, 2002.

3.2	Articles of Amendment, dated December 2, 2008, regarding the Series A Preferred Stock, incorporated by reference to Exhibit 3.1 to the Form 8-K filed with the SEC on December 8, 2008.

3.3	Articles of Amendment, dated June 14, 2010, regarding the Series B Preferred Stock, incorporated by reference to Exhibit 3.1 to the Form 8-K filed with the SEC on June 18, 2010.

3.4	Articles of Amendment, dated May 22, 2012, regarding the Non-voting Common Stock.

3.5	Bylaws of BNC Bancorp, incorporated by reference to Exhibit 3(ii) to the Form 8-K filed with the SEC on December 18, 2002.

4.1	Form of Stock Certificate of BNC Bancorp, incorporated by reference to Exhibit 4.1 to the Form 8-K filed with the SEC on August 27, 2012.

4.2	Form of Stock Certificate for the Non-voting Common Stock, incorporated by reference to Exhibit 4.3 to the Form 8-K filed with the SEC on August 27, 2012.

5.1+	Opinion of Womble Carlyle Sandridge & Rice, LLP regarding the validity of the securities being registered.

8.1+	Opinion of Womble Carlyle Sandridge & Rice, LLP regarding certain U.S. tax aspects of the merger.

8.2+	Opinion of Gaeta & Eveson, P.A. regarding certain U.S. tax aspects of the merger.

21.1	Subsidiaries of BNC Bancorp, incorporated by reference to Exhibit 21.1 to the Form 10-K filed with the SEC on March 15, 2012.

23.1+	Consent of Womble Carlyle Sandridge & Rice, LLP (included in Exhibits 5.1 and 8.1).

23.2+	Consent of Gaeta & Eveson, P.A. (included in Exhibit 8.2).

23.3	Consent of Cherry, Bekaert & Holland, L.L.P., independent registered public accounting firm of BNC Bancorp.

Exhibit Number	Description
23.4	Consent of Dixon Hughes Goodman LLP, independent registered public accounting firm of First Trust Bank

24.1	Power of Attorney (included in the signature pages to the Registration Statement on Form S-4).

99.1	Consent of Sandler O’Neill + Partners, L.P.

99.2	Consent of James T. Bolt, Jr.

99.3+	Consent of [•].

99.4	Form of First Trust Bank Proxy Card.

+	To be filed by amendment

†	Certain schedules and attachments to the merger agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. A list of omitted schedules and attachments is contained in the merger agreement. BNC Bancorp agrees to furnish a supplemental copy of any omitted schedule or attachment to the SEC upon request.